Exhibit 99.1

As filed with the Securities and Exchange Commission on July 11, 2012

Registration No. 333-174838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AMBARELLA, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	3674	98-0459628
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2975 San Ysidro Way

Santa Clara, CA 95051

(408) 734-8888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Feng-Ming Wang

Chief Executive Officer

c/o Ambarella Corporation

2975 San Ysidro Way

Santa Clara, CA 95051

(408) 734-8888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini Aaron J. Alter Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Michael Morehead General Counsel c/o Ambarella Corporation 2975 San Ysidro Way Santa Clara, CA 95051 (408) 734-8888	Andrew S. Williamson David G. Peinsipp Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement of which this preliminary prospectus is a part and which is filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued July 11, 2012

             Shares

Ordinary Shares

Ambarella, Inc. is offering              ordinary shares. This is our initial public offering and no public market currently exists for our ordinary shares. We anticipate that the initial public offering price will be between $             and $             per ordinary share.

We intend to apply to list our ordinary shares on              under the symbol “            .”

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements. Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 9.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Ambarella
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional              ordinary shares to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers on                     , 2012.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES

STIFEL NICOLAUS WEISEL	NEEDHAM & COMPANY, LLC

                    , 2012

Ambarella
iOne

Ambarella

Ambarella
A7-A0-RH
A799

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside of the United States.

Until                     , 2012 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade in our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our ordinary shares, you should carefully read this entire prospectus, including our audited consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.

AMBARELLA, INC.

We are a leading developer of semiconductor processing solutions for video that enable high-definition, or HD, video capture, sharing and display. We combine our processor design capabilities with our expertise in video and image processing, algorithms and software to provide a technology platform that is designed to be easily scalable across multiple applications and enable rapid and efficient product development. Our system-on-a-chip, or SoC, designs fully integrate HD video processing, image processing, audio processing and system functions onto a single chip, delivering exceptional video and image quality, differentiated functionality and low power consumption.

We sell our solutions into the camera and infrastructure markets, with more than 26 million SoCs shipped since our inception. In the camera market, our solutions enable the creation of high-quality video content for wearable sports cameras, automotive aftermarket cameras, Internet Protocol, or IP, security cameras, digital still cameras, or DSCs, telepresence cameras, camcorders and pocket video cameras. In the infrastructure market, our solutions efficiently manage IP video traffic, broadcast encoding and IP video delivery applications.

The inherent flexibility of our technology platform enables us to deliver our solutions for numerous applications in multiple markets. We initially focused our technology platform on the infrastructure market, where we were able to differentiate our solutions for broadcast customers based on high performance, low power consumption, transmission and storage efficiency and small form factor. Leveraging these same capabilities, we then designed high-performance solutions for the camera market. As a result of the advantages of our solutions, we became a leading provider of video processing solutions for cameras that capture both HD video and high-resolution still images simultaneously. In addition, we have released SoC solutions that combine high-resolution video and image capture capabilities with advanced networking, connectivity and application processing functionalities. We are currently selling our fourth generation solutions into the infrastructure market and our fifth generation solutions into the camera market.

We sell our solutions to leading original design manufacturers, or ODMs, and original equipment manufacturers, or OEMs, globally. We refer to ODMs as our customers and OEMs as our end customers, except as otherwise indicated or as the context otherwise requires. In the camera market, our video processing solutions are designed into products from leading OEMs including Robert Bosch GmbH and affiliated entities, Samsung Electronics Co., Ltd. and Woodman Labs, Inc., d/b/a GoPro, or GoPro, who source our solutions from ODMs including Ability Enterprise Co., Ltd., Asia Optical Co. Inc., Chicony Electronics Co., Ltd., DXG Technology Corp., Hon Hai Precision Industry Co., Ltd. and Sky Light Digital Ltd. In the infrastructure market, our solutions are designed into products from leading OEMs including Harmonic Inc., Motorola Mobility, Inc. (owned by Google, Inc.) and Telefonaktiebolaget LM Ericsson, who source our solutions from leading ODMs such as Plexus Corp. We depend on a limited number of customers and end customers for a significant portion of our revenue.

We employ a fabless manufacturing strategy and are currently shipping the majority of our solutions in the 65, 45 and 32 nanometer, or nm, process nodes. We have a proven track record of developing and delivering multiple solutions with first-pass silicon success. As of April 30, 2012, we had 413 employees worldwide, approximately 80% of whom are in research and development. Our headquarters are located in Santa Clara, California, and we also have research and development design centers and business development offices in China, Japan, South Korea and Taiwan. For our fiscal years ended January 31, 2011 and January 31, 2012 and for the three months ended April 30, 2012, we recorded revenue of $94.7 million, $97.3 million and $25.9 million, respectively, and net income of $13.9 million, $9.8 million and $2.6 million, respectively. We have generated net income in each quarter beginning with the first quarter of fiscal year 2010, and we have generated cash from operations in each of fiscal years 2009, 2010, 2011 and 2012 and in the first quarter of fiscal year 2013.

Industry Background

Trends Impacting the Video Content Creation and Distribution Markets

Video traffic is growing at a significant rate. According to the Cisco Visual Networking Index: Forecast and Methodology 2011-2016, Internet video traffic will grow at a 34% compound annual growth rate, or CAGR, from 2011 to 2016. In 2016, video will comprise 92% of total mobile data traffic, a 25 times increase in traffic over 2011. The market trends that are fundamentally impacting video content creation and distribution include the increasing number of video capture devices, growing user-generated content, broadband penetration enabling the proliferation of the video cloud, advancements in display technology and the requirement for efficient video compression. Specifically, the increasing number of video capture devices such as smartphones, tablets, wearable cameras, automotive aftermarket cameras, IP security cameras and telepresence cameras are making HD video capture much easier and thus more ubiquitous. This increase, alongside broader penetration of broadband, has enabled growth in online platforms for video, such as YouTube and Facebook, that are allowing individuals to play a greater role in content creation and distribution.

Evolving End User Requirements for Video Capture and Distribution

Camera users have evolving requirements with respect to connectivity, simplicity and portability including:

•	Connectivity. Integrated wireless capability is becoming an increasingly prevalent feature across many classes of video capture devices.

•

Simplicity. Consumer preferences have evolved towards easier-to-use devices with more intuitive graphical user interfaces and software applications, which in turn require devices to incorporate more advanced technological solutions.

•	Portability and Rugged Durability. Consumers are demanding increasingly smaller and portable video capture devices with rugged durability that capture high-quality images and video.

Evolving requirements for cameras and broadcast infrastructure equipment typically center around video definition and frame rates, ability to capture high-quality still images and video and transcoding capability:

•

Higher Definition and Higher Frame Rates. The demand for enhanced video resolution continues to drive the transition from standard definition to Full HD (1920x1080 pixels per frame), and as new display technologies enable higher resolutions and higher frame rates, we believe consumer demand will drive the requirement for Ultra High-Definition, or 4K (4096x2160 pixels per frame), video capture and transmission.

•

Ability to Capture High-Quality Still Images and Video. Consumer devices that can capture high-quality still images and video have proliferated to the point that a pure video capture device or still image capture device is becoming uncommon.

•

Transcoding. The ability to decode and simultaneously re-encode high-quality video streams in multiple formats, which is commonly referred to as transcoding, using dense, small form factor and power-efficient hardware, is a critical requirement for content providers and the video cloud.

Given the complexity of video processing, meeting all consumer demands in a single device is challenging. As a result, solution providers often compromise on one or more key specifications. For example, in portable consumer devices and networked video applications where power consumption and device size are critical attributes, many video capture devices available in the market today sacrifice image quality in order to achieve low power consumption and a compact form factor.

The performance of video and image compression technology has become increasingly important as file sizes have grown and video traffic volumes have increased. Many current compression solutions are developed from architectures that were originally optimized for still image processing needs or lower resolution videos. As a result, these solutions use inefficient video compression algorithms, which limit overall system performance, increase storage and power consumption requirements and slow video-transfer speeds and upload times. In the infrastructure market, solutions based on inefficient architectures tend to consume more power and have bigger form factors, thereby lowering the number of available channels per encoder and limiting the ability to deliver multiple streams of video simultaneously.

The Ambarella Solution

Our video and image processing SoCs, based on our proprietary technology platform, are highly configurable and satisfy the needs of numerous applications in the camera and infrastructure markets. Our HD video and image processing solutions enable our customers to deliver exceptional quality video and still imagery in small, easy-to-use devices with low power requirements. Our customized software solution includes middleware, firmware and software development kits to optimize system-level functions and allow rapid integration of our solution and specification adjustments.

•

Camera Market. In addition to enabling small device size and low power consumption, our SoC solutions make possible differentiated functionalities such as simultaneous video and image capture, multiple-stream video capture and wireless connectivity. For example, our solutions enable wearable cameras and DSCs that transmit captured video and images to connected devices and the Internet, including social media sites. Additionally, our SoC solutions enable HD IP security cameras that transmit HD video efficiently to provide remote monitoring and control.

•

Infrastructure Market. Our SoC solutions enable high-performance, low power consumption broadcast devices with small form factors, thereby reducing bandwidth needs, energy usage and costs of additional hardware. Our solutions enable an increased number of channels per encoder due to high compression efficiencies and make possible a new class of transcoders that can simultaneously encode and stream multiple video formats to different end devices.

•

New and Emerging Markets. We intend to continue to customize and adapt our solutions to meet the needs of additional large and emerging markets. For example, we are leveraging our expertise in still image and video capture to pursue new opportunities within the DSC market, such as mirrorless cameras. According to International Data Corporation, or IDC, the mirrorless camera market is expected to grow from 3.5 million units in 2011 to 18.5 million units in 2016 representing a 39.9% CAGR. Additionally, we are working with end customers to develop video capture devices for emerging wearable camera applications.

Our technology platform delivers a high-performance, low power video and image processing solution that can be tailored with our software development kits to meet the specific needs of multiple end markets. We currently sell our solutions into the following end markets:

•	Broadcast and Traffic Management. Broadcasting equipment that enables HD video to be distributed through satellite, cable and IP infrastructures comprises this market.

•	Wearable Sports Cameras. Durable cameras that provide HD video quality increasingly include embedded connectivity to share and display video.

•

Automotive Aftermarket Cameras. In several international markets, such as China, Russia, South Korea and Taiwan, small video cameras are mounted on board vehicles to record traffic accidents and help establish records for insurance and liability purposes.

•	IP Security Cameras. These cameras are used for monitoring and security in consumer and professional applications.

•	Digital Still Cameras. This end market is evolving from simple still cameras to devices incorporating advanced functionalities, such as Full HD video capture.

•	Telepresence Cameras. This end market encompasses HD videoconferencing and consumer Skype cameras.

•	Camcorders. Our high-performance and low power architecture enables improved consumer experience with Full HD video capture.

•	Pocket Video Cameras. These compact single-function video cameras are used for impromptu video capture.

Our Competitive Strengths

Our platform technology solutions provide performance attributes that meet the highest standards of the infrastructure market, satisfy the stringent demands of the camera market and enable integration of HD video and image capture capabilities in portable devices. We believe that our leadership in HD video and image processing applications is the result of our competitive strengths, including:

•

High-Performance, Low Power Video and Image Algorithm Expertise. Our solutions provide Full HD video at exceptional resolution and frame rates. Our extensive algorithm expertise, which facilitates efficient video and image compression, enables our solutions to achieve low power consumption without compromising performance.

•

Proprietary Video Processing Architecture. Our proprietary video processing architecture is designed to efficiently integrate our advanced compression algorithms into our SoCs to offer exceptional storage and transmission efficiencies at lower power across multiple products and end markets. We engineered our very-large-scale integration, or VLSI, architecture with a focus on high-performance video compression as opposed to solutions that are based on a still image processing architecture with add-on video capabilities.

•

Highly-Integrated SoC Solutions Based on a Scalable Platform. Our product families leverage our core high-performance video processing architecture, combined with an extensive set of integrated peripherals, which enables our platform to address the requirements of a variety of applications and end markets. Our flexible and highly-scalable platform enables us to address multiple markets with reduced design cycles and costs. Our platform also enables us to develop fully integrated SoC solutions that provide the system functionalities required by our customers on a single chip.

•

Comprehensive and Flexible Software. Our years of investment in developing and optimizing our comprehensive and flexible software serve as the foundation of our high-performance video application solutions. Key components of our software include highly customized middleware that integrates many unique features for efficient scheduling and other system-level functions, as well as fully-functional software development kits, which enable customers to differentiate their product offerings and reduce time to market.

•	Broad Domain Experience in Video Processing and Delivery. Our engineering team, whose core members have worked together for over 15 years, includes leading innovators in video processing and delivery. Our VLSI team has extensive multi-gigahertz, superscalar CPU design experience from Intel Corporation, Advanced Micro Devices, Inc. and Sun Microsystems, Inc.

•

Key Global Relationships with Leading OEM and ODM Customers. Our solutions have been designed into top-tier OEM brands currently in the market. Our collaborations with ODMs give us extensive visibility into critical product design, development and production timelines, and keep us at the forefront of technological innovation.

Our Strategy

Our objective is to be the leading provider of processing solutions for the capture, sharing and display of HD video and still imagery. Key elements of our strategy are to:

•	extend our technology leadership;

•	deepen and expand our customer relationships;

•	target new applications requiring connectivity, HD video processing and low power; and

•	leverage our global business infrastructure.

Risks Related to Our Business and Industry

We face numerous challenges in our business and industry, including those described under “Risk Factors.” In particular, we may be subject to risks associated with:

•	our reliance on our solutions being designed into our customers’ product offerings and the success of such product offerings;

•	our dependence on a limited number of customers and end customers;

•	lengthy competitive selection processes for achieving design wins;

•	a lack of long-term supply contracts with our third-party manufacturing vendors;

•	our ability to accurately forecast our customers’ demand for our solutions;

•	our dependence on sales of a limited number of video and image processing solutions;

•	less than expected growth of our target markets;

•	our ability to develop and introduce new or enhanced solutions on a timely basis; and

•	our ability to penetrate new markets.

Corporate Information

We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands in January 2004. Our principal executive offices are located at 2975 San Ysidro Way, Santa Clara, California 95051, and our telephone number is (408) 734-8888. Our website address is http://www.ambarella.com. Information contained on, or accessible through, our website is not part of this prospectus. Unless the context requires otherwise, references in this prospectus to “Ambarella,” “company,” “we,” “us” and “our” refer to Ambarella, Inc. and its wholly owned subsidiaries on a consolidated basis.

“Ambarella,” “AmbaCast” and “AmbaClear” are our trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

THE OFFERING

Ordinary shares offered by us	shares

Ordinary shares to be outstanding immediately after the completion of this offering	shares ( , if the underwriters exercise their over-allotment option in full)

Over-allotment option	shares

Use of proceeds	We intend to use the net proceeds for general corporate purposes including working capital and capital expenditures. See “Use of Proceeds.”

symbol	“ ”

The number of ordinary shares to be outstanding immediately after the completion of this offering is based on 94,434,757 ordinary shares outstanding as of April 30, 2012 and excludes:

•	19,773,044 ordinary shares issuable upon the exercise of options outstanding as of April 30, 2012, at a weighted-average exercise price of $1.29 per share;

•

163,317 redeemable convertible preference shares issuable upon the exercise of warrants outstanding as of April 30, 2012, at an exercise price of $0.796 per share, which will convert into warrants to purchase 163,317 ordinary shares at an exercise price of $0.796 per share upon the completion of this offering;

•

            ordinary shares reserved for future issuance under our 2012 Equity Incentive Plan, as well as shares originally reserved for issuance under our 2004 Stock Plan, but which may become available for awards under our 2012 Equity Incentive Plan, which plan will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Executive Compensation—Equity Incentive Plans;” and

•

            ordinary shares reserved for future issuance under our 2012 Employee Stock Purchase Plan, which plan will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Executive Compensation—Equity Incentive Plans.”

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	the conversion of all of our outstanding redeemable convertible preference shares into an aggregate of 59,920,847 ordinary shares upon the completion of this offering;

•

the conversion of all of our outstanding warrants to purchase redeemable convertible preference shares into warrants to purchase an aggregate of 163,317 ordinary shares upon the completion of this offering;

•	the filing of our amended and restated memorandum and articles of association immediately prior to the completion of this offering;

•	no exercise after April 30, 2012 of outstanding options or warrants; and

•	no exercise by the underwriters of their over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data for the fiscal years ended January 31, 2010, 2011 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the three months ended April 30, 2011 and 2012 and the summary consolidated balance sheet data as of April 30, 2012 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. You should read this summary consolidated financial data together with the sections titled “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, all included elsewhere in this prospectus.

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$71,525	$94,739	$97,257	$21,640	$25,921
Cost of revenue	24,045	34,500	32,458	7,115	7,516

Gross profit	47,480	60,239	64,799	14,525	18,405

Operating expenses:
Research and development	27,638	34,449	37,618	8,747	11,473
Selling, general and administrative	6,894	10,313	15,926	3,425	4,025

Total operating expenses	34,532	44,762	53,544	12,172	15,498
Income from operations	12,948	15,477	11,255	2,353	2,907
Other loss, net	(114)	(47)	(90)	(27)	(2)

Income before income taxes	12,834	15,430	11,165	2,326	2,905
Provision (benefit) for income taxes	(454)	1,501	1,344	307	303

Net income	$13,288	$13,929	$9,821	$2,019	$2,602

Net income per share attributable to ordinary shareholders:
Basic(1)	$0.11	$0.12	$0.07	$0.01	$0.02

Diluted(1)	$0.11	$0.11	$0.07	$0.01	$0.02

Weighted-average shares used to compute net income per share attributable to ordinary shareholders:
Basic(1)	31,255,579	33,563,822	35,828,748	34,912,108	33,838,316

Diluted(1)	34,945,403	40,981,828	42,614,189	42,115,212	40,643,893

Pro forma net income per share attributable to ordinary shareholders (unaudited):
Basic(1)			$0.11		$0.03

Diluted(1)			$0.10		$0.03

Weighted-average shares used to compute pro forma net income per share attributable to ordinary shareholders (unaudited):
Basic(1)			91,368,472		93,759,163

Diluted(1)			98,250,903		100,669,498

(1)	See Note 10 and Note 11 to our audited consolidated financial statements for an explanation of the method used to calculate the basic and diluted net income per ordinary share, unaudited pro forma basic and diluted net income per ordinary share and the number of shares used in the computation of the per share amounts.

Stock-based compensation expense included in the above line items was as follows:

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
	(in thousands)
				(unaudited)
Cost of revenue	$24	$41	$52	$10	$14
Research and development	735	1,058	1,821	372	532
Selling, general and administrative	331	757	1,743	338	397

Total stock-based compensation	$1,090	$1,856	$3,616	$720	$943

The following table presents a summary of our balance sheet data as of April 30, 2012:

•	on an actual basis;

•

on a pro forma basis to reflect the conversion of all of our outstanding redeemable convertible preference shares into an aggregate of 59,920,847 ordinary shares upon completion of this offering and the conversion of all of our outstanding warrants to purchase redeemable convertible preference shares into warrants to purchase 163,317 ordinary shares upon the completion of this offering; and

•

on a pro forma as adjusted basis to reflect the pro forma conversions described above and the sale of             ordinary shares in this offering at an assumed initial public offering price of $             per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of April 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
	(unaudited)
Consolidated Balance Sheet Data:
Cash and restricted cash	$60,218	$60,218	$
Working capital	58,851	59,100
Total assets	82,522	82,522
Total liabilities	21,338	21,089
Redeemable convertible preference shares	50,900	—
Total shareholders’ equity	10,284	61,433

A $1.00 increase (decrease) in the assumed public offering price of $             per share would increase (decrease), on an as adjusted basis, each of cash, cash equivalents and restricted cash, working capital, total assets and total shareholders’ equity by approximately $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) each of cash, cash equivalents and restricted cash, working capital, total assets and total shareholders’ equity by approximately $            , assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus, including our financial statements and the related notes, before making a decision to buy our ordinary shares. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition, results of operations and growth prospects could be harmed. In that case, the trading price of our ordinary shares could decline and you might lose all or part of your investment in our ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Business and Our Industry

If our customers do not design our solutions into their product offerings, or if our customers’ product offerings are not commercially successful, our business would suffer.

We sell our video and image processing system-on-a-chip, or SoC, solutions to original equipment manufacturers, or OEMs, who include our SoCs in their products, and to original design manufacturers, or ODMs, who include our SoCs in the products that they supply to OEMs. We refer to ODMs as our customers and OEMs as our end customers, except as otherwise indicated or as the context otherwise requires. Our video and image processing SoCs are generally incorporated into our customers’ products at the design stage, which is referred to as a design win. As a result, we rely on OEMs to design our solutions into the products that they design and sell. Without these design wins, our business would be harmed. We often incur significant expenditures developing a new SoC solution without any assurance that an OEM will select our solution for design into its own product. Once an OEM designs a competitor’s device into its product, it becomes significantly more difficult for us to sell our SoC solutions to that OEM because changing suppliers involves significant cost, time, effort and risk for the OEM. Furthermore, even if an OEM designs one of our SoC solutions into its product, we cannot be assured that the OEM’s product will be commercially successful over time or at all or that we will receive or continue to receive any revenue from that OEM. For example, improved smartphone video capture capabilities, and rapid adoption of smartphones by consumers, has led to the decline of an entire category of pocket video cameras aimed at the casual video capture market. In fiscal year 2011, pocket video revenue represented approximately 40% of our total revenue. The proliferation of smartphones and their ability to capture high-quality video and still images significantly impacted this market, decreasing pocket video cameras’ contribution to approximately 15% of our total revenue in fiscal year 2012. We expect this decline in revenue from sales to the pocket video camera market to continue in fiscal year 2013. If other product categories incorporating our SoC solutions are not commercially successful, our revenue and business will suffer.

We depend on a limited number of customers and end customers for a significant portion of our revenue. If we fail to retain or expand our customer relationships, our revenue could decline.

We derive a significant portion of our revenue from a limited number of ODMs who build products on behalf of a limited number of OEMs and from a limited number of OEMs to whom we ship directly. We anticipate that this customer concentration will continue for the foreseeable future. In the fiscal year ended January 31, 2012, sales directly and through our logistics providers to our five largest customers collectively accounted for approximately 46% of our revenue, and sales to our 10 largest customers collectively accounted for approximately 62% of our revenue. In the fiscal year ended January 31, 2011, sales directly and through our logistics providers to our five largest customers collectively accounted for approximately 57% of our revenue, and sales to our 10 largest customers collectively accounted for approximately 82% of our revenue. For the three months ended April 30, 2012, sales directly and through our logistics providers to our five largest customers collectively accounted for approximately 49% of our revenue, and sales to our 10 largest customers collectively accounted for approximately 69% of our revenue. During fiscal year 2012 and for the three months ended April 30, 2012, our largest ODM customer accounted for approximately 15% and 18% of our revenue, respectively, primarily serving one large OEM end customer.

We believe that our operating results for the foreseeable future will continue to depend on sales to a relatively small number of customers. In the future, these customers may decide not to purchase our SoC solutions at all, may purchase fewer solutions than they did in the past or may alter their purchasing patterns. As substantially all of our sales to date have been made on a purchase order basis, these customers may cancel, change or delay product purchase commitments with little or no notice to us and without penalty and may make our revenue volatile from period to period. For example, our largest OEM end customer in fiscal year 2011, Eastman Kodak Company, or Kodak, closed its camera division in January 2012. The loss of a significant customer like Kodak could happen again at any time and without notice, and such loss would likely harm our financial condition and results of operations.

In addition, our relationships with some customers may deter other potential customers who compete with these customers from buying our solutions. To attract new customers or retain existing customers, we may have to offer these customers favorable prices on our solutions. In that event, our average selling prices and gross margins would decline. The loss of a key customer, a reduction in sales to any key customer or our inability to attract new customers could seriously impact our revenue and harm our results of operations.

Achieving design wins is subject to lengthy competitive selection processes that require us to incur significant costs. Even if we begin a product design, a customer may decide to cancel or change its product plans, resulting in no revenue from such expenditures.

We are focused on selling our video and image processing solutions to ODMs and OEMs for incorporation into their products at the design stage. These efforts to achieve design wins typically are lengthy, especially in new markets we intend to address, and in any case can require us to both incur design and development costs and dedicate scarce engineering resources in pursuit of a single customer opportunity. We may not prevail in the competitive selection process and, even when we do achieve a design win, we may never generate any revenue despite incurring development expenditures. For example, in the past we had achieved a significant design win and projected substantial future revenue from that end customer as a result of that design win. Subsequently, based on changes in that end customer’s assessment of the consumer market, among other factors, the end customer abruptly shut down its business unit with which we achieved the design win, with no notice to us.

These risks are exacerbated by the fact that some of our end customers’ products, particularly in the camera market, likely will have short life cycles. Further, even after securing a design win, we have experienced and may again experience delays in generating revenue from our solutions as a result of the lengthy product development cycle typically required, if we generate any revenue at all as a result of any such design win.

Our customers generally take a considerable amount of time to evaluate our solutions. The typical time from early engagement by our sales force to actual product introduction runs from nine to 12 months for the camera market, and 12 to 24 months for the infrastructure market, though it may take longer in new markets we intend to address. The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel, curtail, reduce or delay its product plans, causing us to lose anticipated sales. In addition, any delay or cancellation of a customer’s plans could harm our financial results, as we may have incurred significant expense and generated no revenue. Finally, our customers’ failure to successfully market and sell their products could reduce demand for our SoC solutions and harm our business, financial condition and results of operations. If we were unable to generate revenue after incurring substantial expenses to develop any of our solutions, our business would suffer.

We do not have long-term supply contracts with our third-party manufacturing vendors, and they may not allocate sufficient capacity to us at reasonable prices to meet future demands for our solutions.

The semiconductor industry is subject to intense competitive pricing pressure from customers and competitors. Accordingly, any increase in the cost of our solutions, whether by adverse purchase price variances or adverse manufacturing cost variances, will reduce our gross margins and operating profit. We currently do not have long-term supply contracts with any of our third-party vendors, and we typically negotiate pricing on a purchase order-by-purchase order basis. Therefore, they are not obligated to perform services or supply product to us for any specific period, in any specific quantities, or at any specific price, except as may be provided in a particular purchase order. Availability of foundry capacity has in the recent past been limited due to strong demand. The ability of our foundry vendors to provide us with product, which is sole sourced at each foundry, is limited by their available capacity, existing obligations and technological capabilities. Foundry capacity may not be available when we need it or at reasonable prices. None of our third-party foundry or assembly and test vendors has provided contractual assurances to us that adequate capacity will be available to us to meet our anticipated future demand for our solutions. Our foundry and assembly and test vendors may allocate capacity to the production of other companies’ products while reducing deliveries to us on short notice. In particular, other customers that are larger and better financed than we are or that have long-term agreements with our foundry or assembly and test vendors may cause our foundry or assembly and test vendors to reallocate capacity to those customers, decreasing the capacity available to us. Converting or transferring manufacturing from a primary location or supplier to a backup foundry vendor could be expensive and could take two or more quarters. As we transition to more advanced process nodes beyond 32 nanometer, or nm, we will be increasingly dependent upon Samsung Electronics Co., Ltd., or Samsung, Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC, who are two of the only three foundries currently available for certain advanced process technologies that we may utilize.

If, in the future, we enter into arrangements with suppliers that include additional fees to expedite delivery, nonrefundable deposits or loans in exchange for capacity commitments or commitments to purchase specified quantities over extended periods, such arrangements may be costly, reduce our financial flexibility and be on terms unfavorable to us, if we are able to secure such arrangements at all. Moreover, if we are able to secure foundry capacity, we may be obligated to use all of that capacity or incur penalties. These penalties could harm our financial results. To date, we have not entered into any such arrangements with our suppliers. If we need additional foundry or assembly and test subcontractors because of increased demand or the inability to obtain timely and adequate deliveries from our current vendors, we may not be able to do so cost-effectively, if at all.

Our customers may cancel their orders, change production quantities or delay production. If we fail to accurately forecast demand for our solutions, revenue shortfalls, or excess, obsolete or insufficient inventory could result.

Our customers typically do not provide us with firm, long-term purchase commitments. Substantially all of our sales are made on a purchase order basis, which permits our customers to cancel, change or delay their product purchase commitments with little or no notice to us and without penalty to them. Because production lead times often exceed the amount of time required by our customers to fill their orders, we often must build SoCs in advance of orders, relying on an imperfect demand forecast to project volumes and product mix.

Our SoCs are incorporated into products manufactured by or for our end customers, and as a result, demand for our solutions is influenced by the demand for our customers’ products. Our ability to accurately forecast demand can be adversely affected by a number of factors, including inaccurate forecasting by our customers, miscalculations by our customers of their inventory requirements, changes in market conditions, adverse changes in our product order mix and fluctuating demand for our customers’ products. Even after an order is received, our customers may cancel these orders or request a decrease in production quantities. Any such cancellation or decrease subjects us to a number of risks, most notably that our projected sales will not materialize on schedule or at all, leading to unanticipated revenue shortfalls and excess or obsolete inventory that we may be unable to sell to other customers.

Alternatively, if we are unable to project customer requirements accurately, we may not build enough SoCs, which could lead to delays in product shipments and lost sales opportunities in the near term, as well as force our customers to identify alternative sources, which could affect our ongoing relationships with these customers. We have in the past had customers significantly increase their requested production quantities with little or no advance notice. If we do not fulfill customer demands in a timely manner, our customers may cancel their orders and we may be subject to customer claims for cost of replacement. In addition, the rapid pace of innovation in our industry could render portions of our inventory obsolete. Excess or obsolete inventory levels could result in unexpected expenses or increases in our reserves that could adversely affect our business, operating results and financial condition. In addition, any significant future cancellations or deferrals of product orders could harm our margins, increase our write-offs due to product obsolescence and restrict our ability to fund our operations.

We are dependent on sales of a limited number of video and image processing solutions, and a decline in market adoption of these solutions could harm our business.

From inception through April 30, 2012, our revenue has been generated primarily from the sale of a limited number of high-definition, or HD, video and image processing SoC solutions in the camera and infrastructure markets. Moreover, we currently derive a significant amount of our revenue from the sale of our SoCs for use in the camera market and we expect to do so for the next several years. As a result, continued market adoption of our SoC solutions in the camera market is critical to our future success. If demand for our SoC solutions were to decline, or demand for products incorporating our solution declines, does not continue to grow or does not grow as expected, our revenue would decline and our business would be harmed.

Our target markets may not grow or develop as we currently expect and are subject to market risks, any of which could harm our business, revenue and operating results.

To date, our revenue has been attributable to demand for our video and image processing SoCs in the camera and infrastructure markets and the growth of these overall markets. We initially focused on the infrastructure market, and then leveraged our knowledge and experience to design solutions for the camera market. We derive the majority of our revenue from the camera market, and our operating results are increasingly affected by trends in the camera market. These trends include demand for higher resolution, increasing functionality and greater storage and connectivity requirements, while accommodating more sophisticated standards for video compression. We may be unable to predict the timing or development of these markets with accuracy. For example, the proliferation of smartphones having the ability to capture high-quality video and still images has significantly impacted this market in a relatively short period of time and continues to impact this market. In the Internet Protocol, or IP, security camera market, a slower than expected adoption rate for digital technology in place of analog solutions could slow the demand for our solutions. If our target markets, such as wearable sports cameras, automotive aftermarket cameras, IP security cameras, digital still cameras, or DSCs, and telepresence cameras, do not grow or develop in ways that we currently expect, demand for our video and image processing SoCs may not materialize as expected and our business and operating results could suffer.

If we fail to develop and introduce new or enhanced solutions on a timely basis, our ability to attract and retain customers could be impaired and our competitive position could be harmed.

We operate in a dynamic environment characterized by rapidly changing technologies and technological obsolescence. To compete successfully, we must design, develop, market and sell enhanced solutions that provide increasingly higher levels of performance and functionality and that meet the cost expectations of our customers. Our existing or future solutions could be rendered obsolete by the introduction of new products by our competitors; convergence of other markets, such as smartphones, with or into the camera market; the market adoption of products based on new or alternative technologies; or the emergence of new industry standards for video compression. In addition, the markets for our solutions are characterized by frequent introduction of next-generation and new products, short product life cycles, increasing demand for added functionality and significant price competition. If we or our customers are unable to manage product transitions in a timely and cost-effective manner, our business and results of operations would suffer.

Our failure to anticipate or timely develop new or enhanced solutions in response to technological shifts could result in decreased revenue and our competitors achieving design wins that we sought. In particular, we may experience difficulties with product design, development of new software, manufacturing, marketing or qualification that could delay or prevent our development, introduction or marketing of new or enhanced solutions. In addition, delays in development could impair our relationships with our customers and negatively impact sales of our solutions under development. Moreover, it is possible that our customers may develop their own product or adopt a competitor’s solution for products that they currently buy from us. If we fail to introduce new or enhanced solutions that meet the needs of our customers or penetrate new markets in a timely fashion, we will lose market share and our operating results will be adversely affected.

If we fail to penetrate new markets, our revenue and financial condition could be harmed.

In the past several years, a significant amount of our revenue was generated from sales of our products to OEMs and ODMs of HD video cameras and broadcasting infrastructure equipment. Our future revenue growth, if any, will depend in part on our ability to expand within these markets with our video and image processing SoC solutions, particularly for wearable sports cameras, automotive aftermarket cameras and DSCs, and to enter new markets. Each of these markets presents distinct and substantial risks and, in many cases, requires us to develop new software to address the particular requirements of that market. If any of these markets do not develop as we currently anticipate or if we are unable to penetrate them successfully, our revenue could decline.

The DSC camera market is primarily served by only a few OEMs, such as Canon Inc., Nikon Corporation and Sony Corporation. These OEMs are large, multinational corporations with substantial negotiating power relative to us and, in some instances, have internal solutions that are competitive to our products. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of our time and resources. We cannot assure you that we will secure design wins from these or other companies or that we will achieve revenue from the sales of our solutions into the DSC camera market.

If we fail to penetrate these or other new markets we are targeting, our revenue likely will decrease over time and our financial condition could suffer.

The average selling prices of video and image processing solutions in our target markets have historically decreased over time and will likely do so in the future, which could harm our revenue and gross margins.

Average selling prices of semiconductor products in the markets we serve have historically decreased over time, and we expect such declines to continue to occur for our solutions over time. Our gross margins and financial results will suffer if we are unable to offset reductions in our average selling prices by reducing our costs, developing new or enhanced SoC solutions on a timely basis with higher selling prices or gross margins, or increasing our sales volumes. Additionally, because we do not operate our own manufacturing, assembly or testing facilities, we may not be able to reduce our costs as rapidly as companies that operate their own facilities, and our costs may even increase, which could also reduce our gross margins. In the past, we have reduced the prices of our SoC solutions in anticipation of future competitive pricing pressures, new product introductions by us or our competitors and other factors. We expect that we will have to do so again in the future.

We expect competition to increase in the future, which could have an adverse effect on our revenue and market share.

The global semiconductor market in general, and the video and image processing markets in particular, are highly competitive. We compete in different target markets to various degrees on the basis of a number of competitive factors, including our solutions’ performance, features, functionality, energy efficiency, size, ease with which our solution may be integrated into our customers’ products, customer support, reliability and price, as well as on the basis of our reputation. We expect competition to increase and intensify as more and larger semiconductor companies enter our markets, and as the internal resources of large OEMs grow. Increased competition could result in price pressure, reduced profitability and loss of market share, any of which could harm our business, revenue and operating results.

Our competitors range from large, international companies offering a wide range of semiconductor products to smaller companies specializing in narrow markets. Our primary competitors in the camera market include CSR plc

(who acquired Zoran Corporation in August 2011), Fujitsu Limited, HiSilicon Technologies Co., Ltd. and Texas Instruments Incorporated, as well as vertically integrated divisions of consumer device OEMs, including Canon Inc., Panasonic Corporation and Sony Corporation. In the market for automotive aftermarket cameras, we compete against Novatek Microelectronics Corp. and Sunplus Technology Co. Ltd. Our primary competitors in the infrastructure market include Intel Corporation, Magnum Semiconductor, Inc. and Texas Instruments Incorporated. Certain of our customers and suppliers also have divisions that produce products competitive with ours. We expect competition in our current markets to increase in the future as existing competitors improve or expand their product offerings and as potential new competitors, such as Broadcom Corporation, NVIDIA Corporation, Qualcomm Incorporated and Samsung, enter these markets.

Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends. Many of our competitors are substantially larger, have greater financial, technical, marketing, distribution, customer support and other resources, are more established than we are and have significantly better brand recognition and broader product offerings which may enable them to better withstand adverse economic or market conditions in the future. Our ability to compete will depend on a number of factors, including:

•	our ability to anticipate market and technology trends and successfully develop solutions that meet market needs;

•	our success in identifying and penetrating new markets, applications and customers;

•	our ability to understand the price points and performance metrics of competing products in the marketplace;

•	our solutions’ performance and cost-effectiveness relative to that of competing products;

•	our ability to gain access to leading design tools and product specifications at the same time as our competitors;

•	our ability to develop and maintain relationships with key OEMs and ODMs;

•	our products’ effective implementation of video processing standards;

•	our ability to protect our intellectual property;

•	our ability to expand international operations in a timely and cost-efficient manner;

•	our ability to deliver products in volume on a timely basis at competitive prices; and

•	our ability to recruit design and application engineers with expertise in image video and image processing technologies and sales and marketing personnel.

Our competitors may also establish cooperative relationships among themselves or with third parties or acquire companies that provide similar products to ours. As a result, new competitors or alliances may emerge that could acquire significant market share. Any of these factors, alone or in combination with others, could harm our business and result in a loss of market share and an increase in pricing pressure.

If we are unable to manage any future growth, we may not be able to execute our business plan and our operating results could suffer.

Our business has grown rapidly. Our future operating results depend to a large extent on our ability to successfully manage any expansion and growth, including the challenges of managing a company with headquarters in the United States and the majority of its employees in Asia. To manage our growth successfully and handle the responsibilities of being a public company, we believe we must effectively, among other things:

•

recruit, hire, train and manage additional qualified engineers for our research and development activities, particularly in our offices in Asia and especially for the positions of semiconductor design and systems and applications engineering;

•	add additional sales personnel;

•	add additional finance and accounting personnel;

•	implement and improve our administrative, financial and operational systems, procedures and controls; and

•

enhance our information technology support for enterprise resource planning and design engineering by adapting and expanding our systems and tool capabilities, and properly training new hires as to their use.

We are increasing our investment in research and development and other functions to grow our business. We are likely to incur the costs associated with these increased investments earlier than some of the anticipated benefits, and the return on these investments, if any, may be lower, may develop more slowly than we expect or may not materialize.

If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new solutions, and we may fail to satisfy customer product or support requirements, maintain product quality, execute our business plan or respond to competitive pressures.

A substantial portion of our revenue is processed through a single logistics provider and the loss of this logistics provider may cause disruptions in our shipments, which may adversely affect our operations and financial condition.

We sell most of our solutions through a single logistics provider, WT Microelectronics Co., Ltd., or WT, which serves as our non-exclusive sales representative in all of Asia other than Japan. Approximately 84%, 91% and 80% of our revenue was derived from sales through WT for the fiscal years ended January 31, 2010, 2011 and 2012, respectively. Approximately 81% and 75% of our revenue was derived from sales through WT for the three months ended April 30, 2011 and 2012, respectively. We anticipate that a significant portion of our revenue will continue to be derived from sales through WT in the foreseeable future. Our current agreement with WT is effective until January 2013, unless it is terminated earlier by either party for any or no reason with 90 days written notice or by failure of the breaching party to cure a material breach within 30 days following written notice of such material breach by the non-breaching party. Our agreement with WT will automatically renew for additional successive 12-month terms unless at least 60 days before the end of the then-current term either party provides written notice to the other party that it elects not to renew the agreement. Termination of the relationship with WT, either by us or by WT, could result in a temporary or permanent loss of revenue. We may not be successful in finding suitable alternative logistics providers on satisfactory terms, or at all, and this could adversely affect our ability to effectively sell our solutions in certain geographical locations or to certain end customers. Additionally, if we terminate our relationship with WT, we may be obligated to repurchase unsold product, which could be difficult or impossible to sell to other end customers. Furthermore, WT, or any successor or other logistics providers we do business with, may face issues obtaining credit, which could impair their ability to make timely payments to us.

Fluctuations in our operating results on a quarterly and annual basis could cause the market price of our ordinary shares to decline.

Our revenue and operating results have fluctuated significantly from period to period in the past and are likely to do so in the future. In particular, our business tends to be seasonal with higher revenue in our third quarter as our customers typically increase their production to meet year-end demand for their products. As a result, you should not rely on period-to-period comparisons of our operating results as an indication of our future performance. In future periods, our revenue and results of operations may be below the expectations of analysts and investors, which could cause the market price of our ordinary shares to decline.

Factors that may affect our operating results include:

•	shifts in consumer preferences and any resultant change in demand for video and image capture devices into which our solutions are incorporated;

•	changes in the competitive dynamics of our markets, including new entrants or pricing pressures;

•	variances in order patterns by our customers, particularly any of our significant customers;

•	our ability to successfully define, design and release new solutions in a timely manner that meet our customers’ needs;

•	changes in manufacturing costs, including wafer, test and assembly costs, mask costs, manufacturing yields and product quality and reliability;

•	timely availability of adequate manufacturing capacity from our manufacturing subcontractors;

•	the timing of product announcements by our competitors or by us;

•	future accounting pronouncements and changes in accounting policies;

•	volatility in our share price, which may lead to higher stock-based compensation expense;

•	general socioeconomic and political conditions in the countries where we operate or where our products are sold or used; and

•	costs associated with litigation, especially related to intellectual property.

Moreover, the semiconductor industry has historically been cyclical in nature, reflecting overall economic conditions as well as budgeting and buying patterns of consumers. We expect these cyclical conditions to continue. As a result, our quarterly operating results are difficult to predict, even in the near term. Our expense levels are relatively fixed in the short term and are based, in part, on our expectations of future revenue. If revenue levels are below our expectations, we may experience declines in margins and profitability or incur losses.

If we do not sustain our growth rate, we may not be able to execute our business plan and our operating results could suffer.

We have experienced significant growth in a short period of time. Our revenue increased from $21.5 million in fiscal year 2008 to $97.3 million in fiscal year 2012. We may not achieve similar growth rates in future periods. You should not rely on our revenue growth, gross margins or operating results for any prior quarterly or annual periods as an indication of our future operating performance. If we are unable to maintain adequate revenue growth, our financial results could suffer and our stock price could decline.

Due to our limited operating history, we may have difficulty accurately predicting our future revenue and appropriately budgeting our expenses.

We were incorporated in 2004 and first generated product revenue in the third quarter of fiscal year 2006. As a result, we have a limited operating history from which to predict future revenue. This limited operating experience, combined with the rapidly evolving nature of the markets in which we sell our solutions, substantial uncertainty concerning how these markets may develop and other factors beyond our control, limits our ability to accurately forecast quarterly or annual revenue. In addition, because we record substantially all of our revenue from sales when we have received notification from our logistics providers that they have sold our products, some of the revenue we record in a quarter may be derived from sales of products shipped to our logistics providers during previous quarters. This revenue recognition methodology limits our ability to forecast quarterly or annual revenue accurately. We are currently expanding our staffing and increasing our expenditures in anticipation of future revenue growth. If our revenue does not increase as anticipated, we could incur significant losses due to our higher expense levels if we are not able to decrease our expenses in a timely manner to offset any shortfall in future revenue.

While we intend to continue to invest in research and development, we may be unable to make the substantial investments that are required to remain competitive in our business.

The semiconductor industry requires substantial investment in research and development in order to bring to market new and enhanced solutions. Our research and development expense was $27.6 million in fiscal year 2010, $34.4 million in fiscal year 2011 and $37.6 million in fiscal year 2012. Our research and development expense was $8.7 million and $11.5 million for the three months ended April 30, 2011 and 2012, respectively. We expect to continue to increase our research and development expenditures as compared to prior periods as part of our strategy of focusing on the development of innovative and sustainable video and image processing solutions. We do not know whether we will have sufficient resources to maintain the level of investment in research and development required to remain competitive. In addition, we cannot assure you that the technologies which are the focus of our research and development expenditures will become commercially successful or generate any revenue.

We may experience difficulties demonstrating the value to customers of newer, higher priced and higher margin solutions if they believe existing solutions are adequate to meet end customer expectations.

As we develop and introduce new solutions, we face the risk that customers may not value or be willing to bear the cost of incorporating these newer solutions into their products, particularly if they believe end customers are satisfied with current solutions. Regardless of the improved features or superior performance of the newer solutions, customers may be unwilling to adopt our new solutions due to design or pricing constraints. Owing to the extensive time and resources that we invest in developing new solutions, if we are unable to sell customers new generations of our solutions, our revenue could decline and our business, financial condition, operating results and cash flows could be negatively affected.

The complexity of our solutions could result in unforeseen delays or expenses from undetected defects, errors or bugs in hardware or software which could reduce the market adoption of our new solutions, damage our reputation with current or prospective customers and adversely affect our operating costs.

Highly complex SoC solutions such as ours frequently contain defects, errors and bugs when they are first introduced or as new versions are released. We have in the past and may in the future experience these defects, errors and bugs. If any of our solutions have reliability, quality or compatibility problems, we may not be able to successfully correct these problems in a timely manner or at all. In addition, if any of our proprietary features contain defects, errors or bugs when first introduced or as new versions of our solutions are released, we may be unable to timely correct these problems. Consequently, our reputation may be damaged and customers may be reluctant to buy our solutions, which could harm our ability to retain existing customers and attract new customers, and could adversely affect our financial results. In addition, these defects, errors or bugs could interrupt or delay sales to our customers. If any of these problems are not found until after we have commenced commercial production of a new product, we may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others.

The loss of any of our key personnel could seriously harm our business, and our failure to attract or retain qualified management, engineering, sales and marketing talent could impair our ability to grow our business.

We believe our future success will depend in large part upon our ability to attract, retain and motivate highly skilled management, engineering and sales and marketing personnel. The loss of any key employees or the inability to attract, retain or motivate qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of, and harm our ability to sell, our solutions. We believe that our future success is dependent on the contributions of Fermi Wang, our co-founder, Chairman of the Board of Directors, President and Chief Executive Officer, Les Kohn, our co-founder and Chief Technology Officer, George Laplante, our Chief Financial Officer, Didier LeGall, our Executive Vice President, and Christopher Day,

our Vice President, Marketing and Business Development. Each of these executive officers is an at-will employee. The loss of the services of Dr. Wang, Mr. Kohn, Mr. Laplante, Dr. LeGall, Mr. Day or certain other key personnel could harm our business, financial condition and results of operations. For example, if any of these individuals were to leave unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity during the search for any such successor and while any successor is integrated into our business and operations.

Our key technical and engineering personnel represent a significant asset and serve as the source of our technological and product innovations. We plan to recruit software and system engineers with expertise in video processing technologies, primarily in Taiwan and China. We may not be successful in attracting, retaining and motivating sufficient numbers of technical and engineering personnel to support our anticipated growth. The competition for qualified engineering personnel in our industry, and particularly in Asia, is very intense. If we are unable to hire, train and retain qualified engineering personnel in a timely manner, our ability to grow our business will be impaired. In addition, if we are unable to retain our existing engineering personnel, our ability to maintain or grow our revenue will be adversely affected.

Camera manufacturers incorporate components supplied by multiple third parties, and a supply shortage or delay in delivery of these components could delay orders for our solutions by our customers.

Our customers purchase components used in the manufacture of their cameras from various sources of supply, often involving several specialized components, including lenses and sensors. Any supply shortage or delay in delivery by third-party component suppliers, or a third-party supplier’s cessation or shut down of its business, may prevent or delay production of our customers’ products. For example, in the camera market, the unavailability of complementary metal-oxide semiconductor, or CMOS, sensors could slow adoption of our solutions in the DSC market. In addition, replacement or substitute components may not be available on commercially reasonable terms, or at all. As a result of delays in delivery or supply shortages of third-party components, orders for our solutions may be delayed or canceled and our business may be harmed. Similarly, errors or defects within a camera system or in the manner in which the various components interact could prevent or delay production of our customers’ products, which could harm our business.

We outsource our wafer fabrication, assembly and testing operations to third parties, and if these parties fail to produce and deliver our products according to requested demands in specification, quantity, cost and time, our reputation, customer relationships and operating results could suffer.

We rely on third parties for substantially all of our manufacturing operations, including wafer fabrication, assembly and testing. Currently, the majority of our SoCs are supplied by Samsung in South Korea, from whom we have the option to purchase both fully assembled and tested products as well as tested die in wafer form for assembly. Samsung subcontracts the assembly and initial testing of the assembled chips it supplies to us to Signetics Corporation and STATS ChipPAC Ltd. In the case of purchases of tested die from Samsung, we contract the assembly to Advanced Semiconductor Engineering, Inc., or ASE. We also have products supplied by Global UniChip Corporation, or GUC, in Taiwan, from whom we purchase fully assembled and tested products. The wafers used by GUC in the assembly of our products are manufactured by TSMC in Taiwan. The assembly is done by GUC subcontracted assembly suppliers ASE, and Powertech Technology Inc, or PTI. Final testing of all of our products is handled by King Yuan Electronics Co., Ltd. or Sigurd Corporation under the supervision of our engineers. We depend on these third parties to supply us with material of a requested quantity in a timely manner that meets our standards for yield, cost and manufacturing quality. We do not have any long-term supply agreements with any of our manufacturing suppliers. If one or more of these vendors terminates its relationship with us, or if we encounter any problems with our manufacturing supply chain, our ability to ship our solutions to our customers on time and in the quantity required would be adversely affected, which in turn could cause an unanticipated decline in our sales and damage our customer relationships.

If our foundry vendors do not achieve satisfactory yields or quality, our reputation and customer relationships could be harmed.

The fabrication of our video and image processing SoC solutions is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields, and in some cases, cause production to be suspended. Our foundry vendors, from time to time, experience manufacturing defects and reduced manufacturing yields, including in the fabrication of our SoCs. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by our foundry vendors could result in lower than anticipated manufacturing yields or unacceptable performance of our SoCs. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. Poor yields from our foundry vendors, or defects, integration issues or other performance problems in our solutions, could cause us significant customer relations and business reputation problems, harm our financial results and give rise to financial or other damages to our customers. Our customers might consequently seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

Each of our SoC solutions is manufactured at a single location. If we experience manufacturing problems at a particular location, we would be required to transfer manufacturing to a new location or supplier. Converting or transferring manufacturing from a primary location or supplier to a backup fabrication facility could be expensive and could take two or more quarters. During such a transition, we would be required to meet customer demand from our then-existing inventory, as well as any partially finished goods that could be modified to the required product specifications. We do not seek to maintain sufficient inventory to address a lengthy transition period because we believe it is uneconomical to keep more than minimal inventory on hand. As a result, we may not be able to meet customer needs during such a transition, which could delay shipments, cause production delays, result in a decline in our sales and damage our customer relationships.

We may experience difficulties in transitioning to new wafer fabrication process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased costs.

We aim to use the most advanced manufacturing process technology appropriate for our products that is available from our third-party foundries. As a result, we periodically evaluate the benefits of migrating our solutions to smaller geometry process technologies in order to improve performance and reduce costs. We believe this strategy will help us remain competitive. These ongoing efforts require us from time to time to modify the manufacturing processes for our products and to redesign some products, which in turn may result in delays in product deliveries. We may face difficulties, delays and increased expense as we transition our products to new processes and potentially to new foundries. We depend on Samsung and TSMC, as the principal foundries for our products, to transition to new processes successfully. We cannot assure you that Samsung or TSMC will be able to effectively manage such transitions or that we will be able to maintain our relationship with Samsung or TSMC or develop relationships with new foundries. Moreover, as we transition to more advanced process nodes beyond 32nm, we will be increasingly dependent upon Samsung and TSMC, who are two of the only three foundries currently available for certain advanced process technologies. If we or our foundry vendors experience significant delays in transitioning to smaller geometries or fail to efficiently implement transitions, we could experience reduced manufacturing yields, delays in product deliveries and increased costs, all of which could harm our relationships with our customers and our operating results. As new processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as more end-customer and third-party intellectual property, into our solutions. We may not be able to achieve higher levels of design integration or deliver new integrated solutions on a timely basis.

We rely on third-party vendors to supply software development tools to us for the development of our new products, and we may be unable to obtain the tools necessary to develop or enhance new or existing products.

We rely on third-party software development tools to assist us in the design, simulation and verification of new products or product enhancements. To bring new products or product enhancements to market in a timely manner, or at all, we need software development tools that are sophisticated enough or technologically advanced enough to complete our design, simulations and verifications. In the future, the design requirements necessary to meet consumer demands for more features and greater functionality from our solutions may exceed the capabilities of available software development tools. Unavailability of software development tools may result in our missing design cycles or losing design wins, either of which could result in a loss of market share or negatively impact our operating results.

Because of the importance of software development tools to the development and enhancement of our solutions, our relationships with leaders in the computer-aided design industry, including Cadence Design Systems, Inc., Mentor Graphics Corporation and Synopsys, Inc., are critical to us. We have invested significant resources to develop relationships with these industry leaders. We believe that utilizing next-generation development tools to design, simulate and verify our products will help us remain at the forefront of the video compression market, and develop solutions that utilize leading-edge technology on a rapid basis. If these relationships are not successful, we may be unable to develop new products or product enhancements in a timely manner, which could result in a loss of market share, a decrease in revenue or negatively impact our operating results.

Our failure to adequately protect our intellectual property rights could impair our ability to compete effectively or defend ourselves from litigation, which could harm our business, financial condition and results of operations.

Our success depends, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements and other contractual protections, to protect our proprietary technologies and know-how, all of which offer only limited protection. The steps we have taken to protect our intellectual property rights may not be adequate to prevent misappropriation of our proprietary information or infringement of our intellectual property rights, and our ability to prevent such misappropriation or infringement is uncertain, particularly in countries outside of the United States. As of April 30, 2012, we had 12 issued and allowed patents in the United States plus eight additional continuation patents, three issued patents in China, one issued patent in Japan and 38 pending and provisional patent applications in the United States. Even if the pending patent applications are granted, the rights granted to us may not be meaningful or provide us with any commercial advantage. For example, these patents could be opposed, contested, circumvented, designed around by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer similar products or technologies. Our foreign patent protection is generally not as comprehensive as our U.S. patent protection and may not protect our intellectual property in some countries where our products are sold or may be sold in the future. Many U.S.-based companies have encountered substantial intellectual property infringement in foreign countries, including countries where we sell products. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. For example, the legal environment relating to intellectual property protection in China is relatively weak, often making it difficult to create and enforce such rights. We may not be able to effectively protect our intellectual property rights in China or elsewhere. If such an impermissible use of our intellectual property or trade secrets were to occur, our ability to sell our solutions at competitive prices may be adversely affected and our business, financial condition, operating results and cash flows could be materially and adversely affected.

The legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and evolving. We cannot assure you that others will not develop or patent similar or superior technologies, products or services, or that our patents, trademarks and other intellectual property will not be challenged, invalidated or circumvented by others.

Unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so, which could harm our business. Monitoring unauthorized use of our intellectual property is difficult and costly. Although we are not aware of any unauthorized use of our intellectual property in the past, it is possible that unauthorized use of our intellectual property may have occurred or may occur without our knowledge. We cannot assure you that the steps we have taken will prevent unauthorized use of our intellectual property. Our failure to effectively protect our intellectual property could reduce the value of our technology in licensing arrangements or in cross-licensing negotiations.

We may in the future need to initiate infringement claims or litigation in order to try to protect our intellectual property rights. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and management, which could harm our business, whether or not such litigation results in a determination favorable to us. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, any enforcement of our patents or other intellectual property may provoke third parties to assert counterclaims against us. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenue, reputation and competitive position could be harmed.

Third parties’ assertions of infringement of their intellectual property rights could result in our having to incur significant costs and cause our operating results to suffer.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. Certain of our customers have received and, particularly as a public company, we expect that in the future we may receive, communications from others alleging our infringement of their patents, trade secrets or other intellectual property rights. In addition, certain of our end customers have been the subject of lawsuits alleging infringement of intellectual property rights by products incorporating our solutions. Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others;

•	incur significant legal expenses;

•	pay substantial damages to the party whose intellectual property rights we may be found to be infringing;

•	redesign those products that contain the allegedly infringing intellectual property; or

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all.

Any significant impairment of our intellectual property rights from any litigation we face could harm our business and our ability to compete.

Any potential dispute involving our patents or other intellectual property could affect our customers, which could trigger our indemnification obligations to them and result in substantial expense to us.

In any potential dispute involving our patents or other intellectual property, our customers could also become the target of litigation. Certain of our customers have received notices from third parties claiming to have patent rights in certain technology and inviting our customers to license this technology, and certain of our end customers have been the subject of lawsuits alleging infringement of patents by products incorporating our solutions. Because we indemnify our customers for intellectual property claims made against them for products incorporating our technology, any litigation could trigger technical support and indemnification obligations under some of our license agreements, which could result in substantial expense to us. Other customers or end customers, with whom we do not have formal agreements requiring us to indemnify them, may ask us to indemnify them if a claim is made as a condition to awarding future design wins to us. Because some of our ODMs and OEMs are larger than we are and have greater resources than we do, they may be more likely to be the target of an infringement claim by third parties than we would be, which could increase our chances of becoming involved in a future lawsuit. If any of these claims succeeds, we might be forced to pay damages on behalf of our ODMs or OEMs that could increase our expenses, disrupt our ability to sell our solutions and reduce our revenue. In addition to the time and expense required for us to supply support or indemnification to our customers, any such litigation could severely disrupt or shut down the business of our customers, which in turn could hurt our relations with our customers and cause the sale of our products to decrease.

We rely on third parties to provide services and technology necessary for the operation of our business. Any failure of one or more of our vendors, suppliers or licensors to provide such services or technology could harm our business.

We rely on third-party vendors to provide critical services, including, among other things, services related to accounting, human resources, information technology and network monitoring that we cannot or do not create or provide ourselves. We depend on these vendors to ensure that our corporate infrastructure will consistently meet our business requirements. The ability of these third-party vendors to successfully provide reliable and high-quality services is subject to technical and operational uncertainties that are beyond our control. While we may be entitled to damages if our vendors fail to perform under their agreements with us, our agreements with these vendors limit the amount of damages we may receive. In addition, we do not know whether we will be able to collect on any award of damages or that these damages would be sufficient to cover the actual costs we would incur as a result of any vendor’s failure to perform under its agreement with us. Upon expiration or termination of any of our agreements with third-party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete.

Additionally, we incorporate third-party technology into some of our products, and we may do so in future products. The operation of our products could be impaired if errors occur in the third-party technology we use. It may be more difficult for us to correct any errors in a timely manner, if at all, because the development and maintenance of the technology is not within our control. We cannot assure you that these third parties will continue to make their technology, or improvements to the technology, available to us, or that they will continue to support and maintain their technology. Further, due to the limited number of vendors of some types of technology, it may be difficult to obtain new licenses or replace existing technology. Any impairment of the technology of or our relationship with these third parties could harm our business.

Failure to comply with the U.S. Foreign Corrupt Practices Act, or FCPA, and similar laws associated with our activities outside of the United States could subject us to penalties and other adverse consequences.

We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit improper payments or offers of payment to foreign governments and political parties by us for the purpose of obtaining or retaining business. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA or other applicable laws and regulations. We are in the early stages of implementing our FCPA compliance program and cannot assure you that all of our employees and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Any violation of the FCPA or other applicable anti-corruption laws could result in severe criminal or civil sanctions and, in the case of the

FCPA, suspension or debarment from U.S. government contracting, which could have a material and adverse effect on our reputation, business, financial condition, operating results and cash flows.

We, our customers and third-party contractors are subject to increasingly complex environmental regulations and compliance with these regulations may delay or interrupt our operations and adversely affect our business.

We face increasing complexity in our procurement, design, and research and development operations as a result of requirements relating to the materials composition of our products, including the European Union’s (EU’s) Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (RoHS) directive, which restricts the content of lead and certain other hazardous substances in specified electronic products put on the market in the EU and similar Chinese legislation relating to marking of electronic products which became effective in March 2007. Failure to comply with these and similar laws and regulations could subject us to fines, penalties, civil or criminal sanctions, contract damage claims, and take-back of non-compliant products, which could harm our business, reputation and operating results. The passage of similar requirements in additional jurisdictions or the tightening of these standards in jurisdictions where our products are already subject to such requirements could cause us to incur significant expenditures to make our products compliant with new requirements, or could limit the markets into which we may sell our products.

Some of our operations, as well as the operations of our contract manufacturers and foundry vendors and other suppliers, are also regulated under various other federal, state, local, foreign and international environmental laws and requirements, including those governing, among other matters, the management, disposal, handling, use, labeling of, and exposure to hazardous substances, and the discharge of pollutants into the air and water. Liability under environmental laws can be joint and several and without regard to comparative fault. We cannot assure you that violations of these laws will not occur in the future, as a result of human error, accident, equipment failure or other causes. Environmental laws and regulations have increasingly become more stringent over time. We expect that our products and operations will be affected by new environmental requirements on an ongoing basis, which will likely result in additional costs, which could adversely affect our business. Our failure to comply with present and future environmental, health and safety laws could cause us to incur substantial costs, result in civil or criminal fines and penalties and decreased revenue, which could adversely affect our operating results. Failure by our foundry vendors or other suppliers to comply with applicable environmental laws and requirements could cause disruptions and delays in our product shipments, which could adversely affect our relations with our ODMs and OEMs and adversely affect our business and results of operations.

As a result of efforts by us and our third party contractors to comply with these or other future environmental laws and regulations, we could incur substantial costs, including those relating to excess component inventory, and be subject to disruptions to our operations and logistics. In addition, we will need to procure the manufacture of compliant products and source compliant components from suppliers. We cannot assure you that existing laws or future laws will not have a material adverse effect on our business.

We are subject to warranty and product liability claims and to product recalls.

From time to time, we are subject to warranty claims that may require us to make significant expenditures to defend these claims or pay damage awards. In the future, we may also be subject to product liability claims. In the event of a warranty claim, we may also incur costs if we compensate the affected customer. We maintain product liability insurance, but this insurance is limited in amount and subject to significant deductibles. There is no guarantee that our insurance will be available or adequate to protect against all claims. We also may incur costs and expenses relating to a recall of one of our customers’ products containing one of our devices. The process of identifying a recalled product in consumer devices that have been widely distributed may be lengthy and require significant resources, and we may incur significant replacement costs, contract damage claims from our customers and reputational harm. Costs or payments made in connection with warranty and product liability claims and product recalls could harm our financial condition and results of operations.

Rapidly changing industry standards could make our video and image processing solutions obsolete, which would cause our operating results to suffer.

We design our video and image processing solutions to conform to video compression standards, including MPEG-2 and H.264, set by industry standards setting bodies such as ITU-T Video Coding Experts Group and the ISO/IEC Moving Picture Experts Group. Generally, our solutions comprise only a part of a camera or broadcast infrastructure equipment device. All components of these devices must uniformly comply with industry standards in order to operate efficiently together. We depend on companies that provide other components of the devices to support prevailing industry standards. Many of these companies are significantly larger and more influential in driving industry standards than we are. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by our customers or by consumers. If our customers or the suppliers that provide other device components adopt new or competing industry standards with which our solutions are not compatible, or if the industry groups fail to adopt standards with which our solutions are compatible, our existing solutions would become less desirable to our customers. As a result, our sales would suffer, and we could be required to make significant expenditures to develop new SoC solutions. In addition, existing standards may be challenged as infringing upon the intellectual property rights of other companies or may be superseded by new innovations or standards.

Products for communications applications are based on industry standards that are continually evolving. Our ability to compete in the future will depend on our ability to identify and ensure compliance with these evolving industry standards. The emergence of new industry standards could render our solutions incompatible with products developed by other suppliers. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our solutions to ensure compliance with relevant standards. If our solutions are not in compliance with prevailing industry standards for a significant period of time, we could miss opportunities to achieve crucial design wins.

We are subject to the cyclical nature of the semiconductor industry.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry experienced a significant downturn during the recent global recession. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could harm our business and operating results. Furthermore, any significant upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity. We are dependent on the availability of this capacity to manufacture and assemble our SoC solutions. None of our third-party foundry or assembly contractors has provided assurances that adequate capacity will be available to us in the future.

The use of open source software in our products, processes and technology may expose us to additional risks and compromise our proprietary intellectual property.

Our products, processes and technology sometimes utilize and incorporate software that is subject to an open source license. Open source software is typically freely accessible, usable and modifiable. Certain open source software licenses, such as the GNU General Public License, require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on terms unfavorable to us or at no cost. This can subject previously proprietary software to open source license terms.

While we monitor the use of open source software in our products, processes and technology and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product, processes or technology when we do not wish to do so, such use could inadvertently occur.

Additionally, if a third-party software provider has incorporated certain types of open source software into software we license from such third-party for our products, processes or technology, we could, under certain circumstances, be required to disclose the source code to our products, processes or technology. This could harm our intellectual property position and our business, results of operations and financial condition.

Some of our operations and a significant portion of our customers and our subcontractors are located outside of the United States, which subjects us to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.

We have research and development design centers and business development offices in China, Japan, South Korea and Taiwan, and we expect to continue to conduct business with companies that are located outside the United States, particularly in Asia. Even customers of ours that are based in the United States often use contract manufacturers based in Asia to manufacture their products, and these contract manufacturers typically purchase products directly from us. As a result of our international focus, we face numerous challenges and risks, including:

•	increased complexity and costs of managing international operations;

•	longer and more difficult collection of receivables;

•	difficulties in enforcing contracts generally;

•	geopolitical and economic instability and military conflicts;

•	limited protection of our intellectual property and other assets;

•	compliance with local laws and regulations and unanticipated changes in local laws and regulations, including tax laws and regulations;

•	trade and foreign exchange restrictions and higher tariffs;

•	travel restrictions;

•	timing and availability of import and export licenses and other governmental approvals, permits and licenses, including export classification requirements;

•	foreign currency exchange fluctuations relating to our international operating activities;

•	restrictions imposed by the U.S. government on our ability to do business with certain companies or in certain countries as a result of international political conflicts;

•	transportation delays and other consequences of limited local infrastructure, and disruptions, such as large scale outages or interruptions of service from utilities or telecommunications providers;

•	difficulties in staffing international operations;

•	heightened risk of terrorist acts;

•	local business and cultural factors that differ from our normal standards and practices;

•	differing employment practices and labor relations;

•	regional health issues and natural disasters; and

•	work stoppages.

Our third-party contractors and their suppliers are concentrated in South Korea, Taiwan and Japan, a region subject to earthquakes and other natural disasters. Any disruption to the operations of these contractors could cause significant delays in the production or shipment of our products.

The majority of our products are manufactured by or receive components from third-party contractors located in South Korea, Taiwan and Japan. The risk of an earthquake or tsunami in South Korea, Taiwan, Japan and elsewhere in the Pacific Rim region is significant due to the proximity of major earthquake fault lines. For example, in December 2006 a major earthquake occurred in Taiwan and in March 2011 a major earthquake and tsunami occurred in Japan. Although we are not aware of any significant damage suffered by our third-party contractors as a result of such natural disasters, the occurrence of additional earthquakes or other natural disasters could result in the disruption of our foundry vendor or assembly and test capacity. Any disruption resulting from such events could cause significant delays in the production or shipment of our products until we are able to shift our manufacturing, assembling or testing from the affected contractor to another third-party vendor. We may not be able to obtain alternate capacity on favorable terms, or at all.

If our operations are interrupted, our business and reputation could suffer.

Our operations and those of our manufacturers are vulnerable to interruption caused by technical breakdowns, computer hardware and software malfunctions, software viruses, infrastructure failures, fires, earthquakes, floods, power losses, telecommunications failures, terrorist attacks, wars, Internet failures and other events beyond our control. Any disruption in our services or operations could result in a reduction in revenue or a claim for substantial damages against us, regardless of whether we are responsible for that failure. We rely on our computer equipment, database storage facilities and other office equipment, which are located primarily in the seismically active San Francisco Bay Area and Taiwan. If we suffer a significant database or network facility outage, our business could experience disruption until we fully implement our back-up systems.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our annual revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our management has limited public company experience. As a result of becoming a public company, we will be subject to additional regulatory compliance requirements, including Section 404 of the Sarbanes-Oxley Act of 2002, and if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We have never operated as a public company and will incur significant legal, accounting and other expenses that we did not incur as a private company. The individuals who constitute our management team have limited experience managing a publicly-traded company, and limited experience complying with the increasingly complex and changing laws pertaining to public companies. Our management team and other personnel will need to devote a substantial amount of time to compliance, and we may not effectively or efficiently manage our transition into a public company.

We expect rules and regulations such as the Sarbanes-Oxley Act to increase our legal and finance compliance costs and to make some activities more time consuming and costly. For example, Section 404 of the Sarbanes-Oxley Act requires that our management report on, and our independent auditors attest to, the effectiveness of our internal control structure and procedures for financial reporting. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we will be required to do so. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the JOBS Act exemptions available to us. In addition, these Sarbanes-Oxley Act requirements may be modified, supplemented or amended from time to time. Implementing these changes may take a significant amount of time and may require specific compliance training of our personnel. In the future, we may discover areas of our internal controls that need improvement. If our auditors or we discover a material weakness or significant deficiency, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. Any inability to provide reliable financial reports or prevent fraud could harm our business. We may not be able to effectively and timely implement necessary control changes and employee training to ensure continued compliance with the Sarbanes-Oxley Act and other regulatory and reporting requirements. Our recent growth rate could present challenges to maintain the internal control and disclosure control standards applicable to public companies. If we fail to successfully complete the procedures and certification and attestation requirements of Section 404, or if in the future our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determines that our internal controls over financial reporting are not effective as defined under Section 404, we could be subject to sanctions or investigations by             , the Securities and Exchange Commission, or SEC, or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our stock. We cannot assure you that we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management or our auditors will conclude that our internal controls are effective in future periods. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation.

If we fail to hire additional finance personnel, strengthen our financial reporting systems and infrastructure, and implement a new enterprise resource planning system, we may not be able to timely and accurately report our financial results or comply with the requirements of being a public company, including compliance with the Sarbanes-Oxley Act and SEC reporting requirements, which in turn would significantly harm our reputation and our business.

We intend to hire additional accounting and finance personnel with system implementation experience and Sarbanes-Oxley Act compliance expertise. Any inability to recruit and retain such finance personnel would have an adverse impact on our ability to accurately and timely prepare our financial statements. We may be unable to locate and hire qualified professionals with requisite technical and public company experience when and as needed. In addition, new employees will require time and training to learn our business and operating processes and procedures. If our finance and accounting organization is unable for any reason to respond adequately to the increased demands that will result from being a public company, the quality and timeliness of our financial reporting may suffer, which could result in the identification of material weaknesses in our internal controls. Any consequences resulting from inaccuracies or delays in our reported financial statements could cause the trading price of our ordinary shares to decline and could harm our business, operating results and financial condition.

If we fail to strengthen our financial reporting systems, infrastructure and internal control over financial reporting to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to report our financial results timely and accurately and prevent fraud. We expect to incur significant expense and devote substantial management effort toward ensuring compliance with Section 404.

We also intend to implement a new enterprise resource planning, or ERP, system. This project will require significant investment of capital and human resources, the re-engineering of many processes of our business and the attention of many employees who would otherwise be focused on other aspects of our business. Any disruptions, delays or deficiencies in the design and implementation of the new ERP system could result in potentially much higher costs than we had anticipated and could adversely affect our ability to develop and launch solutions, provide services, fulfill contractual obligations, file reports with the SEC in a timely manner, otherwise operate our business or otherwise impact our controls environment. Any of these consequences could have an adverse effect on our results of operations and financial condition.

Changes to financial accounting standards may affect our results of operations and could cause us to change our business practices.

We prepare our consolidated financial statements to conform to generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting rules and regulations. Changes in those accounting rules can have a significant effect on our financial results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

The complexity of calculating our tax provision may result in errors that could result in restatements of our financial statements.

We are incorporated in the Cayman Islands and our operations are subject to income and transaction taxes in the United States, China, Hong Kong, Japan, South Korea, Taiwan and other jurisdictions in which we do business. Due to the complexity associated with the calculation of our tax provision, we have hired independent tax advisors to assist us. If we or our independent tax advisors fail to resolve or fully understand certain issues, there may be errors that could result in us having to restate our financial statements. Restatements are generally costly and could adversely impact our results of operations or have a negative impact on the trading price of our ordinary shares.

Changes in effective tax rates or adverse outcomes resulting from examination of our income tax returns could adversely affect our results.

Our future effective tax rates could be adversely affected if earnings are lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, accounting principles or interpretations thereof. In addition, our income tax returns are subject to continuous examination by the Internal Revenue Service, or IRS, and other tax authorities. Currently, our U.S. income tax return for fiscal year 2010 is being audited by the IRS. While we believe the tax return for fiscal year 2010 is correct as filed, we cannot assure you that the IRS will not come to a different conclusion. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. We cannot assure you that the outcomes from these continuous examinations will not have an adverse effect on our operating results and financial condition.

Unfavorable tax law changes, an unfavorable governmental review of our tax returns, changes in our geographical earnings mix or imposition of withholding taxes on repatriated earnings could adversely affect our effective tax rate and our operating results.

Our operations are subject to certain taxes, such as income and transaction taxes, in the Cayman Islands, the United States, China, Hong Kong, Japan, South Korea, Taiwan and other jurisdictions in which we do business. A change in the tax laws in the jurisdictions in which we do business, including an increase in tax rates or an adverse change in the treatment of an item of income or expense, possibly with retroactive effect, could result in a material increase in the amount of taxes we incur. In particular, past proposals have been made to change certain U.S. tax laws relating to foreign entities with U.S. connections, which may include us. For example, previously proposed legislation has considered treating certain foreign corporations as U.S. domestic corporations (and therefore taxable on all of their worldwide income) if the management and control of the foreign corporation occurs, directly or indirectly, primarily within the United States. If such legislation were enacted, we could, depending on the precise form, be subject to U.S. taxation notwithstanding our domicile outside the United States. In addition, the U.S. government has proposed various other changes to the U.S. international tax system, certain of which could adversely impact foreign-based multinational corporate groups, and increased enforcement of U.S. international tax laws. Although none of these proposed U.S. tax law changes has yet been enacted, and they may never be enacted in their current forms, it is possible that these or other changes in the U.S. tax laws could significantly increase our U.S. income tax liability in the future.

We are subject to periodic audits or other reviews by tax authorities in the jurisdictions in which we conduct our activities. For example, our U.S. income tax return for fiscal year 2010 is currently being audited by the IRS. Any such audit, examination or review requires management’s time, diverts internal resources and, in the event of an unfavorable outcome, may result in additional tax liabilities or other adjustments to our historical results.

Because we conduct operations in multiple jurisdictions, our effective tax rate is influenced by the amounts of income and expense attributed to each such jurisdiction. If such amounts were to change so as to increase the amounts of our net income subject to taxation in higher-tax jurisdictions, or if we were to commence operations in jurisdictions assessing relatively higher tax rates, our effective tax rate could be adversely affected. In addition, we may determine that it is advisable from time to time to repatriate earnings from subsidiaries under circumstances that could give rise to imposition of potentially significant withholding taxes by the jurisdictions in which such amounts were earned, without our receiving the benefit of any offsetting tax credits, which could also adversely impact our effective tax rate.

We may be classified as a passive foreign investment company which could result in adverse U.S. federal income tax consequences for U.S. holders of our ordinary shares.

Based on the current and anticipated valuation of our assets and the composition of our income and assets, we do not expect to be considered a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our 2013 fiscal year or the foreseeable future. However, a separate determination must be made at the close of each taxable year as to whether we are a PFIC for that taxable year, and we cannot assure you that we will not be a PFIC for our 2013 fiscal year or any future taxable year. Under current law, a non-U.S. corporation will be considered a PFIC for any taxable year if either (a) at least 75% of its gross income is passive income or (b) at least 50% of the value of its assets, generally based on an average of the quarterly values of the assets during a taxable year, is attributable to assets that produce or are held for the production of passive income. PFIC status depends on the composition of our assets and income and the value of our assets, including, among others, a pro rata portion of the income and assets of each subsidiary in which we own, directly or indirectly, at least 25% by value of the subsidiary’s equity interests, from time to time. Because we currently hold, and expect to continue to hold following this offering, a substantial amount of cash or cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our ordinary shares which may fluctuate after this offering and may fluctuate considerably given that market prices of technology companies historically often have been volatile, we may be a PFIC for any taxable year. If we were treated as a PFIC for any taxable year during which a U.S. holder held ordinary shares, certain adverse U.S. federal income tax consequences could apply for such U.S. holder. See “Taxation—U.S. Federal Income Taxation—PFIC.”

Fluctuations in exchange rates between and among the currencies of the countries in which we do business may adversely affect our operating results.

Our sales have been historically denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to the currencies of the countries in which our end customers operate could impair the ability of our end customers to cost-effectively integrate our SoCs into their devices which may materially affect the demand for our solutions and cause these end customers to reduce their orders, which would adversely affect our revenue and business. We may experience foreign exchange gains or losses due to the volatility of other currencies compared to the U.S. dollar. A significant portion of our solutions are sold to camera manufacturers located outside the United States, primarily in Asia. Sales to customers in Asia accounted for approximately 84% of our revenue in fiscal year 2012. Sales to customers in Asia accounted for approximately 82% of our revenue for the three months ended April 30, 2012. Because most of our end customers or their ODM manufacturers are located in Asia, we anticipate that a majority of our future revenue will continue to come from sales to that region. Although a large percentage of our sales are made to customers in Asia, we believe that a significant number of the products designed by these customers and incorporating our SoCs are then sold to consumers globally.

A significant number of our employees are located in Asia, principally Taiwan and China. Therefore, a portion of our payroll as well as certain other operating expenses are paid in currencies other than the U.S. dollar, such as the New Taiwan Dollar and the Chinese Yuan Renminbi. Our operating results are denominated in U.S. dollars and the difference in exchange rates in one period compared to another may directly impact period-to-period comparisons of our operating results. Furthermore, currency exchange rates have been especially volatile in the recent past and these currency fluctuations may make it difficult for us to predict our operating results.

We have not implemented any hedging strategies to mitigate risks related to the impact of fluctuations in currency exchange rates. Even if we were to implement hedging strategies, not every exposure can be hedged and, where hedges are put in place based on expected foreign exchange exposure, they are based on forecasts which may vary or which may later prove to have been inaccurate. Failure to hedge successfully or anticipate currency risks accurately could adversely affect our operating results.

We may make acquisitions in the future that could disrupt our business, cause dilution to our shareholders, reduce our financial resources and harm our business.

In the future, we may acquire other businesses, products or technologies. We have not made any acquisitions to date and do not have any agreements or commitments for any specific acquisition at this time. Our ability to make and successfully integrate acquisitions is unproven. If we complete acquisitions, we may not strengthen our competitive position or achieve our goals in a timely manner, or at all, and these acquisitions may be viewed negatively by our customers, financial markets or investors. In addition, any acquisitions we make could lead to difficulties in integrating personnel, technologies and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. Acquisitions may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses and adversely impact our business, operating results, financial condition and cash flows. Acquisitions may also reduce our cash available for operations and other uses, and could also result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt, any of which could harm our business.

We cannot predict our future capital needs, and we may not be able to obtain additional financing to fund our operations.

We may need to raise additional funds in the future. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities or convertible debt, investors may experience significant dilution of their ownership interest, and the newly-issued securities may have rights senior to those of the holders of our ordinary shares. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to incur interest expense. If additional financing is not available when required or is not available on acceptable terms, we may have to scale back our operations or limit our production activities, and we may not be able to expand our business, develop or enhance our products, take advantage of business opportunities or respond to competitive pressures which could result in lower revenue and reduce the competitiveness of our products.

Risks Related to this Offering and Ownership of Our Ordinary Shares

There has been no prior trading market for our ordinary shares, and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our ordinary shares, and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price will be negotiated between us and representatives of the underwriters and may not be indicative of the market price of our ordinary shares after this offering.

The market price of our ordinary shares may be volatile, which could cause the value of your investment to decline.

Prior to this offering, our ordinary shares have not been traded in a public market. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price may not be indicative of prices that will prevail in the trading market. The trading price of our ordinary shares following this offering is, therefore, likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	changes in financial estimates, including our ability to meet our future revenue and operating profit or loss projections;

•	fluctuations in our operating results or those of other semiconductor or comparable companies;

•	fluctuations in the economic performance or market valuations of companies perceived by investors to be comparable to us;

•	economic developments in the semiconductor industry as a whole;

•	general economic conditions and slow or negative growth of related markets;

•	announcements by us or our competitors of acquisitions, new products, significant contracts or orders, commercial relationships or capital commitments;

•	our ability to develop and market new and enhanced solutions on a timely basis;

•	commencement of or our involvement in litigation;

•	disruption to our operations;

•	any major change in our board of directors or management;

•	political or social conditions in the markets where we sell our products;

•	changes in governmental regulations; and

•	changes in earnings estimates or recommendations by securities analysts.

In addition, the stock market in general, and the market for semiconductor and other technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may cause the market price of our ordinary shares to decrease, regardless of our actual operating performance. These trading price fluctuations may also make it more difficult for us to use our ordinary shares as a means to make acquisitions or to use options to purchase our ordinary shares to attract and retain employees. If the market price of shares of our ordinary shares after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If securities analysts or industry analysts downgrade our stock, publish negative research or reports or fail to publish reports about our business, our stock price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us, our business and our market. If one or more analysts adversely changes their recommendation regarding our stock or our competitors’ stock, our stock price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets which in turn could cause our stock price or trading volume to decline.

Our actual operating results may differ significantly from our guidance and investor expectations, which would likely cause our stock price to decline.

From time to time, we may release guidance in our earnings releases, earnings conference calls or otherwise, regarding our future performance that represent our management’s estimates as of the date of release. If given, this guidance, which will include forward-looking statements, will be based on projections prepared by our management. Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. The principal reason that we expect to release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. With or without our guidance, analysts and other investors may publish expectations regarding our business, financial performance and results of operations. We do not accept any responsibility for any projections or reports published by any such third persons.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. If our actual performance does not meet or exceed our guidance or investor expectations, the trading price of our common stock is likely to decline.

Purchasers in this offering will immediately experience substantial dilution in net tangible book value.

The initial public offering price of our ordinary shares is substantially higher than the prices paid for our ordinary shares in the past and higher than the book value of the shares we are offering. Accordingly, if you purchase ordinary shares in the offering, you will incur immediate dilution of approximately $            per share in the net tangible book value per share from the price you pay for our ordinary shares based on the assumed initial public offering price of $            per share. If the holders of our outstanding stock options and warrants exercise those securities, you will incur additional dilution. In addition, we may raise additional capital through public or private equity or debt offerings, subject to market conditions. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance could result in further dilution to our shareholders. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus titled “Dilution.”

The price of our stock could decrease as a result of shares being sold in the market after this offering.

Additional sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our shares to decline. Upon the completion of this offering, we will have approximately             ordinary shares outstanding, assuming no exercise of the underwriters’ over-allotment option. All of the ordinary shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended. Our directors, officers and other existing security holders will be subject to lock-up agreements described under the caption “Shares Eligible for Future Sale.” Subject to the restrictions under Rule 144 under the Securities Act, these securities will be available for sale following the expiration of these lock-up agreements. These lock-up agreements expire 180 days after the date of this prospectus, subject to extension in certain circumstances. Approximately             ordinary shares will

be eligible for resale under Rule 144 immediately upon the expiration of the applicable lock-up period. In addition, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc., as representatives of the underwriters, may also release shares subject to the lock-up prior to the expiration of the lock-up period at their discretion.

In addition, after this offering, the holders of approximately             ordinary shares, including ordinary shares issuable upon conversion of our redeemable preference shares upon the completion of this offering, will be entitled to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

We intend to file a registration statement under the Securities Act covering             ordinary shares reserved for issuance under our stock plans. This registration statement is expected to be filed after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under this registration statement will be available for sale in the open market unless those shares are subject to vesting restrictions with us or the contractual restrictions described above.

A limited number of shareholders will have the ability to influence the outcome of director elections and other matters requiring shareholder approval.

After this offering, our executive officers and directors and their affiliates will beneficially own, in the aggregate, approximately     % of our outstanding ordinary shares, assuming no exercise of the underwriters’ over-allotment option. These shareholders, if they acted together, could exert substantial influence over matters requiring approval by our shareholders, including electing directors, adopting new compensation plans and approving mergers, acquisitions or other business combination transactions. This concentration of ownership may discourage, delay or prevent a change of control of our company, which could deprive our shareholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering.

Management will have broad discretion over the use of proceeds from this offering and might invest or spend the proceeds in ways with which you might not agree or in ways that may not yield a return.

We expect to use the net proceeds from this offering for working capital and other general corporate purposes. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have not reserved or allocated specific amounts for these purposes, and we cannot specify with certainty how we will use the net proceeds. Accordingly, management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

We do not intend to pay dividends on our ordinary shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.

We have never declared or paid any cash dividends on our ordinary shares and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your ordinary shares for the foreseeable future and the success of an investment in our ordinary shares will depend upon any future appreciation in their value. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares.

Provisions of our post-offering memorandum and articles of association and Cayman Islands corporate law may discourage or prevent an acquisition of us which could adversely affect the value of our ordinary shares.

Provisions of our post-offering memorandum and articles of association and Cayman Islands law may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the division of our board of directors into three classes;

•	the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or due to the resignation or departure of an existing board member;

•	prohibition of cumulative voting in the election of directors which would otherwise allow less than a majority of shareholders to elect director candidates;

•	the requirement for the advance notice of nominations for election to our board of directors or for proposing matters that can be acted upon at a shareholders’ meeting;

•

the ability of our board of directors to issue, without shareholder approval, such amounts of preference shares as the board of directors deems necessary and appropriate with terms set by our board of directors, which rights could be senior to those of our ordinary shares;

•	the elimination of the rights of shareholders to call a special meeting of shareholders and to take action by written consent in lieu of a meeting; and

•

the required approval of a special resolution of the shareholders, being a two-thirds vote of shares held by shareholders present and voting at a shareholder meeting, to alter or amend the provisions of our post-offering memorandum and articles of association.

Holders of our ordinary shares may face difficulties in protecting their interests because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (as the same may be supplemented or amended from time to time) of the Cayman Islands and by the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. and provides significantly less protection to investors. There is no legislation specifically dedicated to the rights of investors in securities and thus no statutorily defined private cause of action specific to investors such as those provided under the Securities Act of 1933 or the Securities Exchange Act of 1934 of the U.S. In addition, shareholders of Cayman Islands companies may not have standing to initiate shareholder derivative actions in U.S. federal courts. Therefore, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States due to the comparatively less developed nature of Cayman Islands law in this area.

Shareholders of Cayman Islands exempted companies, such as our company, have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of the company. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the board of directors.

Holders of our ordinary shares may have difficulty obtaining or enforcing a judgment against us because we are incorporated under the laws of the Cayman Islands.

It may be difficult or impossible for you to bring an action against us in the Cayman Islands if you believe your rights have been infringed under U.S. securities laws. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. There is uncertainty as to whether the Grand Court of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof and whether the Grand Court of the Cayman Islands would hear original actions brought in the Cayman Islands against us predicated upon the securities laws of the United States or any state thereof. See the section titled “Description of Share Capital—Differences in Corporate Law.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in, but not limited to, the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Executive Compensation.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements include, but are not limited to, statements about:

•	anticipated trends, challenges and growth in our business and the markets in which we operate;

•	our ability to address market and customer demands and to timely develop new or enhanced solutions to meet those demands;

•	our goals and strategies;

•	our plans for future solutions and continued investment in research and development;

•	our ability to retain and expand our customer relationships and to achieve design wins;

•	our expectations regarding our revenue, gross margin and expenses;

•	our expectations regarding competition in our existing and new markets;

•	our third-party manufacturing vendors’ capacity and pricing;

•	our and our customers’ and our vendors’ ability to respond successfully to technological or industry developments;

•	our ability to attract and retain a qualified management team and other qualified personnel;

•	our plans to implement a new enterprise resource planning system;

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing;

•	our intellectual property rights;

•	the average selling prices of semiconductor products;

•	the industry standards to which our solutions conform;

•	possible sources of new revenue; and

•	our expectations regarding the use of proceeds from this offering.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements appearing elsewhere in this prospectus.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

This prospectus also contains estimates and other information concerning our industry and the camera and infrastructure markets, including market size and growth rates that we obtained from industry publications, surveys and forecasts, including the Cisco Visual Networking Index: Forecast and Methodology, 2010-2015, or the 2010 Cisco Report, the Cisco Visual Networking Index: Forecast and Methodology, 2011-2016, or the 2011 Cisco Report, Nielsen and International Data Corporation, or IDC. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $             million, based on an assumed initial public offering price of $             per share, the mid-point of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters fully exercised their over-allotment option, we estimate that our net proceeds would be approximately $             million after deducting estimated underwriting discounts and commissions. A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes for this offering are to increase our working capital, create a public market for our ordinary shares, facilitate our access to the public capital markets and increase our visibility in our markets.

We intend to use our proceeds from this offering for general corporate purposes, including working capital and capital expenditures. In addition, we also may use a portion of the net proceeds to acquire complementary businesses, products or technologies. However, we are not currently contemplating any such acquisitions.

As of the date of this prospectus, however, we have not determined all of the anticipated uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. The amount and timing of actual expenditures may vary significantly depending upon a number of factors, including the amount of cash generated from our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

We have never declared or paid cash dividends. We currently intend to retain all available funds and any future earnings to support the operation, and to finance the growth and development, of our business. We do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table describes our capitalization as of April 30, 2012:

•	on an actual basis;

•

on a pro forma basis to reflect the conversion of all of our outstanding redeemable convertible preference shares into 59,920,847 ordinary shares and the conversion of warrants to purchase redeemable convertible preference shares into warrants to purchase 163,317 ordinary shares upon completion of this offering and the filing of our post-offering amended and restated memorandum and articles of association, which will occur immediately prior to the completion of this offering; and

•

on a pro forma as adjusted basis to reflect the pro forma conversions described immediately above and the sale of             ordinary shares in this offering at an assumed initial public offering price of $             per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of April 30, 2012
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands, except share and per share data)
Series A redeemable convertible preference shares, $0.0001 par value per share—25,250,000 shares authorized, 25,250,000 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	$10,044	$—	$—
Series B redeemable convertible preference shares, $0.0001 par value per share—16,494,976 shares authorized, 16,331,659 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	12,937	—	—
Series C redeemable convertible preference shares, $0.0001 par value per share—13,624,997 shares authorized, 13,624,997 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	16,292	—	—
Series D redeemable convertible preference shares, $0.0001 par value per share—10,000,000 shares authorized; 4,714,191 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	11,627	—	—
Ordinary shares, $0.0001 par value per share—200,000,000 shares authorized, 34,513,910 shares issued and outstanding, actual; shares authorized, 94,434,757 shares issued and outstanding, pro forma; and shares authorized, shares issued and outstanding, pro forma as adjusted	3	9
Preference shares, $0.0001 par value per share, no shares authorized, issued or outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	5,458	56,601
Retained earnings	4,823	4,823

Total shareholders’ equity	10,284	61,433

Total capitalization	$61,184	$61,433

This table excludes the following shares:

•	19,773,044 ordinary shares issuable upon the exercise of options outstanding as of April 30, 2012, at a weighted-average exercise price of $1.29 per share;

•

163,317 redeemable convertible preference shares issuable upon the exercise of warrants outstanding as of April 30, 2012, at an exercise price of $0.796 per share, which will convert into warrants to purchase 163,317 ordinary shares at an exercise price of $0.796 per share upon the completion of this offering;

•

            ordinary shares reserved for future issuance under our 2012 Equity Incentive Plan, as well as shares originally reserved for issuance under our 2004 Stock Plan, but which may become available for awards under our 2012 Equity Incentive Plan, which plan will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Executive Compensation—Equity Incentive Plans;” and

•

            ordinary shares reserved for future issuance under our 2012 Employee Stock Purchase Plan, which plan will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Executive Compensation—Equity Incentive Plans.”

Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the mid-point of the price range reflected on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by approximately $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by approximately $            , assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in our ordinary shares in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our ordinary shares and the pro forma as adjusted net tangible book value per ordinary share immediately after this offering. As of April 30, 2012, our pro forma net tangible book value was $61.0 million, or $0.65 per ordinary share. Our pro forma net tangible book value per ordinary share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of ordinary shares outstanding as of April 30, 2012, after giving effect to the conversion of our redeemable convertible preference shares into 59,920,847 ordinary shares and the conversion of our warrants to purchase redeemable convertible preference shares into warrants to purchase 163,317 ordinary shares.

After giving effect to our sale in this offering of             ordinary shares at the assumed initial public offering price of $             per share, the mid-point of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of April 30, 2012 would have been $             million, or $             per ordinary share. This represents an immediate increase of net tangible book value of $             per ordinary share to our existing shareholders and an immediate dilution of $             per ordinary share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per ordinary share		$
Pro forma net tangible book value per ordinary share as of April 30, 2012	$0.65
Increase in pro forma net tangible book value per ordinary share attributable to sale of ordinary shares in this offering

Pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering

Dilution in pro forma net tangible book value per ordinary share to investors in this offering		$

If the underwriters fully exercise their over-allotment option, the pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering would be $             per ordinary share, and the dilution in pro forma net tangible book value per ordinary share to investors in this offering would be $             per ordinary share.

The following table summarizes, on a pro forma as adjusted basis as of April 30, 2012, the total number of ordinary shares purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by new investors purchasing our ordinary shares in this offering at the assumed initial public offering price of $             per share, the mid-point of the price range set forth on the front cover of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	%	Amount	%
Existing shareholders	94,434,757		$55,307,352		$0.59
New investors

Totals		100%		100%

This above discussion and table exclude the following shares:

•	19,773,044 ordinary shares issuable upon the exercise of options outstanding as of April 30, 2012 at a weighted-average exercise price of $1.29 per share;

•

163,317 redeemable convertible preference shares issuable upon the exercise of warrants outstanding as of April 30, 2012, at an exercise price of $0.796 per share, which will convert into warrants to purchase 163,317 ordinary shares at an exercise price of $0.796 per share upon the completion of this offering;

•

            ordinary shares reserved for future issuance under our 2012 Equity Incentive Plan, as well as shares originally reserved for issuance under our 2004 Stock Plan, but which may become available for awards under our 2012 Equity Incentive Plan, which plan will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Executive Compensation—Equity Incentive Plans;” and

•

             ordinary shares reserved for future issuance under our 2012 Employee Stock Purchase Plan, which plan will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Executive Compensation—Equity Incentive Plans.”

If the underwriters fully exercise their over-allotment option, our existing shareholders would own     % and our new investors would own     % of the total number of ordinary shares outstanding upon completion of this offering. The total consideration paid by our existing shareholders would be approximately $55.3 million, or     %, and the total consideration paid by our new investors would be $             million, or     %.

If all of the stock options and warrants outstanding at April 30, 2012 were exercised, then our existing shareholders, including the holders of these options and warrants, would own     % and our new investors would own     % of the total number of ordinary shares outstanding upon completion of this offering. The total consideration paid by our existing shareholders, including the holders of these stock options and warrants, would be approximately $81.0 million, or     %, and the total consideration paid by our new investors would be $             million, or     %. The average price per share paid by our existing shareholders would be $0.71 and the average price per share paid by our new investors would be $            .

Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) our pro forma as adjusted net tangible book value by $            , or $             per share, and the pro forma dilution per share to investors in this offering by $             per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 shares in the number of shares offered by us would increase our pro forma as adjusted net tangible book value by approximately $            , or $             per share, and the pro forma dilution per share to investors in this offering would be $             per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 1,000,000 shares in the number of shares offered by us would decrease our pro forma as adjusted net tangible book value by approximately $            , or $             per share, and the pro forma dilution per share to investors in this offering would be $             per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read together with our audited consolidated financial statements and the related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

We derived the consolidated statements of operations data for the fiscal years ended January 31, 2010, 2011 and 2012 and the consolidated balance sheet data as of January 31, 2011 and 2012 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statements of operations data for the three months ended April 30, 2011 and 2012 and the consolidated balance sheet data as of April 30, 2012 from our unaudited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended January 31, 2008 and 2009 and the consolidated balance sheet data as of January 31, 2008, 2009 and 2010 are derived from our audited consolidated financial statements which are not included in this prospectus. Our historical results are not necessarily indicative of our future results, and results of interim periods are not necessarily indicative of results for the entire year.

	Year Ended January 31,					Three Months Ended April 30,
	2008	2009	2010	2011	2012	2011	2012
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$21,489	$41,747	$71,525	$94,739	$97,257	$21,640	$25,921
Cost of revenue	5,462	13,494	24,045	34,500	32,458	7,115	7,516

Gross profit	16,027	28,253	47,480	60,239	64,799	14,525	18,405

Operating expenses:
Research and development	19,001	26,576	27,638	34,449	37,618	8,747	11,473
Selling, general and administrative	3,462	4,605	6,894	10,313	15,926	3,425	4,025

Total operating expenses	22,463	31,181	34,532	44,762	53,544	12,172	15,498
Income (loss) from operations	(6,436)	(2,928)	12,948	15,477	11,255	2,353	2,907
Other income (loss), net	772	216	(114)	(47)	(90)	(27)	(2)

Income (loss) before income taxes	(5,664)	(2,712)	12,834	15,430	11,165	2,326	2,905
Provision (benefit) for income taxes	248	240	(454)	1,501	1,344	307	303

Net income (loss)	$(5,912)	$(2,952)	$13,288	$13,929	$9,821	$2,019	$2,602

Net income (loss) per share attributable to ordinary shareholders:
Basic(1)	$(0.24)	$(0.10)	$0.11	$0.12	$0.07	$0.01	$0.02

Diluted(1)	$(0.24)	$(0.10)	$0.11	$0.11	$0.07	$0.01	$0.02

Weighted-average shares used to compute net income (loss) per share attributable to ordinary shareholders:
Basic(1)	24,923,748	28,960,142	31,255,579	33,563,822	35,828,748	34,912,108	33,838,316

Diluted(1)	24,923,748	28,960,142	34,945,403	40,981,828	42,614,189	42,115,212	40,643,893

Pro forma net income per share attributable to ordinary shareholders (unaudited):
Basic(1)					$0.11		$0.03

Diluted(1)					$0.10		$0.03

Weighted-average shares used to compute pro forma net income per share attributable to ordinary shareholders (unaudited):
Basic(1)					91,368,472		93,759,163

Diluted(1)					98,250,903		100,669,498

(1)	See Note 10 and Note 11 to our audited consolidated financial statements for an explanation of the method used to calculate basic and diluted net income (loss) per ordinary share, unaudited pro forma basic and diluted net income per ordinary share and the number of shares used in the computation of the per share amounts.

Stock-based compensation expense included in the above line items was as follows:

	Year Ended January 31,					Three Months Ended April 30,
	2008	2009	2010	2011	2012	2011	2012
	(in thousands)
Cost of revenue	$12	$18	$24	$41	$52	$10	$14
Research and development	164	467	735	1,058	1,821	372	532
Selling, general and administrative	51	187	331	757	1,743	338	397

Total stock-based compensation	$227	$672	$1,090	$1,856	$3,616	$720	$943

	As of January 31,					As of April 30,
	2008	2009	2010	2011	2012	2012
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash	$17,843	$17,140	$31,599	$42,139	$59,461	$60,218
Working capital	8,747	6,749	20,148	35,764	54,875	58,851
Total assets	25,658	25,430	47,768	64,133	81,739	82,522
Total liabilities	17,051	18,606	25,928	25,964	24,390	21,338
Redeemable convertible preference shares	39,273	39,273	39,273	39,273	50,900	50,900
Total shareholders’ equity (deficit)	(30,666)	(32,449)	(17,433)	(1,104)	6,449	10,284

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read together with the “Selected Consolidated Financial Data” and audited consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and elsewhere in this prospectus, particularly in the “Risk Factors” section.

Overview

We are a leading developer of semiconductor processing solutions for video that enable high-definition, or HD, video capture, sharing and display. We combine our processor design capabilities with our expertise in video and image processing, algorithms and software to provide a technology platform that is designed to be easily scalable across multiple applications and enable rapid and efficient product development. Our system-on-a-chip, or SoC, designs fully integrate HD video processing, image processing, audio processing and system functions onto a single chip, delivering exceptional video and image quality, differentiated functionality and low power consumption.

The inherent flexibility of our technology platform enables us to deliver our solutions for numerous applications in multiple markets. Our platform enables the creation of high-quality video content in wearable sports cameras, automotive aftermarket cameras, Internet Protocol, or IP, security cameras, digital still cameras, or DSCs, telepresence cameras, camcorders and pocket video cameras, which we collectively refer to as the camera market. In the infrastructure market, our solutions efficiently manage IP video traffic, broadcast encoding, and IP video delivery applications. In fiscal year 2012, 75% of our revenue was attributable to sales of our solutions into the camera market and 25% of our revenue was attributable to sales of our solutions into the infrastructure market.

We initially focused our technology platform on the infrastructure market, where we were able to differentiate our solutions for broadcast customers based on high performance, low power consumption, transmission and storage efficiency and small form factor. Leveraging these same capabilities, we then designed high-performance solutions for the camera market. As a result of the advantages of our solution, we became a leading provider of video processing solutions for cameras that capture both HD video and high-resolution still images simultaneously. In addition, we have released SoC solutions that combine high-resolution video and image capture capabilities with advanced networking, connectivity and application processing functionalities.

The history of our product development, manufacturing and sales and marketing efforts is as follows:

•

From our inception in 2004 to 2005, we were primarily engaged in the design and development of our core proprietary video and image processing technology, including our core system architecture, video and still image processing algorithms and system software, as well as the design of our first-generation video processor SoC, the A1.

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In December 2005, we launched our first-generation 130 nanometer, or nm, A1 SoC based on our AmbaCast and AmbaClear technologies targeting primarily the broadcast infrastructure market. We commenced commercial shipments into the broadcast infrastructure market in May 2006 and subsequently into the camera market.

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In 2007, we launched and commenced commercial shipments of our A2S SoC, our second-generation video processor and our first solution at the 90nm process node, targeting primarily hybrid cameras as well as the broadcast infrastructure market and networked video devices.

•	In 2008, we launched and commenced commercial shipments of our A2S SoC, our first solution at the 65nm process node, targeting hybrid cameras.

•	In 2009, we launched and commenced commercial shipments of the A5 SoC, our next-generation video and image processor for hybrid cameras and networked video devices.

•	In 2009, we also launched and commenced commercial shipments of our A6 SoC targeting the infrastructure market to enable Full HD 1080p60 television broadcasting as well as transcoding applications.

•	In 2010, we launched and commenced commercial shipments of our A5S SoC, our first solution at the 45nm process node, an ultra low power chip targeting hybrid cameras and networked video devices.

•	In 2010, we launched and commenced commercial shipments of the A7 SoC, our first Full HD 1080p60 solution targeting hybrid cameras and networked video devices.

•

In 2010, we also launched and commenced commercial shipments of our S3D chip, a pre-processing solution that works in conjunction with our video processing SoCs to enable Full HD 3D video content capture using hybrid cameras.

•	In 2011, we launched our iOne smart camera processing solution, which enables advanced networking and application processing capabilities for Android operating system-based devices.

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In 2011, we launched and commenced shipments of our A7L SoC, our first solution at the 32nm process node, which supports full 1080p HD H.264 video at 60 frames per second and can capture 30 16-megapixel still images per second.

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In 2012 to date, we have released our Wireless Camera Developers Kit. The kit accelerates time to market for cameras that combine high-performance still photography and Full HD video with wireless video streaming to smartphones.

We sell our solutions to leading original design manufacturers, or ODMs, and original equipment manufacturers, or OEMs, globally. We refer to ODMs as our customers and OEMs as our end customers, except as otherwise indicated or as the context otherwise requires. In the camera market, our video processing solutions are designed into products from leading OEMs including GoPro, Robert Bosch GmbH and affiliated entities and Samsung Electronics Co., Ltd., or Samsung, who source our solutions from ODMs including Ability Enterprise Co., Ltd., Asia Optical Co. Inc., Chicony Electronics Co., Ltd., DXG Technology Corp., Hon Hai Precision Industry Co., Ltd. and Sky Light Digital Ltd. In the infrastructure market, our solutions are designed into products from leading OEMs including Harmonic Inc., Motorola Mobility, Inc. (owned by Google, Inc.) and Telefonaktiebolaget LM Ericsson, who source our solutions from leading ODMs such as Plexus Corp.

We have shipped more than 26 million SoCs since our inception in 2004. We employ a fabless manufacturing strategy and are currently shipping the majority of our solutions in the 65nm, 45nm and 32nm process nodes. We have a proven track record of developing and delivering multiple solutions with first-pass silicon success. As of April 30, 2012, we had 413 employees worldwide, approximately 80% of whom are in research and development. Our headquarters are located in Santa Clara, California, and we also have research and development design centers and business development offices in China, Japan, South Korea and Taiwan.

Our sales model focuses on direct engagement with our customers and end customers through close coordination of our sales and marketing and system engineering teams. We have direct sales personnel covering the United States and Asia focusing primarily on major OEM customers and have sales offices in Santa Clara, California and Hong Kong. We also employ business development teams in China, Japan, South Korea and Taiwan to work closely with local ODMs that support our broader customer base.

A substantial portion of our revenue is derived from sales through our logistics provider, WT Microelectronics Co., Ltd., or WT, who serves as our non-exclusive sales representative in all of Asia other than Japan. For the fiscal years ended January 31, 2010, 2011 and 2012, approximately 84%, 91% and 80% of our revenue, respectively, was derived from sales through WT. For the three months ended April 30, 2011 and 2012, approximately 81% and 75% of our revenue, respectively, was derived from sales through WT. We anticipate that a significant portion of our revenue will continue to be derived from sales through WT for the foreseeable future.

Our revenue has grown from approximately $3.1 million in fiscal year 2007 to $97.3 million in fiscal year 2012. Sales to customers in Asia accounted for approximately 91%, 94% and 84% of our revenue in the fiscal years ended January 31, 2010, 2011 and 2012, respectively. Sales to customers in Asia accounted for approximately 86% and 82% of our revenue for the three months ended April 30, 2011 and 2012, respectively. As many of our OEM customers or their ODM manufacturers are located in Asia, we anticipate that a majority of our revenue will continue to come from sales to customers in that region. Although a large percentage of our sales are made to customers in Asia, we believe that a significant number of the products designed by these customers and incorporating our SoCs are then sold to consumers globally. To date, all of our sales have been denominated in U.S. dollars. For more information about our revenue by geographic region, see Note 14 to our audited consolidated financial statements.

We derive a significant portion of our revenue from a small number of ODM customers, and we anticipate that we will continue to do so for the foreseeable future. In fiscal year 2011, sales directly and through our logistics providers to our five largest customers collectively accounted for approximately 57% of our revenue and our 10 largest customers collectively accounted for approximately 82% of our revenue. In fiscal year 2012, sales directly and through our logistics providers to our five largest customers collectively accounted for approximately 46% of our revenue and our 10 largest customers collectively accounted for approximately 62% of our revenue. For the three months ended April 30, 2012, sales directly and through our logistics providers to our five largest customers collectively accounted for approximately 49% of our revenue and our 10 largest customers collectively accounted for approximately 69% of our revenue.

We rely on third parties for substantially all of our manufacturing operations, including wafer fabrication, assembly and testing. We currently manufacture the majority of our solutions in 65nm, 45nm and 32nm silicon wafer production process geometries utilizing the services of several different foundries. Currently, the majority of our SoCs are supplied by Samsung in South Korea, from whom we have the option to purchase both fully assembled and tested products as well as tested die in wafer form for assembly. Samsung subcontracts the assembly and initial testing of the assembled chips it supplies to us to Signetics Corporation and STATS ChipPAC Ltd. In the case of purchases of tested die from Samsung, we contract the assembly to Advanced Semiconductor Engineering, Inc., or ASE. We also have products supplied by Global UniChip Corporation, or GUC, in Taiwan, from whom we purchase fully assembled and tested products. The wafers used by GUC in the assembly of our products are manufactured by Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC, in Taiwan. The assembly is done by GUC subcontracted assembly suppliers ASE, and Powertech Technology Inc, or PTI. Final testing of all of our products is handled by King Yuan Electronics Co., Ltd. or by Sigurd Corporation under the supervision of our engineers. All test software and related processes for our products are developed by our engineers. We continually monitor the results of testing at all of our test contractors to ensure that our testing procedures are properly implemented. We depend on these parties to supply us with material of a requested quantity in a timely manner that meets our standards for yield, cost and manufacturing quality. We do not have long-term supply agreements with any of our manufacturing suppliers.

We engage in substantial research and development efforts to develop new products and integrate additional features and capabilities into our HD video and image processing solutions. Our research and development team is comprised of semiconductor, system hardware and system software designers. Our design teams have extensive experience in large-scale semiconductor and system design, including architecture description, logic and circuit design, implementation and verification. We have assembled our core team of experienced engineers and systems designers in three research and development design centers located in the United States, China and Taiwan. For the fiscal years ended January 31, 2010, 2011 and 2012, our research and development expense was $27.6 million, $34.4 million and $37.6 million, respectively. For the three months ended April 30, 2011 and

2012, our research and development expense was $8.7 million and $11.5 million, respectively. We expect to continue to invest significant resources in research and development.

Our business depends on winning competitive bid selection processes, known as design wins, to enable our solutions to be incorporated into our customers’ products. These selection processes are typically lengthy, and our sales cycles will vary based on market served, whether the design win is with an existing or a new customer and whether our solution being designed in our customer’s device is a first generation or subsequent generation solution. Our customers’ products can be complex and, if our engagement results in a design win, can require significant time and effort before there is volume production. We incur significant design and development expenditures prior to recognizing any related revenue, and in some instances we may not recognize any revenue at all. We do not have any long-term purchase commitments with any of our customers, all of whom purchase our solutions on a purchase order basis. Once one of our solutions is incorporated into a customer’s design, however, we believe that our solution is likely to remain a component of the customer’s product for its life cycle because of the time and expense associated with redesigning a product or substituting an alternative solution. Product life cycles in our target markets vary by application.

Our ability to achieve revenue growth in the future will depend, among other factors, on our ability to further penetrate existing markets, and to obtain design wins and leverage our existing core architecture, software and system expertise in emerging markets where HD video capture, sharing and display are critical attributes.

References in this prospectus to years and quarters refer to calendar years and quarters, except as otherwise indicated or as the context otherwise requires.

Factors Affecting Our Performance

Design Wins. We closely monitor design wins by customer and end market. We consider design wins to be critical to our future success, although the revenue generated by each design win can vary significantly. Our long-term sales expectations are based on forecasts from customers and internal estimations of customer demand factoring in the expected time to market for end customer products incorporating our solutions and associated revenue potential.

Pricing, Product Cost and Margins. Our pricing and margins depend on the volumes and the features of the solutions we provide to our customers. Additionally, we make significant investments in new solutions for both cost improvements and new features that we expect to drive revenue and maintain margins. In general, solutions incorporated into more complex configurations, such as those used in the infrastructure market, have higher prices and higher gross margins as compared to solutions sold into the camera market. Our average selling price, or ASP, can vary by market and application due to market-specific supply and demand, the maturation of products launched in previous years and the launch of new products.

We continually monitor the cost of our solutions. As we rely on third-party manufacturers for the production of our products, we maintain a close relationship with these suppliers to continually monitor production yields, component costs and design efficiencies.

Shifting Consumer Preferences. Our revenue is subject to consumer preferences, regarding form factor and functionality, and how those preferences impact the video and image capture electronics that we support. For example, improved smartphone video capture capabilities, and rapid adoption by consumers, has led to the decline of pocket video cameras aimed at the video and image capture market. The current video and image capture market is now characterized by a greater volume of more specialized video and image capture devices that are less likely to be replaced with smartphones, such as wearable sports cameras, automotive aftermarket cameras, IP security cameras, high-end DSCs and enterprise telepresence cameras. For example, over the last two years, a significant number of consumers in China, Russia, South Korea and Taiwan have installed automotive aftermarket cameras, which has become an increasing contributor to our total revenue. This increasing specialization of video capture devices has changed our customer base and end markets and has impacted our revenue. In the future, we expect further changes in the market to continue to impact our business performance.

Continued Concentration of Revenue by End Market. Historically, our revenue has been significantly concentrated in a small number of end markets. In fiscal year 2010, the majority of our revenue came from the pocket video, camcorder and infrastructure markets. Over the last two years, we have continued to provide solutions for the camcorder, infrastructure and pocket video markets, but also have expanded our focus to include the wearable sports camera, automotive aftermarket camera, IP security camera, DSC and telepresence camera markets. We believe our entry into these new markets will continue to facilitate revenue growth and customer diversification. While we will continue to expand our end market exposure, we anticipate that sales to a limited number of end markets will continue to account for a significant percentage of our total revenue for the foreseeable future. Our end market concentration may cause our financial performance to fluctuate significantly from period to period based on the success or failure of video capture markets in which we compete.

Ability to Capitalize on Connectivity Trends. Mobile connected devices are ubiquitous today and play an increasingly prominent role in consumers’ lives. The constant connectivity provided by these devices has created a demand for connected electronic peripherals such as video and image capture devices. Our ability to capitalize on these trends by supporting our end customers in the development of connected peripherals that seamlessly cooperate with other connected devices and allow consumers to distribute and share video and images with online media platforms is critical for our success. We are adding wireless communication functionality into our solutions for wearable sports cameras, automotive aftermarket cameras, IP security cameras, DSCs and camcorders, as well as integrating our compression algorithms, which facilitate wireless streaming and uploading of videos and images. Our solutions enable IP security camera systems to stream video content to either cloud infrastructure or connected mobile devices, and our solutions for wearable sports cameras allow consumers to quickly stream or upload video and images to social media platforms.

Sales Volume. A typical design win can generate a wide range of sales volumes for our solutions, depending on the end market demand for our customers’ products. This can depend on several factors, including the reputation of the end customer, market penetration, product capabilities, size of the end market that the product addresses and our end customers’ ability to sell their products. In certain cases, we may provide volume discounts on sales of our solutions, which may be offset by lower manufacturing costs related to higher volumes. In general, our customers with greater market penetration and better branding tend to develop products that generate larger volumes over the product life cycle.

Customer Product Life Cycle. We estimate our customers’ product life cycles based on the customer, type of product and end market. In general, products launched in the camera market have shorter life cycles than those sold into the infrastructure market. We typically commence commercial shipments from six to 15 months following a design win; however, in some markets, more lengthy product and development cycles are possible, depending on the scope and nature of the project. A portable consumer device typically has a product life cycle of six to 18 months. In the infrastructure market, the product life cycle can range from 24 to 60 months.

Results of Operations

Revenue

We derive substantially all of our revenue from the sale of HD video and image processing SoC solutions to OEMs and ODMs, either directly or through our logistics providers. Our SoC solutions have been used in the camera and infrastructure markets, and we expect these will be the primary markets for our solutions for the foreseeable future. We derive a substantial portion of our revenue from sales made indirectly through our logistics provider, WT.

We typically experience seasonal fluctuations in our quarterly revenue with our third fiscal quarter normally being the highest revenue quarter. This fluctuation has been driven primarily by increased sales into the camera market as our customers build inventory in preparation for the holiday shopping season. More generally, our average selling prices fluctuate based on the mix of our solutions sold in a period which reflects the impact of both changes in unit sales of existing solutions as well as the introduction and sales of new solutions. Our solutions are typically characterized by a life cycle that begins with higher average selling prices and lower volumes, followed by broader market adoption, higher volumes and average selling prices that are lower than initial levels.

The end markets into which we sell our products have seen significant changes as consumer preferences have evolved in response to new technologies. As a result, the composition of our revenue may differ meaningfully during periods of technology or consumer preference changes. For example, in fiscal year 2011, pocket video revenue represented approximately 40% of total revenue. The proliferation of smartphones and their ability to capture high-quality video and still images significantly impacted this market, decreasing pocket video cameras’ contribution to approximately 15% of total revenue in fiscal year 2012. Conversely, our revenue derived from the wearable sports camera market, the IP security camera market and the market for automotive aftermarket cameras supported total revenue growth in fiscal year 2012 despite the sharp decline in our pocket video revenue. We expect shifts in consumer use of video capture to continue to change over time, as more specialized use cases emerge and video capture continues to proliferate.

Cost of Revenue and Gross Margin

Cost of revenue includes the cost of materials such as wafers processed by third-party foundries, costs associated with packaging, assembly and test, and our manufacturing support operations such as logistics, planning and quality assurance. Cost of revenue also includes indirect costs such as warranty, inventory valuation reserves and other general overhead costs.

Gross profit is revenue less cost of revenue. Gross margin is gross profit expressed as a percentage of revenue. We expect that our gross margin may fluctuate from period to period as a result of changes in average selling price, product mix and the introduction of new products by us or our competitors. In general, solutions incorporated into more complex configurations, such as those used in the infrastructure market, have higher prices and higher gross margins, as compared to solutions sold into the camera market. As semiconductor products mature and unit volumes sold to customers increase, their average selling prices typically decline. These declines may be paired with improvements in manufacturing yields and lower wafer, packaging and test costs, which offset some of the margin reduction that could result from lower selling prices. We believe that our gross margin will decline in the future as we continue to penetrate the highly competitive camera market and as we launch our solutions into new markets.

Research and Development

Research and development expense consists primarily of personnel costs, including salaries, stock-based compensation and employee benefits. The expense also includes costs of development incurred in connection with our collaborations with our foundry vendors, costs of licensing intellectual property from third parties for product development, costs of development for software and hardware tools, cost of fabrication of mask sets for prototype products, and allocated depreciation and facility expenses. All research and development costs are expensed as incurred. We expect our research and development expense to increase in absolute dollars as we continue to enhance and expand our product features and offerings.

Selling, General and Administrative

Selling, general and administrative expense consists primarily of personnel costs, including salaries, stock-based compensation and employee benefits for our sales, marketing, finance, human resources, information technology and administrative personnel. The expense also includes professional service costs related to accounting, tax, legal services, and allocated depreciation and facility expenses. We expect our selling expense to increase in absolute dollars as we expand the size of our sales and marketing organization to support our anticipated growth. We expect our general and administrative expense to increase in absolute dollars and as a percent of revenue as we develop the infrastructure necessary to operate as a public company, which includes increased audit and legal fees, costs to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations applicable to companies listed on                     , investor relations costs, as well as higher insurance premiums.

Other Income (Loss), Net

Other income (loss), net consists primarily of gain and loss from foreign currency transactions and remeasurements. It also includes gain and loss from revaluation of fair value of warrants to purchase our redeemable convertible preference shares and interest earned from investing in money market funds.

Provision (Benefit) for Income Taxes

We are incorporated in the Cayman Islands and conduct business in several countries such as the United States, China, Taiwan, Hong Kong, South Korea and Japan, and we are subject to taxation in those jurisdictions. As such, our worldwide operating income is subject to varying tax rates and our effective tax rate is highly dependent upon the geographic distribution of our earnings or losses and the tax laws and regulations in each geographical region. Consequently, we have experienced lower effective tax rates as a substantial percentage of our operations are conducted in lower-tax jurisdictions. If our operational structure was to change in such a manner that would increase the amount of operating income subject to taxation in higher-tax jurisdictions, or if we were to commence operations in jurisdictions assessing relatively higher tax rates, our effective tax rate could fluctuate significantly on a quarterly basis and/or be adversely affected.

The following table sets forth a summary of our statement of operations for the periods indicated:

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
	(in thousands)
Revenue	$71,525	$94,739	$97,257	$21,640	$25,921
Cost of revenue	24,045	34,500	32,458	7,115	7,516

Gross profit	47,480	60,239	64,799	14,525	18,405

Operating expenses:
Research and development	27,638	34,449	37,618	8,747	11,473
Selling, general and administrative	6,894	10,313	15,926	3,425	4,025

Total operating expenses	34,532	44,762	53,544	12,172	15,498
Income from operations	12,948	15,477	11,255	2,353	2,907
Other loss, net	(114)	(47)	(90)	(27)	(2)

Income before income taxes	12,834	15,430	11,165	2,326	2,905
Provision (benefit) for income taxes	(454)	1,501	1,344	307	303

Net income	$13,288	$13,929	$9,821	$2,019	$2,602

The following table sets forth a summary of our statement of operations as a percentage of revenue of each line item:

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Revenue	100%	100%	100%	100%	100%
Cost of revenue	34	36	33	33	29

Gross profit	66	64	67	67	71
Operating expenses:
Research and development	39	36	39	40	44
Selling, general and administrative	10	11	16	16	16

Total operating expenses	49	47	55	56	60
Income from operations	17	17	12	11	11
Other loss, net	—	—	—	—	—

Income before income taxes	17	17	12	11	11
Provision (benefit) for income taxes	(1)	2	1	1	1

Net income	18%	15%	11%	10%	10%

Comparison of three months ended April 30, 2011 and April 30, 2012

Revenue

	Three Months Ended April 30,		Change
	2011	2012	Amount	%
	(unaudited, dollars in thousands)
Revenue	$21,640	$25,921	$4,281	20%

Revenue increased for the three months ended April 30, 2012 primarily due to increased sales into the infrastructure market of our A6 SoC at a higher average selling price, or ASP, than the previous year. In addition, as the result of renegotiation of an infrastructure customer contract, $1.6 million of deferred revenue was released in the three months ended April 30, 2012. Revenue in the camera market expanded as a result of continuing adoption of our A5S and A5L SoCs by current and new customers, partially offset by reduction of revenues from our A2 and A5 SoCs.

Cost of Revenue and Gross Margin

	Three Months Ended April 30,		Change
	2011	2012	Amount	%
	(unaudited, dollars in thousands)
Cost of revenue	$7,115	$7,516	$401	6%
Gross profit	$14,525	$18,405	$3,880	27%
Gross margin	67%	71%	—	4%

Cost of revenue increased for the three months ended April 30, 2012 primarily due to the increased number of units purchased by our customers, partially offset by a reduction in cost of certain SoCs due to volume increases.

Gross margin increased for the three months ended April 30, 2012 primarily due to higher ASP generated in the infrastructure market from our A6 SoC and the release of previously deferred revenue due to the renegotiation of a customer contract, as described above.

Research and Development

	Three Months Ended April 30,		Change
	2011	2012	Amount	%
	(unaudited, dollars in thousands)
Research and development	$8,747	$11,473	$2,726	31%

Research and development expense increased for the three months ended April 30, 2012 primarily due to an increase in engineering headcount and new product development costs. Our research and development engineering headcount increased to 332 at April 30, 2012 compared to 318 at April 30, 2011, resulting in an increase in personnel costs and stock-based compensation expense of approximately $1.0 million. For the three months ended April 30, 2012 compared to the three months ended April 30, 2011, product development costs incurred at our foundry vendors increased from $0.7 million to $2.3 million as we developed a number of next generation SoCs.

Selling, General and Administrative

	Three Months Ended April 30,		Change
	2011	2012	Amount	%
	(unaudited, dollars in thousands)
Selling, general and administrative	$3,425	$4,025	$600	18%

Selling, general and administrative expense increased for the three months ended April 30, 2012 primarily due to increases in personnel costs and outside services to support our expanding business and operations. Personnel costs, including stock-based compensation expense, increased approximately $0.4 million for the three months ended April 30, 2012 compared to the three months ended April 30, 2011.

Other Loss, Net

	Three Months Ended April 30,		Change
	2011	2012	Amount	%
	(unaudited, dollars in thousands)
Other loss, net	$(27)	$(2)	$25	(93)%

Other loss, net decreased for the three months ended April 30, 2012 primarily due to changes in exchange rates related to foreign currency, which were partially offset by interest income and warrant-revaluation.

Provision for Income Taxes

	Three Months Ended April 30,		Change
	2011	2012	Amount	%
	(unaudited, dollars in thousands)
Provision for income taxes	$307	$303	$(4)	(1)%

The decrease in tax expense for the three months ended April 30, 2012 compared to the three months ended April 30, 2011 was primarily due to a change in the mix of income from different jurisdictions for the respective periods.

Comparison of the Fiscal Years Ended January 31, 2010, 2011 and 2012

Revenue

				Change
	Year Ended January 31,			2011		2012
	2010	2011	2012	Amount	%	Amount	%
	(dollars in thousands)
Revenue	$71,525	$94,739	$97,257	$23,214	32%	$2,518	3%

Revenue increased for the fiscal year ended January 31, 2012 primarily due to increased shipments of our A5S SoC into new and established camera applications, including sports and automotive aftermarket cameras, partially offset by a decrease in sales of our A5 SoC to customers manufacturing pocket video cameras. Improved ASPs in the infrastructure market resulted in a modest increase in revenues in the infrastructure market.

Revenue increased for the fiscal year ended January 31, 2011 due to an increase in the number of units sold across all markets. This unit increase reflected a broader adoption of our A6 and A5S SoCs by current and new customers, as well as growth in sales of our A5 SoC in the camera market. The launch and adoption of the lower-priced A5S SoC in the camera market enabled us to continue to expand penetration into our end customers’ products. Increased revenue from sales into the infrastructure market reflected increased expenditures by cable and telecommunication service providers and the wider adoption of our A6 SoC launched in the previous fiscal year.

Cost of Revenue and Gross Margin

				Change
	Year Ended January 31,			2011		2012
	2010	2011	2012	Amount	%	Amount	%
	(dollars in thousands)
Cost of revenue	$24,045	$34,500	$32,458	$10,455	43%	$(2,042)	(6)%
Gross profit	$47,480	$60,239	$64,799	$12,759	27%	$4,560	8%
Gross margin	66%	64%	67%	—	(2)%	—	3%

Cost of revenue decreased for the fiscal year ended January 31, 2012 primarily due to a change in product mix as customers transitioned from the higher cost A5 SoC to the lower cost A5S SoC and A2S SoC. In addition, due to volume discounts afforded us by our foundry vendors, the average unit cost of our A5S SoC decreased in the year ended January 31, 2012 from the previous year. Cost of revenue increased for the fiscal year ended January 31, 2011 primarily due to the increased number of units purchased by our customers and an increased number of higher cost A5 SoC units sold.

Gross margin increased for the fiscal year ended January 31, 2012 primarily due to the transition to the higher gross margin A5S SoC and A2S SoC from the lower gross margin A5 SoC. Gross margin decreased for the fiscal year ended January 31, 2011 primarily due to deriving a higher proportion of our revenue from sales into the camera market.

Research and Development

				Change
	Year Ended January 31,			2011		2012
	2010	2011	2012	Amount	%	Amount	%
	(dollars in thousands)
Research and development	$27,638	$34,449	$37,618	$6,811	25%	$3,169	9%

Research and development expense increased for the fiscal year ended January 31, 2012 primarily due to an increase in engineering headcount and higher license fees for design tools, which were partially offset by lower product development costs incurred at our foundry vendors. Our research and development engineering headcount increased to 331 at January 31, 2012 compared to 300 at January 31, 2011, resulting in an increase in personnel costs and stock-based compensation expense of approximately $5.0 million, while our license fees associated with software design tools increased by approximately $0.5 million. For the fiscal year ended January 31, 2012, product development costs incurred at our foundry vendors declined from $7.3 million in the prior fiscal year to $5.2 million as we developed fewer new SoCs compared to the prior year.

Research and development expense increased for the fiscal year ended January 31, 2011 primarily due to an increase in engineering headcount and new product development costs, which were partially offset by lower license fees associated with software design tools. Our research and development engineering headcount increased to 300 at January 31, 2011 compared to 244 at January 31, 2010, resulting in an increase in personnel costs and stock-based compensation expense of approximately $5.0 million. For the fiscal year ended January 31, 2011, product development costs incurred at our foundry vendors increased from $4.6 million in the prior fiscal year to $7.3 million as we developed more new SoCs compared to the prior year.

Selling, General and Administrative

				Change
	Year Ended January 31,			2011		2012
	2010	2011	2012	Amount	%	Amount	%
	(dollars in thousands)
Selling, general and administrative	$6,894	$10,313	$15,926	$3,419	50%	$5,613	54%

Selling, general and administrative expense increased over each of the last two fiscal years primarily due to increases in headcount and outside services to support our expanding business and operations. Our selling, general and administrative headcount increased from 54 at January 31, 2010 to 72 at January 31, 2011 and to 83 at January 31, 2012. Personnel costs, including stock-based compensation expense, were approximately $5.3 million, $7.8 million and $11.7 million for the fiscal years ended January 31, 2010, 2011 and 2012, respectively.

Other Loss, Net

				Change
	Year Ended January 31,			2011		2012
	2010	2011	2012	Amount	%	Amount	%
		(dollars in thousands)
Other loss, net	$(114)	$(47)	$(90)	$67	(59)%	$(43)	91%

The other loss, net in each of the last two fiscal years primarily due to changes in exchange rates related to foreign currency and results of warrant-revaluation expense.

Provision (Benefit) for Income Taxes

				Change
	Year Ended January 31,			2011		2012
	2010	2011	2012	Amount	%	Amount	%
	(dollars in thousands)
Provision (benefit) for income taxes	$(454)	$1,501	$1,344	$1,955	(431)%	$(157)	(10)%

The decrease in income tax expense in the fiscal year ended January 31, 2012 was primarily due to a decrease of $4.2 million in income before tax for the fiscal year 2012 and was offset by a decreased proportion of sales in foreign jurisdictions with lower tax rates.

The increase in income tax expense in the fiscal year ended January 31, 2011 was primarily due to a valuation allowance release of $1.5 million during the fiscal year ended January 31, 2010 combined with increased profitability in certain taxable jurisdictions.

Selected Quarterly Results of Operations

The following table presents our unaudited quarterly results of operations for the nine quarters in the period ended April 30, 2012. This unaudited quarterly information has been prepared on the same basis as our audited consolidated financial statements and includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the information for the quarters presented. You should read this table together with our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. Our quarterly results of operations will vary in the future. The results of operations for any quarter are not necessarily indicative of any future results.

	For the Three Months Ended
	Apr. 30, 2010	Jul. 31, 2010	Oct. 31, 2010	Jan. 31, 2011	Apr. 30, 2011	Jul. 31, 2011	Oct. 31, 2011	Jan. 31, 2012	Apr. 30, 2012
	(in thousands)
Revenue	$21,260	$23,322	$28,069	$22,088	$21,640	$22,268	$28,778	$24,571	$25,921
Cost of revenue	6,835	8,688	11,328	7,649	7,115	7,448	10,093	7,802	7,516

Gross profit	14,425	14,634	16,741	14,439	14,525	14,820	18,685	16,769	18,405
Operating expenses:
Research and development	7,935	8,915	8,891	8,708	8,747	9,695	9,169	10,007	11,473
Selling, general and administrative	2,242	2,513	2,569	2,989	3,425	4,030	3,806	4,665	4,025

Total operating expenses	10,177	11,428	11,460	11,697	12,172	13,725	12,975	14,672	15,498
Income from operations	4,248	3,206	5,281	2,742	2,353	1,095	5,710	2,097	2,907
Other income (loss), net	8	13	(6)	(62)	(27)	3	3	(69)	(2)

Income before income taxes	4,256	3,219	5,275	2,680	2,326	1,098	5,713	2,028	2,905
Provision (benefit) for income taxes	554	653	399	(105)	307	121	665	251	303

Net income	$3,702	$2,566	$4,876	$2,785	$2,019	$977	$5,048	$1,777	$2,602

The following table presents the unaudited quarterly results of operations as a percentage of revenue:

	For the Three Months Ended
	Apr. 30, 2010	Jul. 31, 2010	Oct. 31, 2010	Jan. 31, 2011	Apr. 30, 2011	Jul. 31, 2011	Oct. 31, 2011	Jan. 31, 2012	Apr. 30, 2012
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	32	37	40	35	33	33	35	32	29

Gross profit	68	63	60	65	67	67	65	68	71
Operating expenses:
Research and development	37	38	32	39	40	44	32	41	44
Selling, general and administrative	11	11	9	14	16	18	13	19	16

Total operating expenses	48	49	41	53	56	62	45	60	60
Income from operations	20	14	19	12	11	5	20	8	11
Other income (loss), net	—	—	—	—	—	—	—	—	—

Income before income taxes	20	14	19	12	11	5	20	8	11
Provision (benefit) for income taxes	3	3	1	(1)	1	1	2	1	1

Net income	17%	11%	18%	13%	10%	4%	18%	7%	10%

We typically experience seasonal fluctuations in our quarterly revenue with our third fiscal quarter normally being the highest revenue quarter. This seasonality is primarily the result of increased sales into the camera market as our customers build inventory in preparation for the holiday shopping season. For example, for the third fiscal quarter ended October 31, 2011, our revenue increased approximately 29% from the second fiscal quarter ended July 31, 2011. However, our revenue for the fourth fiscal quarter ended January 31, 2012 decreased approximately 15% from the third fiscal quarter ended October 31, 2011. The end markets into which we sell our solutions have seen significant changes as consumer preferences have adjusted and technology has advanced. As a result, the composition of our revenue may differ meaningfully during periods of technology or consumer preference changes. For example, beginning in the fiscal quarter ended January 31, 2011, our sales to end customers in the pocket video market were negatively impacted by the continuing consumer migration from pocket video devices to smartphones, as evidenced by the closure by Cisco Systems, Inc. of its Flip camera division in the following quarter. Changes in consumer preferences could continue to affect quarterly revenues in unexpected ways.

Cost of revenue generally varies with revenue and product mix. However, industry-wide capacity constraints and potential delays in our supply chain can increase our cost of revenue in any given period. For example, in the fiscal quarter ended October 31, 2010, our cost of revenue increased because GUC temporarily increased our purchase price for certain of our chips and required us to pay additional fees in order to meet our scheduled production.

Our gross margin also generally varies with revenue and product mix. In general, solutions incorporated into more complex configurations, such as those used in the infrastructure market, have higher prices and higher gross margins, as compared to solutions sold into the camera market. We expect that our gross margin will vary materially from quarter to quarter primarily based on the percentage of our revenue that is attributable to the camera market versus the infrastructure market and also the mix of solutions that we sell in those markets. We believe that our gross margin will decline in the future as we continue to penetrate the highly competitive camera market and as we launch our solutions into new markets.

Research and development expense generally increased sequentially primarily due to an increase in engineering headcount and the costs associated with conceptual formulation, design, construction of prototypes, testing of product alternatives and third-party technology licensing agreements to support our new product development projects. Research and development expense as a percentage of revenue will fluctuate from quarter to quarter primarily based on fluctuations in revenue and the timing of our investments in new products.

Selling, general and administrative expense increased primarily due to increases in headcount, business development efforts and outside professional services to support our growing sales and marketing efforts and higher legal and accounting fees. Selling, general and administrative expense as a percentage of revenue will fluctuate from quarter to quarter primarily based on the timing of these expenses.

Liquidity and Capital Resources

Sources of Liquidity

We have generated net income in each quarter beginning with the first quarter of fiscal year 2010, and we have generated cash from operations in each of fiscal years 2010, 2011 and 2012 and for the three months ended April 30, 2011 and 2012. As of January 31, 2012, we had cash of $58.9 million. As of April 30, 2012, we had cash of $59.7 million.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
	(in thousands)
Net cash provided by operating activities	$15,189	$13,025	$12,686	$187	$780
Net cash provided by (used in) investing activities	(5,719)	2,059	(1,484)	(784)	(155)
Net cash provided by financing activities	567	213	5,846	806	125

Net increase in cash	$10,037	$15,297	$17,048	$209	$750

Net Cash Provided by Operating Activities

Net cash provided by operating activities for the three months ended April 30, 2012 primarily reflected net income of $2.6 million, increased by non-cash operating charges for depreciation and amortization of $0.3 million and stock-based compensation of $0.9 million. Operating cash flows were also provided by decreases in accounts receivable of $0.6 million and prepaid expenses and other current assets of $0.1 million, and increases in accrued liabilities of $0.3 million and income tax payable of $0.2 million, which were partially offset by increase in inventory of $0.8 million and decreases in accounts payable of $0.8 million and deferred revenue of $2.6 million. The decline in deferred revenue primarily resulted from recognition of deferred revenue related to our infrastructure solutions.

Net cash provided by operating activities in fiscal year 2012 primarily reflected net income of $9.8 million, increased by non-cash operating charges for depreciation and amortization of $1.1 million and stock-based compensation of $3.6 million. Operating cash flows were primarily provided by decreases in inventory of $0.6 million and an increase in accrued liabilities of $1.3 million, which were offset by increases in accounts receivable of $0.7 million and prepaid expenses and other current assets of $0.5 million, and a decrease in deferred revenue of $2.4 million. The increased accrued liabilities primarily reflected the timing difference of salary payments and an additional reserve for uncertain tax liabilities, partially offset by lower new product development costs. The decline in deferred revenue resulted from recognition of deferred license revenue.

Net cash provided by operating activities in fiscal year 2011 primarily reflected net income of $13.9 million, increased by non-cash operating charges for depreciation and amortization of $1.6 million and stock-based compensation of $1.9 million. Operating cash flows were also provided by decreases in accounts receivable of $0.3 million and deferred tax assets of $0.5 million, and an increase in accounts payable of $1.6 million, which were offset by increases in inventory of $5.7 million and decreases in accrued liabilities of $0.3 million and deferred revenue of $0.5 million. The increases in our inventory and accounts payable resulted from higher production volumes to support increased sales of our solutions.

Net cash provided by operating activities in fiscal year 2010 primarily reflected net income of $13.3 million, increased by non-cash operating charges for depreciation and amortization of $1.3 million and stock-based compensation of $1.1 million. Operating cash flows were also provided by increases in accounts payable of $0.6 million, accrued liabilities of $3.7 million and deferred revenue of $2.0 million, which were offset by increases in accounts receivable of $4.2 million, inventory of $1.2 million and deferred tax assets of $1.5 million. Our accounts payable and accrued liabilities increased as a result of increased production volumes to support growing sales and the cost of licensed third-party technology and intellectual property to support new product development. Our deferred revenue increased as a result of increased shipments of our solutions. Receivables and inventories increased primarily due to an increase in sales in fiscal year 2010 and forecasted sales for fiscal year 2011. In fiscal year 2010, we released $1.5 million of tax valuation allowance as a result of positive evidence of continuing profit of our business, which resulted in an increase in deferred tax assets of $1.5 million at the end of fiscal year 2010.

Net Cash Provided by (Used in) Investing Activities

Net cash used in investment activities during the three months ended April 30, 2012 primarily consisted of $0.1 million in purchases of property and equipment.

Net cash used in investment activities during fiscal year 2012 consisted of $0.3 million invested in certificates of deposit, $0.7 million in purchases of property and equipment and $0.6 million in purchases of intangible assets. These investments were partially offset by receipt of $0.1 million in cash from an investment in a private company.

Net cash provided by investing activities during fiscal year 2011 consisted of $0.2 million invested in certificates of deposit, $1.0 million invested in a private company, $0.9 million in purchases of property and equipment and $0.8 million in purchases of intangible assets. These investments were offset by the receipt of $5.0 million in cash from the maturity of certificates of deposit purchased in fiscal year 2010.

Net cash used in investment activities during fiscal year 2010 consisted of $5.0 million invested in certificates of deposit, $0.4 million in purchases of property and equipment and $0.9 million in purchases of intangible assets. These investments were partially offset by receipt of $0.6 million in cash from the maturity of a certificate of deposit.

Net Cash Provided by Financing Activities

Net cash provided by financing activities during the three months ended April 30, 2012 consisted of $0.1 million from the exercises of stock options.

Net cash provided by financing activities during fiscal year 2012 consisted of $11.6 million in net proceeds from the issuance of preference shares and $1.3 million from exercises of stock options, which were partially offset by $7.2 million used in purchases of ordinary shares in connection with a share repurchase program that we completed in January 2012.

Net cash provided by financing activities was $0.6 million and $0.2 million in fiscal years 2010 and 2011, respectively, which resulted from exercises of stock options.

Operating and Capital Expenditure Requirements

We have generated net income in each quarter beginning with the first quarter of fiscal year 2010, and we have generated cash from operations in each of fiscal years 2009, 2010, 2011 and 2012 and for the three months ended April 30, 2012. We believe that our anticipated cash generated from operations and our existing cash balances will be sufficient to meet our anticipated cash requirements through at least the next 12 months. In the future, we expect our operating and capital expenditures to increase as we increase headcount, expand our business activities and implement and enhance our information technology and enterprise resource planning systems. We expect our accounts receivable and inventory balances to increase, and to be partially offset by increases in accounts payable, which will result in a greater need for working capital. If our available cash balances and net proceeds from this offering are insufficient to satisfy our future liquidity requirements, we may in the future seek to sell equity or convertible debt securities or borrow funds commercially. The sale of equity and convertible debt securities may result in dilution to our shareholders and those securities may have rights senior to those of our ordinary shares. If we raise additional funds through the issuance of convertible debt securities, these securities could contain covenants that would restrict our operations. We may require additional capital beyond our currently anticipated amounts. Additional capital may not be available to us on reasonable terms, or at all.

Our short- and long-term capital requirements will depend on many factors, including the following:

•	our ability to generate cash from operations;

•	our ability to control our costs;

•	the emergence of competing or complementary technologies or products;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, or participating in litigation-related activities; and

•	our acquisition of complementary businesses, products and technologies.

Contractual Obligations, Commitments and Contingencies

Our principal contractual obligations consist of operating leases for office facilities, operating leases for certain software and non-cancellable purchase obligations primarily related to inventory purchases.

During the three months ended April 30, 2012, we entered into an office lease in Japan which has a two-year term and terminates in fiscal year 2014. The following tables summarize our outstanding contractual obligations as of January 31, 2012 and April 30, 2012:

	Payment Due by Period as of January 31, 2012
	(in thousands)
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	All Other
Contractual Obligations
Facilities under operating leases(1)	$2,804	$1,394	$1,034	$376	$—	$—
Technology license or other obligations under operating leases(2)	4,949	2,700	2,229	20	—	—
Noncancellable purchase obligations(3)	16,281	16,281	—	—	—	—
Uncertain tax liabilities(4)	1,170	—	—	—	—	1,170

Total	$25,204	$20,375	$3,263	$396	$—	$1,170

	Payment Due by Period as of April 30, 2012
	(unaudited, in thousands)
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	All Other
Contractual Obligations
Facilities under operating leases(1)	$2,439	$1,234	$942	$263	$—	$—
Technology license or other obligations under operating leases(2)	4,142	2,271	1,851	20	—	—
Noncancellable purchase obligations(3)	23,519	23,519	—	—	—	—
Uncertain tax liabilities(4)	1,170	—	—	—	—	1,170

Total	$31,270	$27,024	$2,793	$283	$—	$1,170

(1)	Facilities under operating leases represent facilities in Santa Clara (California), Taiwan, China, Hong Kong, Japan and South Korea. The leases for our Santa Clara headquarters and Hong Kong facility have three-year terms and terminate in fiscal year 2014. The leases for two China facilities have five-year and three-year terms and terminate in fiscal year 2016 and 2014, respectively. The leases for our South Korea and Japan facilities have two-year terms and terminate in fiscal year 2013 and 2014, respectively. The lease for our Taiwan office is a year-to-year term.
(2)	Technology license obligations under operating leases represent future cash payments for software or other technology licenses which are used in product design or daily operation.
(3)	Non-cancellable purchase obligations consist primarily of inventory purchase obligations with our independent contract manufacturers.
(4)	Uncertain tax liabilities represent our liabilities for uncertain tax positions as of January 31, 2012. We are unable to reasonably estimate the timing of payments in individual years due to uncertainties in the timing of the effective settlement of tax positions.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Quantitative and Qualitative Disclosure of Market Risks

We had cash, cash equivalents and restricted cash totaling $31.6 million, $42.1 million and $59.5 million at January 31, 2010, 2011 and 2012, respectively. We had cash and restricted cash totaling $60.2 million at April 30, 2012. Our cash, cash equivalents and restricted cash consist of cash in standard bank accounts and investments in certificates of deposit. The primary objectives of our investment activities are to preserve principal and provide liquidity without significantly increasing risk. Our cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes.

Foreign Currency Risk

To date, all of our product sales and inventory purchases have been denominated in U.S. dollars. We therefore have not had any foreign currency risk associated with these two activities. The functional currency of all of our entities is the U.S. dollar. Our operations outside of the United States incur operating expenses and hold assets and liabilities denominated in foreign currencies, principally the New Taiwan Dollar and the Chinese Yuan Renminbi. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates. However, we believe that the exposure to foreign currency fluctuation from operating expenses is immaterial at this time as the related costs do not constitute a significant portion of our total expenses. As we grow our operations, our exposure to foreign currency risk could become more significant. To date, we have not entered into any foreign currency exchange contracts and currently do not expect to enter into foreign currency exchange contracts for trading or speculative purposes.

Recent Authoritative Accounting Guidance

See Note 1 to our audited consolidated financial statements for information regarding recently issued accounting pronouncements.

Critical Accounting Policies and Significant Management Estimates

Our audited consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, or GAAP. In connection with the preparation of our audited consolidated financial statements, we are required to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. On an ongoing basis, we evaluate the estimates, judgments and assumptions including those related to revenue recognition, allowance for doubtful accounts, inventory valuation, impairment of long-lived assets, impairment of financial instruments, warranty costs, valuation of equity instruments, stock-based compensation, deferred income tax assets, valuation allowances and uncertain tax positions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgment and estimates. These estimates, judgments and assumptions are based on historical experience and on various other factors that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates under different assumptions or conditions, and such differences could be material. Our significant accounting policies are summarized in Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

We generate revenue from the sale of our SoCs to OEMs or ODMs, either directly or through logistics providers. Revenue from sales directly to OEMs and ODMs is recognized upon shipment provided persuasive evidence of an arrangement exists, legal title to the products has transferred, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured. We provide our logistics providers with the right to return excess levels of inventory and with future price adjustments. Given our inability to reasonably estimate these price changes and returns, revenue and costs related to shipments to our logistics providers are deferred until we have received notification from our logistics providers that they have sold our products. Information reported by our logistics providers includes product resale price, quantity and end customer shipment information as well as remaining inventory on hand. At the time of shipment to a logistics provider, we record a trade receivable as there is a legally enforceable right to receive payment, reduce inventory for the value of goods shipped as legal title has passed to the logistics provider and defer the related margin as deferred revenue in our consolidated balance sheets. Any price adjustments are recorded as a reduction to deferred revenue at the time the adjustments are agreed upon.

Arrangements with certain OEM customers provide for pricing that is dependent upon the end products into which our SoCs are used. These arrangements may also entitle us to a share of the product margin ultimately realized by the OEM. The minimum guaranteed amount of revenue related to the sale of our products subject to these arrangements is recognized upon shipment as persuasive evidence of the arrangement exists, legal title to our products has transferred, the fee is fixed and collection of the resulting receivable is reasonably assured. Any amounts at the date of shipment invoiced in excess of the minimum guaranteed contract price are deferred until the additional amounts we are entitled to are fixed or determinable. Additional amounts earned by us resulting from margin sharing arrangements and determination of the end products into which the products are ultimately incorporated are recognized when end customer sales volume is reported to us.

We also sell a limited amount of software under perpetual licenses that include post-contract customer support, or PCS. We do not have evidence of fair value for the PCS and, accordingly, license revenue is recognized ratably over the estimated support period in accordance with ASC 985, Software Revenue Recognition. The revenue from those licenses comprised 3%, 2% and 3% of our revenue in fiscal years 2010, 2011 and 2012, respectively. The revenue from those licenses comprised 3% of our revenue for the three months ended April 30, 2011 and 2012, respectively.

Inventory Valuation

We record inventories at the lower of cost (on a first-in, first-out basis) or current market value. Inventory reserves are recorded for estimated obsolescence or unmarketable inventories based on forecasts about future demand and market conditions. If actual market conditions are less favorable than projected, or if future demand for our solutions decreases, additional inventory write-down may be required. Once inventory is written-down, a new accounting basis has been established and, accordingly, it is not reversed until the inventory is sold or scrapped. To date, we have not recognized any material loss related to inventory.

Warranty Costs

We provide a one-year warranty on our products. We accrue for the estimated warranty costs at the time when revenue is recognized. The warranty accrual is regularly monitored by management based upon historical experience and any specifically identified failures. While we engage in extensive product quality assessment, actual failure rates for our solutions, material usage or service delivery costs could differ from estimates in which case revisions to the estimated warranty liability would be required. Neither our warranty costs nor our warranty accrual has been material to date.

Stock-Based Compensation

Stock-based compensation for equity awards granted to employees and directors is based upon the estimated fair value on the grant date. We use the Black-Scholes option pricing model to determine the fair value for each option grant and recognize expense using the straight-line attribution method (net of estimated forfeitures) over the requisite service period, which is typically the vesting period of each award. Stock-based compensation expense is classified in the statement of operations based on the work performed by the employee who received stock-based compensation.

Determining the fair value of stock-based awards on the grant date requires the input of various assumptions, including stock price of the underlying ordinary share, exercise price of the stock option, expected volatility, expected term, risk-free interest rate and dividend rate. The expected term was calculated using the simplified method as prescribed by the guidance provided by the Securities and Exchange Commission, as neither relevant historical experience nor other relevant data are available to estimate future exercise behavior. The expected volatility is based on the historical volatilities of securities of comparable companies whose shares are publicly traded. The risk-free interest rate is derived from the average U.S. Treasury constant maturity rates during the respective periods commensurate with the expected term. The expected dividend yield is zero because we historically have not paid dividends and have no present intention to pay dividends. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation only for those options that are expected to vest. Forfeitures are estimated at the time of grant and revised if necessary in subsequent periods if actual forfeitures differ from estimates.

We recognize non-employee stock-based compensation expense based on the estimated fair value of the equity instrument determined by the Black-Scholes option pricing model. The fair value of the non-employee equity awards is remeasured at each reporting period until services required under the arrangement have been completed, which is the vesting date.

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Stock Options:
Volatility	62%	63%	65%	63%	66%
Risk-free interest rate	2.69%	1.79%	1.64%	2.34%	1.10%
Expected term (years)	6.07	6.05	6.05	6.05	6.05
Dividend yield	—	—	—	—	—

We recognized $13,000 and $111,000 of income tax benefit for the years ended January 31, 2010 and 2011, respectively. There was no impact on paid-in capital for the years ended January 31, 2010 and 2011, respectively. We recognized $473,000 of income tax benefit for the year ended January 31, 2012, of which $125,000 was recorded in paid-in capital. The income tax benefit on stock-based compensation recognized for the three months ended April 30, 2011 and 2012 was not material.

In order to determine the fair value of our ordinary shares, we regularly engage an independent appraiser to assist us in the valuation of such ordinary shares. Our board of directors directs these regular valuations and has input into determining the relevant objective and subjective factors accounted for in each valuation. Our board of directors also reviews the assumptions and inputs used in connection with such valuations so that they are consistent with our board of directors’ best estimate of our business condition, prospects and operating performance at each valuation date. The deemed fair value per ordinary share underlying our stock option grants is determined by our board of directors with input from management at each grant date and after considering the most recent independent valuation.

Set forth below is a summary of our stock option grants for the fiscal year ended January 31, 2011 and through June 30, 2012 and the contemporaneous valuation for such grants, as well as the associated per share exercise price, which equaled or exceeded the fair value of our ordinary shares:

Date of Grant	Number of Shares	Exercise Price ($ per share)	Estimated Fair Value ($ per share)
February 25, 2010	118,000	1.92	1.92
April 13, 2010	450,000	1.92	1.92
June 8, 2010	381,000	1.92	1.92
July 7, 2010	208,000	1.92	1.92
September 1, 2010	112,000	1.96	1.96
November 3, 2010	3,242,600	1.96	1.96
December 10, 2010	100,000	1.96	1.96
March 8, 2011	1,666,400	1.96	1.96
April 19, 2011	351,000	1.96	1.96
August 30, 2011	3,417,400	1.96	1.96
February 28, 2012	565,000	2.22	2.22

Because there has been no public market for our ordinary shares, our board of directors has determined the estimated fair value of our ordinary shares. Historically, our board of directors reviews and discusses a variety of factors when exercising their judgment in determining the deemed fair value of our ordinary shares. These factors generally include the following:

Company-specific factors

•	our operating and financial performance and revenue outlook;

•	the status of product development;

•	the level of competition for our existing and planned solutions;

•	the amount and pricing of our preference share financings with outside investors in arms-length transactions;

•	the rights, preferences and privileges of those preference shares relative to those of our ordinary shares;

•	the hiring of key personnel;

•	the historical lack of a public market for our ordinary and preference shares;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions and the nature and history of our business;

•	industry recognitions and awards;

•	the development of end customer relationships; and

•	market adoption and success of our end customers’ products.

Industry-specific factors

•	industry information such as aggregate market and unit volume growth;

•	public trading prices of the common stock of companies in our industry;

•	emerging trends and issues; and

•	the performance of similarly-situated companies in our industry.

General economic factors

•	trends in consumer spending, including consumer confidence;

•	overall economic indicators, including gross domestic product, unemployment and manufacturing data; and

•	the general economic outlook.

Our contemporaneous ordinary share valuations utilize the income and market valuation approaches. The income approach is based on the premise that the value of a business is the present value of the future earning capacity that is available for distribution to investors. This approach involves estimating the discounted cash flow for our business by projecting the free cash flows of each year, calculating a terminal value, and then discounting these cash flows back to a present value at an appropriate discount rate. The market approach is based on the premise that a business can be valued by comparing it to other companies which are being acquired or which are publicly traded. It involves selecting publicly traded companies or recently merged and acquired companies similar to us in terms of size, product market, liquidity, financial leverage, revenue, profitability, growth and other factors, calculating multiples of revenue or EBITDA for these companies and applying these multiples to our business. The prior sales of company shares included in the market approach involves examining any historical transactions involving the sale of our redeemable convertible preference shares. Once the total equity value is computed and weighted under the various approaches, we allocate value to the security using an appropriate allocation method. The income and market valuation approaches described above have been applied consistently across the valuation periods. In addition, for any of the valuation approaches which require weighting or assessment of the probabilities of the various scenarios occurring, any significant changes are described below.

Prior to October 2009, we utilized the Option Pricing Method to allocate value between securities by treating them as a call option on a portion of the future value of a business. We used the Black-Scholes model with the following assumptions:

•	share price, which is the underlying value of asset calculated from the valuation approach;

•	estimated time to a liquidity event;

•	average comparable public companies’ stock volatilities, calculated on a weekly basis over the years prior to the valuation date; and

•	risk-free interest rate of U.S. Treasury bonds corresponding to the years of time to liquidity as of the valuation date.

Commencing in October 2009, our board of directors began utilizing the Probability Weighted Expected Return Method to allocate the enterprise value between securities. The Probability Weighted Expected Return Method is used to estimate the value of our ordinary shares based upon an analysis of the future value of our ordinary shares under each of the following scenarios occurring within a two-year period from the date of each valuation:

•	an initial public offering of our ordinary shares at a price per ordinary share resulting in the holders of our preference shares choosing to convert into ordinary shares;

•

a sale of the company to an acquiror at a price per ordinary share resulting in the holders of our preference shares potentially choosing to convert into ordinary shares based on the economic value of the sale to such holders, thereby receiving their liquidation preference and a portion of the remaining proceeds;

•	remaining a private company; and

•	dissolution of the company.

The assumptions around fair value represented our management’s best estimate at the time of the valuation, but they are highly subjective and inherently uncertain. If management had made different assumptions, our calculation of the option’s fair value and the resulting stock-based compensation expense could differ, perhaps materially, from the amounts recognized in our audited consolidated financial statements.

Discussion of Significant Factors in Fair Value Determinations

The following discusses the significant factors and probabilities of various outcomes considered by our board of directors in determining the estimated fair value of our ordinary shares at each of the grant dates specified below.

February 25, 2010 and April 13, 2010

In February 2010 and April 2010, our board of directors granted stock options with an exercise price of $1.92 per share. In estimating the fair value of our ordinary shares to set the exercise price of such options, our board of directors considered a number of factors, including strong revenue growth in the second half of fiscal 2010, our improved outlook, the recent announcement of our A5S SoC and continued progress toward customer adoption of our A6 SoC in the infrastructure market. The U.S. economy and public financial and stock markets also continued to improve during this period. Our board of directors also took into consideration the continued progress towards becoming a public company based on our operational performance and the progress on our product roadmap. As part of our board of directors’ estimate of the fair market value of our ordinary shares, our board of directors also considered the February 15, 2010 independent valuation that reflected a fair value of our ordinary shares of $1.92 per share, representing a 30.6% increase from the $1.47 per share valuation in the prior period.

The significant assumptions used in the February 15, 2010 independent valuation included a risk adjusted discount rate of 21.0% utilized an adjusted capital asset pricing model based on similar companies at a similar stage of development and a lack of marketability discount of 30.0% in the remaining a private company scenario. The expected outcomes were weighted as follows: 50.0% probability of an initial public offering, or IPO, by July 2010, a 28.5% probability of an IPO by January 2011, a 7.5% probability of an IPO by July 2011, a 1.3% probability of an IPO by January 2012 and a 0.2% probability of an IPO by July 2012. Similarly, we believed that a sale or acquisition of our company would be the second most probable scenario. We believed that there was a 1.5% chance that our company would be sold or acquired by January 2011, a 2.5% chance that our company would be sold or acquired by July 2011, 3.8% chance that our company would be sold or acquired by January 2012 and a 1.8% chance that our company would be sold or acquired by July 2012. We also believed that there was a 3.0% probability that our company would remain private through July 2012.

June 8, 2010 and July 7, 2010

In June 2010 and July 2010, our board of directors granted stock options with an exercise price of $1.92 per share. In estimating the fair value of our ordinary shares to set the exercise price of such options, our board of directors considered the February 15, 2010 independent valuation and determined that there was a lack of material changes in our business and market conditions subsequent to such valuation. Revenue was essentially flat from the prior period and we had not yet set a timeframe for an initial public offering organizational meeting. Our board of directors believed that these factors were consistent with maintaining the fair value per share of $1.92 during this period.

September 1, 2010

In September 2010, our board of directors granted stock options with an exercise price of $1.96 per share. In estimating the fair value of our ordinary shares to set the exercise price of such options, our board of directors considered a number of factors, including broadening adoption of our A6 SoC in the infrastructure market and increased sales of our A5 and A5S SoCs in the camera market. The valuation also took into account our product development efforts and improved economic and public stock market conditions. Our board of directors also considered the August 13, 2010 independent valuation that reflected a fair value of our ordinary shares of $1.96 per share. Our board of directors believed that the incremental growth of our business and the general economic trends were consistent with increasing the fair value of our ordinary shares to $1.96 per share.

The significant assumptions used in the August 13, 2010 independent valuation included a risk adjusted discount rate of 20.0% based upon an adjusted capital asset pricing model and a lack of marketability discount of 30.0% in the remaining a private company scenario. The expected outcomes were heavily weighted based on the probability of an IPO, with a 5.0% probability of an IPO by January 2011 and a 60.9% probability of an IPO by July 2011. Similarly, we believed that a sale or acquisition of our company would be the second most probable scenario, with a 9.1% chance that our company would be sold or acquired by July 2011. We also believed that there was a 3.0% chance that the company would remain private through January 2013.

November 3, 2010 and December 10, 2010

In November 2010 and December 2010, our board of directors granted stock options with an exercise price of $1.96 per share. In estimating the fair value of our ordinary shares to set the exercise price of such options, our board of directors considered a number of factors, including increased demand for our A6 SoC for the infrastructure market, the announcement of our A7 SoC for the broader camera market, a relatively flat revenue forecast, increased volatility in the economy and public stock markets, and that no timeframe had yet been established for an initial public offering organizational meeting. Our board of directors also considered the October 15, 2010 independent valuation that reflected a fair value of our ordinary shares of $1.72 per share.

The significant assumptions used in the October 15, 2010 independent valuation include a risk adjusted discount rate of 21.0% based upon an adjusted capital asset pricing model and a lack of marketability discount of 30.0% in the remaining a private company scenario. The expected outcomes were heavily weighted based on the probability of an IPO, with a 45.0% probability of an IPO by July 2011 and a 17.2% probability of an IPO by January 2012. Similarly, we believed that a sale or acquisition of our company would be the second most probable scenario, with a 5.0% chance that our company would be sold or acquired by July 2011. We also believed that there was a 3.0% probability that the company would remain private through January 2013.

March 8, 2011 and April 19, 2011

In March 2011 and April 2011, our board of directors granted stock options with an exercise price of $1.96 per share. In estimating the fair value of our ordinary shares to set the exercise price of such options, our board of directors considered a number of factors, including a revenue trend that was flat over the prior year, strong sales of our A6 and A5S SoCs and the announcement of the launch of our iOne SoC, offset by significant declines in sales of our A5 SoC to pocket video customers. Our board of directors also considered the February 24, 2011 independent valuation that reflected a fair value of our ordinary shares of $1.85 per share.

The significant assumptions used in the February 24, 2011 independent valuation include a risk adjusted discount rate of 22.0% based upon an adjusted capital asset pricing model and a lack of marketability discount of 30.0% in the remaining a private company scenario. The expected outcomes were heavily weighted based on the probability of an IPO, with a 45.0% probability of an IPO by July 2011 and a 15.2% probability of an IPO by January 2012. Similarly, we believed that a sale or acquisition of our company remained the second most probable scenario, with a 5.0% chance that our company would be sold or acquired by July 2011. We also believed that the probability that the company would remain private through January 2013 had increased slightly to 5.0%.

August 30, 2011

In August 2011, our board of directors granted stock options with an exercise price of $1.96 per share. In estimating the fair value of our ordinary shares to set the exercise price of such options, our board of directors considered a number of factors, including a revenue trend that continued to be flat over the prior year, the continued decline of sales to pocket video customers, and high volatility in the public stock markets during the period leading up to the valuation date. Our board of directors also considered the August 10, 2011 independent valuation that reflected a fair value of our ordinary shares of $1.84 per share.

The significant assumptions used in the August 10, 2011 independent valuation include a risk adjusted discount rate of 21.0% based upon an adjusted capital asset pricing model and a lack of marketability discount of 30.0% in the remaining a private company scenario. The expected outcomes were heavily weighted based on the probability of an IPO, with a 30.0% probability of an IPO by January 2012 and a 22.5% probability of an IPO by July 2012. Similarly, we believed that a sale or acquisition of our company remained the second most probable scenario, with a 10.0% chance that our company would be sold or acquired by January 2012. We also believed that the probability that the company would remain private through January 2013 had increased from 5.0% to 10.0%.

February 28, 2012

In February 2012, our board of directors granted stock options with an exercise price of $2.22 per share. In estimating the fair value of our ordinary shares to set the exercise price of such options, our board of directors considered a number of factors, including an improving revenue forecast, particularly for wearable sports cameras and automotive aftermarket cameras, and the introduction of our A7L SoC for the video-enabled DSC market. In addition, our board of directors considered the recent sale of our Series D preference shares to a new investor at a price of $2.50 per share. Our board of directors also considered the January 10, 2012 independent valuation that reflected a fair value of our ordinary shares of $2.22 per share.

The significant assumptions used in the January 10, 2012 independent valuation include a risk adjusted discount rate of 20.0% based upon an adjusted capital asset pricing model and a lack of marketability discount of 30.0% in the remaining a private company scenario. The expected outcomes were heavily weighted based on the probability of an initial public offering, with a 15.0% probability of an IPO by July 2012 and a 12.5% probability of an IPO by January 2013. Similarly, we believed that a sale or acquisition of our company remained the second most probable scenario, with a 35.0% chance that our company would be sold or acquired by July 2012. We also believed that there was a chance that the company would remain private through July 2013 was 10.0%.

Aggregate Intrinsic Value of Outstanding Stock Options

Based upon an assumed initial public offering price of $             per share, the mid-point of the range reflected on the cover page of this prospectus, the aggregate intrinsic value of outstanding stock options vested and expected to vest as of April 30, 2012 was $             million, of which $             million related to vested options and $             million related to options expected to vest.

	April 30 2012,	Weighted- Average Exercise Price	IPO Price	Excess of IPO Price	Aggregate Intrinsic Value
Vested	10,517,658	$0.94
Expected to vest	8,832,650	1.68

Total vested and expected-to-vest stock options	19,350,308	$1.28

Allowance for Doubtful Accounts

We frequently monitor cash collections from our logistics providers and end customers. We perform ongoing credit evaluation of our customers and generally require no collateral. We assess the need for allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments by considering factors such as historical collection experience, credit quality, aging of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. To date, we have not experienced any material bad debt and, therefore, no allowance for doubtful accounts has been recorded. However, our prior experience may not be indicative of future losses and if the financial condition of our customers were to deteriorate and result in inability to make payments, losses may be incurred. Our accounts receivable are concentrated among relatively few customers. Therefore, a negative change in liquidity or financial position of any one of these customers could make it difficult for us to collect our accounts receivable and require us to establish or increase our allowance for doubtful accounts.

Income Taxes

We record income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

We apply authoritative guidance for the accounting for uncertainty in income taxes. The guidance requires that tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits as of the reporting date. Upon estimating our tax positions and tax benefits, we consider and evaluate numerous factors, which may require periodic adjustments and which may not reflect the final tax liabilities. We adjust our financial statements to reflect only those tax positions that are more likely than not to be sustained under examination.

As part of the process of preparing audited consolidated financial statements, we are required to estimate our taxes in each of the jurisdictions in which we operate. We estimate actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as accruals and allowances not currently deductible for tax purposes. These differences result in deferred tax assets, which are included in our consolidated balance sheets. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the consolidated statements of operations become deductible expenses under applicable income tax laws, or loss or credit carryforwards are utilized.

In assessing whether deferred tax assets may be realized, we consider whether it is more likely than not that some portion or all of deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

We make estimates and judgments about our future taxable income based on assumptions that are consistent with our plans and estimates. Should the actual amounts differ from estimates, the amount of valuation allowance could be materially impacted. Any adjustment to the deferred tax asset valuation allowance would be recorded in the income statement for the periods in which the adjustment is determined to be required.

Jumpstart Our Business Startups Act of 2012, or JOBS Act

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to opt out of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

BUSINESS

Company Overview

We are a leading developer of semiconductor processing solutions for video that enable high-definition, or HD, video capture, sharing and display. We combine our processor design capabilities with our expertise in video and image processing, algorithms and software to provide a technology platform that is designed to be easily scalable across multiple applications and enable rapid and efficient product development. Our system-on-a-chip, or SoC, designs fully integrate HD video processing, image processing, audio processing and system functions onto a single chip, delivering exceptional video and image quality, differentiated functionality and low power consumption.

The inherent flexibility of our technology platform enables us to deliver our solutions for numerous applications in multiple markets. Our platform enables the creation of high-quality video content in wearable sports cameras, automotive aftermarket cameras, Internet Protocol, or IP, security cameras, digital still cameras, or DSCs, telepresence cameras, camcorders and pocket video cameras, which we collectively refer to as the camera market. In the infrastructure market, our solutions efficiently manage IP video traffic, broadcast encoding and IP video delivery applications. According to the 2011 Cisco Report, IP video traffic, including peer-to-peer video sharing, represented between 67% and 69% of total consumer IP traffic in 2011. We initially focused our technology platform on the infrastructure market, where we were able to differentiate our solutions for broadcast customers based on high performance, low power consumption, transmission and storage efficiency and small form factor. Leveraging these same capabilities, we then designed high-performance solutions for the camera market. As a result of the advantages of our solutions, we became a leading provider of video processing solutions for cameras that capture both HD video and high-resolution still images simultaneously. In addition, we have released SoC solutions that combine high-resolution video and image capture capabilities with advanced networking, connectivity and application processing functionalities. We are currently selling our fourth generation solutions into the infrastructure market and our fifth generation solutions into the camera market.

We sell our solutions to leading original design manufacturers, or ODMs, and original equipment manufacturers, or OEMs, globally. We refer to ODMs as our customers and OEMs as our end customers, except as otherwise indicated or as the context otherwise requires. In the camera market, our video processing solutions are designed into products from leading OEMs including GoPro, Robert Bosch GmbH and affiliated entities and Samsung Electronics Co., Ltd., who source our solutions from ODMs including Ability Enterprise Co., Ltd., Asia Optical Co. Inc., Chicony Electronics Co., Ltd., DXG Technology Corp., Hon Hai Precision Industry Co., Ltd. and Sky Light Digital Ltd. In the infrastructure market, our solutions are designed into products from leading OEMs including Harmonic Inc., Motorola Mobility, Inc. (owned by Google, Inc.) and Telefonaktiebolaget LM Ericsson, who source our solutions from leading ODMs such as Plexus Corp.

We have shipped more than 26 million SoCs since our inception in 2004. We employ a fabless manufacturing strategy and are currently shipping the majority of our solutions in the 65, 45 and 32 nanometer, or nm, process nodes. We have a proven track record of developing and delivering multiple solutions with first-pass silicon success. As of April 30, 2012, we had 413 employees worldwide, approximately 80% of whom are in research and development. Our headquarters are located in Santa Clara, California, and we also have research and development design centers and business development offices in China, Japan, South Korea and Taiwan. For our fiscal years ended January 31, 2011 and January 31, 2012 and for the three months ending April 30, 2012, we recorded revenue of $94.7 million, $97.3 million and $25.9 million, respectively, and net income of $13.9 million, $9.8 million and $2.6 million, respectively. We have generated net income in each quarter beginning with the first quarter of fiscal year 2010, and we have generated cash from operations in each of fiscal years 2009, 2010, 2011 and 2012 and in the first quarter of fiscal year 2013.

Industry Background

Trends Impacting the Video Content Creation and Distribution Markets

Video traffic is growing at a significant rate. According to the 2011 Cisco Report, Internet video traffic will grow at a 34% compound annual growth rate, or CAGR, from 2011 to 2016. In 2016, video will comprise 92% of total mobile data traffic, a 25 times increase in mobile data traffic over 2011. The market trends that are fundamentally impacting video content creation and distribution include the following:

•

Increasing Number of Video Capture Devices. Traditionally, video has been captured using large, power intensive and expensive dedicated devices. Recent improvements in video capture quality, device size and cost have allowed video capture functionality to be incorporated into a broad range of devices. Today, smartphones, tablets, wearable cameras, automotive aftermarket cameras, IP security cameras and telepresence cameras are increasingly including both HD video capture and high-quality still image capture. According to IDC, virtually all camera-enabled smartphones being sold today are capable of capturing and wirelessly transmitting HD video. In the IP video segment of the camera market, growth is being driven by customers’ demand for HD imaging and networking capabilities to replace aging analog and standard-definition systems currently used for security applications. IDC forecasts the IP security surveillance camera market will grow from 6.6 million units in 2011 to 15.0 million units in 2014. In addition to the significant growth in the number of devices, new applications are emerging for video capture devices. In some regions of the world, such as China, Russia, South Korea and Taiwan, video capture devices are being added as aftermarket accessories to automobiles and connected to on-board recording systems to capture video in the event of an incident, which assists the insurance claims process following an accident.

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Growing User-Generated Content. Historically, most video content was created by media companies, professional studios and large broadcasters that possessed the equipment, expertise and other resources necessary to produce and distribute such programming. However, with the proliferation of low-cost digital video devices and greater penetration of broadband connectivity, individuals are playing a greater role in content creation and distribution than ever before. Websites such as YouTube and Facebook have enabled an effective new channel to widely distribute, store and display video and other rich media. YouTube reports having one trillion video views in 2011, and having 60 hours of video uploaded every minute. In addition to user-created videos, other user-generated content such as video conferencing and video instant messaging through services provided by Apple, Inc., Google Inc. and Skype, among others, are becoming increasingly popular. According to the 2010 Cisco Report, global video communications traffic will increase over 550% from 2010 to 2015.

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Broadband Penetration Enabling the Proliferation of the Video Cloud. The adoption of high-speed broadband and the proliferation of connected devices such as smartphones, tablets, laptops, desktop computers and connected televisions have allowed consumers to more easily download and share IP video accessed upon demand through the video cloud. According to IDC, over one billion people will watch streaming video over the Internet in 2015. The video cloud has led to new business models based on personal content such as streaming video provided by services like YouTube. Additionally, consumers are leveraging the video cloud for security by utilizing an IP camera and cloud infrastructure to watch live HD video streaming to any web connected device. This video cloud application has enabled intelligent IP surveillance systems that detect activity and then stream encrypted HD video through secure servers and alert end users.

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Advancements in Display Technology. The increasing proliferation of HD displays in television and in mobile connected devices such as laptops, smartphones and tablets is accelerating HD video content growth. According to Nielsen, 67% of U.S. households with televisions now have a HD television and receive HD signals; meanwhile, Apple has introduced HD displays in their iPhones, iPads and MacBooks. These trends highlight the new paradigm of escalating consumer expectations of video quality, such that video is comparable to high-resolution still images, which drove the transition from standard definition to HD, and will drive the transition to Ultra High-Definition, or UHD. UHD is commonly referred to as 4K video, which supports up to 4096x2160 pixels per frame, more than four times greater resolution than the current Full HD standard, which supports up to 1920x1080 pixels per frame.

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Requirement for Efficient Video Compression. HD video is increasingly a requirement for consumer video cameras, IP security cameras and for the broadcast of television programs, whether via cable, satellite or IP networks. Uncompressed HD video requires massive amounts of digital data to represent it, necessitating the need for H.264 video compression technology to reduce data rates for storage or for transmission of video over networks with limited bandwidth. In consumer cameras, the efficiency of the encoding has a significant impact on video quality, recording time and battery life. In IP security cameras, encoding efficiency is important for realizing the highest image quality possible over bandwidth-limited networks, and for minimizing the costs of cloud-based storage of video content. Additionally, the ability to actively adapt the encoding bit-rate based on changing network bandwidth availability provides the highest possible video quality and enables network traffic management. As consumers increasingly view video on smartphones and tablets, in addition to traditional televisions and PCs, the ability to trans-rate video content in real time to the various resolutions and bit-rates supported by the smartphones or tablets is essential.

Evolving End User Requirements for Video Capture and Distribution

Camera users have evolving requirements with respect to connectivity, simplicity and portability including:

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Connectivity. Integrated wireless capability using mobile broadband protocols and wireless links such as Bluetooth and Wi-Fi is becoming an increasingly prevalent feature across many classes of video capture devices. Rather than storing images and video to local media and transferring to a computer later, consumers are demanding the ability to transfer and share their video content in real-time to websites such as YouTube, Facebook and online media albums. Consumers want to watch, control and capture real-time video on their smartphones through simple cameras with embedded connectivity, high-performance video and image processing and a rugged form factor. Additionally, consumers are requiring high-performance cameras with robust connectivity to enable security functionalities such as remote monitoring over cloud infrastructure.

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Simplicity. Device manufacturers and software developers continually struggle to balance enhanced functionality with a simpler user experience. Consumer preference has moved away from video capture devices with multiple buttons and controls to less complex devices with fewer buttons and more intuitive graphical user interfaces and software applications. Consumers also expect video and images to be captured and stored in a format which can be edited, displayed and shared quickly, easily and without the need to upload to a computer. To provide consumers with increasingly easy-to-use devices and interfaces, video and image capture, OEMs must be able to embed more intelligence in their device platforms to facilitate devices that strike a balance between making decisions for the user and providing the user with the desired level of control. For example, smartphone companion cameras are utilizing easy-to-use camera devices, with no display and limited control functionality on board, and leveraging the intuitive graphical user interfaces of smartphones as the command and control center for view finding and for video playback or sharing.

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Portability and Rugged Durability. Consumers are demanding increasingly smaller and portable video capture devices with rugged durability that capture high-quality images and video. Specifically, consumers want to capture high-quality video and images while being active, such as with wearable sports cameras, or with cameras embedded in accessories such as sunglasses, record possible events such as an accident with an automotive aftermarket camera, or capture security related footage from an IP security camera in an outdoor environment. These growing use cases are all being enabled by technology that allows high performance, low power, still image and video capture in rugged form factors.

Evolving requirements for cameras and broadcast infrastructure equipment typically center around video definition and frame rates, ability to capture high-quality still images and video and transcoding capability:

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Higher Definition and Higher Frame Rates. The demand for enhanced video resolution has been increasing in both the camera and infrastructure markets. Consumers expect video quality to be closer to high-resolution still images, which continues to drive the transition from standard definition to Full HD and beyond. Similarly, as new display technologies enable higher resolutions and higher frame rates, we believe consumer demand will drive the requirement for UHD video capture and transmission. In the market for DSCs, for example, resolution, measured in megapixels, has been the primary factor in consumers’ purchasing decisions. In the infrastructure market, consumer demand for viewing Full HD content has prompted broadcasters to seek high-performance solutions.

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Ability to Capture High-Quality Still Images and Video. Historically, consumers have purchased devices that either provide high-quality image capture or record high-quality video. This was the result of consumer preference, as reasonably priced and sized devices would provide only one of those attributes. However, as a result of technological improvements, consumer devices that deliver both attributes have proliferated to the point that a pure video capture device or still image capture device is becoming uncommon. Increasingly, devices are able to simultaneously capture HD video and high-quality still images without adversely impacting the quality of either. In the future, consumers will demand devices that can capture Full HD video while encoding a second mobile resolution video for uploading to the Internet or streaming over a Wi-Fi network.

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Transcoding. The ability to decode and simultaneously re-encode high-quality video streams in multiple formats, which is commonly referred to as transcoding, using dense, small form factor and power-efficient hardware is a critical requirement for content providers and the video cloud. Given the differing connection speeds and capacities in current communication networks, broadcasters must be able to deliver video to consumers at varying bit-rate and quality levels. Furthermore, the significant increase in the number and types of devices capable of displaying video, from HD televisions to cell phones, requires broadcasters and other distributors to have the capability to provide video content in multiple formats and source resolutions.

Limitations of Current Video Content Creation and Distribution Solutions

A device that captures video includes four primary components: a lens, an image sensor, a video processor and storage memory. The video processor is the most complex of these four primary components as it converts raw video input into a format that can be stored and distributed efficiently. Optimizing this process represents a significant engineering challenge that only a limited number of companies have successfully overcome. The processor is based on a suite of signal processing and compression algorithms implemented using hardware specifically built to process video and audio and is supported by system and software architectures to manipulate, store and distribute data efficiently.

Given the complexity of video processing, meeting all consumer demands in a single device is challenging. As a result, solution providers often compromise on one or more key specifications. For example, in portable consumer devices and networked video applications where power consumption and device size are critical attributes, many video capture devices available in the market today sacrifice image quality in order to achieve low power consumption and a compact form factor.

The performance of video and image compression technology has become increasingly important as file sizes have grown and video traffic volumes have increased. Many current compression solutions are developed from architectures that were originally optimized for still image processing needs or lower resolution videos. As a result, these solutions use inefficient video compression algorithms, which limit overall system performance, increase storage and power consumption requirements and slow video-transfer speeds and upload times. In the infrastructure market, solutions based on inefficient architectures tend to consume more power and have bigger form factors, thereby lowering the number of available channels per encoder and limiting the ability to deliver multiple streams of video simultaneously.

Many leading camera OEMs have used proprietary technologies to try to address these technical challenges. However, many of these OEMs are vertically integrated and generally allocate fewer resources to semiconductor design solutions than are necessary, and hence are not generally able to produce low-cost leading edge technologies quickly and efficiently. More specifically, many of the vertically integrated OEMs are not investing the capital necessary to move platforms to smaller process nodes, which compromises performance, cost optimization and power efficiency. As a result, OEMs are increasingly migrating toward integrating third-party video processing solutions in their devices to offer exceptional and differentiated products.

Our Solution

Our video and image processing SoCs, based on our proprietary technology platform, are highly configurable and satisfy the needs of numerous applications in the camera and infrastructure markets. Our HD video and image processing solutions enable our customers to deliver exceptional quality video and still imagery in small, easy-to-use devices with low power requirements. Our customized software solution includes middleware, firmware and software development kits to optimize system-level functions and allow rapid integration of our solution and specification adjustments.

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Camera Market. In addition to enabling small device size and low power consumption, our SoC solutions make possible differentiated functionalities such as simultaneous video and image capture, multiple-stream video capture and wireless connectivity. For example, our solutions enable wearable cameras and DSCs that transmit captured video and images to connected devices and the Internet, including social media sites. Additionally, our SoC solutions enable HD IP security cameras that transmit HD video efficiently to provide remote monitoring and control. A more recent use case that has become a significant part of our revenue is the automotive aftermarket camera, particularly in emerging markets such as China, Russia, South Korea and Taiwan, which allows consumers to record video constantly and automatically from their automobiles so that there is visual evidence of accidents or other incidents.

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Infrastructure Market. Our SoC solutions enable high-performance, low power consumption broadcast devices with small form factors, thereby reducing bandwidth needs, energy usage and costs of additional hardware. Our solutions enable an increased number of channels per encoder due to high compression efficiencies. They also make possible a new class of transcoders that can simultaneously encode and stream multiple video formats to different end devices and can change video resolution and transmission rates based on available bandwidth and the display capability of receiving devices.

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New and Emerging Markets. We intend to continue to customize and adapt our solutions to meet the needs of additional large and emerging markets. For example, we are leveraging our expertise in still image and video capture to pursue new opportunities within the DSC market, such as mirrorless cameras. According to IDC, the mirrorless camera market is expected to grow from 3.5 million units in 2011 to 18.5 million units in 2016 representing a 39.9% CAGR. Additionally, we are working with end customers to develop video capture devices for emerging wearable camera applications.

Our Competitive Strengths

Our platform technology solutions provide performance attributes that meet the highest standards of the infrastructure market, satisfy the stringent demands of the camera market and enable integration of HD video and image capture capabilities in portable devices. We believe that our leadership in HD video and image processing applications is the result of our competitive strengths, including:

•	High-Performance, Low Power Video and Image Algorithm Expertise. Our solutions provide Full HD video at exceptional resolution and frame rates. Our extensive algorithm expertise, which facilitates efficient video and image compression, enables our solutions to achieve low power consumption without compromising performance. Our solutions achieve high storage and transmission efficiencies through innovative and complex video and image compression algorithms that significantly reduce the output bit-rate. This smaller storage footprint directly benefits the performance of our solutions in several ways including lower memory storage requirements and reduced bandwidth needs for transmission, which is more conducive to sharing content between devices. These benefits are particularly important in transcoding and video cloud applications. Our solutions can enable high-performance image capture of up to 30 16-megapixel still images per second. Our solutions can deliver clear images in low light conditions because of our 3D Motion Compensated Temporal Filtering, or MCTF, and multiple exposure processing. Additionally, our Wide Dynamic Range, or WDR, processing capabilities provide greater dynamic range between the lightest and darkest areas of an image, permitting captured still images to reveal details that would otherwise be lost against a bright background. The confluence of our image and video processing expertise allows us to penetrate high-performance applications such as the high-end DSC market.

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Proprietary Video Processing Architecture. Our proprietary video processing architecture is designed to efficiently integrate our advanced compression algorithms into our SoCs to offer exceptional storage and transmission efficiencies at lower power across multiple products and end markets. We engineered our very-large-scale integration, or VLSI, architecture with a focus on high-performance video compression as opposed to solutions that are based on a still image processing architecture with add-on video capabilities. Due to our primary focus on video processing compression, we believe that our solutions offer exceptional performance metrics with lower power requirements and reduced die sizes. Our integrated algorithms and architecture also enable simultaneous processing of multiple video and image streams.

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Highly-Integrated SoC Solutions Based on a Scalable Platform. Our product families leverage our core high-performance video processing architecture, combined with an extensive set of integrated peripherals, which enables our platform to address the requirements of a variety of applications and end markets. Traditional solutions have generally relied upon significant customization to meet the specific requirements of each market, resulting in longer design cycles and higher development costs. Our flexible and highly-scalable platform enables us to address multiple markets with reduced design cycles and costs. Our platform also enables us to develop fully integrated SoC solutions that provide the system functionalities required by our customers on a single chip. Our extensive system integration expertise enables us to integrate core video processing functionality with many peripheral functions such as multiple inputs and outputs, lens controllers, flash controllers and remote control interfaces to reduce system complexity and interoperability issues. Furthermore, we have successfully migrated our process nodes from 130nm to 32nm since our founding and have a proven track record of developing and delivering multiple solutions with first-pass silicon success.

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Comprehensive and Flexible Software. Our years of investment in developing and optimizing our comprehensive and flexible software serve as the foundation of our high-performance video application solutions. Key components of our software include highly customized middleware that integrates many unique features for efficient scheduling and other system-level functions, and firmware that is optimized to reduce power requirements and improve performance. In addition, we provide to our customers fully-functional software development kits with a suite of application programming interfaces, or APIs, which allow them to rapidly integrate our solution, adjust product specifications and provide additional functionality to their systems, thereby enabling them to differentiate their product offerings and reduce time to market.

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Broad Domain Experience in Video Processing and Delivery. Our engineering team, whose core members have worked together for over 15 years, includes leading innovators in video processing and delivery. Our VLSI team has extensive multi-gigahertz, superscalar CPU design experience from Intel Corporation, Advanced Micro Devices, Inc. and Sun Microsystems, Inc. Our team has developed many industry firsts such as the first single chip MPEG-2 encoder, the first consumer MPEG-2 transcoding SoC, the first single chip HD H.264 encoder and camera SoC and the first 1080p60 infrastructure SoC. Our team has developed an ecosystem of high-performance software and hardware solutions that reduce customer system development time and cost, thus allowing for accelerated time-to-market.

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Key Global Relationships with Leading OEM and ODM Customers. Our solutions have been designed into top-tier OEM brands currently in the market. We have established collaborative relationships with most of the leading ODMs and OEMs that serve our primary markets. Our collaborations with ODMs give us extensive visibility into critical product design, development and production timelines, and keep us at the forefront of technological innovation. We actively engage with OEMs on design specifications and with ODMs on product implementation. Additionally, approximately 70% of our employees are located in the Greater China region, strategically placing us near many of our customers and allowing us to provide superior sales, design and technical support and to strengthen our customer relationships.

Our Strategy

Our objective is to be the leading provider of processing solutions for the capture, sharing and display of HD video and still imagery. Key elements of our strategy are to:

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Extend Our Technology Leadership. We intend to continue to invest in the development of video and image processing solutions designed to meet evolving consumer demands such as higher performance, lower cost, lower power, connectivity and interoperability with other connected devices. We intend to leverage our existing technical expertise and continue to invest significant resources both in our current solutions and in developing solutions that address new markets as well as new segments of existing markets. We will continue to recruit and develop expertise in the area of high-performance processor design and algorithm and software development, and build on our proprietary intellectual property position in HD video processing. We believe that continued investment in our proprietary technology platform will enable us to increase our technological leadership in terms of the performance and the functionality of our solutions. An example of our technology leadership is the recent introduction of our A7L SoC, which delivers full 1080p HD H.264 video at 60 frames per second and allows for the capture of 30 16-megapixel still images per second. Our A7L SoC enables consumers with connected cameras to simultaneously capture Full HD video while encoding a second, mobile resolution video for uploading to the Internet or streaming over a Wi-Fi network.

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Deepen and Expand Our Customer Relationships. We intend to continue to build and strengthen our relationships with existing customers and also diversify our customer base. Our close relationships with leading ODMs and OEMs provide us with insight into product roadmaps and trends in the marketplace, which we intend to leverage to identify new opportunities and applications for our solutions, and we intend to continue to actively engage with ODMs and OEMs at every stage of their design cycles. Once integrated into a customer’s design, our product lifecycles tend to be for the life of the product, and we intend to maintain our incumbent position with our customers by continually improving our solutions to meet their evolving needs. An example of an opportunity to expand our customer relationships is in the DSC camera market, where prospective camera end customers have heretofore primarily utilized internal resources to develop their video and image processing devices. We believe as video formats evolve toward UHD and beyond, complexity of design will greatly increase the required investment for in-house innovation, making high-performance merchant solutions, such as ours, more attractive to potential camera end customers.

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Target New Applications Requiring Connectivity, HD Video Processing and Low Power. We intend to leverage our core technology platform to address other processing markets that have high-performance, robust connectivity, low latency and low power requirements. Examples of markets that we are focused on penetrating are the wearable sports camera market, the market for automotive aftermarket cameras, the IP security camera market and the mirrorless DSC market. Our camera solutions’ ability to provide connectivity and simultaneous high-quality video and image capture in a power efficient system have facilitated preliminary engagements with emerging leaders in the mirrorless and DSC camera markets. Additionally, our high-performance video and image capture, connectivity, capability to stream HD video efficiently and power efficiency have enabled us to develop relationships with leaders in the wearable camera market, the market for automotive aftermarket cameras and the IP security camera market, which we intend to expand as those markets continue to develop.

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Leverage Our Global Business Infrastructure. We are committed to continue growing our global infrastructure. Our proximity to key customers due to our extensive presence in Asia has enabled us to build strong relationships with leading ODMs and OEMs. We intend to increase our investments in research and business development personnel in Asia to further strengthen these relationships. We believe that growing our highly-integrated global organization also provides us with a favorable cost structure while enabling continued advancement of our technology. Our global structure provides us access to an international pool of engineering and management talent, allowing us to recruit and retain highly accomplished personnel with proven expertise in video and image processing solutions.

Products

We are currently shipping production volumes of our SoCs that incorporate the fourth generation of our core technology platform. We provide customers with guidelines known as reference designs so that they can efficiently incorporate our solutions in their product designs.

Our technology platform delivers a high-performance, low power video and image processing solution that can be tailored with our software development kits to meet the specific needs of multiple end markets. We currently sell our solutions into the following end markets:

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Broadcast and Traffic Management. Broadcasting equipment that enables HD video to be distributed through satellite, cable and IP infrastructures comprises this market. Our flexible digital signal processor, or DSP, architecture, low power requirements and encoding expertise allow our end customers to compress and thus transmit video efficiently optimizing bandwidth and power usage.

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Wearable Sports Cameras. Durable cameras that provide HD video quality increasingly include embedded connectivity to share and display video. Our low power, high-resolution and connected solution can be found in the majority of cameras in this end market.

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Automotive Aftermarket Cameras. In several international markets, such as China, Russia, South Korea and Taiwan, small video cameras are mounted on board vehicles to record traffic accidents and help establish records for insurance and liability purposes. This market is still emerging, but has grown meaningfully over the last year. Our low power, high-performance, small form factor solutions are well suited for this market.

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IP Security Cameras. These cameras are used for monitoring and security in consumer and professional applications. Our solutions enable streaming and embedded intelligence which allows these applications to provide continuous monitoring and additional functionality, such as motion sensing or facial recognition.

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Digital Still Cameras. This end market is evolving from simple still cameras to devices incorporating advanced functionalities, such as Full HD video capture. The DSC market is further segmented into high-end and low-end categories, which are differentiated by image and video quality supported by a spectrum of CMOS sensors and the quality of lenses. We compete in the high-end category of the DSC market on the basis of our high-quality still image and video processing and low power consumption.

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Telepresence Cameras. This end market encompasses HD videoconferencing and consumer Skype cameras. For example, our iOne SoC combines high image quality with the ability to run full duplex HD video applications such as Skype.

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Camcorders. Our high-performance and low power architecture enables improved consumer experience with Full HD video capture. In addition, our ability to provide high-resolution still image capture and HD video capture simultaneously enables a hybrid capability for the consumer.

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Pocket Video Cameras. These compact single-function video cameras are used for impromptu video capture. Our low power, high-performance attributes, in addition to our small form factor, are ideally suited for these pocket-sized devices, which have large internal storage, long recording time and finite battery life. However, the proliferation of smartphones with enhanced video capture abilities has significantly decreased the size of this market.

The chart below describes our current product lines and target markets:

Technology

Our semiconductor processing solutions enable HD (up to 1920x1080p60) video and image capture, video compression, sharing and display while offering exceptional power, size and performance characteristics.

Key differentiators of our technology include:

•	algorithms to compress video signals with high compression and power efficiency at multiple operating points;

•	algorithms for high-speed image processing with high image quality and power efficiency;

•	scalable architecture that covers the gamut of consumer and professional HD video camera and encoding applications from Full HD to UHD performance levels;

•	low-power architecture with minimal system memory footprint;

•	programmable architecture that balances flexibility, quality, power and die size; and

•	full software development kit comprised of APIs to facilitate integration into customers’ products.

Our technology platform, comprised of our video and image processors, is based on a high-performance, low-power architecture supported by a high level of system integration. The building blocks of our platform are illustrated below:

Our technology platform enables the capture of high-resolution still images and high-definition video while simultaneously encoding HD video for high-quality storage and lower resolution video for Internet sharing and wireless networking. Dual stream video capture enhances the consumer experience by offering the ability to instantaneously share captured video without having to go through a transcoding process.

AmbaClear

Our proprietary image signal processing architecture, known as AmbaClear, incorporates advanced algorithms to convert raw sensor data to high-resolution still and high-definition video images concurrently. Image processing algorithms include sensor, lens and color correction, demosaicing, which is a process used to reconstruct a full color image from incomplete color samples, noise filtering, detail enhancement and image format conversion. For example, raw sensor data can be captured at up to 16-megapixel resolution at 30 frames per second and filtered down to two megapixels for HD video processing while selected 16-megapixel frames are concurrently processed by the still image processor. This image processing reduces noise in the input video and improves video quality resulting in better storage and transmission efficiencies. We believe that our continued investment in image processing innovations will provide us with market opportunities in the high-end DSC and mirrorless markets, where camera vendors primarily compete on still image quality and capture performance.

AmbaCast

Our proprietary HD video processing architecture, known as AmbaCast, incorporates advanced algorithms for motion estimation, motion-compensated temporal filtering, mode decision and rate control. Successful implementation of these computationally intensive steps has helped us maximize compression efficiency. We support all three compression profiles—baseline, main and high—as specified in the H.264 standard.

Our solutions for the broadcast infrastructure market allow OEMs to offer both the H.264 and MPEG-2 encoding formats. Although H.264 has become the industry standard, MPEG-2 is still widely used as the format of both standard and high-definition digital television signals that are broadcast by terrestrial (over-the-air), cable and direct broadcast satellite television systems. All of our video encoding solutions have decoding capabilities as well.

Design Methodology

The success of our technology platform stems from our algorithm-driven design methodology. We test and verify our algorithms on our proprietary architectural model prior to implementing our algorithms in hardware. Our advanced verification methodology validates our approach through simultaneous modeling of architecture, algorithms and the hardware itself. This redundant approach enables us to identify and remediate any weaknesses early in the development cycle, providing a solid foundation on which we build our hardware implementation, and enhances our ability to achieve first-pass silicon success. We have a history of using several process nodes from 130nm through 32nm. We possess extensive expertise in video and imaging algorithms as well as deep sub-micron digital and mixed-signal design experience.

SoC Solution

Our SoC designs integrate HD video processing, image processing, applications processing and system functions onto a single chip, delivering exceptional video and image quality with differentiated features, including advanced wireless connectivity. Our multi-core DSP architecture is highly scalable and balances software programmability with hardware-accelerated performance to achieve extremely low power consumption and maximize camera battery life. The programmable architecture provides our customers with the flexibility they need to quickly develop a wide range of differentiated products. Additionally, our SoCs integrate mixed signal (analog/digital) functionality and high speed interfaces required for interfacing to advanced high-speed CMOS sensors and industry standard interfaces such as USB 2.0 and HDMI 1.4.

Our A7L SoC, which we introduced in September 2011, is fabricated in leading edge 32nm process technology and integrates AmbaClear and AmbaCast technology, an ARM11 CPU, and an extensive set of on-chip peripherals. Our A7L SoC is capable of encoding video at full 1080p resolution at 60 frames per second while requiring only a single 16-bit DDR3 DRAM for extremely low power consumption and low system cost.

Software Development Kit for Connectivity

Our video streaming technology enables the camera’s image to be previewed on a smartphone, so the camera can be optimally set up and controlled remotely. To enable this functionality, end customers deploy our Wireless Camera Developer’s Kit, or the Kit, which enables the design of cameras that combine still photography and Full HD video with wireless video streaming to smartphones. The Kit leverages our multi-stream encoding capability which supports the recording of Full HD video while simultaneously recording and streaming a second stream to the smartphone. The Kit is available for our A7L SoC product family, providing full 1080p60 HD video with photography and low power consumption. This Kit enables accelerated end customer product development and allows consumers to enjoy the benefit of a ruggedized sports camera or the advanced photographic capabilities of a dedicated DSC with smartphones that enable remote control, viewing, playback and Internet video sharing.

Transcoding Expertise

We were the first to market with a single-chip broadcast-class high definition H.264 CODEC. Our current solution, the A6 Broadcast Encoder/Transcoder solution delivers high-quality 1080p60 encode and 1080i60 transcode in a small form-factor and power-efficient device suited for high-density applications. Targeting H.264 and MPEG-2 head-end encoders and high-density transcoders in the infrastructure market, our A6 SoC deploys features such as rate-distortion optimization, a method of improving video quality and compression, and multipass, a technique for encoding video into another format using multiple passes to improve quality. Our A6 SoC provides the ability to decode and simultaneously re-encode high-quality video streams into either H.264 or MPEG-2 formats. This facilitates the delivery of video to various consumer devices, such as personal computers, set-top boxes, smartphones and tablets, which require different formats at varying resolutions and bit-rates.

Customers

We sell our solutions to leading ODMs and OEMs globally. In the camera market, our video processing solutions are designed into products from leading OEMs including GoPro, Robert Bosch GmbH and affiliated entities and Samsung, who source our solutions from leading ODMs including Ability Enterprise Co., Ltd., Asia Optical Co. Inc., Chicony Electronics Co., Ltd., DXG Technology Corp., Hon Hai Precision Industry Co., Ltd. and Sky Light Digital Ltd. In the infrastructure market, our solutions are designed into products from leading OEMs including Harmonic Inc., Motorola Mobility, Inc. (owned by Google, Inc.) and Telefonaktiebolaget LM Ericsson, who source our solutions from leading ODMs such as Plexus Corp.

Sales to customers in Asia accounted for approximately 91%, 94% and 84% of our revenue in the fiscal years ended January 31, 2010, 2011 and 2012, respectively, and for approximately 82% for the three months ended April 30, 2012. As many of our OEM end customers or their ODM manufacturers are located in Asia, we anticipate that a majority of our revenue will continue to come from sales to customers in that region. Although a large percentage of our sales are made to customers in Asia, we believe that a significant number of the products designed by these customers and incorporating our SoCs are then sold to consumers globally. For example, GoPro, a leading OEM camera manufacturer, uses multiple ODMs in Asia while selling many of their products that incorporate our solutions in the United States. For the three months ended April 30, 2012, 67% of our revenue was attributable to sales of our solutions into the camera market and 33% of our revenue was attributable to sales of our solutions into the infrastructure market. In 2012, 75% of our revenue was attributable to sales of our solutions into the camera market and 25% of our revenue was attributable to sales of our solutions into the infrastructure market. To date, all of our sales have been denominated in U.S. dollars.

We work closely with our end customer OEMs and ODMs throughout their product design cycles that often last six to nine months for the camera market, though new products within the camera market may have longer design cycles, and 12 to 18 months for the infrastructure market. As a result, we are able to develop long-term relationships with our customers as our technology becomes embedded in their products. Consequently, we believe we are well positioned to not only be designed into our customers’ current products, but also to continually develop next-generation, HD video and image processing solutions for their future products.

The product life cycles in the camera market typically range from six to 18 months, but could last up to three years or more. The product life cycles in the infrastructure market typically range from two to five years, where new product introductions occur less frequently. For many of our solutions, early engagement with our customers’ technical staff is necessary for success. To ensure an adequate level of early engagement, our application and development engineers work closely with our customers to adjust product specifications and add functionality into their products.

Approximately 84%, 91% and 80% of our revenue was derived from sales through our logistics provider, WT Microelectronics Co., Ltd., or WT, for the fiscal years ended January 31, 2010, 2011 and 2012, respectively, and approximately 75% of our revenue was derived from sales through WT for the three months ended April 30, 2012. We currently rely, and expect to continue to rely, on a limited number of customers for a significant portion of our revenue. For the three months ended April 30, 2012, sales directly and through our logistics providers to our five largest customers collectively accounted for approximately 49% of our revenue and sales to our 10 largest customers collectively accounted for approximately 69% of our revenue. In fiscal year 2012, sales directly and through our logistics providers to our five largest customers collectively accounted for approximately 46% of our revenue and sales to our 10 largest customers collectively accounted for approximately 62% of our revenue. In fiscal year 2011, sales directly and through our logistics providers to our five largest customers collectively accounted for 57% of our revenue, and sales to our 10 largest customers collectively accounted for approximately 82% of our revenue. During fiscal year 2012 and the three months ended April 30, 2012, our largest ODM customer accounted for approximately 15% and 18% of our revenue, respectively, primarily serving two large OEM end customers. Two of our ODM customers, Sky Light Digital Ltd. and Plexus Corp., each accounted for more than 10% of our revenue in fiscal year 2012 and in the three months ended April 30, 2012.

Sales and Marketing

We sell our solutions worldwide using both our direct sales force and logistics providers. We have direct sales personnel covering the United States and Asia, and we operate sales offices in Santa Clara, California and Hong Kong, and business development offices in China, Japan, South Korea and Taiwan. In addition, in each of these locations, we employ a staff of field applications engineers to provide direct engineering support locally to our customers.

Our sales cycles typically require a significant investment of time and a substantial expenditure of resources before we can realize revenue from the sale of our solutions, if any. Our typical sales cycle consists of a multi-month sales and development process involving our customers’ system designers and management and our sales personnel and software engineers. If successful, this process culminates in a customer’s decision to use our solutions in its system, which we refer to as a design win. Our sales efforts are typically directed to the OEM of the product that will incorporate our video and image processing solution, but the eventual design and incorporation of our SoC into the product may be handled by an ODM on behalf of the OEM. Volume production may begin within six to 18 months after a design win, depending on the complexity of our customer’s product and other factors upon which we may have little or no influence. Once our solutions have been incorporated into a customer’s design, they are likely to be used for the life cycle of the customer’s product. Conversely, a design loss to a competitor will likely preclude any opportunity for future revenue from such customer’s product.

The end markets into which we sell our products have seen significant changes as consumer preferences have evolved in response to new technologies. As a result, the composition of our revenue may differ meaningfully during periods of technology or consumer preference changes. For example, in fiscal year 2011, pocket video revenue represented approximately 40% of total revenue. The proliferation of smartphones and their ability to capture high-quality video and still images significantly impacted this market, decreasing pocket video cameras’ contribution to approximately 15% of total revenue in fiscal year 2012. Conversely, our revenue derived from the wearable sports camera market, the IP security camera market and the market for automotive aftermarket cameras supported total revenue growth in fiscal year 2012 despite the sharp decline in our pocket video revenue. We expect shifts in consumer use of video capture to continue to change over time, as more specialized use cases emerge and video capture continues to proliferate.

Our sales are generally made pursuant to purchase orders received approximately four to 18 weeks prior to the scheduled product delivery date, depending upon the current manufacturing lead time at the time the purchase order is received. These purchase orders may be cancelled without charge upon notification within an agreed period of time in advance of the delivery date, which is typically 30 days. Due to the scheduling requirements of our foundry, assembly and test contractors, we generally provide our contractors with our production forecasts and place firm orders for products with our suppliers up to 20 weeks prior to the anticipated delivery date, usually without a purchase order from our own customers. Our standard warranty provides that our SoCs containing defects in materials, workmanship or performance may be returned for a refund of the purchase price or for replacement, at our discretion.

A substantial portion of our revenue is derived from sales through our logistics provider WT, which serves as our non-exclusive sales representative in all of Asia other than Japan. For the fiscal years ended January 31, 2010, 2011 and 2012, approximately 84%, 91% and 80% of our revenue was derived from sales through WT, respectively, and approximately 75% of our revenue was derived from sales through WT for the three months ended April 30, 2012. We anticipate that a significant portion of our sales will be processed through WT for the foreseeable future. We do not have long-term supply agreements with WT, our customers or our end customers to purchase our solutions.

Manufacturing

We employ a fabless business model and use third-party foundries and assembly and test contractors to manufacture, assemble and test our solutions. This outsourced manufacturing approach allows us to focus our resources on the design, sales and marketing of our solutions and avoid the cost associated with owning and operating our own manufacturing facility. Our engineers work closely with foundries and other contractors to increase yields, lower manufacturing costs and improve quality. In addition, we believe outsourcing many of our manufacturing and assembly activities provides us the flexibility needed to respond to new market opportunities, simplifies our operations and significantly reduces our capital requirements. We do not have a guaranteed level of production capacity from any of our suppliers’ facilities to produce our solutions. We carefully qualify each of our suppliers and their subcontractors and processes in order to meet the extremely high-quality and reliability standards required of our solutions.

Wafer Fabrication

We have a history of using several process nodes from 130nm through 32nm. We currently manufacture the majority of our solutions in 65nm, 45nm and 32nm silicon wafer production process geometries utilizing the services of several different foundries. Currently, the majority of our SoCs are supplied by Samsung in South Korea, from whom we have the option to purchase both fully-assembled and tested products as well as tested die in wafer form for assembly. We also have products supplied by Global UniChip Corporation, or GUC, in Taiwan, from whom we purchase fully-assembled and tested products. The wafers used by GUC in the assembly of our products are manufactured by Taiwan Semiconductor Manufacturing Co., Ltd., or TSMC, in Taiwan.

Assembly and Testing

Samsung subcontracts the assembly and initial testing of the assembled chips it supplies to us to Signetics Corporation and STATS ChipPAC Ltd. In the case of purchases of tested die from Samsung, we contract the assembly to Advanced Semiconductor Engineering, Inc., or ASE. GUC subcontracts the assembly of the products it supplies to us to ASE and Powertech Technology Inc. Final testing of all of our products is handled by King Yuan Electronics Co., Ltd. or by Sigurd Corporation under the supervision of our engineers. All test software and related processes for our products are developed by our engineers. We continually monitor the results of testing at all of our test contractors to ensure that our testing procedures are properly implemented.

As part of our total quality assurance program, our quality management system has been certified to ISO 9001:2000 standards. Our foundry vendors are also ISO 9001 certified.

Research and Development

We believe our technology is a competitive advantage and engage in substantial research and development efforts to develop new products and integrate additional features and capabilities into our HD video processing solutions. We believe that our continued success depends on our ability to both introduce improved versions of our existing solutions and to develop new solutions for the markets that we serve. Our research and development team is comprised of both semiconductor and software designers. Our semiconductor design team has extensive experience in large-scale semiconductor design, including architecture description, logic and circuit design, implementation and verification. Our software design team has extensive experience in development and verification of software for the HD video market. Because the integration of hardware and software is a key competitive advantage of our solutions, our hardware and software design teams work closely together throughout the product development process. The experience of our hardware and software design teams enables us to effectively assess the tradeoffs and advantages when determining which features and capabilities of our solutions should be implemented in hardware and in software.

We have assembled a core team of experienced engineers and systems designers in three research and development design centers located in the United States, China and Taiwan.

For the fiscal years ended January 31, 2010, 2011 and 2012, our research and development expense was $27.6 million, $34.4 million and $37.6 million, respectively, and for the three months ended April 30, 2012, our research and development expense was $11.5 million.

Competition

The global semiconductor market in general, and the video and image processing markets in particular, are highly competitive. We expect competition to increase and intensify as more and larger semiconductor companies enter our markets. Increased competition could result in price pressure, reduced profitability and loss of market share, any of which could materially and adversely affect our business, revenue and operating results.

Currently, our competitors range from large, international companies offering a wide range of semiconductor products to smaller companies specializing in narrow markets. Our primary competitors in the camera market include CSR Plc (who acquired Zoran Corporation in August 2011), Fujitsu Limited, HiSilicon Technologies Co., Ltd. and Texas Instruments Incorporated, as well as vertically integrated divisions of consumer device OEMs, including Canon Inc., Panasonic Corporation and Sony Corporation. In the automotive aftermarket camera market, we compete against Novatek Microelectronics Corp. and Sunplus Technology Co. Ltd. Our primary competitors in the infrastructure market include Intel Corporation, Magnum Semiconductor, Inc. and Texas Instruments Incorporated. Certain of our customers and suppliers also have divisions that produce products competitive with ours. We expect competition in our current markets to increase in the future as existing competitors improve or expand their product offerings and as potential new competitors, such as Broadcom Corporation, NVIDIA Corporation, Qualcomm Incorporated and Samsung, enter these markets.

Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends. Many of our competitors are substantially larger, have greater financial, technical, marketing, distribution, customer support and other resources, are more established than we are, and have significantly better brand recognition and broader product offerings which may enable them to better withstand adverse economic or market conditions in the future.

Our ability to compete successfully in the rapidly evolving HD video market depends on several factors, including:

•	the design and manufacturing of new solutions that anticipate the video processing and integration needs of our customers’ next-generation products and applications;

•	performance, as measured by video and still picture image quality, resolution and frame processing rates;

•	power consumption;

•	the ease of implementation by customers;

•	the strength of customer relationships;

•	the selection of the foundry process technology and architecture tradeoffs to meet customers’ product requirements in a timely manner;

•	reputation and reliability;

•	customer support; and

•	the cost of the total solution.

We believe we compete favorably with respect to each of these factors, particularly because our solutions typically provide high-performance and low power consumption video, efficient integration of our advanced algorithms, exceptional storage and transmission efficiencies at lower power, highly-integrated SoC solutions based on a scalable platform, and comprehensive and flexible software. We cannot ensure, however, that our solutions will continue to compete favorably or that we will be successful in the face of increasing competition from new products introduced by existing or new competitors.

Intellectual Property

We rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, and contractual protections, to protect our core technology and intellectual property. As of April 30, 2012, we had 12 issued and allowed patents in the United States plus eight additional continuation patents, three issued patents in China, one issued patent in Japan and 38 pending and provisional patent applications in the United States. The issued and allowed patents in the United States expire beginning in 2024 through 2026. Many of our issued patents and pending patent applications relate to image and video processing and HD video compression.

We may not receive competitive advantages from any rights granted under our patents, and our patent applications may not result in the issuance of any new patents. In addition, any patent we hold may be opposed, contested, circumvented, designed around by a third-party or found to be unenforceable or invalidated. Others may develop technologies that are similar or superior to our proprietary technologies, duplicate our proprietary technologies or design around patents owned or licensed by us.

In addition to our own intellectual property, we also use third-party licenses for certain technologies embedded in our SoC solutions. These are typically non-exclusive contracts provided under royalty-accruing or paid-up licenses. These licenses are generally perpetual or automatically renewed for so long as we continue to pay any maintenance fees that may be due. To date, maintenance fees have not constituted a significant portion of our capital expenditures. While we do not believe our business is dependent to any significant degree on any individual third-party license, we expect to continue to use and may license additional third-party technology for our solutions.

We generally control access to and use of our confidential information through employing internal and external controls, including contractual protections with employees, contractors and customers. We rely in part on U.S. and international copyright laws to protect our mask work. All employees and consultants are required to execute confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship.

Despite our efforts to protect our intellectual property, unauthorized parties may still copy or otherwise obtain and use our software, technology or other information that we regard as proprietary intellectual property. In addition, we intend to expand our international operations, and effective patent, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. Our customers have in the past received and, particularly as a public company, we expect that in the future we may receive, communications from various industry participants alleging infringement of their patents, trade secrets or other intellectual property rights by our solutions. In addition, certain of our end customers have been the subject of lawsuits alleging infringement of patents by products incorporating our solutions. Any lawsuits could subject us to significant liability for damages, invalidate our proprietary rights and harm our business and our ability to compete. Any litigation, regardless of success or merit, could cause us to incur substantial expenses, reduce our sales and divert the efforts of our technical and management personnel. In the event we receive an adverse result in any litigation, we could be required to pay substantial damages, seek licenses from third parties, which may not be available on reasonable terms or at all, cease sale of products, expend significant resources to develop alternative technology or discontinue the use of processes requiring the relevant technology.

Employees

At April 30, 2012, we employed a total of 413 people, including 101 in the United States and 312 in Asia, primarily in China and Taiwan. We also engage temporary employees and consultants. None of our employees are either represented by a labor union or subject to a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Facilities

Our principal executive offices are located in Santa Clara, California, consisting of approximately 22,000 square feet of office space under a lease that expires in March 2013. This facility accommodates our principal sales, marketing, research and development and administrative activities. We also lease approximately 52,000 square feet of office space in facilities located in Hsinchu and Taipei, Taiwan under lease agreements that automatically renew each year. These Taiwan facilities accommodate research and development, business development, operations, finance and administrative support. We lease approximately 24,000 square feet of office space in Shanghai and Shenzhen, China, under leases that expire in November 2015 and February 2013, respectively, to support research and development and business development. We lease additional facilities in Hong Kong for business development and inventory warehousing and in Japan and South Korea for our local business development personnel.

We believe that our existing facilities are sufficient for our current needs. We intend to add new facilities and expand our existing facilities as we add employees and grow our business, and we believe that suitable additional or substitute space will be available on commercially reasonable terms to meet our future needs.

Legal Proceedings

We are not currently a party to any legal proceedings. From time to time, however, we may become involved in legal proceedings and claims arising in the ordinary course of our business. The semiconductor industry is characterized by frequent claims and litigation, including claims regarding patent and other intellectual property rights as well as improper hiring practices. Any such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors and their respective ages as of May 31, 2012:

Name	Age	Position(s)

Executive Officers:

Feng-Ming (“Fermi”) Wang, Ph.D.	48	Chairman of the Board of Directors, President and Chief Executive Officer

Les Kohn	55	Chief Technology Officer and Director

George Laplante	60	Chief Financial Officer

Didier LeGall, Ph.D.	57	Executive Vice President

Christopher Day	48	Vice President, Marketing and Business Development

Non-Employee Directors:

Kenneth A. Goldman(1)	62	Director

Chenming C. Hu(1)(2)	64	Director

Lip-Bu Tan(2)(3)	52	Director

Andrew W. Verhalen(1)(2)(3)	55	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Feng-Ming (“Fermi”) Wang, Ph.D. has served as our Chairman of the Board of Directors, President and Chief Executive Officer since he co-founded Ambarella in February 2004. Prior to co-founding Ambarella, Dr. Wang was Chief Executive Officer and co-founder of Afara Websystems, a developer of throughput-oriented microprocessor technology, from November 2000 to July 2002 when Afara was acquired by Sun Microsystems, Inc. Before founding Afara, Dr. Wang served in various positions at C-Cube Microsystems, Inc., a digital video company from August 1991 to August 2000, and last served as Vice President and General Manager from 1997 to 2000. Dr. Wang holds a B.S. degree in electrical engineering from National Taiwan University and an M.S. degree and Ph.D. in electrical engineering from Columbia University. We believe that Dr. Wang possesses specific attributes that qualify him to serve as a member of our board of directors, including his service as our Chairman of the Board of Directors, President and Chief Executive Officer, his leadership as our co-founder and his years of experience in the digital video industry.

Les Kohn has served as our Chief Technology Officer since he co-founded Ambarella in February 2004. Prior to co-founding Ambarella, Mr. Kohn was Chief Technology Officer and co-founder of Afara Websystems from November 2000 to July 2002. After Afara’s acquisition by Sun Microsystems in July 2002, Mr. Kohn served as a fellow at Sun Microsystems until August 2003. Mr. Kohn served as Chief Architect of C-Cube Microsystems from February 1995 to October 2000. Prior to joining C-Cube Microsystems, Mr. Kohn served in engineering and management positions with Sun Microsystems, Intel Corporation and National Semiconductor. Mr. Kohn holds a B.S. degree in physics from California Institute of Technology. We believe that Mr. Kohn possesses specific attributes that qualify him to serve as a member of our board of directors, including his role in developing our technology, his leadership as our co-founder and his years of experience in the digital video industry.

George Laplante has served as our Chief Financial Officer since March 2011. From May 2009 to March 2011, Mr. Laplante served as a management consultant and interim chief financial officer to several private technology companies. From March 2007 to May 2009, Mr. Laplante served as the Chief Financial Officer and Secretary of Santur Corporation, a manufacturer of laser technology for the communications industry. From September 2000 to December 2006, Mr. Laplante served as the Chief Financial Officer and Secretary of 2Wire, Inc., a provider of broadband services platforms. Prior to joining 2Wire, Mr. Laplante held finance and management positions at Action Computer Supplies Holdings Plc., ACS Distribution, Inc., Arneson Marine, Inc., Molecular Computer, and Televideo Systems, Inc. Mr. Laplante began his career as a CPA with Arthur Andersen & Company. Mr. Laplante holds a B.A. degree in Economics from Southern Connecticut State College and a Masters in Accountancy from Bowling Green State University.

Didier LeGall, Ph.D. has served as our Executive Vice President since June 2004. Prior to joining Ambarella, Dr. LeGall was a co-founder and Chief Technology Officer of C-Cube Microsystems, where he worked from 1990 to June 2001, when C-Cube Microsystems was acquired by LSI Corporation. After the acquisition, Dr. LeGall served as Vice President and General Manager of LSI Corporation from June 2001 to June 2004. Prior to co-founding C-Cube Microsystems, Dr. LeGall was manager of the Visual Communication group at Bell Communications Research (Bellcore), a telecommunications research and development company from 1985 to 1990. Dr. LeGall held an adjunct professorship at Columbia University from 1985 to 1989 and served as Chairman of Motion Picture Experts Group from 1989 to 1995. Dr. LeGall holds a B.S. equivalent degree from Ecole Centrale de Lyon, France and an M.S. degree and Ph.D. in electrical engineering from the University of California, Los Angeles.

Christopher Day has served as our Vice President, Marketing and Business Development since March 2010. Prior to joining Ambarella, Mr. Day was President and Chief Executive Officer of Mobilygen, Inc., a video compression company from March 2007 to October 2008, prior to acquisition by Maxim Integrated Products, Inc., and then served as Executive Director of Business Management of Maxim until March 2010. From February 2002 to February 2007, Mr. Day served as General Manager of Media Processing at NXP Semiconductors N.V., formerly Philips Semiconductor. From February 1998 to May 2001, Mr. Day served as Senior Director of Marketing for C-Cube Microsystems. Prior to joining C-Cube Microsystems, Mr. Day held sales and marketing positions at AuraVision, Inc., Motorola, Inc., and Hitachi, Ltd. Mr. Day holds a B.S. degree in computer and microprocessor systems from Essex University in the United Kingdom, and an M.B.A. from Santa Clara University.

Kenneth A. Goldman has been a member of our board of directors since September 2009. Mr. Goldman is the Senior Vice President and Chief Financial Officer of Fortinet, Inc., a provider of unified threat management solutions, and joined Fortinet, Inc. in September 2007. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. From December 1999 to December 2003, Mr. Goldman served as an advisory council member of the Financial Accounting Standards Board Advisory Council. Mr. Goldman serves on the board of directors of Infinera Corporation, a provider of digital optical networking systems, and NXP Semiconductors NV, a semiconductor company. Mr. Goldman served on the board of directors of BigBand Networks, Inc., a provider of broadband multimedia infrastructure, from April 2006 until October 2011 when it was acquired by ARRIS Group; Starent Networks Corp., a provider of networking solutions, from February 2006 until December 2009 when it was acquired by Cisco Systems, Inc.; Juniper Networks, Inc., an IP network solutions company, from September 2003 to January 2008; and Leadis Technology, Inc., a fabless semiconductor company, from January 2004 to October 2008. Mr. Goldman is currently on the board of trustees of Cornell University and was formerly a member of the Treasury Advisory Committee on the Auditing Profession, a public committee that made recommendations in September 2008 to encourage a more sustainable auditing profession. Mr. Goldman holds a B.S. degree in Electrical Engineering from Cornell University and an M.B.A. from the Harvard Business School. We believe that Mr. Goldman possesses specific attributes that qualify him to serve as a member of our board of directors, such as his strong financial background and experience, including his experience as the Chief Financial Officer at a number of public and private companies and his experience as a member of the audit committee of a number of public and private company boards of directors.

Chenming C. Hu, Ph.D. has been a member of our board of directors since November 2011. Dr. Hu is the TSMC Distinguished Chair Professor of Microelectronics in Electrical Engineering and Computer Sciences at the University of California, Berkeley. He was the Chief Technology Officer of TSMC from 2001 to 2004. Dr. Hu was the founding chairman of Celestry Design Technologies that was acquired by Cadence Design Systems in 2002. He is a board member of SanDisk Corporation, Fortinet, Inc. and Inphi Corporation. Dr. Hu previously served as a director of FormFactor, Inc. from December 2009 to December 2010 and of MoSys, Inc. from January 2005 to June 2010. Dr. Hu is a member of the U.S. National Academy of Engineering and the Chinese Academy of Sciences, and Taiwan’s Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and his M.S. degree and Ph.D. from the University of California, Berkeley, all in Electrical Engineering. We believe that Dr. Hu possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the microelectronics and semiconductor industries as Chief Technology Officer of TSMC and as a current and former board member of a number of technology companies, as well as his experience in academia as a professor of microelectronics, which gives him in-depth knowledge of current technology trends and developments.

Lip-Bu Tan has been a member of our board of directors since February 2004. Mr. Tan has served as Chairman of Walden International, an international venture capital firm, since he founded the firm in 1987. He has also served as President and Chief Executive Officer of Cadence Design Systems, Inc., an electronic design automation software and engineering services company, since January 2009 and as a director since 2004. Mr. Tan currently serves on the board of directors of Cadence Design Systems, Inc., Flextronics International Ltd., Inphi Corporation, Semiconductor Manufacturing International Corporation and SINA Corporation. He previously served on the board of directors of Centillium Communications, Inc. from 1997 to 2007, Creative Technology, Ltd. from 1990 to 2009, Integrated Silicon Solution, Inc. from 1990 to 2007, Leadis Technology, Inc. from 2002 to 2006, and MindTree Ltd. from 2006 to 2009. He holds a B.S. degree in physics from Nanyang University in Singapore, an M.S. degree in nuclear engineering from Massachusetts Institute of Technology and an M.B.A. from the University of San Francisco. We believe that Mr. Tan possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the electronic design and semiconductor industries as Chief Executive Officer of Cadence and as Chairman of Walden International, an international venture capital firm, and as a current and former board member of a number of technology companies, as well as his expertise in international operations and corporate governance.

Andrew W. Verhalen has been a member of our board of directors since February 2004. Mr. Verhalen has served as a General Partner of Matrix Partners, a venture capital firm, since 1992. He currently serves on the board of directors of several private technology companies in which Matrix Partners has invested and has served in the past on six public technology company boards of directors. Prior to joining Matrix Partners, Mr. Verhalen was an executive at 3Com Corporation from July 1986 through November 1991. He served as Vice President and General Manager of the Network Adapter Division for three years and as a Director or Vice President of Marketing for two years. From July 1981 to July 1986, Mr. Verhalen served in various marketing and strategic planning roles at Intel Corporation. Mr. Verhalen holds a B.S.E.E. degree, an M.Eng. degree and an M.B.A. from Cornell University. We believe that Mr. Verhalen possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a technology-focused investor, which gives him in-depth knowledge of, and exposure to, current technology and industry trends and developments, providing us with insight into our industry and target markets.

There are no family relationships among any of our directors or executive officers.

Board Composition

We currently have six directors on our board of directors. The authorized number of directors may be changed by resolution of our board of directors. Immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms as follows:

•	the Class I directors will be Drs. Hu and Wang, and their terms will expire at the annual meeting of shareholders to be held in 2013;

•	the Class II directors will be Messrs. Kohn and Tan, and their terms will expire at the annual meeting of shareholders to be held in 2014; and

•	the Class III directors will be Messrs. Goldman and Verhalen, and their terms will expire at the annual meeting of shareholders to be held in 2015.

At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. This classification of the board of directors into three classes with staggered three-year terms may have the effect of delaying or preventing changes in our control or management.

Independent Directors

In July 2012, our board of directors undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that all of our directors, other than Dr. Wang and Mr. Kohn, qualify as “independent” directors in accordance with the listing requirements and rules and regulations of             , resulting in a majority of independent directors on our board of directors. Dr. Wang and Mr. Kohn are not considered independent because they are employees of Ambarella. In evaluating Mr. Tan’s independence, the board of directors considered Mr. Tan’s position as President and Chief Executive Officer of Cadence Design Systems, Inc., or Cadence, with whom we have several agreements to provide us with design tools. However, the board of directors noted that Mr. Tan did not derive any direct or indirect material benefit from such agreements, Mr. Tan did not participate in the negotiation of these agreements and our board of directors believes that such agreements are in our best interest and on terms no less favorable than could be obtained from other third parties. In addition, the board of directors noted that the dollar amounts of payments to Cadence pursuant to these agreements will not constitute a material percentage of the revenue of Cadence, or of our revenue or total operating expenses.

Rights to Designate Board Members

Pursuant to a voting agreement that we entered into with certain holders of our ordinary shares and certain holders of our redeemable convertible preference shares:

•	a fund affiliated with Benchmark Capital has the right to designate a director to our board of directors, which seat is currently vacant;

•	a fund affiliated with Walden International has the right to designate a director to our board of directors, who is currently Mr. Tan;

•	a fund affiliated with Matrix Partners has the right to designate a director to our board of directors, who is currently Mr. Verhalen;

•	holders of our redeemable convertible preference shares, voting as a single class, have the right to designate a director to our board of directors, which seat is currently vacant;

•	holders of our ordinary shares have the right to designate two directors to our board of directors, who are currently Mr. Kohn and Dr. Wang, one of whom shall be our Chief Executive Officer; and

•

holders of our ordinary shares and redeemable convertible preference shares, voting as a single class, have the right, subject to the approval of the existing board of directors, to designate two directors to our board of directors, who are currently Mr. Goldman and Dr. Hu.

The provisions of this voting agreement will terminate upon the completion of this offering and there will be no further contractual arrangements regarding the election of our directors.

Board Leadership Structure

Our board of directors is currently chaired by our President and Chief Executive Officer, Dr. Wang. The board of directors has also appointed Mr. Tan as its lead independent director.

The board of directors appointed Mr. Tan as the lead independent director to help reinforce the independence of the board of directors as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Chairman of the board of directors. The lead independent director has the responsibility to schedule and prepare agendas for meetings of outside directors, communicate with the Chief Executive Officer/Chairman, disseminate information to the rest of the board of directors in a timely manner, raise issues with management on behalf of the outside directors when appropriate and preside at executive sessions of the board of directors. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the chairman of the board of directors, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Our board of directors may in the future establish other committees to facilitate the management of our business.

Audit Committee

Our audit committee currently consists of Mr. Goldman, Dr. Hu and Mr. Verhalen, each of whom our board of directors has determined to be independent under the              listing standards. The chair of our audit committee is Mr. Goldman, whom our board of directors has determined is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission, or SEC, regulations. Mr. Goldman satisfies the independence requirements under the              listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 as amended, or the Exchange Act. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their current and past employment in the corporate finance sector. The board of directors also considered Mr. Goldman’s service on the audit committees of Infinera Corporation and NXP Semiconductors N.V., both publicly-traded companies. Our board of directors has determined that Mr. Goldman’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

The responsibilities of our audit committee include:

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Compensation Committee

Our compensation committee consists of Mr. Verhalen, Dr. Hu and Mr. Tan, each of whom our board of directors has determined to be independent under the              listing standards, to be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and to be an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). Mr. Verhalen serves as the chair of our compensation committee.

The responsibilities of our compensation committee include:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers and senior members of management;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, and evaluating the performance of our Chief Executive Officer and other executive officers in light of the established goals and objectives;

•	reviewing and recommending to the board of directors changes with respect to the compensation of our directors; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Tan and Verhalen, each of whom our board of directors has determined is independent under the              listing standards. Mr. Tan serves as the chair of our nominating and corporate governance committee.

The functions of our nominating and corporate governance committee include:

•	reviewing and assessing the performance of our board of directors, including its committees and individual directors, as well as the size of our board of directors;

•	identifying, evaluating and recommending candidates for membership on our board of directors, including nominations by shareholders of candidates for election to our board of directors;

•	reviewing and evaluating incumbent directors;

•	making recommendations to our board of directors regarding the membership of the committees of the board of directors; and

•	reviewing and recommending to our board of directors changes with respect to corporate governance practices and policies.

Our nominating and corporate governance committee does not have a formal policy with respect to diversity of our board of directors; however, our board of directors and the nominating and corporate governance committee believe that it is essential that the directors represent diverse viewpoints.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or our compensation committee.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics. The code of business conduct and ethics will apply to all of our employees, officers, agents and representatives, including directors and consultants. Our board of directors also has adopted a code of ethics for our Chief Executive Officer and senior financial officers, including our Chief Financial Officer and principal accounting officer, relating to ethical conduct, conflicts of interest and compliance with law. Upon completion of this offering, such code of ethics for our Chief Executive Officer and senior financial officers will be posted on our website at www.ambarella.com. We intend to disclose future amendments to such code, or waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Summary of Director Compensation

To date, none of our non-employee directors has received any cash compensation for serving on the board of directors. Following the completion of this offering, we expect to implement an annual cash and equity compensation program for our non-employee directors.

We have reimbursed and will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Directors who are employees do not receive any compensation for their service on our board of directors.

Fiscal Year 2012 Director Compensation

Our directors did not receive compensation for their service on our board of directors in fiscal year 2012.

As of January 31, 2012, our non-employee directors held outstanding stock options as follows:

Name	Stock Options
Kenneth A. Goldman	120,000	(1)
Lip-Bu Tan	100,000	(2)

(1)

Includes a stock option to purchase 100,000 shares granted on October 29, 2009 with an aggregate grant date fair value of $86,340 and an exercise price of $1.47 per share, granted in connection with Mr. Goldman’s election to our board of directors. Such stock option is early exercisable, with 1/48 of the shares subject to the stock option vesting in 48 equal monthly installments beginning from October 29, 2009. Also includes a stock option to purchase 20,000 shares granted on November 3, 2010 with a grant date fair value of $22,690 and an exercise price of $1.96 per share. Such stock option is early exercisable, with 1/48 of the shares subject to the stock option vesting in 48 equal monthly installments beginning from August 1, 2010.
(2)	Represents a stock option to purchase 100,000 shares granted on November 3, 2010 with an aggregate grant date fair value of $113,450 and an exercise price of $1.96 per share. Such stock option is early exercisable, with 1/48 of the shares subject to the stock option vesting in 48 equal monthly installments beginning from August 1, 2010.

The exercise price of each stock option granted equaled or exceeded the fair market value of our ordinary shares on the date of grant as determined by our board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to our principal executive officer and our other two most highly compensated executive officers during the fiscal years ended January 31, 2011 and January 31, 2012. We refer to these individuals as our named executive officers.

Name and Position(s)	Fiscal Year	Salary ($)(1)	Stock Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Feng-Ming (“Fermi”) Wang	2012	300,000	233,500	104,000	—		637,500
Chairman of the Board of Directors, President and Chief Executive Officer	2011	262,500	340,350	126,918	—		729,768
George Laplante(4) Chief Financial Officer	2012	270,455	1,607,473	57,500	—		1,935,428
Les Kohn	2012	275,000	186,800	58,000	2,500	(5)	522,300
Chief Technology Officer	2011	226,250	249,590	65,660	20,000	(5)	561,500

(1)	The base salaries of our executive officers in fiscal year 2011 were increased, effective November 1, 2010, in connection with additional responsibilities and duties they assumed with respect to our business development. Dr. Wang’s base salary was increased from $250,000 to $300,000 and Mr. Kohn’s base salary was increased from $210,000 to $275,000.
(2)	Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted in the fiscal year ended January 31, 2012 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9 to our audited consolidated financial statements included in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation to the extent the trading price of our ordinary shares is greater than the exercise price of such stock options.
(3)	Reflects performance-based cash bonuses paid to our executive officers for performance in fiscal 2012.
(4)	Mr. Laplante was hired as our Chief Financial Officer in March 2011 with an annual base salary of $300,000.
(5)	Reflects payments made under our patent incentive program.

Performance-Based Cash Bonuses

We provide an annual cash bonus for our executive officers. Annual cash bonuses are intended to reward our executives for achieving corporate financial and operational goals, as well as individual objectives. Amounts payable under the annual cash incentive bonus plan are generally calculated as a percentage of the applicable executive’s base salary. The compensation committee and board of directors also recognized that achievement of corporate goals would require a team effort among management, and therefore the target bonus percentages should reflect internal parity with the largest percentage allocated to our Chief Executive Officer in light of his greater responsibility for our overall success and performance. For fiscal years 2011 and 2012, Dr. Wang’s target cash bonus was 50% of his annual base salary, while each of the other named executive officers has a target cash bonus of up to 30% of his annual base salary. The targets are subject to the achievement of performance objectives and are generally earned if the named executive officer meets the performance objectives. Performance in excess of the stated goals and objectives would entitle the executive officers to bonuses that exceeded the target amounts. In addition, our compensation committee or board of directors has discretion to pay performance bonuses that are below, meet or exceed the targets. Total annual cash bonus payments to any named executive officer, however, are capped at two times their target amount.

Equity Incentive Awards

Historically, equity-based compensation has been our primary long-term incentive compensation component. Our equity-based compensation is intended to retain executive officers through the use of time-based vesting while tying our long-term financial performance and shareholder value creation to the executive officer’s financial gain. To date, all equity awards to executive officers, other than initial sales of founder shares to Dr. Wang and Mr. Kohn, have been in the form of stock options granted at fair market value with time-based vesting.

Generally, upon commencement of employment, executives are awarded initial stock option grants carrying a service-based vesting condition, with one-fourth of the shares generally vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. Historically, our practice has been to review equity awards to existing employees, including our executive officers, after one year of service and annually thereafter and to make additional awards if appropriate. These additional awards to our executive officers generally vest in equal monthly installments over 48 months, subject to continued service.

The following table presents the stock options granted in fiscal years 2011 and 2012 to our named executive officers:

Name	Date of Award	Number of Shares
Fermi Wang	11/3/2010	300,000
	8/30/2011	200,000
George Laplante	3/8/2011	1,348,400	(1)
	8/30/2011	40,000
Les Kohn	11/3/2010	220,000
	8/30/2011	160,000

(1)	Mr. Laplante was granted a stock option in March 2011 for 1,348,400 shares in connection with the commencement of his employment with us in March 2011.

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. We do not offer club memberships, automobile allowances, tickets to sporting events or concerts or other perquisites to any of our named executive officers as that would be inconsistent with our egalitarian corporate culture.

Employment, Severance and Change of Control Arrangements

Offer Letters

Mr. Laplante has entered into an offer letter with us that sets forth his starting base salary, his target bonus for fiscal year 2012, a housing allowance and the number of shares to be awarded pursuant to an initial stock option grant and that provides that Mr. Laplante is eligible to participate in our standard employee benefit plans and to enter into a change of control and severance agreement. The offer letter also provides that Mr. Laplante is an at-will employee and his employment may be terminated at anytime by us.

Severance Arrangements

Upon a termination of a named executive officer by us other than for cause occurring more than three months before or twelve months following a change of control, subject to the execution of a general release of claims, such named executive officer is entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•	immediate acceleration of twelve months of vesting of outstanding options to the extent such options vest based solely on service to the company over time; and

•	company-paid premiums for COBRA continuation coverage for up to twelve months after the date of termination.

Change of Control Arrangements

Upon a termination of a named executive officer by us other than for cause or, if such officer resigns for good reason, within three months before or twelve months following a change of control, subject to the execution of a general release of claims, our named executive officers are entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•	immediate acceleration of vesting of 100% of outstanding options to the extent such options vest based solely on services to the company over time; and

•	company-paid premiums for COBRA continuation coverage for up to 12 months after the date of termination.

In addition to the foregoing benefits, our named executive officers would also receive a gross-up payment if such officer is required to pay excise tax under Section 4999 of the Code, with the amount of such gross-up payment equal to the amount of excise tax.

For purposes of the change of control and severance agreements above, the term “cause” means the occurrence of any of the following events: (i) the executive officer’s willful and continued failure to substantially perform the duties of his position (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (ii) the executive officer’s willful and continued failure to substantially perform the lawful and specific directives of the board of directors, as reasonably determined by the board of directors (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (iii) the executive officer’s willful commission of an act of fraud or dishonesty resulting in, or is likely to result in, material economic or financial injury to us; or (iv) the executive officer’s willful engagement in illegal conduct that was or is reasonably likely to be materially injurious to us; provided that we have provided to the executive officer any requisite notice in a timely manner and, if permitted to correct the deficiency, the executive officer has failed to do so.

For purposes of the change of control and severance agreements above, “change of control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities (except that any change in the ownership of our stock as a result of a private financing that is approved by the Board will not be considered a change of control); (ii) any person acquires more than 50% of the value of our assets over a twelve-month period; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) the replacement of a majority of the Board during any twenty-four month period by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of the change of control and severance agreements above, “good reason” means the executive officer’s voluntary resignation from all positions such officer holds with us, effective within 90 days after the occurrence of: (i) a reduction by us of the executive officer’s base salary or annual target bonus in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (ii) a reduction by us of the executive officer’s health or welfare benefits in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (iii) our requiring the executive officer to move his primary work location to a location that increases his one-way commute by more than 30 miles from our then-current location; (iv) our failure to continue in effect any material compensation or benefit plan or practice in which the executive officer is eligible to participate in immediately prior to the change of control; (v) our failure to obtain the assumption, in all material respects, of the change of control agreement by any of our successors; or, for certain of the executive officers, (vi) a material diminution in such executive officer’s authority, duties, responsibilities, title or reporting structure; provided that the executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no good reason will exist.

In addition to the benefits described above, our 2004 Stock Plan provides for the acceleration of vesting of awards in certain circumstances in connection with a change of control of our company. See “2004 Stock Plan” below.

Outstanding Equity Awards at Fiscal 2012 Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)(3)	Option Expiration Date
Feng-Ming (“Fermi”) Wang	427,083		72,917	(4)	0.65	07/09/18
	302,082		197,918	(5)	1.47	10/28/19
	106,250		193,750	(6)	1.96	11/02/20
	20,833		179,167	(7)	1.96	08/29/21
George Laplante	1,298,400	(8)	—		1.96	03/07/21
	4,166		35,834	(7)	1.96	08/29/21
Les Kohn	341,666		58,334	(4)	0.65	07/09/18
	181,250		118,750	(5)	0.71	07/08/19
	77,916		142,084	(6)	1.96	11/02/20
	16,666		143,334	(7)	1.96	08/29/21

(1)	Shares subject to the stock option are vested in full or may be exercised prior to vesting.
(2)	Vesting of each stock option is contingent upon the executive officer’s continued service.

(3)	Represents the fair market value of our ordinary share on the date of grant, as determined by our board of directors. For more information on our methodology for determining the exercise price of the options, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Management Estimates—Stock-Based Compensation” appearing elsewhere in this prospectus.
(4)	The shares subject to the stock option vest over a four-year period commencing on August 1, 2008, with 1/48 of the shares vesting on a monthly basis.
(5)	The shares subject to the stock option vest over a four-year period commencing on August 1, 2009, with 1/48 of the shares vesting on a monthly basis.
(6)	The shares subject to the stock option vest over a four-year period commencing on August 1, 2010, with 1/48 of the shares vesting on a monthly basis.
(7)	The shares subject to the stock option vest over a four-year period commencing on August 1, 2011, with 1/48 of the shares vesting on a monthly basis.
(8)	The shares subject to the stock option vest over a four-year period based on a total grant amount of 1,348,400 shares, with 1/4 of the shares vesting on March 7, 2012, and the remainder vesting in 36 equal monthly installments thereafter. The option may be exercised prior to vesting, subject to our right to repurchase any shares that fail to vest prior to a termination of service in accordance with this vesting schedule. As of January 31, 2012, none of the shares were vested.

Equity Incentive Plans

2004 Stock Plan

Our board of directors adopted, and our shareholders approved, the 2004 Stock Plan, as amended, or the 2004 Plan. The 2004 Plan was last amended on August 30, 2011. The 2004 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonstatutory stock options, and stock purchase rights to acquire restricted stock. Upon the completion of this offering, no additional stock options or other stock awards will be granted under the 2004 Plan and the 2004 Plan will be terminated. However, all outstanding stock options and other stock rights previously granted under the 2004 Plan will remain subject to the terms of the 2004 Plan.

Share Reserve

We currently have reserved a total of 47,670,680 ordinary shares for issuance under the 2004 Plan. As of April 30, 2012, 22,573,910 ordinary shares had been issued upon the exercise of stock options granted under the 2004 Plan, net of repurchases; stock options to purchase 19,773,044 ordinary shares at a weighted-average exercise price of $1.29 per share were outstanding; and 2,240,932 shares remained available for future grant under the 2004 Plan.

Administration

Our board of directors or a committee appointed by the board of directors administers the 2004 Plan, referred to as the administrator. Subject to the provisions of the 2004 Plan, the administrator has the authority to construe and interpret the 2004 Plan and to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares covering each award, the fair market value of an ordinary share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise of the award, and the terms of the award agreement for use under the 2004 Plan. The administrator also has the authority, subject to the terms of the 2004 Plan, to amend existing awards to reduce their exercise price, to institute an exchange program by which outstanding awards may be surrendered in exchange for cash and/or awards that may have different exercise prices and terms.

Eligibility

The 2004 Plan provides for the grant of equity awards, including stock options and stock purchase rights to acquire restricted stock, to our employees, directors and consultants. Incentive stock options may be granted only to employees. Stock awards other than incentive stock options may be granted to employees, directors and consultants.

Stock Options

The administrator may grant incentive and/or nonstatutory stock options under the 2004 Plan, provided that incentive stock options are granted only to employees. The exercise price of such options must equal at least the fair market value of an ordinary share of the company on the date of grant and the term of an option may not exceed 10 years, provided that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our share capital or our parent or subsidiaries may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of an ordinary share on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other method acceptable to the administrator. Subject to the provisions of the 2004 Plan, the administrator determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. However, in no event may an option be exercised later than the expiration of its term.

Stock Purchase Rights

Stock purchase rights to acquire restricted stock may be granted pursuant to restricted stock purchase agreements adopted under the 2004 Plan. Stock purchase rights are grants of rights to purchase our ordinary shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. After the administrator determines that it will offer stock purchase rights, it will advise the purchaser of the terms, conditions and restrictions related to the offer, including the number of shares that the purchaser is entitled to purchase, the price to be paid (if any) and the time within which the purchaser must accept such offer. A purchaser accepts the offer by execution of a restricted stock purchase agreement in the form determined by the administrator. Once the stock purchase right is exercised, the purchaser will have rights equivalent to a shareholder.

Transferability of Awards

Unless determined otherwise by the administrator, options and stock purchase rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee, only by the optionee.

Certain Adjustments

In the event of certain changes in our capitalization, such as a distribution, stock split or recapitalization, in order to prevent diminution or enlargement of the benefits or potential benefits available under the 2004 Plan, appropriate adjustments will be made to the class and number of shares that may be delivered under the 2004 Plan and to the class, number of shares and price per share of all outstanding stock options and stock purchase rights.

Dissolution or Liquidation

If we dissolve or liquidate, then outstanding stock options or stock purchase rights under the 2004 Plan will terminate immediately prior to the consummation of such dissolution or liquidation.

Merger or Change in Control

In the event of a merger or change in control, as defined in the 2004 Plan, each outstanding award will be assumed or substituted for by the successor corporation (or its parent or subsidiary). If the surviving or acquiring corporation does not assume or substitute for outstanding awards, then such awards will fully vest and become fully exercisable, for a specified period prior to the transaction. The administrator will notify the award holder that such award will be fully exercisable for such period of time and will terminate upon expiration of such period.

Plan Amendment, Termination

Our board of directors has the authority to amend or terminate the 2004 Plan provided such action does not impair the rights of any participant. Certain amendments require shareholder approval. Upon the completion of this offering, no additional stock options or other stock awards will be granted under the 2004 Plan and the 2004 Plan will be terminated. However, all outstanding stock options and other stock rights previously granted under the 2004 Plan will remain subject to the terms of the 2004 Plan.

2012 Equity Incentive Plan

Our board of directors has adopted, and we expect our shareholders will approve, our 2012 Equity Incentive Plan, or the EIP, prior to the closing of this offering. Subject to shareholder approval, the EIP is effective upon its adoption by our board of directors, but is not expected to be used until after the completion of this offering. The EIP permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any of our parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, deferred stock units and dividend equivalents to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Share Reserve

The maximum aggregate number of shares issuable under the EIP is             ordinary shares, plus (i) any shares that as of the completion of this offering, have been reserved but not issued pursuant to any awards granted under the 2004 Plan and are not subject to any awards granted thereunder, and (ii) any shares subject to stock options or similar awards granted under the 2004 Plan that expire or terminate without having been exercised in full and shares issued pursuant to awards granted under the 2004 Plan that are forfeited to or repurchased by us, with the maximum number of shares to be added to the EIP from the 2004 Plan equal to up to             shares. In addition, our EIP provides for annual increases in the number of shares available for issuance under the EIP on the first day of each fiscal year beginning with the 2014 fiscal year, by an amount equal to the least of:

•	shares;

•	percent of our outstanding ordinary shares as of the last day of our immediately preceding fiscal year; or

•	such lesser amount, if any, as our board of directors may determine.

Shares issued pursuant to awards under the EIP that we repurchase or that expire, are forfeited or are surrendered pursuant to an exchange program, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the EIP. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the EIP.

Administration

Our board of directors or a committee appointed by the board of directors will administer the EIP, referred to as the administrator. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), the committee will consist of two or more “outside directors” within the meaning of Code Section 162(m).

Subject to the provisions of the EIP, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares covering each award, the fair market value of an ordinary share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise of the award, and the terms of the award agreement for use under the EIP. The administrator also has the authority, subject to the terms of the EIP, to amend existing awards to reduce their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, to institute an exchange program by which outstanding awards may be surrendered in exchange for cash and/or awards that may have different exercise prices and terms, and to prescribe rules and to construe and interpret the EIP and awards granted under the EIP.

Stock Options

The administrator may grant incentive and/or nonstatutory stock options under the EIP, provided that incentive stock options are only granted to employees. The exercise price of such options must equal at least the fair market value of an ordinary share of the company on the date of grant. The term of an option may not exceed 10 years. Provided, however, that an incentive stock option held by a participant who owns more than 10 percent of the total combined voting power of all classes of our stock or our parent or subsidiaries, may not have a term in excess of five years and must have an exercise price of at least 110 percent of the fair market value of an ordinary share on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other method acceptable to the administrator. Subject to the provisions of the EIP, the administrator determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights

Stock appreciation rights may be granted under the EIP. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of an ordinary share between the exercise date and the date of grant. Subject to the provisions of our EIP, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with ordinary shares, or a combination of both, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100 percent of the fair market value per share on the date of grant. Stock appreciation rights may have a term of no more than 10 years from the date of grant. The specific terms will be set forth in an award agreement.

Restricted Stock

Restricted stock may be granted under the EIP. Restricted stock awards are grants of our ordinary shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. The specific terms will be set forth in an award agreement, which if the award of restricted stock has a purchase price, also will provide that such purchase price must be paid no more than 10 years following the date of grant.

Restricted Stock Units

Restricted stock units may be granted under the EIP. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one ordinary share of the company. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to us, and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms will be set forth in an award agreement.

Performance Units and Performance Shares

Performance units and performance shares may be granted under the EIP. Performance units and performance shares are awards that will result in a payment to a participant if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of an ordinary share of the company on the grant date. The specific terms will be set forth in an award agreement.

Other Awards

The EIP also permits the grant of dividend equivalents and deferred stock units. Dividend equivalents are a credit, payable in cash, to the account of a participant in an amount equal to the cash dividends paid on a share for each share represented by an award held by the participant. Dividend equivalents are subject to the same vesting restrictions as the related shares subject to such award. Accordingly, dividend equivalents will not be paid out on unvested awards. The administrator determines in its discretion whether to grant dividend equivalents to a participant.

Deferred stock units consist of restricted stock, restricted stock units, performance shares or performance units that the administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis. The administrator determines the rules and procedures governing such deferred stock unit award.

Transferability of Awards

Unless the administrator provides otherwise, the EIP generally does not allow for the transfer of awards and only the recipient of an option or stock appreciation right may exercise such an award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the EIP, the administrator will make adjustments to one or more of the number of shares that may be delivered under the EIP and/or the number and price of shares covered by each outstanding award.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such dissolution or liquidation.

Merger or Change in Control

The EIP provides that in the event of a merger or change in control, as defined under the EIP, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100 percent of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her awards will become fully vested and exercisable, and all performance goals or other vesting requirements will be deemed achieved at 100 percent of target levels.

Clawback

In the event that we are required to restate our audited financial statements due to material noncompliance with any financial reporting requirement under securities laws, our current and former executive officers who are participants under the EIP will be required to immediately repay us any compensation they received pursuant to awards granted under the EIP during the three-year period prior to the date we were required to prepare the restatement, in an amount equal to the excess of what would have been paid to him or her under the restated financial statements.

Plan Amendment, Termination

Our board of directors has the authority to amend, suspend or terminate the EIP provided such action does not impair the rights of any participant. The EIP will automatically terminate in 2021, unless we terminate it sooner.

2012 Employee Stock Purchase Plan

Concurrently with this offering, we are establishing our 2012 Employee Stock Purchase Plan, or the ESPP. Our board of directors has adopted, and our shareholders are expected to approve, the ESPP, prior to the closing of this offering. Our executive officers and all of our other employees will be allowed to participate in our ESPP.

A total of             ordinary shares will be made available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on the first day of each fiscal year beginning with the 2014 fiscal year, equal to the least of:

•	shares;

•	% of the outstanding shares of our ordinary shares on the first day of such fiscal year; or

•	such other amount as may be determined by the administrator.

Our board of directors or its committee, referred to as the administrator, has full and exclusive authority to interpret the terms of the ESPP and determine eligibility.

All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase shares under our ESPP if such employee:

•	immediately after the grant would own shares possessing 5% or more of the total combined voting power or value of all classes of our share capital; or

•	holds rights to purchase shares under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our shares for each calendar year.

Our ESPP is intended to qualify under Section 423 of the Code, and provides for consecutive, non-overlapping six-month offering periods. The offering periods generally start on the first trading day on or after March 15 and September 15 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on March 15, 2013. The second offering period will begin on March 15, 2013. The administrator may, in its discretion, modify the terms of future offering periods.

Our ESPP permits participants to purchase ordinary shares through payroll deductions of up to                 % of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings, exclusive of payments for commissions, overtime and shift premium, incentive compensation, bonuses and other similar compensation. A participant may purchase a maximum of             ordinary shares during each six-month offering period.

Amounts deducted and accumulated by the participant are used to purchase our ordinary shares at the end of each six-month offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our ordinary shares on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase ordinary shares. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

In the event of our merger or change in control, as defined under the ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set to occur before the date of our merger or change in control. The plan administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless the participant has already withdrawn from the offering period.

Our ESPP will automatically terminate in 2021, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate our ESPP, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares under our ESPP.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual Code limits. We currently do not match any contributions made by our employees, including executives. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions during our last three fiscal years and for the three months ended April 30, 2011 and 2012 to which we have been a party in which any of our executive officers, directors or beneficial holders of more than 5% of our ordinary shares (on an as-converted basis), or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus titled “Executive Compensation.”

Investors’ Rights Agreement

We have entered into an investors’ rights agreement with the purchasers of our outstanding redeemable convertible preference shares, including but not limited to Benchmark Capital Partners IV, L.P., the entities affiliated with Walden International, Matrix Partners VII, L.P., and Wintech Microelectronics Holding Limited, which entities are the beneficial holders of more than 5% of our ordinary shares (on an as-converted basis) and, other than Benchmark Capital Partners IV, L.P. and Wintech Microelectronics Holding Limited, are affiliated with certain of our directors. As of the completion of this offering, we expect that the holders of 59,920,847 ordinary shares, including the ordinary shares issuable upon the conversion of our redeemable convertible preference shares, and the holders of warrants to purchase 163,317 redeemable convertible preference shares, which will convert into warrants to purchase 163,317 ordinary shares upon the completion of this offering, will be entitled to rights with respect to the registration of their shares. For a description of these registration rights, see the section titled “Description of Share Capital—Registration Rights.”

Offer Letter Agreements

We have entered into at-will offer letters with certain of our executive officers. For more information regarding these agreements, see the section titled “Executive Compensation—Employment, Severance and Change of Control Arrangements.”

Severance and Change of Control Agreements

Certain of our executive officers are entitled to certain severance benefits. For information regarding these arrangements, see the section “Executive Compensation—Employment, Severance and Change of Control Arrangement.”

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and members of our board of directors. For more information regarding these awards, see the sections titled “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Equity Incentive Awards,” “Executive Compensation—Outstanding Equity Awards as Fiscal 2012 Year-End” and “Management—Summary of Director Compensation.”

Share Repurchase Agreement

We entered into a Share Repurchase Agreement on January 10, 2012, pursuant to which we repurchased our ordinary shares from certain of our shareholders at a purchase price of $2.30 per share. We repurchased 650,000 ordinary shares from Didier LeGall for an aggregate purchase price of $1,495,000 and 60,000 ordinary shares from Leslie Kohn for an aggregate purchase price of $138,000. The opportunity to sell ordinary shares to us was made available to all holders of ordinary shares other than our Chief Executive Officer and our Chief Financial Officer.

Indemnification Agreements with Executive Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. Effective upon the completion of this offering, we will enter into an updated indemnification agreement with each of our directors and executive officers. These indemnification agreements and our post-offering memorandum and articles of association will indemnify each of our directors and officers to the fullest extent permitted by applicable Cayman Islands law.

Sales Representative Agreement with WT Microelectronics Co., Ltd.

We are a party to the Sales Representative Agreement dated January 31, 2011 and Amendment No. 1 to the Sales Representative Agreement dated February 1, 2012 with WT Microelectronics Co., Ltd., or WT, pursuant to which WT serves a non-exclusive sales representative of the company in all of Asia other than Japan, which Sales Representative Agreement, as amended, supersedes and terminates all prior agreements with WT. Wintech Microelectronics Holding Limited and its affiliates, which are related parties of WT Microelectronics Co., Ltd., own more than 5% of our ordinary shares (on an as-converted basis). We recognized revenue from WT of approximately $59.9 million, $85.7 million and $77.6 million for the fiscal years ended January 31, 2010, January 31, 2011 and 2012, respectively. As of January 31, 2011 and 2012, we had receivables from WT of approximately $7.8 million. We recognized revenue from WT of approximately $17.5 million and $19.4 million for the three months ended April 30, 2011 and 2012, respectively. As of April 30, 2012, we had receivables from WT of approximately $6.5 million.

License Agreements with Cadence Design Systems, Inc.

Beginning in fiscal year 2008, we entered into several software license agreements with Cadence Design Systems, Inc., or Cadence. A member of our board of directors, Lip-Bu Tan, is also the Chief Executive Officer, President and a director of Cadence. The board of directors has noted that Mr. Tan did not derive any direct or indirect material benefit from such agreements. We committed to pay $5.1 million payable in 17 quarterly payments through June 2011. In April 2011, we committed to pay $5.1 million for additional licenses payable in 12 quarterly payments through January 2014. We paid $1.6 million, $0.9 million and $1.9 million under these agreements for the years ended January 31, 2010, 2011 and 2012, respectively. We paid $0.7 million and $0.5 million under these agreements for the three months ended April 30, 2011 and 2012, respectively. Operating lease expenses related to these agreements included in research and development cost were approximately $1.8 million, $0.6 million and $1.6 million for the years ended January 31, 2010, 2011, and 2012, respectively. Operating lease expenses related to these agreements included in research and development cost were approximately $0.3 million and $0.4 million for the three months ended April 30, 2011 and 2012, respectively.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy to be effective upon the completion of this offering that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of our ordinary shares and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction in which the aggregate amount involved will or may be expected exceed $120,000 in any calendar year with us without the prior consent of our audit committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the audit committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our board of directors has delegated to the chair of our audit committee the authority to pre-approve or ratify any request for us to enter into a transaction with a related party, in which the amount involved is less than $250,000 and where the chair is not the related party. Our audit committee has also reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations, certain charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services. All of the transactions described above were entered into prior to the adoption of this policy.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership information of our ordinary shares at April 30, 2012, and as adjusted to reflect the sale of the ordinary shares in this offering, for:

•	each of our executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares (on an as-converted basis).

The percentage ownership information shown in the table is based upon 94,434,757 ordinary shares outstanding as of April 30, 2012, assuming the conversion of all outstanding redeemable convertible preference shares. For percentage ownership information after the offering in the table we have assumed the issuance of ordinary shares in this offering and no exercise of the underwriters’ over-allotment option.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include ordinary shares issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before June 29, 2012, which is 60 days after April 30, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding those stock options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Ambarella, Inc., 2975 San Ysidro Way, Santa Clara, CA 95051.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	%	Number	%
5% Shareholders
Benchmark Capital Partners IV, L.P.(1)	16,679,229	17.66%
Entities affiliated with Walden International(2)	13,557,371	14.36%
Matrix Partners VII, L.P.(3)	11,922,111	12.63%
Wintech Microelectronics Holding Limited(4)	6,922,947	7.33%
Executive Officers and Directors
Feng-Ming (“Fermi”) Wang(5)	7,212,498	7.56%
Victor Lee(6)	1,445,167	1.52%
George Laplante(7)	1,356,733	1.42%
Les Kohn(8)	7,069,999	7.43%
Didier LeGall(9)	2,980,937	3.14%
Christopher Day(10)	292,290	*
Kenneth A. Goldman(11)	120,000	*
Chenming C. Hu(11)	120,000	*
Lip-Bu Tan(12)	13,657,371	14.45%
Andrew W. Verhalen(13)	12,022,111	12.73%
All executive officers and directors as a group (9 persons)(14)	44,831,939	45.40%

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.
(1)	Consists of 16,679,229 shares held by Benchmark Capital Partners IV, L.P., or BCP IV, as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and
related individuals, or the Benchmark Funds. Benchmark Capital Management Co. IV, L.L.C., or

BCMC IV, is the general partner of BCP IV. BCMC IV’s managing members are Alexandre Balkanski, Bruce Dunlevie, J. William Gurley, Kevin Harvey, Robert Kagle and Steven Spurlock. These individuals may be deemed to have shared voting and investment power over the shares held by the Benchmark Funds. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of such individual’s pecuniary interest therein. BCP IV’s address is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(2)	Consists of 12,690,188 shares held by Pacven Walden Ventures V, L.P.; 291,989 shares held by Pacven Walden Ventures Parallel V-A C.V.; 291,989 shares held by Pacven Walden Ventures Parallel V-B C.V.; 44,034 shares held by Pacven Walden Ventures V Associates Fund, L.P.; 239,171 shares held by Pacven Walden Venture V-QP Associates Fund, L.P. Mr. Lip-Bu Tan, a member of our board of directors, is the sole director of Pacven Walden Management V Co. Ltd., which is the general partner of Pacven Walden Ventures V, L.P., Pacven Walden Ventures Parallel V-A C.V., Pacven Walden Ventures Parallel V-B C.V., Pacven Walden Ventures V Associates Fund, L.P. and Pacven Walden Ventures V-QP Associates Fund, L.P., or Pacven V and affiliated funds. Mr. Tan, Mary Coleman, Brian Chiang, Hock Voon Loo and Andrew Kau hold shared voting and investment power with respect to the shares held by Pacven V and affiliated funds, all of whom disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Walden International is One California Street, Suite 2800, San Francisco, CA 94111.
(3)	Consists of 11,872,634 shares held by Matrix Partners VII, L.P. and 49,477 shares held by Weston & Co. VII LLC, as nominee. Andrew W. Verhalen, a member of our board of directors, is a Managing Member of Matrix VII Management Co., L.L.C., the general partner of Matrix Partners VII, L.P. Mr. Verhalen, by virtue of his management position in Matrix VII Management Co., L.L.C., has sole voting and dispositive power with respect to the shares held by Matrix Partners VII, L.P. Mr. Verhalen disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares. Weston & Co. VII LLC, or Weston, is nominee for certain beneficial owners. Mr. Verhalen is authorized by the sole member of Weston to take any action with respect to such shares as directed by the underlying beneficial owners, and Mr. Verhalen disclaims beneficial ownership of these shares. Mr. Verhalen does not have sole or shared voting or investment control with respect to any of the shares held by Weston. The address for Matrix Partners, VII, L.P. is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451.
(4)	The address of this entity is 14F, No. 738, Chung Cheng Rd., Chung Ho City, Taipei Hsien, Taiwan, R.O.C.
(5)	Includes 1,012,498 shares that may be acquired pursuant to stock options exercisable within 60 days of April 30, 2012.
(6)	Includes 540,818 shares that may be acquired pursuant to stock options exercisable within 60 days of April 30, 2012. Mr. Lee served as our Chief Financial Officer until March 2011, and he is no longer with our company.
(7)	Includes 1,306,733 shares that may be acquired pursuant to stock options exercisable within 60 days of April 30, 2012. Mr. Laplante has served as our Chief Financial Officer since March 2011.
(8)	Includes 729,999 shares that may be acquired pursuant to stock options exercisable within 60 days of April 30, 2012.
(9)	Includes 630,937 shares that may be acquired pursuant to stock options exercisable within 60 days of April 30, 2012.
(10)	Includes 292,290 shares that may be acquired pursuant to stock options exercisable within 60 days of April 30, 2012.
(11)	Includes 120,000 shares that may be acquired pursuant to stock options exercisable within 60 days of April 30, 2012.
(12)	Includes (i) 100,000 shares that may be acquired pursuant to stock options exercisable within 60 days of April 30, 2012 and (ii) 13,557,371 shares held by Pacven V and affiliated funds. Mr. Tan disclaims beneficial ownership of any shares held by Pacven V and affiliated funds except to the extent of any pecuniary interest therein.
(13)	Includes (i) 100,000 shares held by Mr. Verhalen; (ii) 11,872,634 shares held by Matrix Partners VII, L.P.; and (iii) 49,477 shares held by Weston & Co. VII LLC. Mr. Verhalen disclaims beneficial ownership of any shares held by Matrix Partners VII, L.P. and Weston & Co. VII LLC except to the extent of any pecuniary interest therein.
(14)	Includes 4,312,457 shares that may be acquired by the current directors and executive officers pursuant to stock options exercisable within 60 days of April 30, 2012.

DESCRIPTION OF SHARE CAPITAL

General

In January 2004, we were incorporated as an exempted company with limited liability under the laws of the Cayman Islands. As such, our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law and the common law of the Cayman Islands.

Upon the filing of our post-offering amended and restated memorandum and articles of association immediately prior to the closing of this offering, our authorized share capital will consist of                          ordinary shares, $0.0001 par value per share, and             preference shares, $0.0001 par value per share.

As of April 30, 2012, there were 94,434,757 ordinary shares outstanding, assuming the conversion of all outstanding Series A redeemable convertible preference shares, Series B redeemable convertible preference shares, Series C redeemable convertible preference shares and Series D preference shares immediately prior to the completion of this offering. As of April 30, 2012, assuming the conversion of all such outstanding redeemable convertible preference shares into ordinary shares immediately prior to the completion of this offering, we had approximately 250 shareholders of record.

As of April 30, 2012, there were 19,773,044 ordinary shares subject to outstanding options and 163,317 ordinary shares subject to outstanding warrants, assuming the conversion of all of our outstanding warrants to purchase redeemable convertible preference shares into warrants to purchase ordinary shares upon the completion of this offering.

The following is a summary of the most important terms of our share capital. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our post-offering amended and restated memorandum and articles of association, which is filed as Exhibit 3.2 to the registration statement of which the prospectus is a part, and the applicable provisions of the Companies Law of the Cayman Islands.

Ordinary Shares

Voting Rights

Each holder of our ordinary shares is entitled to one vote for each ordinary share held on all matters submitted to a vote of the shareholders, including the election of directors. Our post-offering amended and restated memorandum and articles of association shareholders do not provide for cumulative voting rights including in respect of the election of directors. Accordingly, holders of a majority of the ordinary shares eligible to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preference shares, holders of our ordinary shares are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Variation of Rights of Shares

All or any of the special rights attached to any class of our shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time be varied with the sanction of an ordinary resolution passed at a separate general meeting of the holders of the shares of that class.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our ordinary shares will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preference shares.

Other Rights and Preferences

Holders of our ordinary shares have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our ordinary shares. The rights, preferences and privileges of the holders of our ordinary shares are subject to and may be adversely affected by, the rights of the holders of any series of our preference shares that we may designate and issue in the future.

Preference Shares

Immediately prior to the completion of this offering, all outstanding redeemable convertible preference shares will be converted into ordinary shares and our amended and restated memorandum and articles of association will be amended and restated to delete all references to such redeemable convertible preference shares. See Note 8 to our audited consolidated financial statements for a description of the currently outstanding redeemable convertible preference shares. Under our post-offering amended and restated memorandum and articles of association, our board of directors will have the authority, without further action by the shareholders, to issue up to             preference shares in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preference shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the ordinary shares. The issuance of preference shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the ordinary shares and the voting and other rights of the holders of ordinary shares. We have no current plans to issue any shares of preference shares.

Warrants

As of April 30, 2012, warrants exercisable for 163,317 redeemable convertible preference shares at an exercise price of $0.796 per share were outstanding. These warrants are immediately exercisable and expire in December 2014. Upon the completion of this offering, these warrants will convert into warrants to purchase 163,317 ordinary shares. These warrants also contain provisions for the adjustment of exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of capitalizations, subdivisions and consolidations.

Registration Rights

Under our amended and restated investors’ rights agreement, following the completion of this offering, we expect that the holders of 60,084,164 ordinary shares, including shares to be issued upon the conversion of the redeemable convertible preference shares and upon the exercise of warrants to purchase redeemable convertible preference shares, will have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold, or to include their shares in any registration statement we file, in each case as described below. As applicable, we refer to these shares collectively as registrable securities.

Demand Registration Rights

At any time, other than during the 180-day period following the completion of this offering the holders of the registrable securities may demand that we effect a registration under the Securities Act covering the public offering and sale of all or part of the registrable securities held by such shareholders, provided that the value of the registrable securities that such holders propose to sell in such offering, net of any underwriters’ discounts or commissions, is at least $10,000,000. Upon any such demand we must use our commercially reasonable efforts to effect the registration of the registrable securities which we have been requested to register, together with all other registrable securities that we may have been requested to register by other shareholders joining in such request. We are obligated to initiate up to two registrations in response to these demand registration rights for the holders of the registrable securities. These registration rights are subject to specified exceptions, conditions and limitations, including the right of the underwriters of such registration, if any, to limit the number of shares included in any such registration under certain circumstances. Depending on certain conditions, we may defer such registration for up to 90 days and up to two times in any 12-month period.

“Piggyback” Registration Rights

If we register any securities for public sale, then, upon written request, we must use our commercially efforts to include in such registration statement the shares of the holders of registrable securities specified in such written request, subject to certain exceptions including any shareholder-initiated demand registration, any request for Form S-3 registration, a registration relating to solely to employee benefit plans and certain other registrations. The underwriters of any underwritten offering will have the right to limit the number of registrable securities to be included in the registration statement on a pro rata basis, subject to certain restrictions.

Form S-3 Registration Rights

At any time after we are qualified to file a registration statement on Form S-3, holders of the registrable securities may demand that we file a registration statement for such shareholders on Form S-3 so long as the aggregate offering price of securities to be sold under the registration statement on Form S-3 is at least $5,000,000. We are obligated to file up to two registration statements on Form S-3 in any 12-month period. These registration rights are subject to specified exceptions, conditions and limitations, including the right of the underwriters of such registration, if any, to limit the number of shares included in any such registration under certain circumstances. Depending on certain conditions, we may defer such registration for up to 90 days and up to two times in any 12-month period.

Anti-Takeover Effects of Cayman Islands Law and Our Amended and Restated Memorandum and Articles of Association

Provisions of our post-offering memorandum and articles of association and Cayman Islands law may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the division of our board of directors into three classes;

•	the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or due to the resignation or departure of an existing board member;

•	prohibition of cumulative voting in the election of directors which would otherwise allow less than a majority of shareholders to elect director candidates;

•	the requirement for the advance notice of nominations for election to our board of directors or for proposing matters that can be acted upon at a shareholders’ meeting;

•

the ability of our board of directors to issue, without shareholder approval, such amounts of preference shares as the board of directors deems necessary and appropriate with terms set by our board of directors, which rights could be senior to those of our ordinary shares;

•	the elimination of the rights of shareholders to call a special meeting of shareholders and to take action by written consent in lieu of a meeting; and

•

the required approval of a special resolution of the shareholders, being a two-thirds vote of shares held by shareholders present and voting at a shareholder meeting, to alter or amend the provisions of our post-offering memorandum and articles of association.

Differences in Corporate Law

The Companies Law is modeled after similar laws in the United Kingdom and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Mergers and Similar Arrangements. In certain circumstances the Cayman Islands Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (i) a special resolution of the shareholders of each company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that such shareholder holds otherwise gives such shareholder voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns issued shares that together represent at least 90% of the votes at a general meeting of a subsidiary company) and its subsidiary company, if a copy of the plan of merger is given to every member of the subsidiary company, unless the member agrees otherwise. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves an overseas company, the procedure is similar, except that with respect to the overseas company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due inquiry, such director is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the overseas company and by the laws of the jurisdiction in which the overseas company is existing, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the overseas company in the jurisdiction in which the overseas company is existing; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the overseas company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the overseas company are and continue to be suspended or restricted; and (v) there are no other reasons why it would be against the public interest to allow the merger or consolidation.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due inquiry, such director is of the opinion that the requirements set out below have been met: (i) that the overseas company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the overseas company; (ii) that in respect of the transfer of any security interest granted by the overseas company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived, (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the overseas company, and (c) the laws of the jurisdiction of the overseas company with respect to the transfer have been or will be complied with; (iii) that the overseas company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in clause (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessperson would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits

Shareholders’ Suits. Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed their availability. In principle, we will normally be the proper plaintiff and a claim against, for example, our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification. The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Corporate Governance

Cayman Islands law does not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of             or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of such director’s interest in any contract or arrangement which such director is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Transfer Agent and Register

The transfer agent and registrar for our ordinary shares will be             after the completion of this offering.

Stock Exchange Listing

We expect to apply to have our ordinary shares listed on             under the symbol “             .”

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there has been no public market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of ordinary shares in the public market after the restrictions lapse could adversely affect the prevailing market price for our ordinary shares, as well as our ability to raise equity capital in the future.

Upon the closing of this offering, a total of             ordinary shares will be outstanding, assuming that there are no exercises of options or warrants after April 30, 2012. Of these shares, all ordinary shares sold in this offering by us, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining ordinary shares will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

•	no shares will be eligible for sale prior to 180 days after the date of this prospectus;

•	shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus and when permitted under Rule 144 or 701; and

•	shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus.

In addition, of the 19,773,044 ordinary shares that were subject to stock options outstanding as of April 30, 2012, options to purchase 10,517,658 ordinary shares were vested as of April 30, 2012 and, upon their exercise, would be eligible for sale 180 days following the completion of this offering subject to lock-up agreements described below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of ordinary shares then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who purchased our ordinary shares pursuant to a written compensatory plan or contract, and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

As of April 30, 2012, 22,573,910 ordinary shares had been issued in reliance on Rule 701 as a result of exercises of stock options and stock awards. These shares will be eligible for resale in reliance on this rule upon expiration of the lockup agreements described below.

Registration Rights

Upon the completion of this offering, we expect that holders of 60,084,164 ordinary shares will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up arrangement described below. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act (except for shares held by affiliates) immediately upon the effectiveness of this registration. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our ordinary shares. For a discussion of these rights, see the section titled “Description of Share Capital—Registration Rights.”

Equity Incentive Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering our ordinary shares reserved for issuance under the 2004 Stock Plan, the 2012 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement on Form S-8 will be available for sale in the open market following its effective date, subject to the lock-up arrangements described below, if applicable.

Lock-Up Agreements

We, our directors and officers and the holders of substantially all of our ordinary shares have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days, subject to a possible extension under certain circumstances, after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any other securities convertible into or exercisable or exchangeable for ordinary shares;

•

in the case of us, file any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares,

whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise. These agreements are described below in the section titled “Underwriters.”

TAXATION

The following discussion of the material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent the discussion relates to matters of U.S. federal income tax law, and subject to the qualifications herein, it represents the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, our U.S. counsel.

Cayman Islands Taxation

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any ordinary shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

No stamp duty, capital duty, registration or other issue or documentary taxes are payable in the Cayman Islands on the creation, issuance or delivery of ordinary shares. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are currently no Cayman Islands’ taxes or duties of any nature on gains realized on a sale, exchange, conversion, transfer or redemption of ordinary shares. Payments of dividends and capital in respect of ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of ordinary shares, nor will gains derived from the disposal of ordinary shares be subject to Cayman Islands income or corporation tax as the Cayman Islands currently have no form of income or corporation taxes.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and obtained an undertaking from the Governor of the Cayman Islands that no law enacted in the Cayman Islands during the period of 20 years from the date of the undertaking imposing any tax to be levied on profits, income, gains or appreciation shall apply to us or our operations and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable (directly or by way of withholding) on ordinary shares, debentures or other obligations of ours.

U.S. Federal Income Taxation

The following are certain material U.S. federal income tax considerations relating to the ownership and disposition of our ordinary shares applicable to “U.S. Holders” (defined below). This discussion is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to an investment in our ordinary shares. In addition, this discussion does not address any aspect of U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in our ordinary shares.

This discussion applies to you only if you are a purchaser of ordinary shares in this offering and you hold and beneficially own ordinary shares as capital assets (generally property held for investment) for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	persons who have ceased to be U.S. citizens or to be taxed as resident aliens;

•	tax-exempt organizations;

•	partnerships and other entities treated as partnerships for U.S. federal income tax purposes or persons holding ordinary shares through any such entities;

•	persons that hold ordinary shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•	U.S. Holders, as defined below, whose functional currency for tax purposes is not the U.S. dollar;

•	persons who acquired shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons liable for alternative minimum tax; or

•	persons who own or are deemed to own in the aggregate 10% or more of the voting power of our voting shares.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. In addition, the discussion below related to the PFIC rules relies on our assumptions regarding the projected value of our assets and the nature of our business.

There is currently no comprehensive tax treaty between the United States and the Cayman Islands.

You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of ordinary shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, you are a “U.S. Holder” if you beneficially own ordinary shares and are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or entity taxable as a corporation, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person.

For U.S. federal income tax purposes, income earned through a U.S. or non-U.S. partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds ordinary shares, the tax treatment of the holder will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity. Partnerships that hold our ordinary shares, and partners in such partnerships, should consult their tax advisors.

Dividends on Ordinary Shares

We do not anticipate paying cash dividends on ordinary shares in the foreseeable future. See the section of this prospectus titled “Dividend Policy.”

Subject to the discussion under the heading “PFIC” below, if we do make distributions and you are a U.S. Holder, the gross amount of any distributions you receive on your ordinary shares will generally be treated as foreign-source dividend income, but only to the extent of our current and accumulated earnings and profits, calculated according to U.S. federal income tax principles. Dividends (including withheld taxes, if any) will be subject to U.S. federal income tax as ordinary income on the day you actually or constructively receive such income. We do not intend to calculate our earnings and profits according to U.S. tax accounting principles. Accordingly, distributions on our stock, if any, will generally be reported to you as dividend distributions for U.S. tax purposes. If you are a corporation, you will not be entitled to claim the dividends-received deduction with respect to distributions you receive from us.

If you are a non-corporate holder and meet certain holding period requirements, dividend distributions on our ordinary shares generally will constitute qualified dividend income for taxable years beginning before January 1, 2013 under current law taxable at a preferential rate (generally 15%) as long as (1) our ordinary shares are readily tradable on the             ; and (2) we are neither a PFIC nor treated as such with regard to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year. You should consult your own tax advisor as to the rate of tax that will apply to you with respect to dividend distributions, if any, you receive from us.

Sales and Other Dispositions of Ordinary Shares

Subject to the discussion under the heading “PFIC” below, when you sell or otherwise dispose of ordinary shares, you will generally recognize U.S. source capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your tax basis in your ordinary shares. Your tax basis will generally equal the amount you paid for the ordinary shares. Any gain or loss you recognize will be long-term capital gain or loss if you have held the ordinary shares for more than one year at the time of disposition. If you are a non-corporate holder, any such long-term capital gain will generally be taxed at preferential rates (under current law up to a maximum of 15% for taxable years beginning before January 1, 2013). Your ability to deduct capital losses may be subject to various limitations.

PFIC

We will be classified as a PFIC for U.S. federal income tax purposes in any taxable year if either: (i) 75% or more of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties) or (ii) the percentage value of our gross assets (based on an average of the quarterly values of the assets) during the taxable year that produce passive income or are held for the production of passive income is at least 50% of the value of our total assets. For purposes of the asset test, any cash, including any cash proceeds from this offering not invested in active assets shortly after this offering, cash equivalents and cash invested in short-term, interest bearing, debt instruments, or bank deposits, that is readily convertible into cash, will generally count as a passive asset. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

We are a developer of semiconductor processing solutions for video and do not expect to be a PFIC for the 2011 taxable year or the foreseeable future. Our expectation is based on our projections of the composition of our income and the value of our assets, which is determined in part on the expected trading price of our ordinary shares. Despite our expectation, there can be no assurance that we will not be a PFIC for any taxable year, as PFIC status is determined each year and depends on the actual facts in such year. We could become a PFIC, for example, if our business and assets evolve in ways that are different from what we currently anticipate. Our U.S. counsel expresses no opinion with respect to our expectations contained in this paragraph.

If we are a PFIC for any taxable year during which you hold ordinary shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ordinary shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ordinary shares. If such election is made, you will be deemed to have sold ordinary shares you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. After the deemed sale election, your ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

If we are a PFIC in any taxable year, unless you make the market-to-market election described below, you will generally be subject to additional taxes and interest charges on certain “excess” distributions you receive and on any gain realized on the disposition or deemed disposition of your ordinary shares regardless of whether we continue to be a PFIC in the year in which you receive an “excess” distribution or dispose of or are deemed to dispose of your ordinary shares. Distributions in respect of your ordinary shares during the taxable year will generally constitute “excess” distributions if, in the aggregate, they exceed 125% of the average amount of distributions in respect of your ordinary shares over the three preceding taxable years or, if shorter, the portion of your holding period before such taxable year.

To compute the tax on “excess” distributions or any gain, (i) the “excess” distribution or the gain will be allocated ratably to each day in your holding period; (ii) the amount allocated to the current year and any tax year before we became a PFIC will be taxed as ordinary income in the current year; (iii) the amount allocated to other taxable years will be taxable at the highest applicable marginal rate in effect for each such year (for individuals or corporations, as applicable); and (iv) an interest charge at the rate for underpayment of taxes will be imposed with respect to the tax on any portion of the “excess” distribution or gain described under (iii) above that is allocated to such other taxable years. The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets. In addition, if we are a PFIC or, with respect to a particular U.S. Holder, we are treated as a PFIC for the taxable year in which the distribution was paid or the prior taxable year, no distribution that you receive from us will qualify for taxation at the preferential rate for non-corporate holders discussed in “Dividends on Ordinary Shares” above.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the ordinary shares you own bears to the value of all of our ordinary shares, and you may be subject to the adverse tax consequences described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult with your own tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC in any such year, you will be able to avoid the rules described above if the ordinary shares are “marketable” and you make a timely “mark-to-market” election with respect to your ordinary shares. The ordinary shares will be “marketable” as long as they remain regularly traded on a national securities exchange, such as the             . If you make this election in a timely fashion, you will generally recognize as ordinary income or ordinary loss the difference between the fair market value of your ordinary shares on the last day of any taxable year and your adjusted tax basis in the ordinary shares. Any ordinary income resulting from this election will generally be taxed at ordinary income rates. Any ordinary losses will be deductible only to the extent of the net amount of previously included income as a result of the mark-to-market election, if any. Your adjusted tax basis in the ordinary shares will be adjusted to reflect any such income or loss. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed above under “—Dividends on Ordinary Shares,” except the lower rate applicable to qualified dividend income would not apply. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult with your own tax advisor regarding potential advantages and disadvantages to you of making a “mark-to-market” election with respect to your ordinary shares.

Alternatively, the “excess distribution” rules described above may generally be avoided by electing to treat us as a “Qualified Electing Fund,” or QEF, under Section 1295 of the Internal Revenue Code of 1986, as amended. A QEF election is available only if the U.S. Holder receives an annual information statement from the PFIC setting forth its ordinary earnings and net capital gains, as calculated for U.S. federal income tax purposes. We will not provide you with the information statement necessary to make a QEF election. Accordingly, you will not be able to make such an election with respect to your ordinary shares.

Unless otherwise provided by the U.S. Treasury, each U.S. holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. If we are or become a PFIC, you should consult with your own tax advisor regarding reporting requirements with regard to your ordinary shares.

U.S. Information Reporting and Backup Withholding Rules

In general, dividend payments with respect to the ordinary shares and the proceeds received on the sale or other disposition of those ordinary shares may be subject to information reporting to the IRS, and to backup withholding (currently imposed at a rate of 28%). Backup withholding will not apply, however, if you (i) come within certain exempt categories and, if required, can demonstrate that fact or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable backup withholding rules. To establish your status as an exempt person, you will generally be required to provide certification on IRS Form W-9. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS.

Additional Reporting Requirements

Certain U.S. Holders who are individuals are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of the ordinary shares

PROSPECTIVE PURCHASERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY ADDITIONAL TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION, INCLUDING ESTATE, GIFT AND INHERITANCE LAWS.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ordinary shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Stifel, Nicolaus & Company, Incorporated
Needham & Company, LLC
Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ordinary shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the ordinary shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the ordinary shares directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                 a share under the public offering price. After the initial offering of the ordinary shares, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional ordinary shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ordinary shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of ordinary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                          ordinary shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $             million, which includes legal, accounting and printing costs and various other fees associated with registering and listing our ordinary shares.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ordinary shares offered by them.

Our ordinary shares have been approved for listing on the             under the trading symbol “             .”

We, our directors and officers and the holders of substantially all of our outstanding ordinary shares have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares;

•

in the case of us, file any registration statement with the Securities and Exchange Commission relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares,

whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to:

•	the sale of ordinary shares to the underwriters;

•

the issuance by us of ordinary shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•

transactions by a director, officer or shareholder relating to the ordinary shares or other securities acquired in open market transactions after the completion of the offering of the ordinary shares, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, will be required or will be voluntarily made during the restricted period in connection with subsequent sales of ordinary shares or other securities acquired in such open market transactions;

•	in the case of a director, officer or shareholder, transfers of ordinary shares or any security convertible into or exercisable for ordinary shares as a bona fide gift or by will or intestacy;

•

in the case of a shareholder which is a corporation, partnership, limited liability company, trust or other business entity, (i) transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control with such shareholder or (ii) distributions of ordinary shares or any security convertible into or exercisable for ordinary shares to its limited partners, limited liability company members or shareholders;

•

in the case of a director, officer or shareholder, transfers to any trust for the direct or indirect benefit of such person or his or her immediate family and in the case of a shareholder which is a trust, distributions by the trust to its beneficiaries;

•

transfers to us in connection with the repurchase of ordinary shares of employees, consultants, officers and directors at a price not greater than the amount paid by such persons for such ordinary shares upon termination of their employment or services pursuant to the terms of our equity incentive plans or other agreements under which such ordinary shares were issued;

•

receipt by the holder from us of ordinary shares or other securities upon the exercise or conversion of any security convertible into or exercisable for ordinary shares or other securities, provided that such ordinary shares or other securities shall remain subject to the terms of this agreement and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of ordinary shares will be required or voluntarily made; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares, provided that such plan does not provide for the transfer of ordinary shares during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the directors, officers or other shareholders or us;

provided that in the case of any transfer or distribution pursuant to the fourth, fifth and sixth bullets above, it shall be a condition of the transfer or distribution that each transferee, donee or distributee shall sign and deliver a copy of the lock-up agreement and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of ordinary shares will be required or will be made voluntarily during the 180-day restricted period.

In addition, our directors and officers and the holders of substantially all of our outstanding ordinary shares have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. on behalf of the underwriters, such persons or entities will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares.

The 180-day restricted period described above will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the ordinary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may sell more ordinary shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ordinary shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of the ordinary shares compared to the price available under the over-allotment option. The underwriters may also sell ordinary shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ordinary shares in the offering, if the syndicate repurchases previously distributed ordinary shares to cover syndicate short positions or to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The underwriters may in the future provide investment banking services to us for which they would receive customary compensation.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price will be our future prospects and the future prospects of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of our ordinary shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our ordinary shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our ordinary shares to be offered so as to enable an investor to decide to purchase any of our ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our ordinary shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California with respect to matters of U.S. federal law. An investment partnership comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially holds 125,000 ordinary shares (on an as-converted basis). The validity of the ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Certain legal matters relating to this offering will be passed upon for the underwriters by Cooley LLP, San Francisco, California, as to U.S. legal matters, and Walkers as to Cayman Islands legal matters.

EXPERTS

The audited consolidated financial statements as of January 31, 2011 and 2012 and for each of the three years in the period ended January 31, 2012 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 with respect to the ordinary shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the ordinary shares offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the Securities and Exchange Commission’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we intend to file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above.

AMBARELLA, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ambarella, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable convertible preference shares and shareholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Ambarella, Inc. and its subsidiaries at January 31, 2011 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

July 11, 2012

San Jose, California

AMBARELLA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	January 31,		April 30, 2012	Pro Forma April 30, 2012
	2011	2012
			(unaudited)
ASSETS
Current assets:
Cash	$41,896	$58,944	$59,694	$59,694
Accounts receivable, net	8,829	9,485	8,930	8,930
Inventories	7,410	6,786	7,616	7,616
Restricted cash	243	517	524	524
Deferred tax assets, current	903	861	862	862
Prepaid expenses and other current assets	715	1,226	1,116	1,116

Total current assets	59,996	77,819	78,742	78,742
Property and equipment, net	1,565	1,686	1,705	1,705
Deferred tax assets, non-current	235	426	426	426
Intangible assets, net	810	270	135	135
Other assets	1,527	1,538	1,514	1,514

Total assets	$64,133	$81,739	$82,522	$82,522

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERENCE SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,725	$6,481	$5,673	$5,673
Accrued liabilities	7,434	7,931	8,121	7,872
Income taxes payable	411	530	735	735
Deferred revenue, current	9,662	8,002	5,362	5,362

Total current liabilities	24,232	22,944	19,891	19,642
Deferred revenue, non-current	959	200	200	200
Other long-term liabilities	773	1,246	1,247	1,247

Total liabilities	25,964	24,390	21,338	21,089

Commitments and contingencies (Note 13)
Redeemable convertible preference shares (Note 8):

Series A, B, C and D redeemable convertible preference shares, $0.0001 per share par value –

25,250,000, 16,331,659 and 17,000,000 shares authorized at January 31, 2011, respectively;

25,250,000, 16,494,976, 13,624,997 and 10,000,000 shares authorized at January 31, 2012 and April 30, 2012 (unaudited), respectively;

25,250,000, 16,331,659 and 13,624,997 shares issued and outstanding at January 31, 2011, respectively;

25,250,000, 16,331,659, 13,624,997 and 4,714,191 shares issued and outstanding at January 31, 2012 and April 30, 2012 (unaudited), respectively; no shares authorized, issued or outstanding pro forma (unaudited); initial liquidation preference of $10,100, $13,000 and $16,350 at January 31, 2011, respectively;

Initial liquidation preference of $10,100, $13,000, $16,350 and $11,785 at January 31, 2012 and April 30, 2012 (unaudited), respectively

	39,273	50,900	50,900	—
Shareholders’ equity (deficit):
Ordinary shares, $0.0001 per share par value, 200,000,000 shares authorized at January 31, 2011, January 31, 2012, April 30, 2012 (unaudited), and pro forma (unaudited); 35,304,176 shares issued and outstanding at January 31, 2011; 34,205,083 shares issued and outstanding at January 31, 2012; 34,513,910 shares issued and outstanding at April 30, 2012 (unaudited); 94,434,757 shares outstanding pro forma (unaudited)	3	3	3	9
Additional paid-in capital	6,493	4,225	5,458	56,601
Retained earnings (accumulated deficit)	(7,600)	2,221	4,823	4,823

Total shareholders’ equity (deficit)	(1,104)	6,449	10,284	61,433

Total liabilities, redeemable convertible preference shares and shareholders’ equity (deficit)	$64,133	$81,739	$82,522	$82,522

The accompanying notes are an integral part of these consolidated financial statements

AMBARELLA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Revenue	$71,525	$94,739	$97,257	$21,640	$25,921
Cost of revenue	24,045	34,500	32,458	7,115	7,516

Gross profit	47,480	60,239	64,799	14,525	18,405

Operating expenses:
Research and development	27,638	34,449	37,618	8,747	11,473
Selling, general and administrative	6,894	10,313	15,926	3,425	4,025

Total operating expenses	34,532	44,762	53,544	12,172	15,498
Income from operations	12,948	15,477	11,255	2,353	2,907
Other loss, net	(114)	(47)	(90)	(27)	(2)

Income before income taxes	12,834	15,430	11,165	2,326	2,905
Provision (benefit) for income taxes	(454)	1,501	1,344	307	303

Net income	$13,288	$13,929	$9,821	$2,019	$2,602

Net income per share attributable to ordinary shareholders:
Basic	$0.11	$0.12	$0.07	$0.01	$0.02

Diluted	$0.11	$0.11	$0.07	$0.01	$0.02

Weighted-average shares used to compute net income per share attributable to ordinary shareholders:
Basic	31,255,579	33,563,822	35,828,748	34,912,108	33,838,316

Diluted	34,945,403	40,981,828	42,614,189	42,115,212	40,643,893

Pro forma net income per share attributable to ordinary shareholders (unaudited):
Basic			$0.11		$0.03

Diluted			$0.10		$0.03

Weighted-average shares used to compute pro forma net income per share attributable to ordinary shareholders (unaudited):
Basic			91,368,472		93,759,163

Diluted			98,250,903		100,669,498

The accompanying notes are an integral part of these consolidated financial statements

AMBARELLA, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERENCE SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

	Redeemable Convertible Preference Shares		Outstanding Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)
	Shares	Amount	Shares	Amount			Total
Balance—January 31, 2009	55,206,656	$39,273	33,349,607	$3	$2,365	$(34,817)	$(32,449)
Exercise of stock options, dollar amounts net of unvested stock options exercised early	—	—	1,500,987	—	259	—	259
Vesting of early exercised stock options	—	—	—	—	379	—	379
Stock-based compensation expense related to stock options granted to employees and consultants	—	—	—	—	1,090	—	1,090
Net income	—	—	—	—	—	13,288	13,288

Balance—January 31, 2010	55,206,656	39,273	34,850,594	3	4,093	(21,529)	(17,433)

Exercise of stock options, dollar amounts net of unvested stock options exercised early	—	—	453,582	—	140	—	140
Vesting of early exercised stock options	—	—	—	—	404	—	404
Stock-based compensation expense related to stock options granted to employees and consultants	—	—	—	—	1,856	—	1,856
Net income	—	—	—	—	—	13,929	13,929

Balance—January 31, 2011	55,206,656	39,273	35,304,176	3	6,493	(7,600)	(1,104)

Issuance of preference shares	4,714,191	11,627	—	—	—		—
Exercise of stock options, dollar amounts net of unvested stock options exercised early	—	—	2,043,701	1	824	—	825
Vesting of early exercised stock options	—	—	—	—	394	—	394
Stock-based compensation expense related to stock options granted to employees and consultants	—	—	—	—	3,616	—	3,616
Net excess income tax benefit associated with stock-based compensation	—	—	—	—	125	—	125
Repurchase of ordinary shares	—	—	(3,142,794)	(1)	(7,227)	—	(7,228)
Net income	—	—	—	—	—	9,821	9,821

Balance—January 31, 2012	59,920,847	$50,900	34,205,083	$3	$4,225	$2,221	$6,449

Exercise of stock options, dollar amounts net of unvested stock options exercised early (unaudited)	—	—	308,827	—	124	—	124
Vesting of early exercised stock options (unaudited)	—	—	—	—	166	—	166
Stock-based compensation expense related to stock options granted to employees and consultants (unaudited)	—	—	—	—	943	—	943
Net income (unaudited)	—	—	—	—	—	2,602	2,602

Balance—April 30, 2012 (unaudited)	59,920,847	$50,900	34,513,910	$3	$5,458	$4,823	$10,284

The accompanying notes are an integral part of these consolidated financial statements

AMBARELLA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Cash flows from operating activities:
Net income	$13,288	$13,929	$9,821	$2,019	$2,602
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	748	563	596	144	176
Loss on disposal of long-lived assets	2	4	23	—	—
Amortization of other intangible assets	550	1,040	540	135	135
Stock-based compensation	1,090	1,856	3,616	720	943
Net excess income tax benefits associated with stock-based compensation	—	—	(125)	—	—
Change in value of warrants	—	—	103	57	(10)
Changes in operating assets and liabilities:
Accounts receivable	(4,242)	260	(656)	2,266	555
Inventories	(1,180)	(5,731)	624	992	(830)
Prepaid expenses and other current assets	132	(27)	(511)	(373)	110
Deferred tax assets	(1,510)	486	(149)	—	1
Other assets	179	(227)	(113)	2	22
Accounts payable	639	1,575	(244)	(2,165)	(808)
Accrued liabilities	3,692	(322)	1,336	(1,388)	319
Income taxes payable	(164)	155	244	92	205
Deferred revenue	1,965	(536)	(2,419)	(2,314)	(2,640)

Net cash provided by operating activities	15,189	13,025	12,686	187	780

Cash flows from investing activities:
Restricted cash	578	(243)	(274)	(2)	(8)
Short-term investment	(5,000)	5,000	—	—	—
Investment in a private company	—	(972)	102	—	—
Purchase of property and equipment	(357)	(896)	(682)	(152)	(147)
Purchase of intangible assets	(940)	(830)	(630)	(630)	—

Net cash provided by (used in) investing activities	(5,719)	2,059	(1,484)	(784)	(155)

Cash flows from financing activities:
Net proceeds from issuance of preference shares	—	—	11,627	—	—
Repurchase of ordinary shares, at cost	—	—	(7,228)	—	—
Net proceeds from exercise and repurchase of stock options	567	213	1,322	806	125
Net excess income tax benefits associated with stock-based compensation	—	—	125	—	—

Net cash provided by financing activities	567	213	5,846	806	125

Net increase in cash and cash equivalents	10,037	15,297	17,048	209	750
Cash and cash equivalents at beginning of period	16,562	26,599	41,896	41,896	58,944

Cash and cash equivalents at end of period	$26,599	$41,896	$58,944	$41,205	$59,694

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$664	$657	$854	$217	$99

Supplemental disclosure of noncash investing activities:
Increase in accrued liabilities related to non-monetary asset purchases	$1,260	$125	$59	$119	$48

The accompanying notes are an integral part of these consolidated financial statements

AMBARELLA, INC.

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization

Ambarella, Inc. (the “Company”) was incorporated in the Cayman Islands on January 15, 2004. The Company is a developer of semiconductor processing solutions for video that enable high-definition video capture, sharing and display. The Company combines its processor design capabilities with its expertise in video and image processing, algorithms and software to provide a technology platform that is designed to be easily scalable across multiple applications and enable rapid and efficient product development. The Company’s system-on-a-chip, or SoC, designs fully integrate high-definition video processing, image processing, audio processing and system functions onto a single chip, delivering exceptional video and image quality, differentiated functionality and low power consumption.

The Company sells its solutions to leading original design manufacturers, or ODMs, and original equipment manufacturers, or OEMs, globally.

Basis of Consolidation

The Company’s fiscal year ends on January 31. The consolidated financial statements of the Company and its subsidiaries have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”). All intercompany transactions and balances have been eliminated in consolidation.

Interim Financial Statements (Unaudited)

The accompanying consolidated balance sheet at April 30, 2012, the consolidated statements of operations, and cash flows for the three months ended April 30, 2011 and 2012, and the consolidated statements of redeemable convertible preference shares and shareholders’ equity (deficit) for the three months ended April 30, 2012 are unaudited. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, consisting of normal, recurring adjustments, necessary for the fair presentation of such financial statements. The information disclosed in the notes to the financial statements for these periods is unaudited. The results for the three months ended April 30, 2012 are not necessarily indicative of the results to be expected for the entire fiscal year or any future period. The interim information included in this Form S-1 should be read in conjunction with the company’s fiscal 2012 annual financial statements.

Pro Forma Balance Sheet (Unaudited)

If the offering contemplated by this prospectus is consummated, all of the redeemable convertible preference shares will be converted into 59,920,847 ordinary shares, based on the redeemable convertible preference shares outstanding at April 30, 2012. In addition, 163,317 warrants to purchase redeemable convertible preference shares will convert to 163,317 warrants to purchase ordinary shares. The pro forma balance sheet, as adjusted for the assumed conversion of redeemable convertible preference shares, and warrants to purchase redeemable convertible preference shares is reflected in the unaudited pro forma balance sheet.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reported periods. Actual results could differ from those estimates.

On an ongoing basis, management evaluates its estimates and assumptions, including those related to (i) the collectability of accounts receivable; (ii) write down for excess and obsolete inventories; (iii) the estimated useful lives of long-lived assets; (iv) impairment of long-lived assets and financial instruments; (v) warranty obligations; (vi) the valuation of equity instruments; (vii) the realization of tax assets and estimates of tax liabilities and tax reserves; and (viii) the recognition and disclosure of contingent liabilities. These estimates and assumptions are based on historical experience and on various other factors which the Company believes to be reasonable under the circumstances. The company may engage third-party valuation specialists to assist with estimates related to the valuation of financial instruments and assets associated with various contractual arrangements, and the valuation of preference and ordinary shares. Such estimates often require the selection of appropriate valuation methodologies and significant judgment. Actual results could differ from these estimates under different assumptions or circumstances.

Concentration of Risk

The Company’s products are manufactured, assembled and tested by third-party contractors located primarily in Asia. The Company does not have long-term agreements with these contractors. A significant disruption in the operations of one or more of these contractors would impact the production of the Company’s products which could have a material adverse effect on its business, financial condition and results of operations.

A substantial portion of the Company’s revenue is derived from sales through its logistics provider, which serves as its non-exclusive sales representative in all of Asia other than Japan. Termination of the relationship with the logistics provider could result in a temporary or permanent loss of revenue and obligation to repurchase unsold product. Furthermore, any credit issues from the logistics provider could impair its ability to make timely payment to the Company. See Note 14 for additional information regarding concentration with the logistics provider.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, short-term investments, restricted cash and accounts receivable. The Company places its cash primarily in checking and money market accounts with reputable financial institutions. Deposits held with these financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any material losses on deposits of its cash or cash equivalents. The Company does not hold or issue financial instruments for trading purposes.

The Company performs ongoing credit evaluations of each of its customers and adjusts credit limits based upon payment history and the customer’s credit worthiness. The Company regularly monitors collections and payments from its customers.

Foreign Currency Transactions

The U.S. dollar is the functional currency for the Company and its subsidiaries. Monetary assets and liabilities denominated in non-U.S. currencies are re-measured to U.S. dollars using current exchange rates in effect at the balance sheet date. Nonmonetary assets and liabilities are re-measured to U.S. dollars using historical exchange rates. Monetary and other accounts are re-measured to U.S. dollars using average exchange rates in effect during each period. Gains or losses from foreign currency re-measurement are included in other income (loss), net in the consolidated statements of operations, and, to date, have not been material.

Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with maturities of less than three months at the time of purchase to be cash equivalents. Investments with original maturities at the time of acquisition greater than three months are classified as short-term investments. There were no cash equivalents and short-term investments as of January 31, 2011 and 2012 and April 30, 2012 (unaudited), respectively.

Cost Method Investment

The Company accounts for its investment in a privately held company under the cost method and reports the investment in other non-current assets. The Company monitors the carrying value of the investment and records a reduction in carrying value when a decline in value is deemed to be other than temporary. To date, the Company has not recognized any impairment losses related to this investment.

Trade Accounts Receivable and Allowances for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not include finance charges. The Company performs ongoing credit evaluation of its customers and generally requires no collateral. The Company assesses the need for allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments by considering factors such as historical collection experience, credit quality, aging of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. There were no write-offs of accounts receivable for the fiscal years 2010, 2011 and 2012 and for the three months ended April 30, 2011 and 2012 (unaudited), respectively. There was no allowance for doubtful accounts recorded as of January 31, 2011 and 2012 and April 30, 2012 (unaudited), respectively.

Fair Market Value of Financial Instruments

The carrying amount reflected in the balance sheet for cash, accounts receivable, accounts payable, accrued expenses and other current liabilities, approximate fair value due to the short-term nature of these financial instruments. The fair market value of outstanding warrants to purchase redeemable convertible preference shares is described in Note 8.

Inventories

The Company records inventories at the lower of cost or market. The cost includes materials and other production costs and is computed using standard cost on a first-in, first-out basis. Inventory reserves are recorded for estimated obsolescence or unmarketable inventories based on forecast of future demand and market conditions. If actual market conditions are less favorable than projected, or if future demand for the Company’s products decrease, additional inventory write-downs may be required. Once inventory is written down, a new accounting basis has been established and, accordingly, it is not reversed until the inventory is sold or scrapped.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life of three years for computer equipment, computer software, machinery and equipment. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives. Repairs and maintenance are charged to expense as incurred.

Intangible Assets

Technology licenses purchased from third parties and which can be used in alternative research and development projects are capitalized as intangible assets. Capitalized costs are amortized over an estimated economic useful life under a straight-line method and recorded as research and development expenses.

Impairment of Long-Lived Assets

The Company records long-lived assets at cost and evaluates them for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is utilized, significant declines in the estimated fair value of the overall Company for a sustained period, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces. When the sum of the expected future undiscounted cash flows expected to be generated by the related asset group is less than its carrying amount, an impairment loss would be recognized. Should impairment exist, the impairment loss would be measured based on the excess of the carrying amount of the asset over the asset’s estimated fair value. To date, the Company has not recognized any impairment losses related to long-lived assets.

Revenue Recognition

The Company generates revenue from the sale of its SoCs to OEMs or ODMs, either directly or through logistics providers. Revenue from sales directly to OEMs and ODMs is recognized upon shipment provided persuasive evidence of an arrangement exists, legal title to the products has transferred, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured. The Company provides its logistics providers with the right to return excess levels of inventory and with future price adjustments. Given the inability to reasonably estimate these price changes and returns, revenue and costs related to shipments to logistics providers are deferred until the Company has received notification from its logistics providers that they have sold the Company’s products. Information reported by the Company’s logistics providers includes product resale price, quantity and end customer shipment information as well as remaining inventory on hand. At the time of shipment to a logistics provider, the Company records a trade receivable as there is a legally enforceable right to receive payment, reduces inventory for the value of goods shipped as legal title has passed to the logistics provider and defers the related margin as deferred revenue in the consolidated balance sheets. Any price adjustments are recorded as a reduction to deferred revenue at the time the adjustments are agreed upon.

Arrangements with certain OEM customers provide for pricing that is dependent upon the end products into which the Company’s SoCs are used. These arrangements may also entitle the Company to a share of the product margin ultimately realized by the OEM. The minimum guaranteed amount of revenue related to the sale of products subject to these arrangements is recognized upon shipment as persuasive evidence of the arrangement exists, legal title to the products has transferred, the fee is fixed and collection of the resulting receivable is reasonably assured. Any amounts at the date of shipment invoiced in excess of the minimum guaranteed contract price are deferred until the additional amounts the Company is entitled to are fixed or determinable. Additional amounts earned by the Company resulting from margin sharing arrangements and determination of the end products into which the products are ultimately incorporated are recognized when end customer sales volume is reported to the Company.

The Company also sells a limited amount of software under perpetual licenses that include post-contract customer support, or PCS. The Company does not have evidence of fair value for the PCS and, accordingly, license revenue is recognized ratably over the estimated support period in accordance with ASC 985, Software Revenue Recognition. The revenue from those licenses comprised 3%, 2% and 3% of the company’s revenue in the fiscal years 2010, 2011 and 2012, respectively. The revenue from those licenses comprised 3% of the company’s revenue for the three months ended April 30, 2011 and 2012 (unaudited), respectively.

Cost of Revenue

Cost of revenue includes cost of materials, cost associated with packaging and assembly, testing and shipping, cost of personnel, stock-based compensation, logistics and quality assurance, warranty cost, royalty expense, write-downs of inventories and allocation of overhead.

Warranty Costs

The Company provides a one-year warranty on its products. The Company accrues for the estimated warranty costs at the time when revenue is recognized. The warranty accruals are regularly monitored by management based upon historical experience and any specifically identified failures. While the Company engages in extensive product quality assessment, actual product failure rates, material usage or service delivery costs could differ from estimates and revisions to the estimated warranty liability would be required. The Company’s warranty accrual has not been material to date.

Research and Development

Research and development costs are expensed as incurred and consist primarily of personnel costs, product development costs, which include engineering services, development software and hardware tools, license fees, cost of fabrication of masks for prototype products, other development materials costs, depreciation of equipment used in research and development and allocation of facilities costs.

Selling, General and Administrative

Selling, general and administrative expense consists of salaries, stock-based compensation, employee benefits, travel and trade show costs, legal, finance and human resources personnel. In addition, these expenses include fees for professional services and occupancy costs. Advertising expenses were not material to date.

Operating Leases

The Company recognizes rent expense on a straight-line basis over the term of the lease. The difference between rent expense and rent paid is recorded as deferred rent and is included in accrued expenses.

Income Taxes

The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company applies authoritative guidance for the accounting for uncertainty in income taxes. The guidance requires that tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits as of the reporting date. Upon estimating the Company’s tax positions and tax benefits, the Company considered and evaluated numerous factors, which may require periodic adjustments and which may not reflect the final tax liabilities. The Company adjusts its financial statements to reflect only those tax positions that are more likely than not to be sustained under examination.

As part of the process of preparing consolidated financial statements, the Company is required to estimate its taxes in each of the jurisdictions in which it operates. The Company estimates actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as accruals and allowances not currently deductible for tax purposes. These differences result in deferred tax assets, which are included in the consolidated balance sheets. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the consolidated statements of operations become deductible expenses under applicable income tax laws, or loss or credit carryforwards are utilized.

In assessing whether deferred tax assets may be realized, management considers whether it is more likely than not that some portion or all of deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

The Company made estimates and judgments about its future taxable income based on assumptions that are consistent with its plans and estimates. Should the actual amounts differ from estimates, the amount of valuation allowance could be materially impacted. Any adjustment to the deferred tax asset valuation allowance would be recorded in the income statement for the periods in which the adjustment is determined to be required.

Stock-Based Compensation

The Company measures stock-based compensation for equity awards granted to employees and directors based on the estimated fair value on the grant date, and recognizes that compensation as expense using the straight-line attribution method over the requisite service period, which is typically the vesting period of each award. The Company uses the Black-Scholes option pricing model to determine the fair value of each option grant. Determining the fair value of stock-based awards on the grant date requires the input of various assumptions, including stock price of the underlying ordinary share, the exercise price of the stock option, expected volatility, expected term, risk-free interest rate and dividend rate. The expected term was calculated using the simplified method as prescribed by the guidance provided by the Securities and Exchange Commission, as neither relevant historical experience nor other relevant data are available to estimate future exercise behavior. The expected volatility is based on the historical volatilities of similar entities whose share prices are publicly available. The risk-free interest rate is derived from the average U.S. Treasury constant maturity rates during the respective periods commensurate with the expected term. The expected dividend yield is zero because the Company has not historically paid dividends and has no present intention to pay dividends. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation only for those options that are expected to vest. Forfeitures are estimated at the time of grant and revised if necessary in subsequent periods if actual forfeitures differ from estimates.

The Company recognizes non-employee stock-based compensation expense based on the estimated fair value of the equity instrument determined by the Black-Scholes option pricing model. The fair value of the non-employee awards is remeasured at each reporting period until services required under the arrangement completed, which is the vesting date.

Net Income (Loss) Per Share

The Company applies the two-class method to calculate and present net income (loss) per ordinary share. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Participating securities are defined as securities that may participate in undistributed earnings with ordinary shares, whether that participation is conditioned upon the occurrence of a specified event or not. Basic net income (loss) per share is computed by dividing net income (loss) allocable to ordinary shares by the weighted-average number of ordinary shares outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) allocable to ordinary shares and income allocable to participating securities, to the extent they are dilutive, by the weighted-average number of ordinary shares outstanding, including the dilutive effects of participating securities on an if-converted basis plus the dilutive effects of ordinary shares. The Company’s potential dilutive ordinary share equivalents consist of incremental ordinary shares issuable upon the exercise of options, upon conversion of its redeemable convertible preference shares and upon exercise of warrants.

Effective April 1, 2009, the Company adopted the new accounting guidance for determining whether instruments granted in stock-based payment transactions are participating securities. The guidance clarified that stock-based payment awards that have not yet vested meet the definition of a participating security provided the right to receive the dividend is non-forfeitable and non-contingent. These participating securities should be included in the computation of basic net income per share under the two-class method. The Company has concluded that its non-vested early-exercised options meet the definition of a participating security and should be included in the Company’s computation of basic earnings per share. The net income per share data presented for all prior periods have been prepared to conform to the provisions of this accounting guidance.

Comprehensive Income (Loss)

There are no differences between comprehensive income or loss as defined by ASC 220, Comprehensive Income, and net income or loss as reported in the Company’s statement of operations.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued ASC 820, Fair Value Measurement, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. ASC 820 applies to other accounting pronouncements that require or permit fair value measurements. On February 1, 2008, the Company adopted the new guidance for financial assets and financial liabilities measured at fair value on a recurring basis. On February 1, 2009, the Company adopted the new guidance for non-financial assets and non-financial liabilities measured at fair value on a nonrecurring basis. In April 2009, the FASB issued additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased that was effective for the Company in the second quarter of fiscal 2009. This includes guidance on identifying circumstances that indicate a transaction is not orderly. In August 2009, the FASB issued clarifying guidance that in circumstances in which a quoted price, in an active market, for an identical liability is not available, a reporting entity is required to measure fair value of such liability using one or more of the techniques prescribed by the update. In January 2010, FASB issued an amendment regarding improving disclosures about fair value measurements. This new guidance requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of the fair value measurements guidance increased the disclosure requirements but did not have a material impact on the Company’s consolidated financial position or results of operations.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13—Revenue Recognition (ASC 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”). ASU 2009-13 addresses how to measure and allocate arrangement consideration to one or more units of accounting within a multiple-deliverable arrangement. ASU 2009-13 modifies the requirements for determining whether a deliverable can be treated as a separate unit of accounting by removing the criteria that objective evidence of fair value exist for the undelivered elements in order to account for those undelivered elements as a single unit of accounting. ASU 2009-13 is effective for the Company prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or disclosures.

In October 2009, the FASB issued ASU No. 2009-14—Software (ASC 985): Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force (“ASU 2009-14”). ASU 2009-14 modifies the scope of the software revenue recognition guidance to exclude arrangements that contain tangible products for which the software element is “essential” to the functionality of the tangible products. ASU 2009-14 is effective for the Company prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or disclosures.

In May 2011, the FASB issued ASU No. 2011-04—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The FASB amended its guidance to converge fair value measurement and disclosure guidance about fair value measurement under U.S. GAAP with International Financial Reporting Standards (“IFRS”). The amendment changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendment to result in a change in the application of the requirements in the current authoritative guidance. The amendment becomes effective prospectively for the Company’s interim period ending April 30, 2012. The adoption of this amendment did not have a material impact on the Company’s financial position, results of operations or disclosures.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, requiring entities to present comprehensive income in either a single continuous statement or in two separate, but consecutive financial statements. A single statement must present the components of net income, total net income, components of other comprehensive income, total other comprehensive income and a total for comprehensive income. In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The option to present items of other comprehensive income in the statement of changes in equity is eliminated. The new requirements do not change, under either accounting framework, which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. Also, the earnings-per-share computation does not change. The Company adopted this guidance, which did not have an impact on its financial position, results of operations or disclosures.

2. Restricted Cash

The Company had a certificate of deposit of $0.2 million, $0.5 million and $0.5 million as of January 31, 2011 and 2012 and April 30, 2012 (unaudited), respectively. The certificate of deposit was in Taiwan Cooperative Bank and was pledged in connection with a request for an application for Taiwan government research and development grants. The pledge is restricted for use until July 2012 and has been recorded as restricted cash on the consolidated balance sheet.

3. Inventories

Inventory at January 31, 2011 and 2012 and April 30, 2012 (unaudited) consisted of the following (in thousands):

	As of January 31,		As of April 30, 2012
	2011	2012
			(unaudited)
Work-in-progress	$3,871	$3,233	$3,201
Finished goods	3,539	3,553	4,415

Total	$7,410	$6,786	$7,616

4. Property and Equipment, Net

Depreciation and amortization expense was approximately $0.7 million, $0.6 million and $0.6 million for the years ended January 31, 2010, 2011 and 2012, respectively. Depreciation and amortization expense was approximately $0.1 million and $0.2 million for the three months ended April 30, 2011 and 2012 (unaudited), respectively. Property and equipment at January 31, 2011 and 2012 and April 30, 2012 (unaudited) consisted of the following (in thousands):

	As of January 31,		As of April 30, 2012
	2011	2012
			(unaudited)
Computer equipment and software	$2,464	$2,481	$2,588
Machinery and equipment	1,728	1,951	1,993
Furniture and fixtures	279	346	344
Leasehold improvements	538	543	577

	5,009	5,321	5,502
Less: accumulated depreciation and amortization	(3,444)	(3,635)	(3,797)

Total property and equipment, net	$1,565	$1,686	$1,705

5. Intangible Assets

Intangible assets at January 31, 2011 and 2012 and April 30, 2012 (unaudited) consisted of the following (in thousands):

	As of January 31, 2011
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intellectual asset	$2,400	$1,590	$810

	As of January 31, 2012
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intellectual asset	$2,400	$2,130	$270

	As of April 30, 2012
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(unaudited)
Intellectual asset	$2,400	$2,265	$135

Intangible assets are recorded at cost and amortized over their estimated useful lives of three years. The aggregate amortization expense for the years ended January 31, 2010, 2011 and 2012 was approximately $0.6 million, $1.0 million and $0.5 million, respectively. The aggregated amortization expense for the three months ended April 30, 2011 and 2012 (unaudited) was $0.1 million and $0.1 million, respectively. Future amortization expense related to the intangible asset as of January 31, 2012 and April 30, 2012 (unaudited) were as follows (in thousands):

Fiscal Year	As of January 31, 2012	As of April 30, 2012
		(unaudited)
2013	$270	$135

Total future amortization expense	$270	$135

6. Accrued Liabilities

Accrued liabilities at January 31, 2011 and 2012 and April 30, 2012 (unaudited) consisted of the following (in thousands):

	As of January 31,		As of April 30, 2012
	2011	2012
			(unaudited)
Accrued employee compensation	$3,857	$4,642	$3,447
Refundable exercised unvested option	366	470	303
Accrued warranty	425	404	386
Accrued rebates	361	233	179
Accrued product development costs	1,584	679	1,774
Other accrued liabilities	841	1,503	2,032

Total accrued liabilities	$7,434	$7,931	$8,121

7. Deferred Revenue and Deferred Cost

Deferred revenue and related cost at January 31, 2011 and 2012 and April 30, 2012 (unaudited) consisted of the following (in thousands):

	As of January 31,		As of April 30, 2012
	2011	2012
			(unaudited)
Deferred revenue on product shipments	$8,182	$6,968	$4,878
Deferred revenue from licenses	3,584	1,955	1,452
Deferred cost of revenue on product shipments	(1,145)	(721)	(768)

Total deferred revenue, net	$10,621	$8,202	$5,562

8. Redeemable Convertible Preference Shares

In January 2012, the Company completed the sale of Series D redeemable convertible preference shares (Series D). The proceeds from the sale of Series D shares were used to repurchase ordinary shares under a repurchase program (see Note 9). The investors purchased 4,714,191 Series D preferred shares at $2.50 per share, resulting in net proceeds of approximately $11.6 million. The rights and privileges of the Series D shares are consistent with those of the other outstanding redeemable convertible preference shares.

Redeemable convertible preference shares at January 31, 2012 and April 30, 2012 (unaudited) consisted of the following:

	Par Value Per Share	Shares		# of Ordinary Shares Issuable Upon Conversion	# of Ordinary Shares Reserved for Conversion	Initial Liquidation Preference	Proceeds Net of Issuance Costs
Series		Authorized	Outstanding
						(in thousands)
A	$0.0001	25,250,000	25,250,000	25,250,000	25,250,000	$10,100	$10,044
B	$0.0001	16,494,976	16,331,659	16,331,659	16,494,976	13,000	12,937
C	$0.0001	13,624,997	13,624,997	13,624,997	13,624,997	16,350	16,292
D	$0.0001	10,000,000	4,714,191	4,714,191	10,000,000	11,785	11,627

		65,369,973	59,920,847	59,920,847	65,369,973	$51,235	$50,900

The rights, preferences and privileges of the Series A redeemable convertible preference shares (“Series A preference shares”), Series B redeemable convertible preference shares (“Series B preference shares”), Series C redeemable convertible preference shares (“Series C preference shares”) and Series D redeemable convertible preference shares (“Series D preference shares”) are as follows:

Dividends

The holders of outstanding Series A preference shares, Series B preference shares, Series C preference shares and Series D preference shares are entitled to receive, when, as and if declared by the board of directors, a noncumulative dividend at the rate of $0.032, $0.0637, $0.096 and $0.20 per share per annum, respectively. Such dividends are payable in preference to any distributions for ordinary shares. After payments or setting aside for payments of such dividends, additional dividends (other than dividends for ordinary shares) shall be declared or paid among the holders of preference shares and ordinary shares then outstanding in proportion to the greatest whole number of ordinary shares held by each holder (assuming all preference shares converted into ordinary shares). No dividends have been declared or paid to date.

Conversion Rights

Each preference share is convertible, at the option of the holder, at any time, into ordinary shares determined by dividing the original issue price by the conversion price which is the same as the original issue price at (i) $0.40 in case of the Series A preference shares, (ii) $0.796 in case of the Series B preference shares, (iii) $1.20 in case of the Series C preference shares and (iv) $2.50 in the case of the Series D preference shares. The conversion price of each of the series preference shares is subject to adjustment for share subdivisions (by stock split or by stock dividend), share combinations (by reclassification), similar matters affecting the ordinary shares, as well as adjustment to reduce of conversion price if the Company issues shares less than the current conversion price, with certain exceptions.

Each preference share shall automatically be converted into an ordinary share upon (i) an initial public offering with aggregate gross proceeds of at least $30,000,000 or (ii) the date specified by written consent of holders of at least 50% of the aggregate preference shares then outstanding. In the event of winding up of the Company, so long as there are at least 4,711,055 Series B preference shares, at least 3,600,000 Series C preference shares and any Series D preference shares outstanding, each of the Series B, Series C and Series D preference shares shall automatically be converted into an ordinary share only upon the receipt of a written consent of at least 50% of the aggregate preference shares then outstanding and at least 50% of the Series B, Series C and Series D preference shares then outstanding, respectively.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, including a consolidation, merger or acquisition or sale of assets where the beneficial owners of the Company’s ordinary shares and convertible preference shares own less than a majority of the resulting voting power of the surviving entity, the holders of Series A, Series B, Series C and Series D preference shares are entitled to receive an amount of $0.40, $0.796, $1.20 and $2.50 per share, respectively, based on the number of preference shares, plus any declared but unpaid dividends prior to any distribution to the ordinary shares. The remaining assets, if any, shall be distributed among the holders of ordinary shares pro rata based on the number of shares they hold. Should the Company’s legally available assets be insufficient to satisfy the liquidation preference of the preference shareholders, the entire assets will be distributed with equal priority and pro rata among the holders of preference shares in proportion to the full amounts they would have otherwise be entitled to receive.

Voting Rights

The holders of each preference share are entitled to the number of votes equal to the number of ordinary shares into which such preference shares are converted.

Warrants

In connection with a financing agreement, the Company issued warrants to purchase Series B convertible preference shares at an exercise price of $0.796 per share. The warrants are fully vested and are exercisable through December 2014. As of January 31, 2012 and April 30, 2012 (unaudited), a total of 163,317 warrants were outstanding.

In June 2005, the FASB issued authoritative guidance on the classification of freestanding warrants and other similar instruments on shares that are redeemable (either puttable or mandatorily redeemable). The guidance requires liability classification for warrants issued that are exercisable into convertible preferred stock. Liability classification requires the warrants to be remeasured to their fair value for each reporting period. At January 31, 2011 and 2012 and April 30, 2012 (unaudited), the fair value of the warrants of $156,000, $259,000 and $249,000, respectively, was included in accrued liabilities and the changes in fair value have been recorded in other income (loss).

The Company utilized the Black-Scholes option pricing model to determine the fair value of the warrants of the redeemable convertible preference shares, including the consideration of underlying ordinary share price, a risk-free interest rate, expected term and expected volatility. Certain inputs used in the model are unobservable. As a result, the valuation of warrants is categorized as Level 3 in accordance with ASC 820, Fair Value Measurement. The fair values could change significantly based on future market conditions.

9. Employee Benefits and Stock-based Compensation

401(k) Plan

The Company maintains a defined contribution 401(k) plan (the “401(k) Plan”) for all of its eligible U.S. employees. Under the 401(k) Plan, eligible employees may contribute up to the Internal Revenue Service annual contribution limitation. The Company is responsible for administrative costs of the Plan. The Company has not had any matching contributions to date.

Stock Option Plan

The Company’s 2004 Stock Plan (the “Plan”) was adopted in January 2004 and has been amended through July 2009 by the Board of Directors. The Plan provides for the issuance of incentive stock options (“ISO”) or nonstatutory stock options (“NSO”) or stock purchase rights. The maximum aggregate number of shares subject to options or stock purchase rights under the Plan is 47,670,680 as of January 31, 2012 and April 30, 2012 (unaudited), respectively. NSO and stock purchase rights may be granted to employees, board of directors or consultants. ISOs may be granted only to employees. The exercise price of ISOs granted to a more than 10% of the voting power of all classes of the Company’s shares shall be no less than 110% of the estimated fair market value on the grant date. The exercise price of ISOs granted to other employees and NSOs shall be no less than 100% of estimated fair market value on the grant date. Options granted under the Plan have a term of up to 10 years from grant date. Options granted to new employees generally vest 25% on the first anniversary date of the grant and the remainder ratably over the following 36 months. Vesting schedules for grants to other employees vary and are subject to approval by the board of directors.

Certain employees have the right to early exercise unvested options, subject to repurchase rights held by the Company at their original purchase price upon termination of employment until vested. As of January 31, 2012 and April 30, 2012 (unaudited), 346,461 and 353,962 shares of unvested early exercised options were repurchased, respectively. There were 862,546 and 549,464 unvested shares subject to the Company’s repurchase rights as of January 31, 2011 and 2012, respectively. There were 379,889 unvested shares subject to the Company’s repurchase rights as of April 30, 2012 (unaudited).

Stock-based Compensation

The majority of the Company’s stock-based compensation relates to stock options. The following table presents the classification of stock-based compensation for the periods indicated (in thousands):

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Stock-based compensation:
Cost of revenue	$24	$41	$52	$10	$14
Research and development	735	1,058	1,821	372	532
Selling, general and administrative	331	757	1,743	338	397

Total stock-based compensation	$1,090	$1,856	$3,616	$720	$943

The Company recognized $13,000 and $111,000 of income tax benefit for the years ended January 31, 2010 and 2011, respectively. There was no impact on paid-in capital for the years ended January 31, 2010 and 2011, respectively. The Company recognized $473,000 of income tax benefit for the year ended January 31, 2012, of which $125,000 was recorded in paid-in capital. The income tax benefit on stock-based compensation recognized for the three months ended April 30, 2011 and 2012 (unaudited) was not material.

As of January 31, 2011, total unrecognized compensation cost related to unvested stock options was $7.3 million and is expected to be recognized over a weighted-average period of 2.87 years. As of January 31, 2012, total unrecognized compensation cost related to unvested stock options was $9.5 million and is expected to be recognized over a weighted-average period of 2.70 years. As of April 30, 2012 (unaudited), total unrecognized compensation cost related to unvested stock options was $9.2 million and is expected to be recognized over a weighted-average period of 2.57 years.

The following table sets forth the weighted-average assumptions used to estimate the fair value of the stock options for the periods indicated:

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Stock Options:
Volatility	62%	63%	65%	63%	66%
Risk-free interest rate	2.69%	1.79%	1.64%	2.34%	1.10%
Expected term (years)	6.07	6.05	6.05	6.05	6.05
Dividend yield	—	—	—	—	—

The following table summarizes stock option activities for the periods indicated:

	Option Outstanding
	Shares	Weighted- Average Exercise Price	Weighted- Average Grant-date Fair Value	Total Intrinsic Value of options Exercised (in thousands)	Weighted- Average Remaining Contactual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 31, 2009	10,353,460	$0.42
Granted	4,593,501	$0.94	$0.56
Exercised	(1,500,987)	$0.38		$699
Forfeited	(155,623)	$0.50

Outstanding at January 31, 2010	13,290,351	$0.61
Granted	4,611,600	$1.95	$1.14
Exercised	(453,582)	$0.47		$671
Forfeited	(254,222)	$0.81

Outstanding at January 31, 2011	17,194,147	$0.97
Granted	5,434,800	$1.96	$1.16
Exercised	(2,043,701)	$0.65		$2,684
Forfeited	(891,803)	$1.51

Outstanding at January 31, 2012	19,693,443	$1.25			7.46	$13,989
Granted (unaudited)	565,000	$2.22	$1.33
Exercised (unaudited)	(308,827)	$0.40		$555
Forfeited (unaudited)	(176,572)	$1.21

Outstanding at April 30, 2012 (unaudited)	19,773,044	$1.29			7.34	$18,369
Exercisable at January 31, 2012	12,640,954	$0.99			6.77	$12,283
Vested and expected to vest at January 31, 2012	19,294,935	$1.24			7.43	$13,891
Exercisable at April 30, 2012 (unaudited)	13,120,032	$1.05			6.71	$15,393
Vested and expected to vest at April 30, 2012 (unaudited)	19,350,308	$1.28			7.31	$18,183

Exercisable shares include options with early exercise rights. The vested and expected-to-vest options are calculated based on vesting schedule of each grant as of the reporting date.

The intrinsic value of options outstanding, exercisable and expected-to-vest options are calculated based on the difference between the exercise price and the fair market value of the Company’s ordinary share on reporting date. The intrinsic value of exercised options is calculated based on the difference between the exercise price and the fair market value of the Company’s ordinary share as of the exercise date.

The following table summarizes information about stock options outstanding as of January 31, 2012:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
$0.04 - $0.08	467,250	2.61	$0.05	467,250	$0.05
$0.09 - $0.14	345,856	2.56	0.14	345,856	0.14
$0.15 - $0.27	2,383,194	5.19	0.27	2,383,194	0.27
$0.28 - $0.71	6,065,099	6.75	0.68	4,834,115	0.67
$0.72 - $1.47	1,234,313	7.11	1.47	971,601	1.47
$1.48 - $1.96	9,197,731	8.99	1.96	3,638,938	1.96

	19,693,443	7.46	$1.25	12,640,954	$0.99

Non-employee Stock-based Compensation

The fair value of options granted to non-employees is determined using the Black-Scholes option pricing model at each grant date and remeasured at the end of each reporting period until such options vest. The non-employee stock-based compensation was not material for the years ended January 31, 2010 and 2011, respectively. There was no non-employee stock-based compensation recorded for the year ended January 31, 2012 and for the three months ended April 30, 2012 (unaudited).

Ordinary Share Repurchase Program

In January 2012, the Company completed an ordinary share repurchase program. Pursuant to the program, the Company offered to repurchase ordinary shares at an offer price of $2.30 per ordinary share, which approximated the then-current fair market value. A total of 3,142,794 ordinary shares were tendered by employees, ex-employees and consultants for repurchase by the Company. The ordinary shares tendered for repurchase were originally acquired through the exercise of stock options prior to the shares being tendered. The total cash paid to ordinary shareholders for the 3,142,794 repurchased shares was approximately $7,228,000. The cost of the tender offer was reflected in additional paid-in capital in the consolidated statements of redeemable convertible preference shares and shareholders’ equity (deficit). The repurchased ordinary shares were returned to the status of authorized and unissued shares, which may be reissued by the Company.

Modification of Stock-based Compensation

During fiscal year 2012, the Company modified certain stock-based awards outstanding for Mr. Victor Lee, the Company’s former chief financial officer. Pursuant to a severance agreement with Mr. Lee, the Company (i) immediately accelerated 12 months of vesting of outstanding options held by Mr. Lee to the extent such options vest based solely on service to the Company over time, and (ii) accelerated the vesting of an aggregate additional 100,000 shares. In addition, the Company extended the post-termination exercise period of vested outstanding options to the earlier of (a) two-year anniversary of completion of the Company’s initial public offering or (b) the expiration of the option by its terms. Upon the modification of Mr. Lee’s stock-based awards, the Company recognized an additional $206,000 in stock-based compensation during fiscal year 2012.

10. Net Income Per Share

The following table sets forth the computation of basic and diluted income (loss) per ordinary share for the periods indicated (in thousands, except share and per share data):

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Numerator:
Net income	$13,288	$13,929	$9,821	$2,019	$2,602
Less: amount allocable to preference shareholders	(9,442)	(9,749)	(7,204)	(1,535)	(2,028)
Less: amount allocable to unvested early exercised options	(288)	(172)	(51)	(13)	(8)

Net income allocable to ordinary shareholders - basic	$3,558	$4,008	$2,566	$471	$566

Undistributed earnings reallocated to ordinary shareholders	262	514	277	56	68

Net income allocable to ordinary shareholders - diluted	$3,820	$4,522	$2,843	$527	$634

Denominator:
Weighted-average ordinary shares outstanding	33,786,290	35,008,308	36,534,753	35,871,983	34,302,993
Less: weighted-average unvested early exercised options subject to repurchase	(2,530,711)	(1,444,486)	(706,005)	(959,875)	(464,677)

Weighted-average ordinary shares - basic	31,255,579	33,563,822	35,828,748	34,912,108	33,838,316

Effect of potentially dilutive securities:
Employee stock options	3,689,824	7,418,006	6,785,441	7,203,104	6,805,577

Weighted-average ordinary shares - diluted	34,945,403	40,981,828	42,614,189	42,115,212	40,643,893

Net income per ordinary share:
Basic	$0.11	$0.12	$0.07	$0.01	$0.02

Diluted	$0.11	$0.11	$0.07	$0.01	$0.02

Net income has been allocated to the ordinary shares, redeemable convertible preference shares and unvested early exercised options based on their respective rights to share in dividends.

The following weighted-average potentially dilutive securities were excluded from the computation of diluted net income per share computation as their effect would have been antidilutive:

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Options to purchase ordinary shares	4,999,549	2,866,906	7,643,270	6,091,428	9,211,236
Early exercised options subject to repurchase	2,530,711	1,444,486	706,005	959,875	464,676
Redeemable convertible preference shares (if-converted basis)	55,206,656	55,206,656	55,539,724	55,206,656	59,920,847
Warrants to purchase redeemable convertible preference shares (if-converted basis)	163,317	163,317	163,317	163,317	163,317

	62,900,233	59,681,365	64,052,316	62,421,276	69,760,076

11. Pro Forma Net Income per Share (Unaudited)

Pro forma basic and diluted net income per share have been computed to give effect to the conversion of the Company’s redeemable convertible preference shares and the conversion of preference share warrants to ordinary share warrants (using the if-converted method) into ordinary shares as though the conversion had occurred at the beginning of the periods presented.

The following table sets forth the computation of pro forma basic and diluted net income per ordinary share for the periods indicated:

	Year Ended January 31, 2012	Three Months Ended April 30, 2012
	(in thousands, except share and per share data)
Numerator:
Net income	$9,821	$2,602
Change in fair value of convertible preference share warrants	103	(10)
Less: amount allocable to unvested early exercised options	(76)	(13)

Net income allocable to ordinary shareholders - basic	$9,848	$2,579

Undistributed earnings reallocated to ordinary shareholders	5	1

Net income allocable to ordinary shareholders - dilutive	$9,853	$2,580

Denominator:
Weighted-average ordinary shares outstanding - basic	35,828,748	33,838,316
Pro forma adjustments to reflect assumed weighted effect of conversion of preference shares	55,539,724	59,920,847

Pro forma weighted-average ordinary shares - basic	91,368,472	93,759,163

Effect of potentially dilutive securities:
Employee stock options	6,785,441	6,805,577
Preference share warrants	96,990	104,758

Pro forma adjusted weighted-average ordinary shares - diluted	98,250,903	100,669,498

Net income per ordinary share:
Basic	$0.11	$0.03

Diluted	$0.10	$0.03

12. Income Taxes

Income before income taxes consisted of the following for the periods indicated:

	Year Ended January 31,
	2010	2011	2012
	(in thousands)
U.S. operations	$1,537	$2,758	$2,923
Non-U.S. operations	11,297	12,672	8,242

Income before income taxes	$12,834	$15,430	$11,165

Income tax provision (benefit) consisted of the following:

	Year Ended January 31,
	2010	2011	2012
	(in thousands)
Current:
U.S. federal tax	$678	$306	$962
U.S. state taxes	143	—	26
Non-U.S. foreign taxes	235	708	502

	1,056	1,014	1,490

Deferred:
U.S. federal tax	(1,414)	473	(73)
U.S. state taxes	(205)	10	(36)
Non-U.S. foreign taxes	109	4	(37)

	(1,510)	487	(146)

Provision (benefit) for income taxes	$(454)	$1,501	$1,344

Income tax provision (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income (loss) as a result of the following:

	Year Ended January 31,
	2010	2011	2012
	(in thousands)
U.S. federal tax at statutory rate	$4,363	$5,246	$3,796
U.S. state taxes	(109)	9	(13)
Non-U.S. foreign tax differential	(3,106)	(3,577)	(2,306)
Change in valuation allowance	(1,489)	—	—
Stock-based compensation	258	366	537
U.S. R&D credit	(366)	(571)	(623)
Other	(5)	28	(47)

Provision (benefit) for income taxes	$(454)	$1,501	$1,344

Temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities were as follows:

	As of January 31,
	2011	2012
	(in thousands)
Deferred tax assets:
Deferred revenue	$157	$83
Federal and state credits	1,074	1,301
Expenses not currently deductible	907	895
Foreign deferred	133	38
Stock-based compensation	124	451

Gross deferred tax assets	2,395	2,768
Valuation allowance	(1,153)	(1,301)

Total deferred tax assets	$1,242	$1,467

Deferred tax liabilities:
Property and equipment	(104)	(180)

Net deferred tax assets	$1,138	$1,287

The Company conducts its business in several countries and regions and is subject to taxation in those jurisdictions. The Company is incorporated in the Cayman Islands with foreign subsidiaries in the U.S., China, Taiwan, and other foreign countries and regions. As such, the Company’s worldwide operating income is subject to varying tax rates and its effective tax rate is highly dependent upon the geographic distribution of its earnings or losses and the tax laws and regulations in each geographical region. Consequently, the Company has experienced lower effective tax rates as a substantial amount of its operations are conducted in lower-tax jurisdictions. If the Company’s operational structure was to change in such a manner that would increase the amount of operating income subject to taxation in higher-tax jurisdictions, or if the Company was to commence operations in jurisdictions assessing relatively higher tax rates, its effective tax rate could fluctuate significantly on a quarterly basis and/or be adversely affected. Dividend distributions received from the Company’s U.S. subsidiary and certain other foreign subsidiaries may be subject to local country withholding taxes when, and if, distributed. Deferred tax liabilities have not been recorded on unremitted earnings of certain subsidiaries because management’s intent is to indefinitely reinvest any undistributed earnings in those subsidiaries. The liability will be approximately $2.1 million if dividends from those subsidiaries were to occur. Cumulative undistributed earnings of foreign subsidiaries for which no deferred taxes have been provided approximated $13.1 million at January 31, 2012. The decrease in tax expense for the three months ended April 30, 2012 compared to the three months ended April 30, 2011 was primarily due to a change in the mix of jurisdictional income for the respective periods.

As of January 31, 2011 and 2012, the Company had deferred tax assets (net of deferred tax liabilities) before valuation allowance, of $2.3 million and $2.6 million, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain.

The Company has California state research and development credit carryforwards of approximately $1.9 million at January 31, 2012. The California credits can be carried forward indefinitely. The Company has federal research and development credit carryforwards of approximately $0.5 million at January 31, 2012.

As of January 31, 2012, the Company maintained a full valuation allowance against its California credit carryforwards for $1.3 million due to uncertainty regarding the future utilization of these deferred tax assets as the Company is generating greater California research and development credit then it can use. The total state tax credit valuation allowance increased by approximately $0.3 million in fiscal 2012. As of January 31, 2012, the Company has no valuation allowance other than state tax credit carryforwards as the Company has sufficient positive evidence to indicate no other valuation allowance is needed as a result of the Company’s history of profitable operations in the United States.

Utilization of the research credit carryforwards may be subject to an annual limitation due to the ownership percentage change limitations as defined by the U.S. Internal Revenue Code Section 382, as amended, and similar state provisions. The annual limitation may result in the expiration of the U.S. state research credit carryforwards before utilization. Based on the Company’s analysis of the limitation, the Company does not expect any tax credit carryforwards to expire as a result of a Section 382 limitation.

The Company applies the provisions of FASB’s guidance on accounting for uncertainty in income taxes. As of January 31, 2012, the Company had approximately $2.2 million in unrecognized tax benefits, $1.5 million of which would affect the Company’s effective tax rate if recognized. The following table sets forth a reconciliation of the beginning and ending amount of unrecognized tax benefits:

	Year Ended January 31,
	2010	2011	2012
	(in thousands)
Beginning balance:	$1,281	$1,883	$2,007
Additions based on tax positions related to the current year	602	244	311
Additions for tax positions of prior years	—	138	34
Reductions for tax positions of prior years	—	(258)	(139)

Ending balance:	$1,883	$2,007	$2,213

The Company classified $0.7 million and $1.1 million of income tax liabilities as noncurrent liabilities as of January 31, 2011 and 2012, respectively, because payment of cash or settlement is not anticipated within one year from the balance sheet date.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. The Company recorded $20,000, $22,000 and $37,000 of interest expense and penalties related to uncertain tax positions for the years ended January 31, 2010, 2011 and 2012, respectively. The Company recorded noncurrent liabilities of $55,000 and $93,000 related to interest and penalties related to uncertain tax positions at January 31, 2011 and 2012, respectively.

The Company is subject to income tax in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company has been notified that the U.S. Internal Revenue Service will be auditing the Company’s fiscal year 2010 tax year. The Company believes that it has adequately provided for income taxes for the fiscal year 2010 tax year and expects no material adjustments to the tax provision resulting from the audit.

The Company believes that an adequate provision has been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income tax in the period such resolution occurs. Although timing of the resolution and/or closure of audits is highly uncertain, the Company does not believe it is reasonably possible that its unrecognized tax benefits would materially change in the next 12 months.

13. Commitments and Contingencies

The Company leases its principal facilities and purchased time-based software licenses under operating agreements with various expiration dates through November 2015. Net rental expenses for the years ended January 31, 2010, 2011 and 2012 were $3.5 million, $2.6 million and $3.9 million, respectively. Net rental expenses for the three months ended April 30, 2011 and 2012 (unaudited) were approximately $0.8 million and $1.1 million, respectively. Future annual minimum lease payments under these operating leases with initial lease terms in excess of one year are as follows (in thousands):

Fiscal Year	As of January 31, 2012
2013	$4,094
2014	2,762
2015	501
2016	386
2017	10

Total future annual minimum lease payments	$7,753

Fiscal Year	As of April 30, 2012
(unaudited)
2013	$2,876
2014	2,792
2015	517
2016	386
2017	10

Total future annual minimum lease payments	$6,581

As of January 31, 2012 and April 30, 2012 (unaudited), the liability for uncertain tax position was $1.2 million, respectively. The timing of any payments which could result from these unrecognized tax benefits will depend upon a number of factors. Accordingly, the timing of payment cannot be estimated.

Contract Manufacturer Commitments

The Company’s components and products are procured and built by independent contract manufacturers based on sales forecasts. These forecasts include estimates of future demand, historical trends, analysis of sales and marketing activities, and adjustment of overall market conditions. The Company regularly issues purchase orders to independent contract manufacturers which are cancelable only upon the agreement between the Company and the third-party. As of January 31, 2012 and April 30, 2012 (unaudited), total purchase commitments were approximately $16.3 million and $23.5 million, respectively.

Indemnification

The Company, from time to time, in the normal course of business, indemnifies certain vendors with whom it enters into contractual relationships. The Company has agreed to hold the other party harmless against all third-party claims in connection with the Company’s future products. The Company also indemnifies certain customers against third party claims related to certain intellectual property matters. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. The Company has not made payments under these obligations and no liabilities have been recorded for these obligations on the balance sheet as of January 31, 2011 and 2012 and as of April 30, 2012 (unaudited), respectively.

14. Segment Reporting

The Company operates in one reportable segment related to the development and sales of low-power high-definition video products. The Chief Executive Officer of the Company has been identified as the Chief Operating Decision Maker (the “CODM”) and manages the Company’s operations as a whole and for the purpose of evaluating financial performance and allocating resources, the CODM reviews financial information presented on a consolidated basis accompanied by information by customer and geographic region.

Geographic Revenue

The following table sets forth the Company’s revenue by geographic region (in thousands):

	Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Hong Kong	$60,448	$87,438	$80,627	$18,062	$21,200
Asia Pacific	4,445	1,503	1,350	485	177
United States	3,245	2,213	9,825	2,181	3,036
North America	259	455	1,323	102	320
Europe	3,128	3,130	4,132	810	1,188

Total revenue	$71,525	$94,739	$97,257	$21,640	$25,921

As of April 30, 2012 (unaudited), substantially all of the Company’s long-lived tangible assets are located in the Asia Pacific region.

Major Customer

The only customer representing 10% or more of revenue and accounts receivable was a logistics provider that accounted for approximately 84%, 91% and 80% of revenue in fiscal years 2010, 2011 and 2012, respectively, and accounted for approximately 81% and 75% of revenue for the three months ended April 30, 2011 and 2012 (unaudited), respectively. Accounts receivable with this logistics provider accounted for approximately $7.8 million, $7.8 million and $6.5 million as of January 31, 2011 and 2012 and April 30, 2012 (unaudited), respectively.

15. Related-Party Transactions

The Company considers an entity to be a related party if it owns more than 10% of its total voting stock at the end of the year or if an officer or employee of an entity also serves on the board of directors.

Starting from the fiscal year 2008, the Company entered into several software license agreements with Cadence Design Systems, Inc. (“Cadence”). A member of the Company’s Board of Directors is also the Chief Executive Officer, President and Director of Cadence. Under these license agreements, the Company committed to pay $5.1 million payable in 17 quarterly payments through June 2011. In April 2011, the Company committed to pay $5.1 million for additional licenses payable in 12 quarterly payments through January 2014. The Company paid $1.6 million, $0.9 million and $1.9 million under these agreements for the years ended January 31, 2010, 2011 and 2012, respectively. The Company paid $0.7 million and $0.5 million under these agreements for the three months ended April 30, 2011 and 2012 (unaudited), respectively. Operating lease expenses related to these agreements included in research and development cost were approximately $1.8 million, $0.6 million and $1.6 million for the years ended January 31, 2010, 2011, and 2012, respectively. Operating lease expenses related to these agreements included in research and development cost were approximately $0.3 million and $0.4 million for the three months ended April 30, 2011 and 2012 (unaudited), respectively.

In addition to the related party transactions noted above, the Company recognized revenue from sales to WT Microelectronics Co., Ltd (“Wintech”), the Company’s logistics provider. Wintech, along with its affiliates, is an investor in the Company owning approximately 7.4% and 7.3% of the voting stock as of January 31, 2012 and April 30, 2012 (unaudited), respectively. The Company recognized revenue from sales to Wintech of approximately $59.9 million, $85.7 million and $77.6 million for the years ended January 31, 2010, 2011 and 2012, respectively. The Company recognized revenue from sales to Wintech of approximately $17.5 million and $19.4 million for the three months ended April 30, 2011 and 2012 (unaudited), respectively. As of January 31, 2011 and 2012, the Company had receivables from Wintech of approximately $7.8 million, respectively. As of April 30, 2012 (unaudited), the Company had receivables from Wintech of approximately $6.5 million.

16. Subsequent Events

In connection with the issuance of the financial statements for the fiscal year ended January 31, 2012, the Company has evaluated subsequent events through July 11, 2012, the date the financial statements were issued.

Ambarella

Ambarella
A5s
Ambarella
A5

CAPTURE

Ambarella
A7L-A0-RH
A7L99

CONNECT

Ambarella
iOne
NZKHDM
H1044

SHARE

..

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the ordinary shares being registered under this registration statement are as follows:

SEC registration fee		$7,546.50
FINRA filing fee		7,000.00
Listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The registrant’s amended and restated memorandum and articles of association provide for indemnification of directors and officers against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

In addition, the registrant has entered into separate indemnification agreements with its directors and officers, pursuant to which the registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement, pursuant to which the registrant has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, we sold the following unregistered securities:

(1) From February 1, 2009 through April 30, 2012, we sold and issued to our employees, consultants or former service providers an aggregate of 4,345,517 ordinary shares pursuant to option exercises under the 2004 Stock Plan at prices ranging from $0.04 to $1.96 per share for an aggregate purchase price of $2,237,853.45.

(2) From February 1, 2009 through April 30, 2012, we granted options under our 2004 Stock Plan to purchase an aggregate of 15,204,900 ordinary shares to our employees, directors and consultants, having exercise prices ranging from $0.65 to $2.22 per share for an aggregate exercise price of $25,232,869.00.

(3) On January 5, 2012, we issued and sold an aggregate of 4,714,191 shares of our Series D Preference Shares at a per share price of $2.50, for an aggregate consideration of $11,785,478.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance on the following exemptions:

The issuances of certain securities described in paragraphs (1) and (2) above were deemed to be exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 701 thereof on the basis that the transactions were pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 and otherwise made in compliance with the requirements of Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. All recipients had access, through their relationship with the registrant, to information about the registrant.

The issuance of certain securities described in paragraph (3) above was deemed to be exempt from registration under the Securities Act of 1933, as amended pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. Each recipient of the securities in these transactions represented its intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about the registrant or had adequate access to information about the registrant.

None of the transactions described above was an underwritten public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

See Exhibit Index immediately following the signature pages.

(b) Financial statement schedules.

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the audited consolidated financial statements or related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Clara, California, on July 11, 2012.

AMBARELLA, INC.

By:	/s/ Feng-Ming Wang
Feng-Ming Wang
Chairman of the Board of Directors, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/s/ Feng-Ming Wang Feng-Ming Wang	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	July 11, 2012

/s/ George Laplante George Laplante	Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2012

* Leslie D. Kohn	Chief Technology Officer and Director	July 11, 2012

* Kenneth A. Goldman	Director	July 11, 2012

* Lip-Bu Tan	Director	July 11, 2012

* Andrew W. Verhalen	Director	July 11, 2012

/s/ George Laplante George Laplante	(Authorized U.S. Representative)	July 11, 2012

*By:	/s/ George Laplante
George Laplante, Attorney-in-Fact

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Feng-Ming Wang and George Laplante, jointly and severally, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Ambarella, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

/s/ Chenming C. Hu Chenming C. Hu	Director	July 11, 2012

EXHIBIT INDEX

1.1*	Form of Underwriting Agreement
3.1.1#	Amended and Restated Memorandum and Articles of Association of the registrant in effect prior to the completion of this offering
3.1.2#	Resolution of the shareholders of the registrant passed on July 9, 2009 to increase the authorized share capital of the registrant
3.2*	Amended and Restated Memorandum and Articles of Association of the registrant to be effective immediately following the completion of this offering
4.1*	Specimen Ordinary Share Certificate
4.2	Third Amended and Restated Investors’ Rights Agreement, dated January 5, 2012, by and among Ambarella, Inc. and certain of its shareholders
5.1*	Opinion of Maples and Calder, special counsel to the registrant, regarding the validity of the registrant’s ordinary shares being registered
8.1*	Opinion of Wilson Sonsini Goodrich & Rosati P.C., counsel to the registrant, regarding certain U.S. tax matters
10.1.1+#	Amended and Restated 2004 Stock Plan
10.1.2+#	Form of Stock Option Agreement under Amended and Restated 2004 Stock Plan
10.2.1*+	2012 Equity Incentive Plan
10.2.2*+	Forms of Agreement under 2012 Equity Incentive Plan
10.3*+	2012 Employee Stock Purchase Plan
10.4*+	Form of Indemnification Agreement
10.5+#	Offer Letter entered into by Ambarella, Inc. with George Laplante dated March 3, 2011, as amended
10.6.1+#	Form of Change of Control and Severance Agreement, entered into by Ambarella, Inc. with the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer
10.6.2+#	Form of Change of Control and Severance Agreement, entered into by Ambarella, Inc. with executive officers other than the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer
10.7+	Description of Executive Bonus Plan
10.8.1§	Sales Representative Agreement dated January 31, 2011 by and between Ambarella, Inc. and WT Microelectronics Co., Ltd.
10.8.2§	Amendment No. 1 to Sales Representative Agreement dated February 1, 2012 by and between Ambarella, Inc. and WT Microelectronics Co., Ltd.
10.9.1#	Lease dated September 29, 2006 by and between Renault & Handley Employees’ Investment Co. and Ambarella Corporation
10.9.2#	First Amendment to Lease dated November 12, 2009 by and between Renault & Handley Employees’ Investment Co. and Ambarella Corporation
21.1#	List of subsidiaries of the registrant
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2*	Consent of Maples and Calder (included in Exhibit 5.1)
24.1#	Power of Attorney (also contained in the signature page to this Amendment No. 1 to the Registration Statement)

*	To be filed by amendment.
+	Indicates a management contract or compensatory plan.
§	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.
#	Previously filed.

Exhibit 4.2

AMBARELLA, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

January 5, 2012

-i-

(continued)

		Page

5.10	Telecopy Execution and Delivery	22
5.11	Jurisdiction; Venue	22
5.12	Further Assurances	22
5.13	Termination	22
5.14	Conflict	23
5.15	Aggregation of Shares	23
5.16	Waiver of Preemptive Rights	23

-ii-

AMBARELLA, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Third Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of January 5, 2012, by and among Ambarella, Inc., a Cayman Islands company (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on Exhibit A hereto. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS: Certain of the Investors are parties to the Series D Preference Shares Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series D Preference Shares to the Investors listed on such Schedule of Investors that such Investors and the Company execute and deliver this Agreement;

WHEREAS: Certain of the Investors hold shares of the Company’s Series A Preference Shares, Series B Preference Shares and Series C Preference Shares (the “Existing Investors”) and possess certain registration rights, information rights, rights of first refusal, and other rights pursuant to a Second Amended and Restated Investors’ Rights Agreement dated as of February 17, 2006 among the Company and such Existing Investors (the “Prior Rights Agreement”);

WHEREAS: The Existing Investors desire to amend and restate the Prior Rights Agreement and further desire that this Agreement supercede and replace the Prior Rights Agreement in its entirety; and

WHEREAS: It is a further condition to the closing of the sale of the Series D Preference Shares pursuant to the Purchase Agreement that the Existing Investors holding sufficient shares of the Ordinary Shares issued or issuable upon conversion of the Company’s Series A Preference Shares, Series B Preference Shares and Series C Preference Shares to amend the Prior Rights Agreement execute and deliver this Agreement and agree that this Agreement will supercede and replace the Prior Rights Agreement in its entirety.

WHEREAS: As provided in Section 5.16 hereof, the Existing Investors further desire to waive all rights of first refusal contained in the Prior Rights Agreement with respect to the issuance of the Series D Preference Shares under the Purchase Agreement, including rights to notice thereof.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt of and adequacy of which is hereby acknowledged, the parties hereto and the Existing Investors hereby agree that the Prior Rights Agreement shall be superceded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

Section 1

Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) “Conversion Stock” shall mean Ordinary Shares issued upon conversion of the Preference Shares.

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(d) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(e) “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereto.

(f) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereto.

(g) “Closing” shall mean the date of the sale of shares of the Company’s Series D Preference Shares pursuant to the Purchase Agreement.

(h) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Ordinary Shares.

(i) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than fifty percent (50%) of the outstanding Registrable Securities.

(j) “Investors” shall mean the persons and entities listed on Exhibit A hereto.

(k) “New Securities” shall have the meaning set forth in Section 4.1(a) hereto.

(l) “Ordinary Shares” shall mean the Ordinary Shares of the Company.

(m) “Other Selling Shareholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(n) “Other Shares” shall mean Ordinary Shares, other than Registrable Securities (as defined below), (including Ordinary Shares issuable upon conversion of shares of any currently unissued series of Preference Shares of the Company) with respect to which registration rights have been granted.

(o) “Preference Shares” shall mean Preference Shares of the Company.

(p) “Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

(q) “Registrable Securities” shall mean (i) Ordinary Shares issued or issuable pursuant to the conversion of the Shares and (ii) any Ordinary Shares issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any Ordinary Shares described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or

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Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(r) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(s) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and fees and expenses of up to $25,000 for one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(t) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereof.

(u) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(v) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(w) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(x) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(y) “Selling Expenses” shall mean all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(z) “Series A Preference Shares” shall mean the Series A Preference Shares issued pursuant to the Series A Preference Shares Purchase Agreement dated January 28, 2004.

(aa) “Series B Preference Shares” shall mean the Series B Preference Shares issued pursuant to the Series B Preference Shares Purchase Agreement dated July 28, 2004.

(bb) “Series C Preference Shares” shall mean the Series C Preference Shares issued pursuant to the Series C Preference Shares Purchase Agreement dated February 17, 2006.

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(cc) “Series D Preference Shares” shall mean the Series D Preference Shares issued pursuant to the Purchase Agreement.

(dd) “Shares” shall mean the Company’s Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series D Preference Shares.

(ee) “Significant Holders” shall have the meaning set forth in Section 3.1 hereof.

(ff) “S-3 Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than thirty percent (30%) of the outstanding Registrable Securities.

(gg) “Voting Agreement” shall mean the Voting Agreement as such term is defined in the Purchase Agreement.

(hh) “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

Section 2

Registration Rights

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) the five (5) year anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the Initial Public Offering;

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities the

4

aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $10,000,000;

(iii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

(v) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(vi) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 or any similar short form registration statement pursuant to a request made under Section 2.3 hereof.

(c) Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve (12) month period.

(d) Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i) . In such event, the right of any Holder to include all or any portion of its Registrable Securities in such registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the

5

Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority in interest of the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; (ii) second, to the Other Selling Shareholders; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Shareholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and other Selling Shareholders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any form of registration statement that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and

6

the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting; provided that the number of shares of Registrable Securities that are entitled to be included in such registration shall not be reduced to less than twenty percent (20%) of the total number of securities included in such registration unless such registration is the Company’s Initial Public Offering, in which case all Registrable Securities may be excluded from such registration. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the Other Selling Shareholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Shareholders, assuming conversion.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms (including any comparable form that may be available or appropriate for use by the Company so long as it is incorporated under the laws of a non-U.S. jurisdiction). After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from the S-3 Initiating Holders a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such S-3 Initiating Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

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(i) In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii) If the S-3 Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $5,000,000; or

(iii) If in a given twelve (12) month period, the Company has filed two (2) such registrations in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the S-3 Initiating Holders requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless (i) the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1 or (ii) if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition or business of the Company from the condition or business as known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period of ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto.

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 2.5 (a);

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(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller of Registrable Securities a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on a national securities exchange or trading system and each securities exchange or trading system on which similar securities issued by the Company are then listed; and

(h) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Ordinary Shares, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the

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Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action as such expenses are incurred (provided however, in the event that it is ultimately determined that such payment of expenses was not permissible under applicable law then such Holder shall reimburse the Company for any such expenses that were paid by the Company to such Holder); provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon and in conformity with written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not

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relieve the Indemnifying Party of its obligations under this Section 2.6, except to the extent that such failure is prejudicial and then only to the extent of such prejudice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.6(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8 Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until, subject to any restrictions imposed by applicable law and by the Amended and Restated Articles of Association of the Company (the “Restated Articles”), (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, except for transfers permitted under Section 2.8(b), and (y):

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(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at such Holder’s expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(iii) Notwithstanding the provisions of Section 2.8 (a)(i) and (a)(ii) , no such registration statement or opinion of counsel or “no action” letter shall be necessary for a transfer by a Holder to any of its affiliates or by a Holder that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Holder hereunder.

(b) Permitted transfers include (i) a transfer not involving a change in beneficial ownership, or (ii) in transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of Holder that is a Corporation, or (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) transfers in compliance with Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR

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HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) The first legend referring to federal and state securities laws identified in Section 2.8(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Rule 144 under the Securities Act during any 90-day period.

(e) The Company and the Investor each agree that the forgoing restrictions on transfer specifically address the transferability of the Shares and that Paragraph 14(i) of the Restated Articles shall not apply to any of the Shares or any Ordinary Shares into which they may in the future be converted. Accordingly, Paragraph 14(ii) of the Restated Articles shall apply and the Board of Directors or the Company shall have no right to refuse the transfer of any Share, subject to compliance with the provisions of this Agreement, the Purchase Agreement, the Series A Preference Shares Purchase Agreement dated January 28, 2004, the Series B Preference Shares Purchase Agreement dated July 28, 2004 and the Series C Preference Shares Purchase Agreement dated February 17, 2006.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

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(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Ordinary Shares (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering filed under the Securities Act, provided that: all officers and directors of the Company and holders of at least two percent (2%) of the Company’s voting securities are bound by and have entered into similar agreements. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) hereof with respect to the Ordinary Shares (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder hereby agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. Any discretionary releases by the underwriters of Ordinary Shares from such market standoff agreement shall be made on pro-rata basis based on shares.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to (i) a transferee or assignee of not less than 1,000,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), (ii) a transferee or assignee who is an affiliate of a Holder or a subsidiary, parent, partner, limited partner, retired partner, member or retired member of a Holder, or (iii) a transferee or assignee that is a family member or trust for the benefit of any individual holder; provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities, enter into any agreement with any holder of any securities of the Company giving such holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

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2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on (a) the earlier of (i) such date, on or after the closing of the Company’s Initial Public Offering, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any single ninety (90) day period, and (ii) five (5) years after the closing of the Company’s Initial Public Offering, or (b) upon receipt by the Company of a written instrument referencing this Agreement and terminating the right of all Holders to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 that is signed by the Company and the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144).

Section 3

Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Holder who owns at least 1,000,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) (the “Significant Holders”):

(i) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by independent public accountants of national standing selected by the Company.

(ii) As soon as practicable after the end of each fiscal year of the Company, and in any event within seventy-five (75) days after the end of each fiscal year of the Company, an unaudited balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and unaudited statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied.

(iii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty (30) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited balance sheet of the Company as of the end of each such quarterly period, and unaudited statements of income and cash flows of the Company, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

(iv) Prior to the beginning of each fiscal year, an annual budget and business plan for such fiscal year.

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(v) At the request of any Significant Holder, and with respect to the financial statements (the “Financial Statements”) delivered pursuant to the above Subsections 3.1(a)(i) and (ii), the Company shall provide comparisons of the Financial Statements against the annual budget and business plan provided pursuant to the above Subsection (iii) (the “Comparisons”); provided, however, that the Company shall be required to provide the Comparisons pursuant to such a request only once per fiscal quarter of the Company.

3.2 Inspection Rights. The Company will afford to each Significant Holder reasonable access during normal business hours to all of the Company’s properties, books and records. Significant Holders may exercise their rights under this Section 3.2 only for purposes reasonably related to their interests under this Agreement and related agreements. The rights granted pursuant to this Section 3.2 may not be assigned or otherwise conveyed by any Significant Holder or by any subsequent transferee of any such rights without the prior written consent of the Company.

3.3 Confidentiality. With respect to any Holder who has a right to designate a member of the Board of Directors pursuant to the Voting Agreement (a “Special Holder”), (a) no Special Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company if the Board of Directors determines that such disclosure would be detrimental to the Company; (b) the Company shall not be required to comply with any information rights or inspection rights of Section 3 in respect of any Special Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor, nor shall the Company be obligated to disclose any information which the Board of Directors determines in good faith is attorney-client privileged and should not, therefore, be disclosed; (c) the Company shall not be obligated to disclose details of contracts with, or work performed for, specific customers and other business partners where to do so would violate confidentiality obligations to those parties; and (d) each Special Holder agrees that it will not use any information received by it pursuant to this Agreement in violation of the Exchange Act. With respect to any Holder, except for the Special Holders, (i) no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company if the Board of Directors determines that such disclosure would be detrimental to the Company; (ii) the Company shall not be required to comply with any information rights or inspection rights of Section 3 in respect of any Holder whom the Board of Directors reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor, nor shall the Company be obligated to disclose any information which the Board of Directors determines in good faith is attorney-client privileged and should not, therefore, be disclosed; (iii) the Company shall not be obligated to disclose details of contracts with, or work performed for, specific customers and other business partners where to do so would violate confidentiality obligations to those parties; and (iv) each Holder agrees that it will not use any information received by it pursuant to this Agreement in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise or enforcement of rights under this Agreement.

3.4 Share Vesting. Unless otherwise approved by the Board of Directors, all share options and other share equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such shares shall vest at the end of the first year following the earlier of the date of issuance or the commencement date of such person’s service with the Company; and (b) seventy-five percent (75%) of such shares shall vest in equal installments over the following three (3) years. With respect to any unvested shares purchased by such person, the Company’s repurchase option shall provide that upon such person’s termination of employment with, or service to, the Company, with or without cause, the Company or its assignee (to the extent

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permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares held by such person.

3.5 Restrictions on Transfer. Unless otherwise approved by the Board of Directors, all purchases of Ordinary Shares by employees, consultants and other service providers of the Company shall be pursuant to a form of agreement which provides (a) for a right of first refusal in favor of the Company (terminable upon the Company’s Initial Public Offering); (b) that any unvested Ordinary Shares may not be transferred by the holder thereof (except for certain estate planning transactions); and (c) that such holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Ordinary Shares (or other securities) of the Company held by such holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering filed under the Securities Act.

3.6 Addition of Certain Ordinary Holders to the Voting Agreement. The Company shall require each person who, after the date hereof, acquires Ordinary Shares (or shares or rights exercisable or convertible into Ordinary Shares) of the Company representing 1% or more of the Company’s outstanding shares to become a party to the Voting Agreement as an Ordinary Holder (as defined in the Voting Agreement) as a condition to issuance of such shares, unless a majority of the Board, including a majority of the directors nominated by the holders of the Preference Shares, specifically approve otherwise.

3.7 Tax.

(a) No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Investors: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC “Controlled Foreign Corporation” (a “CFC”). In addition, the Company shall provide the Investors with access to such other Company information as may be required by such Investors to determine the Company’s status as a CFC or a “Foreign Personal Holding Company” (“FPHC”), to determine whether each such Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Internal Revenue Code of 1986 (the “Code”)) on its United States federal income tax return, or to allow such Investors to otherwise comply with applicable United States federal income tax laws. In the event that the Company is determined by counsel or accountants for the Investors to be either a CFC or FPHC as defined in the Code (or any successor thereto) with respect to the shares held by any Investor, Company agrees to use commercially reasonable efforts to avoid generating (i) for any taxable year in which the Company is a CFC, “subpart F income,” as such term is defined in Section 952 of the Code, and (ii) for any taxable year in which the Company is an FPHC, “foreign personal holding company income,” as such term is defined in Section 553 of the Code. In the event that Company is determined by counsel or accountants for the Investors to be either a CFC or a FPHC as defined in the Code (or any successor thereto) with respect to the stock held by any Investor, Company agrees, to the extent permitted by law, to annually make dividend distributions to each Investor in an amount equal to the product of (i) the amount of any income deemed distributed to such Investor pursuant to either of the foregoing provisions, multiplied by (ii) the highest blended United States federal and state marginal income tax rate applicable to any Investor (or partner thereof) with respect to such income.

(b) The Company shall use its commercially reasonable efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by an Investor pursuant to Section 1295 of the

17

Code (or any successor thereto) or a “Protective Statement” filed by Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to such Investor in the PFIC Annual Information Statement (substantially in the form attached hereto as Exhibit B) and shall provide such Investor with access to such other Company information as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. In the event that an Investor who has made a Qualified Electing Fund election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code (or any successor thereto), the Company agrees, to the extent permitted by law, to make a dividend distribution to such Investor (no later than 90 days following the end of the Investor’s taxable year) in an amount equal to the product of (i) the amount of income so included by such Investor, multiplied by (ii) the highest blended United States federal and state marginal income tax rate applicable to any Investor (or partner thereof) with respect to such income.

(c) The Company shall obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing Sections 3.7(a) and (b) and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing Sections 3.7(a) and (b).

(d) The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes.

(e) In the event that an Investor’s interest in the Company is determined by counsel or accountants for such Investor to be subject to the reporting requirements of any or all of Sections 6038, 6038A or 6038B of the Code, the Company agrees, upon a request from such Investor, to provide such information to the Investor as may be necessary to fulfill the Investor’s obligations thereunder.

3.8 Subsidiaries. The Company shall not allow any subsidiary to take any action that would be material to the Company (on a consolidated basis) without the prior approval of the Company’s Board of Directors. The Company agrees to appoint a representative of Matrix Partners to the Board of Directors of any Company subsidiary upon the request of Matrix Partners VII, L.P. The Company agrees to appoint a representative of Benchmark Capital to the Board of Directors of any Company subsidiary upon the request of Benchmark Capital Partners IV, L.P. The Company agrees to appoint a representative of Walden International to the Board of Directors of any Company subsidiary upon the request of Pacven Walden Ventures V, L.P.

3.9 Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering.

Section 4

Right of First Refusal

4.1 Right of First Refusal to Significant Holders. The Company hereby grants to each Significant Holder, the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. For the purposes of this Section 4.1(a), “Significant Holder” shall include any general partners and affiliates of a Significant Holder. A Significant Holder shall be entitled to apportion the right of first

18

offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of Ordinary Shares owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Ordinary Shares held by said Significant Holder) to (b) the total number of Ordinary Shares outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants). Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders who exercise their purchase rights hereunder may purchase the non-purchasing Significant Holder(s)’ portion on a pro rata basis or on such other basis as they may mutually agree (the “Over-Allotment Option”).

(a) “New Securities” shall mean any shares (including Ordinary Shares and/or Preference Shares) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such shares, and securities of any type whatsoever that are, or may become, exercisable or convertible into shares; provided that the term “New Securities” does not include:

(i) the Shares and the Conversion Stock;

(ii) securities issued or issuable to officers, employees, directors, consultants, placement agents, and other service providers of the Company (or any subsidiary) pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements approved by the Board of Directors of the Company, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(iii) securities issued pursuant to the conversion or exercise of any outstanding convertible or exercisable securities as of this date of this Agreement;

(iv) securities issued or issuable as a dividend or distribution on Preference Shares of the Company or pursuant to any event for which adjustment is made pursuant to Articles 33, 34 or 35 of Amended and Restated Articles of Association of the Company;

(v) securities offered pursuant to a firmly underwritten registered public offering pursuant to a registration statement;

(vi) securities issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement;

(vii) securities issued or issuable to banks, equipment lessors, or other financial institutions pursuant to a debt financing, equipment lease, bank credit arrangement, or commercial leasing transaction entered into for primarily non-equity financing purposes;

(viii) securities of the Company which are otherwise excluded by the affirmative a majority vote of the Board of Directors of the Company; and

(ix) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to Sections 4.1(a) (i) through (viii).

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(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have ten (10) business days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise its Over-Allotment Option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c) In the event the Holders fail to exercise fully the right of first refusal and Over-Allotment Option, if any within said ten (10) business day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(d) The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Initial Public Offering, so long as the aggregate gross proceeds to the Company in the Initial Public Offering are not less than US$30,000,000 (before deduction of underwriters commissions and expenses).

(e) The rights provided in this Section 4.1 may not be assigned or transferred by any Significant Holder; provided, however, that a Significant Holder that is a venture capital fund may assign or transfer such rights to an affiliated venture capital fund.

Section 5

Miscellaneous

5.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least fifty-five percent (55%) of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided further, that if any amendment or waiver does not apply to all Holders in the same fashion, the consent of such differently affected Holder shall also be required for such amendment or waiver. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of at least fifty-five percent (55%) of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement. No consent of any party hereto shall be necessary to include as a party to this Agreement any transferee required to become a party hereto pursuant to Section 2.8(a) hereof by executing and delivering an additional counterpart signature page to this Agreement and amending the Schedule of Investors attached hereto accordingly.

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5.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to 1330 Bordeaux Drive, Sunnyvale, California 94089 attn: Feng-Ming Wang, facsimile number (408) 734-0788, or at such other address as the Company shall have furnished to the Investors, with a copy to Aaron J. Alter, Wilson Sonsini Goodrich and Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or three business days after deposit in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer if sent during the normal business hours of the recipient (or, if not, on the next business day) or, if sent by electronic mail, upon delivery when directed to the electronic mail address set forth in the Company’s records if sent during the normal business hours of the recipient (or, if not, on the next business day).

5.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

5.4 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor except as provided in this Agreement. Any attempt by an Investor to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement in a manner not in compliance with this Agreement shall be void. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or

21

any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, electronic mail or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

5.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13 Termination. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate and be of no further force or effect upon: (a) the consolidation, acquisition or merger of the Company with, by or into any other entity (including, without limitation, any stock acquisition, reorganization or consolidation but excluding any sale of stock for capital raising purposes and any stock acquisition, reorganization or consolidation for purposes of changing the state or jurisdiction of incorporation of the Company) by means of any transaction or series of related transactions that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company; (b) a sale, lease or other conveyance of all substantially all of the assets of the Company; or (c) the agreement of at least fifty-five percent (55%) of the Registrable Securities then outstanding.

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5.14 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Amended and Restated Memorandum and Articles of Association, the terms of the Amended and Restated Articles of Association, as the case may be, will control.

5.15 Aggregation of Shares. All Ordinary Shares and Preference Shares held or acquired by affiliated entities or persons or entities under common investment management or control shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement.

5.16 Waiver of Preemptive Rights. The Investors that are parties to the Prior Rights Agreement hereby waive all preemptive rights, rights of first offer, rights of first refusal or similar rights or other limitations, including rights to notice, whether set forth in the Company’s charter documents, the Prior Rights Agreement or in any other prior agreement, with respect to the issuance of any Series D Preference Shares. The Prior Rights Agreement is hereby amended and restated and replaced in its entirety by this Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

AMBARELLA, INC. a Cayman Islands company

/s/ Feng-Ming Wang
Feng-Ming Wang
President and Chief Executive Officer

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

Riverwood Capital Partners L.P.

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

	By:	/s/ Jeff Parks
	Name:	Jeff Parks
	Title:	Managing Partner

Riverwood Capital Partners (Parallel – A) L.P.

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

	By:	/s/ Jeff Parks
	Name:	Jeff Parks
	Title:	Managing Partner

Riverwood Capital Partners (Parallel – B) L.P.

By:	Riverwood Capital L.P., its general partner

By:	Riverwood Capital GP Ltd., its general partner

	By:	/s/ Jeff Parks
	Name:	Jeff Parks
	Title:	Managing Partner

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

RWCP Holdings L.P.

By:	RWCP Capital L.P., its general partner

By:	RWCP Capital GP Ltd., its general partner

By:	/s/ Jeff Parks
Name:	Jeff Parks
Title:	Managing Partner

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

DAG VENTURES QP, L.P.

By: DAG Ventures Management, LLC, its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Director

DAG VENTURES, L.P.

By: DAG Ventures Management, LLC, its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Director

DAG VENTURES GP FUND, LLC

By: DAG Ventures Management, LLC, its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Director

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

DAG VENTURES COINVESTMENT FUND – QUINN RIVER II, LLC

By: DAG Ventures Management, LLC, its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Director

DAG VENTURES I-N, LLC

By: DAG Ventures Management, LLC, its General Partner

By:	/s/ John Cadeddu
John Cadeddu, Managing Director

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

MATRIX PARTNERS VII, L.P.

By:	Matrix VII Management Co., L.L.C.
its General Partner

By:	/s/ Andrew W. Verhalen

By:	Andrew W. Verhalen
Managing Member

Address:	Bay Colony Corporate Center
1000 Winter Street, Suite 4500
Waltham, MA 02451

WESTON & CO. VII LLC, as Nominee

By:	Matrix Partners Management Services, L.P.
Sole Member

By:	Matrix Partners Management Services GP, LLC,
its General Partner

By:	/s/ Andrew W. Verhalen
Name:	Andrew W. Verhalen
Authorized Member

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

BENCHMARK CAPITAL PARTNERS IV, L.P.
as nominee for
Benchmark Capital Partners IV, L.P.
Benchmark Founders’ Fund IV, L.P.
Benchmark Founders’ Fund IV-A, L.P
Benchmark Founders’ Fund IV-B, L.P.
and related individuals

By:	Benchmark Capital Management Co. IV, L.L.C.
its general partner

By:	/s/ Steve Spurlock
Managing Member

Address:	2480 Sand Hill Road, Suite 200
Menlo Park, CA 94025

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

PACVEN WALDEN VENTURES V, L.P.
Director of Pacven Walden Management V, Co., Ltd. as General Partner of Pacven Walden Ventures V, L.P.

By:	/s/ Lip-Bu Tan
Name: Lip-Bu Tan

PACVEN WALDEN VENTURES PARALLEL V-A C.V.
Director of Pacven Walden Management V, Co., Ltd. as General Partner of Pacven Walden Ventures Parallel V-A C.V.

By:	/s/ Lip-Bu Tan
Name: Lip-Bu Tan

PACVEN WALDEN VENTURES PARALLEL V-B C.V.
Director of Pacven Walden Management V, Co., Ltd. as General Partner of Pacven Walden Ventures Parallel V-B C.V.

By:	/s/ Lip-Bu Tan
Name: Lip-Bu Tan

PACVEN WALDEN VENTURES V ASSOCIATES FUND, L.P.
Director of Pacven Walden Management V, Co., Ltd. as General Partner of Pacven Walden Ventures V Associates Fund, L.P.

By:	/s/ Lip-Bu Tan
Name: Lip-Bu Tan

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

PACVEN WALDEN VENTURES V-QP ASSOCIATES FUND, L.P.
Director of Pacven Walden Management V, Co., Ltd. as General Partner of Pacven Walden Ventures V-QP Associates Fund, L.P.

By:	/s/ Lip-Bu Tan
Name: Lip-Bu Tan

***Ambarella, Inc. – Third Amended and Restated Investors’ Rights Agreement***

EXHIBIT A

INVESTORS

Riverwood Capital Partners L.P.
Riverwood Capital Partners (Parallel – A) L.P.
Riverwood Capital Partners (Parallel – B) L.P.
RWCP Holdings L.P.
DAG Ventures QP, L.P.
DAG Ventures, L.P.
DAG Ventures GP Fund LLC
DAG Coinvestment Fund – Quinn River II, LLC
DAG Ventures I-N, LLC
Matrix Partners VII, LP
Weston & Co. VII LLC
Benchmark Capital Partners IV, L.P.
Pacven Walden Ventures V, L.P.
Pacven Walden Ventures Parallel V-A C.V.
Pacven Walden Ventures Parallel V-B C.V.
Pacven Walden Ventures V Associates Fund, L.P.
Pacven Walden Ventures V-QP Associates Fund, L.P.
Wintech Microelectronics Holding Limited
WS Investment Company
Oyekunle Olukotun
Gold Hill Venture Lending 03, L.P. ITX International Equity Corporation

EXHIBIT B

Annual Information Statement

(1)	This questionnaire applies to the taxable year of Ambarella, Inc. (“Company”) beginning on January 1, 20 , and ending on December 31, 20 .

(2)	PLEASE CHECK HERE IF 75% OR MORE OF THE COMPANY’S GROSS INCOME CONSTITUTES PASSIVE INCOME.

Passive income: For purposes of this test, passive income includes:

•	Dividends, interests, royalties, rents and annuities, excluding, however, rents and royalties which are received from an unrelated party in connection with the active conduct of a trade or business.

•	Net gains from the sale or exchange of property

•	which gives rise to dividends, interest, rents or annuities (excluding, however, property used in the conduct of a banking, finance or similar business, or in the conduct of an insurance business);

•	which is an interest in a trust, partnership, or REMIC; or

•	which does not give rise to income.

•	Net gains from transactions in commodities.

•	Net foreign currency gains.

•	Any income equivalent to interest.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the income received by such other corporation.

(3)	PLEASE CHECK HERE IF THE AVERAGE FAIR MARKET VALUE DURING THE TAXABLE YEAR OF PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE FAIR MARKET VALUE OF ALL OF THE COMPANY’S ASSETS.

Note: This test is applied on a gross basis; no liabilities are taken into account.

Passive Assets: For purposes of this test, “passive assets” are those assets which generate (or are reasonably expected to generate) passive income (as defined above). Assets which generate partly passive and partly non-passive income are considered passive assets to the extent of the relative proportion of passive income (compared to non-passive income) generated in a particular taxable year by such assets. Please note the following:

•	A trade or service receivable is non-passive if it results from sales or services provided in the ordinary course of business.

•	Intangible assets that produce identifiable items of income, such as patents or licenses, are characterized in terms of the type of income produced.

•	Goodwill and going concern value must be identified to a specific income producing activity and are characterized in accordance with the nature of that activity.

•	Cash and other assets easily convertible into cash are passive assets, even when used as working capital.

•	Stock and securities (including tax-exempt securities) are passive assets, unless held by a dealer as inventory.

Average value: For purposes of this test, “average fair market value” equals the average quarterly fair market value of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(4)	PLEASE CHECK HERE IF (A) MORE THAN 50% OF THE COMPANY’S STOCK (BY VOTING POWER OR BY VALUE) IS OWNED BY FIVE OR FEWER U.S. PERSONS OR ENTITIES AND (B) THE AVERAGE AGGREGATE ADJUSTED TAX BASES (AS DETERMINED UNDER U.S. TAX PRINCIPLES) DURING THE TAXABLE YEAR OF THE PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE AGGREGATE ADJUSTED TAX BASES OF ALL OF THE COMPANY’S ASSETS.

Average value: For purposes of this test, “average aggregate adjusted tax bases” equals the average quarterly aggregate adjusted tax bases of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation

(5)	[INVESTOR] HAS THE FOLLOWING PRO-RATA SHARE OF THE ORDINARY EARNINGS AND NET CAPITAL GAIN OF THE COMPANY AS DETERMINED UNDER U.S. INCOME TAX PRINCIPLES FOR THE TAXABLE YEAR OF THE COMPANY:

Ordinary Earnings:                                          (as determined under U.S. income tax principles)

Net Capital Gain:                                          (as determined under U.S income tax principles)

Pro Rata Share: For purposes of the foregoing, the shareholder’s pro rata share equals the amount that would have been distributed with respect to the shareholder’s stock if, on each day during the taxable year of the Company, the Company had distributed to each shareholder its pro rata share of that day’s ratable share (determined by allocating to each day of the year, an equal amount of the Company’s aggregate ordinary earnings and aggregate net capital gain for such year) of the Company’s ordinary earnings and net capital gain for such year. Determination of a shareholder’s pro rata share will require reference to the Company’s charter, certificate of incorporation, articles of association or other comparable governing document.

(6)	The amount of cash and fair market value of other property distributed or deemed distributed by Company to [Investor] during the taxable year specified in paragraph 1. is as follows:

Cash:

Fair Market Value of Property:

(7)	Company will permit [Investor] to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

The foregoing representations are true and accurate as of the date hereof. If in any respect such representations shall cease to be true and accurate, the undersigned shall give immediate notice of such fact to [Investor].

AMBARELLA, INC.

By:
Name:
Title:

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Investors Rights Agreement dated as of January 5, 2012 (the “Agreement”):

1. Waiver of 10 Business Days’ Notice Period in Which to Exercise Right of First Offer: (please check only one)

( )	WAIVE in full, on behalf of all Holders, the 10-day notice period provided to exercise my right of first refusal granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2. Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )	ELECT TO PARTICIPATE in $ [PLEASE PROVIDE AMOUNT] in New Securities proposed to be issued by Ambarella, Inc.(the “Company”), representing less than my pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in $ in New Securities proposed to be issued by Company X, representing my full pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[ ] in New Securities being made available in the financing and, to the extent available, the greater of (x) an additional $ [PLEASE PROVIDE AMOUNT] or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $[ ] in New Securities being offered in the financing.

Date: , 20

Signature of Shareholder or Authorized
Signatory

Title, if applicable

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. Ambarella, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.

Exhibit 10.7

Description of Executive Bonus Plan

Fiscal Year 2013 Annual Bonus Plan

The Board of Directors approved a Fiscal Year 2013 Annual Bonus Plan covering Messrs. Wang, Laplante, Kohn, Legall and Day. The target bonus for Dr. Wang is 50% of his annual base salary. The target bonus for Messrs. Laplante, Kohn, Legall and Day is 30% of their respective annual base salaries. Payouts, if any, are to be determined by the Compensation Committee of the Board of Directors under the terms of the plan. In making its determination, the Compensation Committee will consider the Company’s performance against revenue and profitability metrics established by the Board of Directors. The Compensation Committee will also consider each executive’s performance against management objectives. The performance weighting is 60% for the revenue metric, 30% for the profitability metric and 10% for the management objective metrics. On target performance is intended to result in a payout at target levels. Above target performance is intended to result in payment above target levels, with a maximum payout equal to twice the annual targeted payout. Any annual bonus plan payouts will be made no later than 2 and one-half months following the end of the Company’s 2013 fiscal year.

Exhibit 10.8.1

CONFIDENTIAL TREATMENT REQUESTED

Certain portions of this document have been omitted pursuant to a request for Confidential Treatment and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

SALES REPRESENTATIVE AGREEMENT

This SALES REPRESENTATIVE AGREEMENT (this “Agreement”) is effective as of January 31, 2011 (the “Effective Date”) and is by and between Ambarella Inc., a Cayman Islands corporation, having its principal place of business at P.O. Box 309 GT, Ugland House, So. Church St, George Town, Grand Caymans, Cayman Islands (“COMPANY”), and WT MICROELECTRONICS CO., LTD., a Taiwanese corporation, having its principal place of business at 14F, No. 738, Chung Cheng Road, Chung Ho City, Taipei Hsien, Taiwan, R.O.C. and its subsidiaries and affiliates (collectively referred to as “Representative”). COMPANY and Representative are each a “party” hereunder and, collectively, are the “parties” hereunder.

AGREEMENT

WHEREAS, Representative desires to act as a non-exclusive sales representative of COMPANY in accordance with the terms, conditions and provisions of this Agreement for the “Products” to be sold to the customers within the “Territory,” where “Products,” and “Territory” are terms defined in this Agreement; and

NOW, THEREFORE, in light of the foregoing premises, the mutual covenants set forth herein, and for other consideration, the receipt and adequacy of which the parties acknowledge, COMPANY and Representative hereby agree as follows:

1.	PRODUCTS

The term “Product” or “Products” as used herein shall mean the COMPANY products identified on Exhibit A hereto (collectively, the “Products”), which may be amended from time to time by the Company in its sole discretion upon thirty (30) days prior notice to Representative.

2.	APPOINTMENT/TERRITORIES

(a) COMPANY hereby appoints Representative, and Representative hereby accepts the appointment, as a non-exclusive sales representative for the Products in those territories identified on Exhibit B hereto (collectively, the “Territory”), subject to the terms and conditions of this Agreement. COMPANY shall be free to directly solicit, attempt and complete sales of Products, or any products and/or services in the Territory at any time. COMPANY shall be free to modify or limit the Territory with thirty (30) days prior written notice to Representative.

(b) COMPANY reserves the right to appoint additional sales representatives of Products, or any products and/or services in the Territory with thirty (30) days prior written notice to Representative.

3.	TERM

Subject to the provisions of Section 14, this Agreement shall be effective as of the Effective Date and will remain in force for a period of twelve (12) months from the Effective Date (the “Term”), unless terminated earlier in accordance with the provisions of this Agreement. If the parties continue to perform under this Agreement after the expiration of the Term, this Agreement will

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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then automatically renew for successive fixed terms of twelve (12) months each unless terminated by written notice at least sixty (60) days prior to each consecutive anniversary date hereof.

4.	DUTIES OF REPRESENTATIVE

(a) Representative shall use its best efforts to vigorously introduce, promote the sale of, solicit and obtain new and additional orders for Products from existing and potential design and manufacturing customers (each a “Customer” and collectively the “Customers”) in the Territory, and to timely deliver Products to Customers upon acceptance of Customers’ purchase orders. Representative shall send a copy of each Customer’s purchase order accepted to COMPANY no later than three (3) working days after such acceptance.

(b) Representative shall send to COMPANY monthly point of sale reports (“POS Reports”) within three (3) working days after the end of each month, which Representative agrees will include information to be agreed by both parties, including but not limited to items listed in Exhibit D. COMPANY shall review the content of the POS Reports and may request additional information from Representative.

(c) Representative shall send to COMPANY monthly reports of the details of Products stored in the warehouse of Representative. The details of every day inbound/outbound data shall include, but not limited to, tracking numbers, part numbers, quantity, and Customer’s names and respective purchase order and invoice numbers. In addition to the monthly reports, Representative will provide COMPANY with daily and/or weekly data of the details of Products stored in the warehouse of Representative.

(d) Representative shall provide and maintain, at its own expense, a competent and adequately trained, skilled and motivated sales organization for the solicitation, and sale of Products to Customers.

5.	PRICE

The price to be paid by Representative for any Products ordered pursuant to this Agreement shall be as set forth in COMPANY price quotations and shall be payable in US dollars.

Prices are exclusive of any and all applicable customs duties, tariffs, value-added, sales and use taxes, as well as any other applicable taxes, fees and government charges, imposed on the sale of COMPANY Products, excluding, however, any income tax based on COMPANY’s net income.

6.	COMMISSION

COMPANY shall pay to Representative a sales commission in the amount [***]

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[***]. Commissions are earned with respect to Products only when Representative has delivered the Products to Customers and made full payments to COMPANY for such Products. Except as provided herein, Commissions shall be paid by [***] reflecting the Commissionable Sales, provided that COMPANY receives the full payment for Products each month according to the Section 7 herein.

Representative shall provide to COMPANY copies of all Customer’s purchase orders and invoices in respect of Commissionable Sales of Products made by the Representative.

7.	PAYMENT

Except as provided herein, payment terms for all Products shall be within [***], unless otherwise agreed between the parties. Payment terms for [***] shall be [***], unless otherwise agreed between the parties. All payments shall be made in United States dollars in immediately available funds.

8.	ORDERS

(a) Representative shall issue purchase orders to COMPANY and all orders are subject to acceptance or rejection by COMPANY in its sole discretion. No purchase order shall be binding upon COMPANY unless and until so accepted in writing by COMPANY’s duly authorized representative.

(b) COMPANY shall acknowledge receipt of Representative’s orders in writing or via facsimile within three (3) working days of receipt.

9.	DELIVERY/TITLE/RISK OF LOSS

(a)

COMPANY will deliver the Products from a Hong Kong warehouse of the Company’s choosing or other location as agreed by both parties and shall give standing instructions to Representative to transport Products from the Company’s warehouse or other agreed locations to the warehouse of Representative.

(b)

Representative shall be responsible for the storage cost of Products in its warehouse. Representative shall also be responsible for any damages or losses to Products stored in the warehouse of Representative.

(c)

The title and risk of loss and damages of Products shall be passed to Representative when Products are made available to the carrier at the warehouse of COMPANY for shipment to Representative. Representative shall keep Products properly insured during transportation to Representative’s

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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warehouse, during the storage and handling of the Products in Representative’s warehouse.

(d)	COMPANY will issue the invoice to Representative at the time of shipment of Products to Representative.

10.	WARRANTY

COMPANY represents and warrants to Representative that the Products, for a period of [***], will be free from material defects in materials and workmanship and will operate substantially in conformance with COMPANY’s documentation. This warranty period begins the date Products are shipped from Representative to its Customers. The foregoing warranty does not apply to any Products which have been subject to misuse, including but not limited to static discharge, neglect, accident or modification or which have been soldered or altered during assembly and are not capable of being tested by COMPANY under its normal test conditions. COMPANY’s obligation for Products failing to meet this warranty shall be to refund the purchase price of the nonconforming Product, or to replace or repair the nonconforming Products, provided that Representative follows COMPANY’s RMA procedures. COMPANY shall bear the cost of freight and insurance for returned Products. The warranty on any replacement Product shall be the same as that of the original Products. Representative will have no right or authority to make any further representations, warranties or guarantees on behalf of COMPANY in connection with the sale of Products to its Customers.

THE FOREGOING WARRANTIES AND REMEDIES ARE EXCLUSIVE AND NON-TRANSFERABLE AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL SUCH WARRANTIES, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. COMPANY NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER WARRANTY OR LIABILITY IN CONNECTION WITH SALE OR USE OF THE PRODUCTS AND COMPANY MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO ANY PRODUCT OTHER THAN THE COMPANY PRODUCTS. ANY PROTOTYPES OR PRE-RELEASE COMPANY PRODUCTS THAT MAY BE FURNISHED BY COMPANY ARE FURNISHED “AS IS” WITH NO WARRANTIES OF ANY KIND. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11.	DISCONTINUED PRODUCTS

COMPANY, in its sole discretion, may (i) discontinue or limit the manufacture and/or sale of any Products, and (ii) modify the design, specifications or construction of any COMPANY Products, or portion thereof (provided that, for COMPANY’s commitments to Representative under accepted orders, the modification has equivalent form, fit and function), but COMPANY shall not thereby incur any obligation to provide such modification(s) on COMPANY Products previously purchased by Representative. COMPANY shall give Representative at least one

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hundred and eighty (180) days advance written notice of any discontinuance. When faced with shortages, COMPANY shall allocate, limit or terminate the production and sale of COMPANY Products in its sole discretion. COMPANY shall not in any event incur any liability arising out of or related to the exercise of its rights under this Section 11.

12.	INDEMNIFICATION

COMPANY shall, at its expense, defend Representative against any claim brought against Representative to the extent that it is based on a claim that a COMPANY Product as supplied hereunder infringes any patents, copyright, trade secret, or trademark of a third party. COMPANY shall pay all costs, damages and reasonable attorney’s fees that a court finally awards as a result of such claim. To qualify for such defense and indemnification, Representative must: (a) give COMPANY prompt written notice of any such claim, and (b) allow COMPANY to control the defense of such claim and all related settlement negotiations. If such a claim of infringement is made or in COMPANY’s opinion likely to be made against a COMPANY Product, then Representative agrees to immediately cease any and all use, sale and other exploitation of such Product. COMPANY at its option, may obtain for Representative the right to continue to use and market the Products, replace them with non-infringing Products, or modify said Products so that they become non-infringing.

Notwithstanding the foregoing, this Section 12 shall not apply to, and COMPANY shall have no liability for, any claim is based on: (i) any product, technology or modification (whether in the form of hardware, Software, documentation or otherwise) not provided by COMPANY to Representative hereunder, (ii) any deliverables, improvements, enhancements, modifications, derivative work, feedback, suggestions or other items performed or requested by Representative, if the infringement relates to such items, (iii) the combination of any COMPANY Products with any equipment, device, firmware or software not furnished by COMPANY, including without limitation the Customer’s Products, unless the Products alone would have caused the infringement, (iv) Representative’s failure to use, incorporate and have incorporated any changes, revisions or updates to the COMPANY Products provided by COMPANY, (v) COMPANY’s compliance with specifications, designs or instructions provided by or on behalf of Representative, (vi) any infringement or allegation of infringement of any Standards Patent (“Standards Patent” means a patent owned by a third party that covers, is associated with or infringed by the H.264 standard, the MPEG-2 and MPEG-4 standard and any other adopted industry standard that is implemented by the COMPANY Product that is the subject of a claim (including any software that accompanies such Product), or (vii) any unauthorized use or distribution of any COMPANY Products.

THIS SECTION 12 STATES THE SOLE AND EXCLUSIVE LIABILITY, AND THE SOLE REMEDY, OF THE COMPANY FOR INFRINGEMENT OR ALLEGATIONS OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES BY ANY PRODUCT OR TECHNOLOGY (WHETHER IN THE FORM OF HARDWARE, SOFTWARE, DOCUMENTATION OR OTHERWISE) PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION THE COMPANY PRODUCTS, AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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LAW), STATUTORY OR OTHERWISE, IN REGARD TO SUCH INFRINGEMENT OR ALLEGATIONS OR INFRINGEMENT, INCLUDING WITHOUT LIMITATION THE WARRANTY OF NON-INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

13.	PRODUCT LIABILITY

COMPANY shall indemnify, defend and hold harmless Representative from and against any liabilities, claims, demands damages and losses arising out of the death of or injury to any person or damages to any property alleged to have directly resulted from defect in or malfunction of any Products except for such liabilities, claims, demands damages and losses arising or caused by the Representative’s or its Customers’ negligence.

14.	TERMINATION

(a) This Agreement may be terminated at any time, for any reason, without cause, and without penalty and without compensation, except as provided for in this Agreement, by either party upon giving the other party ninety (90) days advance written notice.

(b) Either party may terminate this Agreement (i) if the other party fails to cure any material breach, default or non-compliance of or with any term or condition hereof (including without limitation Representative’s failure to pay any amounts owed to COMPANY when due) that is capable of cure within thirty (30) days of receiving notice of such breach, default or non-compliance, (ii) upon notice in the event of a material breach, default or non-compliance by other party that is not capable of cure, (iii) if the other party ceases its business, or otherwise terminates its business operations, relating to the subject matter of this Agreement or (iv) if the other party becomes insolvent or seeks protection under any bankruptcy, insolvency, receivership, trust deed, creditors arrangement or comparable proceeding, or if any such proceeding is instituted against the other party and such proceeding is not dismissed within ninety (90) days, or if a receiver or trustee is appointed for any of the other party’s property, or if the other party makes an assignment for the benefit of creditors or becomes unable to meet its financial obligations in the normal course of business.

(c) In the event of any termination of this Agreement, Representative shall return all Products in the Representative’s warehouse within three (3) working days and COMPANY shall be responsible for the freight and insurance costs of such returns.

(d) Upon any termination or expiration of this Agreement, Representative shall promptly either return to COMPANY or destroy to the satisfaction of COMPANY all copies of COMPANY’s Confidential Information in Representative’s possession. The provisions of Sections 6, 7, 10, 12, 13, 14, 15,

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16, 17, 18, 20 and 21 of this Agreement shall survive any termination or expiration of this Agreement.

(e) In the event of termination or expiration of this Agreement for any reason, neither party shall be liable to the other, because of such termination or expiration, for compensation, reimbursement or damages on account of the loss of prospective profits, anticipated sales or goodwill or on account of expenditures, inventory, investments, leases or commitments in connection with the business of COMPANY or Representative. Termination or expiration shall not, however, relieve either party of obligations incurred: (i) prior to termination or expiration of this Agreement, including without limitation payment obligations, and (ii) under any provision that survives termination or expiration

15.	CONFIDENTIALITY

(a) “Confidential Information” shall mean the business, marketing and technical information, whether tangible or intangible, of either party which is disclosed to the other party or its employees, agents, or contractors (collectively “Recipient”) by reason of the parties’ relationship hereunder, either directly or indirectly, in any written or recorded form, orally, or by drawings or inspection of parts or equipment, and, if in written form, marked as confidential or proprietary, or if oral, reduced to writing similarly marked within thirty (30) days of disclosure. Notwithstanding, all information relating to Products, current and prospective Customers, pricing information and other commercial terms of sale is hereby designated as Confidential Information. Recipient shall receive and use the Confidential Information only for performance of Recipient’s obligations hereunder, and will not use Confidential Information for any other purposes, and shall not disclose such Confidential Information to any third parties.

(b) It is expressly understood that Recipient shall not be liable for disclosure of any Confidential Information if the same:

(i)	was in the public domain at the time it was disclosed through no breach of a confidentiality obligation by Recipient;

(ii)	was known to Recipient at the time of disclosure through a source or sources other than the disclosing party with no confidentiality restrictions;

(iii)	is disclosed with the prior written approval of the disclosing party; or

(iv)	was independently developed by Recipient without reference to or use of Confidential Information.

16.	USE OF TRADEMARKS/TRADENAMES

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During the term of this Agreement, COMPANY grants Representative a limited license to use COMPANY’s trademarks, trade names, service marks and logos in connection with Representative’s sale, advertisement and promotion of Products, provided COMPANY’s prior written approval is obtained. Upon termination of this Agreement, Representative shall cease to use any such marks, names or logos and shall, within a reasonable time, remove any reference to COMPANY from its advertising and promotional material. Any goodwill arising from use of COMPANY’s trademarks, trade names, service marks or logos by Representative or its Customers shall inure solely to the benefit of COMPANY. Ownership and all right, title and interest in and to any valid and enforceable trademarks, trade names, service marks or logos used with any Products are and shall remain vested solely in COMPANY. Upon any expiration or termination of this Agreement, Representative’s rights and license shall terminate immediately and Representative shall immediately cease all further use of COMPANY’s trademarks, trade names, service marks and logos.

17.	INTELLECTUAL PROPERTY

(a)

Ownership by COMPANY. COMPANY and/or its licensors own and shall retain all right, title and interest in and to the technology and design incorporated in the COMPANY Products and all intellectual property rights embodied in the COMPANY Products. All designs, data, drawings, software and other technical information and technology provided by COMPANY to Representative in connection with the COMPANY Products shall remain the sole property of COMPANY and/or its licensors.

(b)

No Reverse Engineering. Representative shall in no event (i) reverse engineer any COMPANY Products, (ii) disassemble any portion of an COMPANY Products, including without limitation by removing any components from their respective housings, or otherwise attempt to derive the structure or logic underlying any COMPANY Products, (iii) copy, modify or make any reproduction of any COMPANY Products in whole or in part through mechanical or other means, or (iv) use, inspect or analyze any COMPANY Products other than solely as necessary for the exercise of Representative’s rights under this Agreement.

(c)	Proprietary Notices. Representative shall not obscure, modify or remove any patent, copyright, trademark or other proprietary notices, markings or legends from the COMPANY Products.

(d)

No Implied Licenses. Except as expressly set forth in this Agreement, no license or other right is granted by COMPANY hereunder, directly or by implication, estoppel or otherwise, and no such license or other right will arise from the consummation of this Agreement or from any acts, statements or dealings leading to such consummation. Representative shall have no right to, and shall not attempt or purport to, grant any license or sublicense to any technology provided by COMPANY to Representative under this Agreement, including without limitation any technology in the COMPANY Products or any intellectual property

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rights embodied in such technology. ALL RIGHTS NOT EXPRESSLY GRANTED HEREIN ARE RESERVED TO COMPANY OR ITS LICENSORS

18.	LIMITATION OF LIABILITY

(a)

IN NO EVENT WILL COMPANY BE LIABLE TO REPRESENTATIVE FOR LOSS OF PROFITS, USE OR GOODWILL, COSTS OF COVER, OVERHEAD OR DUE TO DELAYS IN SHIPMENT, OR ANY SPECIAL, INDIRECT, INCIDENTAL, RELIANCE, CONSEQUENTIAL OR PUNITIVE DAMAGES (EXCEPT FOR BREACH OF ANY CONFIDENTIALITY OBLIGATIONS UNDER SECTION 15 OF THIS AGREEMENT), HOWEVER CAUSED AND WHETHER ARISING FROM CONTRACT, TORT, NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT.

(b)

IN NO EVENT WILL COMPANY’S TOTAL AGGREGATE LIABILITY ARISING IN ANY WAY IN CONNECTION WITH, OR RELATING TO, THIS AGREEMENT [***]. HOWEVER, THE FOREGOING LIMITATION OF LIABILITY IN THIS SECTION 18(b) SHALL NOT APPLY WITH RESPECT TO: (i) [***], AND (ii) [***] OF THIS AGREEMENT.

(c)

THE LIMITATIONS IN THIS SECTION 18 WILL APPLY EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY LOSSES, COSTS OR DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THIS SECTION DOES NOT EXCLUDE OR LIMIT LIABILITY FOR PERSONAL INJURY OR DEATH TO THE EXTENT THAT SUCH LIABILITY CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.

19.	NOTICES

(a)	Any notice or other communication given or made under this Agreement shall be in writing and shall be delivered personally or by messenger to the other party or sent by pre-paid registered mail, reputable recognized international over-night courier, airmail or facsimile to the address of that party specified in this Agreement, or to that party’s facsimile number thereat. A party may change its address and/or facsimile number for such notices by providing written notice to the other party of such change.

(b)	Unless the contrary is proved, each such notice or communication will be deemed to have been given or made and delivered, if by mail three (3) days after

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posting, if by courier one (1) day after dispatch, if by personal or messenger delivery when left at the relevant address or, if by facsimile upon transmission, subject to the correct code or facsimile number being received on the transmission report and such transmission report being thereafter retained by the originating party of the facsimile.

20.	RECORDS; AUDIT RIGHTS

Representative shall retain originals or copies of all quotations, orders, invoices, correspondence and other documents relating to Products purchased and sold hereunder for a minimum of one (1) year following the termination or expiration of the Representative relationship created hereby. COMPANY shall have the right during the term of this Agreement and one (1) year following the termination or expiration of this Agreement, at its sole expense, except as otherwise provided herein, by itself and through representatives, to examine and to audit (i) all records and accounts containing transaction and marketing data for COMPANY’s Products; and (ii) Representative’s inventory tracking and management systems. COMPANY shall have the right to conduct such an audit upon three (3) working days’ notice. In the event any such audit reveals that Representative has not complied with any terms or conditions of this Agreement, Representative shall promptly cease, and undertake its best efforts to remedy, all such non-compliance and, without in any way limiting COMPANY’s remedies for such non-compliance, COMPANY shall have the option to terminate this Agreement for breach pursuant to Section 14 of this Agreement.

21.	GENERAL

(a) Independent Contractor. It is understood and agreed that Representative is an independent contractor of COMPANY. It is further understood and agreed to that each party hereto is engaged in the operation of its own business and neither will be considered the agent, partner or co-venturer of the other for any purpose whatsoever. Nothing contained in this Agreement will be construed to establish a relationship that would allow either party to make representations or warranties on behalf of the other except as expressly set forth herein. Representative is solely responsible for Representative’s employees and agents, if any, and for any and all claims, liabilities, damages and debts of any type whatsoever that may arise on account of Representative’s activities, or those of Representative’s employees or agents, in the performance of this Agreement.

(b) Assignment. This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Additionally, Representative shall not transfer, pledge or assign this Agreement or enter into any form of sub-sales Representative agreement concerning any of its obligations hereunder without the prior written consent of COMPANY. Notwithstanding, COMPANY may assign any of its rights or obligations to its affiliates. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

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(c) Entire Agreement; Termination of All Pre-Existing Sales Representation, Distribution or Other Agreements Existing Between the Parties. This Agreement and the exhibits hereto constitute the entire Agreement between and final understanding of the parties with respect to the subject matter of this agreement, and supersedes and terminates any and all prior or contemporaneous negotiations, representations, understandings, discussions, offers and/or agreements between the parties, whether written or verbal, express or implied, bilateral or unilateral, relating in any way to the subject matter of this Agreement, including but not limited to the Distributor Agreement dated October 1, 2005 between the COMPANY and Wintech Microelectronics, Co., Ltd.. This Agreement is intended by the parties to be a complete and wholly integrated expression of their understanding and agreement relating to the subject matter hereof and the parties’ commercial relationship, and this Agreement may not be altered, amended, modified or otherwise changed in any way except by a written instrument which specifically identifies the intended alteration, amendment, modification or other change and clearly expresses the intention to so change this Agreement, signed by the Representative and the COMPANY.

(d) No Implied Waivers. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect the right of such party to require performance of that or any other provision at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

(e) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or unenforceability of such provision in any other jurisdiction.

(f) Force Majeure. Neither party shall be liable for failure to fulfill its obligations under this Agreement due to flood, extreme weather, other acts of God or natural calamity, fire, theft, war, riot, embargo, earthquake, acts of governmental agency or military authority, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources or similar causes beyond its reasonable control. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

(g) Conflicting Terms. Unless otherwise agreed to in writing by both parties, the parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms in any purchase order, sales acknowledgement, confirmation or any other document issued by either party.

(h) Headings. Headings of paragraphs herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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(i) Governing Law The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to or application of choice of law rules or principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply.

The parties agree that all actions, proceedings, disputes and claims concerning the interpretation or the performance of this Agreement, including without limitation questions involving its existence, validity and duration shall be resolved through binding arbitration conducted in accordance with the rules and procedures of the Judicial Arbitration and Mediation Services (JAMS) by one (1) arbitrator appointed in accordance with said rules. Any such arbitration shall be held in Santa Clara County, California. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties, and each party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration. Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration requirement and without any abridgment of the powers of the arbitrator.

(j) Compliance with Laws Representative agrees to comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State. Specifically, Representative covenants that it shall not — directly or indirectly — sell, export, reexport, transfer, divert, or otherwise dispose of any products, software, or technology (including products derived from or based on such technology) received from COMPANY under this Agreement to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations. Representative agrees to indemnify, to the fullest extent permitted by law, COMPANY from and against any fines or penalties that may arise as a result of Representative’s breach of this provision. This export control clause shall survive termination or cancellation of this Agreement. Each party agrees to comply with all applicable laws and regulations in the exercise and performance of its rights and obligations under this Agreement, including the U.S. Foreign Corrupt Practices Act, and will not engage in any illegal or unethical practices.

(k) Equitable Relief. Representative agrees that Representative’s breach of this Agreement would cause COMPANY irreparable harm. Accordingly, without limiting its other remedies, COMPANY shall have the right to obtain equitable

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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relief for Representative’s breach of this Agreement without the requirement of establishing irreparable harm or posting of a bond.

(l) Language. This Agreement is in the English language and any versions of this Agreement in any other language shall not be binding on the parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date set forth.

COMPANY:		REPRESENTATIVE:

AMBARELLA, INC.		WT MICROELECTRONICS CO., LTD.

By:	/s/ Fermi Wang	By:	/s/ Eric Cheng

Name:	Fermi Wang	Name:	Eric Cheng

Title:		Title:	President

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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EXHIBIT A

PRODUCTS

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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EXHIBIT B

TERRITORY

Asia, excluding Japan

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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EXHIBIT C

COMMISSION

[***]

[***] Confidential treatment has been requested for the bracketed portions and the following two (2) pages. The confidential redacted portion and the following two (2) pages have been omitted and filed separately with the Securities and Exchange Commission.

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Exhibit D

POS Report Information List

POS Reports shall include the following categories of information for the month covered by the report, with each category supported by detailed data:

i.	All purchases made by Representative from COMPANY during the month

ii.	All shipments made by Representative to customers and returns from the customers.

iii.	Inventory reconciliation showing beginning inventory, received quantity, any returns and ending inventory

iv.	Calculation of Commission

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Exhibit 10.8.2

CONFIDENTIAL TREATMENT REQUESTED

Certain portions of this document have been omitted pursuant to a request for Confidential Treatment and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Amendment No. 1 to Sales Representative Agreement

This Amendment No. 1 to the Sales Rep Agreement (the “Amendment”) is made and entered into as of February 1, 2012 (the “Effective Date”) by and between Ambarella, Inc., a Cayman Island corporation having its registered offices located at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Company”), and WT Microelectronics Co., Ltd., a Taiwanese corporation, having its principal place of business at 14F, No. 738, Chung Cheng Road, Chung Ho City, Taipei Hsien, Taiwan, R.O.C., and its subsidiaries and affiliates (collectively referred to as “Representative”).

Capitalized terms not defined in this Amendment shall have the meaning set forth in the Sales Representative Agreement between the parties effective January 31, 2011 (the “Agreement”).

RECITALS

WHEREAS, pursuant to the terms of the Agreement, Representative has agreed to serve as a non-exclusive sales representative of the Company.

WHEREAS, the Agreement provides that the rate of Commission payable to Representative under the Agreement may be amended from time to time.

WHEREAS, the parties wish to update the Commission payable under the Agreement as set forth in this Amendment No. 1.

NOW, THEREFORE, in consideration of the mutual premises and of the performance of the mutual covenants herein, the parties agree as follows:

1.	UPDATE OF COMMISSION SCHEDULE

1.1 Commission Rate. With effect from the Effective Date, Exhibit C to the Agreement (Commission) shall be deleted and replaced in its entirety with the new Exhibit C attached hereto as Schedule 1.

2.	GENERAL PROVISIONS

2.1 Conflict or Inconsistency. All other provisions of the Agreement not modified by this Amendment shall remain in full force and effect. In the event of any conflict or inconsistency of any term or provision set forth in this Amendment and the Agreement, such conflict or inconsistency shall be resolved by giving precedence first to this Amendment.

2.2 Complete Agreement. This Amendment and Schedule 1 attached hereto represent the full and complete agreement and understanding of the parties with respect to the subject matter hereof, and supersede and replace all prior and contemporaneous understandings or agreements, whether oral, written or otherwise, regarding such subject matter. Any amendment thereof must be in writing and executed by the parties hereto.

2.3 Governing Law. The validity, construction and performance of this Amendment shall be governed by and interpreted in accordance with the laws of the State of California, without regard to or application of choice of law rules or principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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2.4 Headings. The headings contained in this Amendment are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amendment.

2.5 Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which will be considered an original and all of which together will constitute one agreement. This Amendment may be executed by the attachment of signature pages which have been previously executed.

[Remainder of this page intentionally left blank.]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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IN WITNESS WHEREOF, the parties have executed this Amendment through their duly authorized representatives as set forth below:

DULY EXECUTED:

Signed for and on behalf of		Signed for and on behalf of

Ambarella		WT Microelectonics Co., Ltd.

Signed:	/s/ Fermi Wang	Signed:	/s/ Eric Cheng

Printed Name:	Fermi Wang	Printed Name	Eric Cheng

Title	CEO	Title:	President

Date:	Feb. 13, 2012	Date:	09 Feb 2012

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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SCHEDULE 1

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT C

COMMISSION

[***]

[***] Confidential treatment has been requested for the bracketed portions and the following seven (7) pages. The confidential redacted portion and the following seven (7) pages have been omitted and filed separately with the Securities and Exchange Commission.

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Ambarella, Inc. of our report dated July 11, 2012 relating to the financial statements of Ambarella, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

July 11, 2012